As filed with the Securities and Exchange Commission on May 2 , 2007
Registration No. 333-142543

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

PRE-EFFECTIVE AMENDMENT NO. 1
TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

ABINGTON BANCORP, INC.
(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania	6036	20-8613037
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

180 Old York Road Jenkintown, Pennsylvania 19046 (215) 886-8280
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. White Chairman, President and Chief Executive Officer Abington Bancorp, Inc. 180 Old York Road Jenkintown, Pennsylvania 19046 (215) 886-8280
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond A. Tiernan, Esq. Hugh T. Wilkinson, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W., 12th Floor Washington, D.C. 20005	John F. Breyer, Jr., Esq. Breyer & Associates P.C. 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered	Purchase Price Per Share	Aggregate Offering Price	Registration Fee (2)
Common Stock, $.01 par value per share	37,062,192 shares (1)	$10.00	$370,621,920	$11,378.10
(1) Estimated solely for the purpose of calculating the registration fee.
(2)  $11,127.50 was Previously Paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

ABINGTON BANCORP, INC.
(Proposed holding company for Abington Bank)

Up to 18,400,000 Shares of Common Stock for Sale
(Anticipated Maximum)

Abington Bancorp, Inc. is offering up to 18,400,000 shares of its common stock to the public in connection with the conversion of Abington Mutual Holding Company from the mutual to the stock form of organization. The shares being offered represent the 57.1% ownership interest in Abington Community Bancorp, Inc. now owned by Abington Mutual Holding Company, its mutual holding company parent. Abington Community Bancorp currently is the “mid-tier” holding company of Abington Bank. The remaining 42.9% ownership interest in Abington Community Bancorp is owned by the public and will be exchanged for shares of Abington Bancorp’s common stock. If you are now a shareholder of Abington Community Bancorp, Inc., your shares will be canceled and exchanged for shares of Abington Bancorp. The number of shares you will receive will be based on an exchange ratio that will depend upon the number of new shares we sell in our offering. All shares of common stock being offered for sale will be sold at a price of $10.00 per share.

•     If you are a current or former depositor of Abington Bank as of the eligibility record dates, you may have priority rights to purchase shares in the subscription offering.

•     If you are a current shareholder of Abington Community Bancorp, your shares will be exchanged automatically for between 1.55811 and 2.10804 new shares of Abington Bancorp, Inc. or up to 2.42424 shares in the event the maximum of the offering range is increased by 15%.

•     If you are not a depositor, but are interested in purchasing shares of our common stock, you may be able to purchase shares of our common stock in the community offering to the extent shares remain available after priority orders are filled.

We are offering up to 18,400,000 shares of common stock for sale to the public on a best efforts basis, subject to certain conditions. We must sell a minimum of 13,600,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, or the independent appraiser determines our market value has increased, we may sell up to 21,160,000 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to close at 12:00 noon, Eastern time, on _______________ __, 2007. We may extend this close date without notice to you until _______________ __, 2007, unless the Office of Thrift Supervision approves a later date, which will not be beyond _______________ __, 2009.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _______________ __, 2007. If the offering is extended beyond _______________ __, 2007, subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering up to the minimum of the offering range will be maintained in a segregated account at Abington Bank , or at our discretion, at an independent insured depository institution. In either case, we will pay interest on all funds received at a rate equal to Abington Bank’s passbook rate, which is currently _____% per annum. If we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at Abington Bank’s passbook rate.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page _____.

Abington Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the Symbol “ABBC.” We have applied to have the common stock of Abington Bancorp listed for trading on the Nasdaq Global Select Market and we expect that the common stock will trade under the symbol “ABBCD” for a period of 20 trading days after completion of the offering. Thereafter, Abington Bancorp’s trading symbol will revert to “ABBC.” We cannot assure you our common stock will be approved for listing on the Nasdaq Global Select Market.

Keefe, Bruyette & Woods will assist us in our selling efforts on a best efforts basis. Keefe Bruyette & Woods is not obligated to purchase any of the common stock that is being offered. Purchasers will not pay any commission to purchase shares of common stock in the offering.

OFFERING SUMMARY
Price per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	13,600,000	18,400,000	21,160,000
Gross offering proceeds	$136,000,000	$184,000,000	$211,600,000
Estimated offering expenses(1)	$1,300,000	$1,300,000	$1,300,000
Selling agent fees and expenses	$1,254,803	$1,698,962	$1.954,354
Estimated net proceeds	$133,445,197	$181,001,038	$208,345,646
Estimated net proceeds per share	$9.81	$9.84	$9.85

 (1)  Excludes selling agent fees and expenses payable to Keefe, Bruyette & Woods.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS
The date of this prospectus is ________________ __, 2007

i

Abington Bank
Office Locations

ii

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Abington Community Bancorp.

Abington Bancorp, Inc.

Abington Bancorp, Inc. is a newly formed Pennsylvania corporation. Abington Bancorp, Inc. is conducting this stock offering in connection with the conversion of Abington Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock of Abington Bancorp, Inc. to be sold represent the 57.1% ownership interest in Abington Community Bancorp, Inc., the mid-tier stock holding company, that is currently owned by Abington Mutual Holding Company. The remaining 42.9% ownership interest in Abington Community Bancorp, Inc. is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of Abington Bancorp’s common stock based on an exchange ratio of 1.55811 to 2.10804 . The exchange ratio may be increased to as much as 2.42424 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of Abington Bancorp’s common stock sold in the stock offering. The executive offices of Abington Bancorp, Inc. are located at 180 Old York Road, Jenkintown, Pennsylvania 19046, and its telephone number is (215) 886-8280.

Abington Bank

Abington Bank is a Pennsylvania chartered stock-form savings bank originally organized in 1867. The bank reorganized into the mutual holding company format in December 2004. While the bank’s legal name is Abington Savings Bank, we conduct business under the Abington Bank name. Abington Bank’s headquarters and main office are located in Jenkintown, Pennsylvania and we have a loan processing office as well as nine additional full service branch offices and five limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. Abington Bank’s business primarily consists of attracting deposits from the general public and using those funds to originate loans and invest in securities.

Our market area is located in Montgomery, Bucks and Delaware Counties, Pennsylvania, which are suburbs of Philadelphia. In addition, particularly with respect to commercial and construction lending, we also make loans in Philadelphia and Chester Counties, Pennsylvania, and contiguous counties in New Jersey and Delaware. This area is referred to as the Delaware Valley region.

Since its mutual holding company reorganization in 2004, the bank has added two additional full service and one limited service banking office. We plan to open two additional full service banking offices by mid-2007. We also plan to add two additional de novo full service branch offices in Montgomery and Bucks Counties in 2008 and two more in 2009 as well as two or three limited service offices by the end of 2009. At December 31, 2006 compared to September 30, 2004 (the quarter-end prior to its mutual holding company reorganization), Abington Bank’s total deposits have increased by $197.9 million or 50.9% and its net loans receivable have increased by $209.1 million or 52.8%. We expect to continue to grow Abington Bank’s franchise through additional de novo branch offices and, if prudent opportunities are available, through acquisitions. Abington Bank currently is regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. As part of the conversion and reorganization, Abington Bank is electing, pursuant to Section 10(l) of the Home Owners’ Loan Act, to be treated as a savings association. As a result, Abington Bancorp, Inc. will be a registered savings and loan holding company subject to regulation of the Office of Thrift Supervision. Abington Bank will continue to be regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation will continue as the bank’s primary Federal banking regulator.

Abington Mutual Holding Company

Abington Mutual Holding Company currently is the mutual holding company parent of Abington Community Bancorp. The principal business purpose of Abington Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Abington Community Bancorp. Abington Mutual Holding Company currently owns 57.1% of the outstanding shares of Abington Community Bancorp. Abington Mutual Holding Company will no longer exist upon completion of the conversion and reorganization.

Abington Community Bancorp, Inc.

Abington Community Bancorp, Inc. is a Pennsylvania corporation which currently is the mid-tier stock holding company for Abington Bank. The common stock of Abington Community Bancorp is registered under the Securities Exchange Act of 1934, as amended, and is publicly traded on the Nasdaq Global Market. At the conclusion of the stock offering and the conversion of Abington Mutual Holding Company, Abington Community Bancorp will no longer exist. The existing public shareholders of Abington Community Bancorp will have their shares converted into 1.55811 to 2.10804 shares of Abington Bancorp common stock. As of December 31, 2006, Abington Community Bancorp had $925.2 million in total assets and $114.1 million in stockholders’ equity.

The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

Following our conversion and this offering, our ownership structure will be as follows:

These transactions are commonly referred to as a “second-step” conversion.

We have several business strategies that are designed to further improve our long-term profitability and enhance our franchise. These strategies include:

$	Continuing geographic expansion of our market presence by opening additional de novo branches or through acquisitions;

$	Continuing our emphasis on commercial real estate, multi-family residential, home equity, and construction loans;

$	Maintaining high asset quality;

$	Continuing our traditional residential mortgage lending; and

$	Increasing “core deposits.”

The Offering

We are selling common stock which represents the 57.1% ownership interest in Abington Community Bancorp, Inc. now owned by Abington Mutual Holding Company in the following order of priority.

FIRST:	Eligible Account Holders (depositors at Abington Bank with $50 or more on deposit as of September 30, 2005).

SECOND:	Abington Bank’s employee stock ownership plan.

THIRD:	Supplemental Eligible Account Holders (depositors at Abington Bank with $50 or more on deposit as of _______________ __, 2007).

FOURTH:	Other Depositors (depositors at Abington Bank as of _______________ __, 2007).

We are selling between 13,600,000 and 18,400,000 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to 21,160,000 . The actual number of shares we sell will depend on an independent appraisal performed by RP Financial, LC, an independent appraisal firm. We are also exchanging shares of Abington Community Bancorp, Inc., other than those held by Abington Mutual Holding Company, for shares of Abington Bancorp, Inc. based on an exchange ratio of between 1,55811 and 2.10804 . The exchange ratio may be increased to as much as 2.42424 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See “The Conversion and Offering - How we Determined the Price Per Share and the Offering Range” at page _____.

The subscription offering will terminate at 12:00 noon, Eastern time, on _______________ __, 2007. We may extend this expiration date without notice to you for up to 45 days, until ________________ __, 2007. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond _______________ __, 2007. We may request permission from the Office of Thrift Supervision to extend the offering beyond _______________ __, 2007, but in no event may the offering be extended beyond _______________ __, 2009. If the offering is extended beyond _______________ __, 2007, we will be required to notify each subscriber and resolicit subscriptions.

We may cancel the conversion and the offering at any time prior to the special meeting of depositors of Abington Bank to vote on the plan of conversion and reorganization and the special meeting of shareholders of Abington Community Bancorp, Inc. to vote on the plan of conversion and reorganization. We may also cancel the conversion and stock offering after the special meetings with the concurrence of the Office of Thrift Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers’ funds will be returned with interest at Abington Bank’s passbook savings rate.

Commencing concurrently with the subscription offering, we may also offer shares of common stock in a community offering. In the community offering, natural persons who reside in Montgomery, Bucks and Delaware Counties, Pennsylvania, will have a preference. This part of the offering may terminate at any time without notice but no later than _________________ __, 2007.

Shares not sold in this subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker-dealers managed by Keefe, Bruyette & Woods. This part of the offering may terminate at any time without notice but no later than _________________ __, 2007.

You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions. Shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights.

We have the right to reject any orders of stock in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. We have described the offering in greater detail beginning at page _____.

The Exchange of Abington Community Bancorp Common Stock

If you are now a shareholder of Abington Community Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of Abington Bancorp common stock. The number of shares you will get will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Abington Bancorp. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Abington Community Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be sold in the offering		Shares of Abington Bancorp stock to be exchanged for current Abington Community Bancorp common stock		Total shares of Abington Bancorp common stock to be outstanding after the conversion	Exchange ratio	100 shares of Abington Community Bancorp common stock would be exchanged for the following number of shares of Abington Bancorp
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.1%	10,220,690	42.9%	23,820,690	1.55811	155
Midpoint	16,000,000	57.1	12,024,341	42.9	28,024,341	1.83308	183
Maximum	18,400,000	57.1	13,827,993	42.9	32,227,993	2.10804	210
15% above the maximum	21,160,000	57.1	15,902,192	42.9	37,069,192	2.42424	242

If you currently own shares of Abington Community Bancorp which are held in “street name,” they will be exchanged without any action on your part. If you currently are the record owner of shares of Abington Community Bancorp and hold certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public shareholder of Abington Community Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Under Pennsylvania and federal law and regulations, current public shareholders of Abington Community Bancorp do not have dissenters’ rights or appraisal rights.

Reasons for the Conversion

We are pursuing the conversion for the following reasons:

•	The additional funds resulting from the offering will support continued growth and expansion as well as provide increased lending capability.

•
We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Abington Mutual Holding Company to own less than a majority of the outstanding shares of Abington Community Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•	The conversion will increase the number of outstanding shares held by public shareholders and we expect our stock to have greater liquidity.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Abington Bank;

•	The plan of conversion is approved by at least:

•	two-thirds of the outstanding shares of Abington Community Bancorp common stock; and

•	a majority of the votes cast by shareholders of Abington Community Bancorp, not including those shares held by Abington Mutual Holding Company;

•	We sell at least the minimum number of shares offered; and

•
We receive the final approval of the Office of Thrift Supervision, Pennsylvania Department of Banking and Federal Deposit Insurance Corporation to complete the conversion and offering and related transactions.

Abington Mutual Holding Company intends to vote its 57.1% ownership interest in favor of the conversion. In addition, as of ________________ __, 2007, directors and executive officers of Abington Community Bancorp and their associates beneficially owned 665,501 shares of Abington Community Bancorp or 4.3% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. RP Financial has indicated that in its opinion as of February 23, 2007, our common stock’s estimated full market value was $ 280.2 million at the midpoint. In the offering, we are selling the number of shares representing the 57.1% of shares currently owned by Abington Mutual Holding Company. This results in an offering range between $ 136.0 million and $ 184.0 million, with a midpoint of $1 6 0.0 million. The appraisal was based in part upon Abington Community Bancorp’s financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 13,600,000 shares, and at the maximum, as adjusted, of the offering range we are offering 21,160,000 shares in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $ 136.0 million or above $ 211.6 million, we will notify subscribers, return their subscription amounts and subscribers will have the opportunity to modify or cancel their order. See “The Conversion and Offering - How We Determined the Price Per Share and the Offering Range” for a description of the factors and assumptions used in determining the stock price and offering range.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•
our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•
our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•
the economic, demographic and competitive characteristics of Abington Bank’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•
a comparative evaluation of the operating and financial statistics of Abington Bank with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•
the impact of the stock offering on Abington Bancorp’s consolidated stockholders’ equity and earning potential including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the consolidated equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on Abington Bancorp’s future operations; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the twelve months ended December 31, 2006 and book value as of December 31, 2006. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 95.7 % to the peer group on a price-to-earnings basis and a discount of 18.8% to the peer group on a price-to book value basis and 29.9 % on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

	Price to Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Abington Bancorp (pro forma)
Minimum	25.64	x	101.19%	101.19%
Maximum	31.76		116.10	116.10
Maximum, as adjusted	34.83		122.79	122.79

Peer group companies as of February 23, 2007
Average	16.23	x	143.06%	165.70%
Median	16.76		138.23	158.59

Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See “Risk Factors - Our Stock Price May Decline When Trading Commences” at page ___ and “Pro Forma Data” at page ___ and “The Conversion and Offering - How We Determined The Price Per Share And The Offering Range” at page ___.

After-Market Performance Information

The following table presents for all “second-step” conversions that began trading from January 1, 2004 to February 23, 2007, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors. Two of the three largest offerings listed in the table involved a simultaneous acquisition of another financial institution.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this prospectus, including “Risk Factors.”

After Market Trading Activity

Second Step Offerings

Completed Closing Dates between January 1, 2004 and February 23, 2007

				Price Performance from Initial Trading Date
Transaction	Ticker	Closing Date	Gross Proceeds	1 Day	1 Week	1 Month	Through February 23, 2007
	(In millions)
Osage Bancshares, Inc.	OSBK	01/18/07	$25.1	-0.5%	-0.5%	-6.8%	-2.3%
New Westfield Financial, Inc.	WFD	01/04/07	184.0	7.0	7.5	9.0	8.5
Citizens Community Bancorp, Inc.	CZWI	11/01/06	52.9	-2.5	-1.0	-3.3	-4.4
Liberty Bancorp, Inc.	LBCP	07/24/06	28.1	2.5	1.0	1.5	13.5
First Clover Leaf Financial Corp.(1)	FCLF	07/11/06	41.7	3.9	6.0	11.2	18.5
Monadnock Bancorp, Inc.	MNKB	06/29/06	5.7	—	-5.0	-13.8	-14.4
NEBS Bancshares, Inc.	NEBSD	12/29/05	30.8	6.6	7.0	7.0	36.2
American Bancorp, Inc.	ABNJ	10/06/05	99.2	1.6	-2.5	1.6	19.1
Hudson City Bancorp, Inc.	HCBK	06/07/05	3,929.8	9.6	10.8	15.9	37.9
First Federal of Northern Michigan Bancorp, Inc.	FFNM	04/04/05	17.0	-5.1	-8.0	-16.0	-8.0
Rome Bancorp, Inc.	ROME	03/31/05	59.0	0.5	-2.5	-5.6	26.8
Roebling Financial Corp.	RCKB	10/01/04	9.1	-1.0	-0.5	-8.0	25.5
DSA Financial Corporation	DRBN	07/30/04	8.5	-2.0	-5.0	-7.0	40.0
Partners Trust Financial Group, Inc. (1)	PRTR	07/15/04	148.8	-0.1	-0.2	-1.9	14.8
Synergy Financial Group, Inc.	SYNF	01/21/04	70.4	8.1	8.0	7.9	62.3
Provident Bancorp, Inc. (1)	PBCP	01/15/04	195.7	15.0	11.5	15.1	40.0
Average				2.7%	1.7%	0.4%	19.6%
Median				1.1%	-0.4%	-0.2%	18.8%

(1)	Included a simultaneous acquisition.

THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Use of Proceeds from the Sale of Our Common Stock

We will use the proceeds from the offering as follows:

Use of Proceeds	Amount, at the minimum	Amount, at the maximum	Percentage of net offering proceeds at the maximum
	(Dollars in Thousands)
Loan to our employee stock ownership plan	$10,155	$13,739	7.59%
Repurchase of shares for recognition and retention plan	$5,077	$6,869	3.80%
Investment in Abington Bank	$66,723	$90,501	50.00%
General corporate purposes — dividend payments, possible acquisitions and stock repurchases	$51,490	$69,891	38.58%

Abington Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to shareholders, repurchase shares of common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking (although we have no current plans, agreements or understandings with respect to any possible acquisitions) or for general corporate purposes.

The proceeds to be contributed to Abington Bank will be available for general corporate purposes including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. Abington Bank also intends to use a portion of the proceeds to support its lending activities. In addition, the increased capital resulting from the offering may allow us to leverage our balance sheet by purchasing investment and mortgage-backed securities funded by advances from the Federal Home Loan Bank of Pittsburgh.

The Amount of Stock You May Purchase

The minimum purchase is 25 shares. Generally, you may purchase no more than $ 7.5 million ( 750 ,000 shares) of common stock offered in any single priority category. The maximum amount of shares that a person together with any associates or group of persons acting in concert with such person may purchase generally is 5.0% of the common stock sold in the offering (800,000 shares or $8.0 millon of stock at the midpoint of the offering range). Your associates are the following persons:

•	persons on joint accounts with you;

•	relatives living in your house;

•	companies, trusts or other entities in which you have a controlling interest or hold a position; or

•	other persons who may be acting together with you.

In addition, the number of shares of Abington Bancorp common stock that you may purchase in the offering individually, and together with associates or persons acting in concert, plus any exchange shares you and they receive may not exceed 5% of the total shares of Abington Bancorp common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that you will not be required to divest any of your Abington Community Bancorp shares or be limited in the number of exchange shares you may receive.

We have the right to determine, in our sole discretion, whether subscribers are associates or acting in concert. Persons having the same address or with accounts registered at the same address generally will be assumed to be associates or acting in concert.

We may decrease or increase the maximum purchase limitation without notifying you with the concurrence of the Office of Thrift Supervision. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription. For additional information, see “The Conversion and Offering - Limitations on Common Stock Purchases” at page _____.

How to Order Shares in the Offering

If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us, together with full payment. You must also sign the certification that is on the reverse side of the stock order and certification form. The certification also includes an acknowledgement from you that before purchasing shares of our common stock, you received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under “Risk Factors” at page ___. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility date on the stock order and certification form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering or syndicated community offering, either in whole or in part. In addition, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plans of reorganization and additional stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

How Shares Can Be Paid For

In the offering, subscribers may pay for shares only by:

•	cash (if delivered in person);

•	personal check, bank check or money order; or

•
authorizing Abington Bank to withdraw money from the subscriber’s deposit account(s) maintained with Abington Bank (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

We will pay interest on your subscription funds from the date we receive your funds at Abington Bank’s passbook rate until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts will earn interest at the applicable account rate until the stock offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposits at Abington Bank used to pay for stock. Funds received in the subscription offering will be held in a segregated deposit account at Abington Bank established to hold funds received as payment for shares or, at our discretion, at an independent insured depository institution .

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Abington Bank. Persons with IRAs maintained at Abington Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the stock information center for additional information and allow sufficient time for the account to be transferred as required.

Abington Bank cannot lend funds to anyone for the purpose of purchasing shares.

Deadline for Orders of Stock

For those depositors of Abington Bank with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with payment for the shares, must be received by Abington Bank no later than 12:00 noon, Eastern time, on _________________ __, 2007, unless this deadline is extended by us. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to one of our full-service branch offices during regular business hours. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________________ __, 2007.

Termination of the Offering

In the event that there is a community offering in addition to the subscription offering, we anticipate that such direct community offering would expire not later than 45 days subsequent to the expiration of the subscription offering. We may extend this expiration date without notice to you, until _________________ __, 2007, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offering extends beyond _________________ __, 2007. If an extension beyond _______________________ __, 2007 is granted, we will notify subscribers of the extension of time and subscribers will have the right to modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond _________________ __, 2009.

Our Dividend Policy

Abington Community Bancorp has paid quarterly cash dividends since the second quarter of 2005. During the quarter ended December 31, 2006, the cash dividend was $0.06 per share. We intend to continue to pay cash dividends on a quarterly basis after we complete the conversion and the offering. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by Abington Bank on its common stock as adjusted for the additional shares issued pursuant to the exchange ratio. For example, based on the current cash dividend of $0.06 per share and an assumed exchange ratio of 2.10804 at the maximum of the offering range, the cash dividend, if paid, would be approximately $0.03 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the reorganization will be equal to the per share dividend amount that Abington Community Bancorp’s shareholders currently receive, as adjusted to reflect the exchange ratio.

Your Subscription Rights Are Not Transferable

You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

Benefits to Management from the Offering

Our employees, officers and directors will benefit from the offering due to various stock-based benefit plans.

•	Full-time employees, including officers, will be participants in our existing employee stock ownership plan which will purchase additional shares of common stock in the offering;

•	Subsequent to completion of the offering, we intend to implement a:

•	new stock recognition and retention plan; and

•	new stock option plan

which will benefit our employees and directors.

•
Employee Stock Ownership Plan. The employee stock ownership plan will provide retirement benefits to all eligible employees of Abington Bank. The plan will purchase 7.47 % of Abington Bancorp’s common stock sold in the offering, with the proceeds of a loan from Abington Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•
New Stock Option and Stock Recognition and Retention Plans. We intend to implement new stock option and stock recognition and retention plans no earlier than six months after the conversion. Under these plans, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of both plans. See “Pro Forma Data” for an illustration of the effects of these plans. Under the new stock option plan, we may grant stock options in an amount up to 9.33 % of Abington Bancorp’s common stock sold in the offering. Under the stock recognition and retention plan, we may award restricted stock in an amount equal to 3.73 % of Abington Bancorp’s common stock sold in the offering. The plans will comply with all applicable Office of Thrift Supervision regulations. The new stock option and stock recognition and retention plans will supplement our existing 2005 Stock Option Plan and 2005 Recognition and Retention Plan, which will continue as plans of Abington Bancorp.

The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	507,737 Shares Awarded at Minimum of Range	597,337 Shares Awarded at Midpoint of Range	686,938 Shares Awarded at Maximum of Range	789,979 Shares Awarded at 15% Above Maximum of Range
	(Dollars in Thousands)
$8.00	$4,062	$4,779	$5,496	$6,319
10.00	5,077	5,973	6,869	7,900
12.00	6,093	7,168	8,243	9,480
14.00	7,108	8,363	9,417	11,060

The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
Per Share Exercise Price	Per Share Option Value	1,269,342 Options Granted at Minimum of Range	1,493,343 Options Granted at Midpoint of Range	1,717,345 Options Granted at Maximum of Range	1,974,946 Options Granted at 15% Above Maximum of Range
		(Dollars in Thousands, Except Per Share Amounts)
$8.00	$2.11	$2,678	$3,151	$3,624	$4,167
10.00	2.64	3,351	3,942	4,534	5,214
12.00	3.17	4,024	4,734	5,444	6,261
14.00	3.70	4,697	5,525	6,354	7,307

The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively.

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan(1)	1,015,473	1,373,876	7.47%	$10,155	$13,739
Recognition and retention plan awards(1)	507,737	686,938	3.73	5,077	6,869
Stock options(2)	1,269,342	1,717,345	9.33	3,351	4,534
Total	2,792,552	3,778,159	20.53%	$18,583	$25,142

(1)	Assumes the value of Abington Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $2.64, which was determined using the Black-Scholes option - pricing formula. See “Pro Forma Data.”

Shareholders will experience a reduction or dilution of their ownership interest of approximately 7.40% if we use newly issued shares to fund the awards of stock options and restricted shares under the proposed new stock option plan and recognition and retention plan expected to be implemented after the conversion and reorganization (or taken individually, 5. 06 % for the new stock option plan and 2. 09 % for the new recognition and retention plan). If any options previously granted under the 2005 Stock Option Plan are exercised during the first year following completion of the conversion, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded under our 2005 Stock Option Plan and our 2005 Recognition and Retention Plan, our employee stock ownership plan and our proposed new stock option plan and recognition and retention plan. The table below assumes that 32,227,993 shares are outstanding after the offering, which includes the sale of 18,400,000 shares in the offering at the maximum of the offering range and the issuance of 13,827,993 shares in exchange for shares of Abington Community Bancorp common stock using an exchange ratio of 2.10804 . It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares(1)		Estimated Value		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	All Employees
Shares purchased in 2004 mutual holding company reorganization		1,204,364	(2)	$12,043,640		3.74%
Shares to be purchased in this offering		1,373,876		13,738,760		4.26
Total employee stock ownership plan		2,578,240		$25,782,400		8.00
Recognition and Retention Plans:	Directors and Officers
2005 Recognition and Retention Plan		602,182	(3)	$6,021,820		1.87
Proposed New Recognition and Retention Plan		686,938	(4)	6,869,380		2.13
Total Recognition and Retention Plans		1,289,120		$12,891,200		4.00
Stock Option Plans:	Directors and Officers
2005 Stock Option Plan		1,505,455	(5)	$4,561,529	(6)	4.67
Proposed New Stock Option Plan		1,717,345		4,533,791		5.33
Total stock option plans		3,222,800		$9,095,320		10.00

Total stock benefits plans		7,090,160		$47,768,920		22.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 2.10804 exchange ratio at the maximum of the offering range.

(2)	Approximately 160,582 (76,176 shares prior to adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants.

(3)
119,593 (56,732 shares prior to adjustment for the exchange ratio) of the indicated 2005 Recognition and Retention Plan awards have vested, and the shares of Abington Community Bancorp common stock subject to these awards have been distributed.

(4)
The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)	Of this amount, no options have been exercised to date, and all previously granted options remain outstanding.

(6)
The weighted-average fair value of stock options under the 2005 Stock Option Plan has been estimated at $3.03 using the Black-Scholes option pricing model and assumes that all options have been granted and are outstanding. Prior to the adjustment for exchange ratio, the 2005 stock option plan covered 714,150 shares. The assumptions used for the options were the following: exercise price, $12.46; dividend yield, 1.65%; expected life three to seven years; expected volatility, 23.60%; and risk-free interest rate, 3.74% to 4.61%, based on Abington Community Bancorp’s historical trading activity. The fair value of stock options to be granted under the new stock option plan has been estimated at $2.64 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.47%; expected life, six years; expected volatility, 23.4%; and risk-free interest rate, 4.14% to 4.61%.

Market For Common Stock

Abington Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ABBC”. We have applied to have the common stock of Abington Bancorp listed for trading on the Nasdaq Global Select Market”. For the first 20 trading days after the conversion and offering is completed, we expect Abington Bancorp’s common stock to trade under the symbol “ABBCD,” thereafter it will revert to the “ABBC” trading symbol.

Federal and State Income Tax Consequences

We have received the opinion of Elias, Matz, Tiernan & Herrick L.L.P. and Beard Miller Company LLP, respectively that, under federal and Pennsylvania income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the conversion will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this prospectus is a part, and copies may be obtained from the SEC. See “Where You Can Find Additional Information.”

Restrictions on the Acquisition of Abington Bancorp and Abington Bank

Federal regulation, as well as provisions contained in the charter and bylaws of Abington Bancorp, contain certain restrictions on acquisitions of Abington Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Abington Bancorp. Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion.

In addition, the charter and bylaws of Abington Bancorp contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

•     prohibitions on the acquisition of more than 10% of our stock;

•     limitations on voting rights of shares held in excess of 10% thereafter;

•     staggered election of only approximately one-third of our board of directors each year;

•     limitations on the ability of shareholders to call special meetings;

•     advance notice requirements for shareholder nominations and new business;

•     removals of directors only for cause and by a majority vote of all share holders;

•     requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•     the right of the board of directors to issue shares of preferred or common stock without shareholder approval; and

•	a 75% vote of share holders requirement for the approval of certain business combinations not approved by two-thirds of the board of directors.

For further information, see “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions.”

Receiving a Prospectus and an Order Form

To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

How You Can Obtain Additional Information

Our Stock Information Center is located at ______________________ Street, ______________________, Pennsylvania _________. The phone number is (_____) _____-__________. The Stock Information Center’s hours of operation are Monday from 11:00 a.m. to 4:00 p.m., Tuesday through Thursday from 9:00 a.m. to 4:00 p.m., Eastern time and Fridays from 9:00 a.m. to 12:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (_____) _____-_______.

RISK FACTORS

You should consider carefully the following risk factors in deciding how to vote on the conversion and before purchasing Abington Bancorp common stock.

Risks Related to Our Business

Market Rates of Interest Have Hurt Our Profitability

Market rates of interest have risen from historically low levels. Many institutions, including Abington Bank, have experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Abington Bank’s net interest spread was 2.13% for the year ended December 31, 2006 compared to 2.27% and 2.30% for the years ended December 31, 2005 and 2004, respectively. Abington Bank’s net interest margin, which is net interest income as a percentage of average interest-earning assets, was 2.68% for the year ended December 31, 2006 compared to 2.78% and 2.67% for the years ended December 31, 2005 and 2004, respectively. In a period of rising interest rates, like the last two years, the interest income earned on our assets may not increase as rapidly as the interest expense paid on our liabilities. In addition, increases in market rates of interest could adversely affect our net portfolio value. In the event of an immediate and sustained 200 basis point increase in interest rates, Abington Bank’s net portfolio value, which is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts, would decrease by $23.2 million or 18.46%. Under the same circumstances, our net interest income would be expected to decrease by $1.6 million or 6.62%.

Competition for Core Deposits Is Increasing

As a result of rising interest rates in recent periods, deposit customers have transferred significant amounts of their deposits from low-cost “core deposits” such as checking and savings accounts to certificates of deposits, also known as time deposits. For the year ended December 31, 2006 core deposits comprised 36.8% of our average total deposits compared to 47.9% and 55.6% for the years ended December 31, 2005 and 2004, respectively. At December 31, 2006, $389.0 million, or 66.3%, of our total deposits were certificates of deposit, and of that amount $227.3 million, or 58.4% of our total certificates of deposit, were “jumbo” certificates of $100,000 or more. Our balances of certificates of deposit have increased as a result of, among other factors, the increased rates now available on those products relative to other deposit products or other investments in the current interest rate environment. The inflow of jumbo certificates of deposit and the retention of these deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making “jumbo” certificates of deposits traditionally a more volatile source of funding than our checking, savings and money market deposit accounts. As more customers invest in time deposits and as competition for low-cost core deposits increases, the average rate Abington Bank pays on its deposits will likely increase. This will have the effect of narrowing our net interest spread and net interest margin, which could adversely affect our profitability. The average rate we paid on our interest-bearing deposits was 3.39% for the year ended December 31, 2006 compared to 2.38% and 1.88% for the years ended December 31, 2005 and 2004, respectively.

Our Portfolio of Loans With a Higher Risk of Loss Is Increasing

In recent years, we have increased our originations of construction loans and commercial real estate and multi-family residential real estate loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate of construction loans and commercial real estate and multi-family residential loans has increased from $111.6 million or 27.9 % of our total loan portfolio at December 31, 2002 to $227.4 million or 34.8% of the total loan portfolio at December 31, 2006. At the same time, the percentage of the loan portfolio comprised of single-family residential mortgage loans has decreased. Our single-family residential mortgage loans amounted to $247.2 million or 61.7% of our total loan portfolio at December 31, 2002 compared to $375.7 million or 57.6% at December 31, 2006. Construction loans and commercial real estate and multi-family residential real estate loans all generally have a higher risk of loss than single-family residential mortgage loans. At December 31, 2006 and 2005, we had $2.3 million and $2.9 million, respectively, of commercial real estate and multi-family residential loans and construction loans that were considered non-performing. These loans were deemed to be impaired and placed on non-accrual status. The impaired loans at December 31, 2006 were comprised of two construction and three commercial real estate loans to one borrower. The impaired loan at December 31, 2005 was a construction loan to one borrower.

Our Results of Operations are Significantly Dependent on Economic Conditions and Related Uncertainties

Banking is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists and other factors beyond our control may adversely affect our results of operations. Changes in interest rates, in particular, could adversely affect our net interest income and have a number of other adverse effects on our operations, as discussed the first risk factor above. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures and nonperforming assets and a decrease in the value of the property or other collateral which secures our loans, all of which could adversely affect our results of operations. We are particularly sensitive to changes in economic conditions and related uncertainties in the Delaware Valley because we derive substantially all of our loans, deposits and other business from the greater Philadelphia region in eastern Pennsylvania and contiguous counties in New Jersey and Delaware. Accordingly, we remain subject to the risks associated with prolonged declines in national or local economies.

Our Allowance for Losses on Loans May Not Be Adequate to Cover Probable Losses

We have established an allowance for loan losses based upon various assumptions and judgments about the collectibility of our loan portfolio which we believe is adequate to offset probable losses on our existing loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may become necessary in the future. Any future declines in real estate market conditions, general economic conditions or changes in regulatory policies may require us to increase our allowance for loan losses, which would adversely affect our results of operations. We may also need to significantly increase our provision for loan losses, particularly if one or more of our larger loans or credit relationships becomes delinquent. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance for loan losses amounted to 62.7% of non-performing loans at December 31, 2006.

Our Loans are Concentrated to Borrowers In Our Market Area

At December 31, 2006, the preponderance of our total loans were to individuals and/or secured by properties located in our market area of the Delaware Valley region. We have relatively few loans outside of our market. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Additionally, a decline in local property values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

The Building of Market Share Through our Branching Strategy Could Cause our Expenses to Increase Faster than Revenues

We intend to continue to build market share through our branching strategy. We are planning four new branches that we intend to open within the next 24 months. There are costs involved in opening branches and new branches generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any new branch may negatively impact our earnings for some period of time until the branch reaches certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, there is a risk that our new branches will not be successful even after they have been established.

We are Dependent Upon the Services of Our Management Team

Our future success and profitability depend upon the management and banking abilities of our senior executives. We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management. We are especially dependent on a limited number of key management personnel. The loss of our chief executive officer or other senior executive officers could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. Competition for such personnel is intense, and if we are not successful in attracting or retaining such personnel , our business would likely suffer . Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

We are Subject to Extensive Regulation Which Could Adversely Affect Our Business and Operations

We are subject to extensive federal and state governmental supervision and regulation, which are intended primarily for the protection of depositors. In addition, we are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect our business and operations in the future.

Strong Competition Within our Market Area May Limit our Growth and Profitability

Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.

Risks Related to this Offering

Additional Expenses Following the Offering From New Equity Benefit Plans Will Adversely Affect Our Net Income

Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $ 2.0 million at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management-New Stock Benefit Plans.”

Our Return on Equity May Be Low Which May Negatively Impact Our Stock Price

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Abington Community Bancorp’s return on average equity was 5.94% and 5.27% for the years ended December 31, 2006 and 2005, respectively. These returns are lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity ratio will not increase substantially, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $ 208.3 million, will significantly increase our stockholders’ equity. On a pro forma basis and based on net income for the year ended December 31, 2006, our return on equity ratio, assuming shares are sold at the maximum of the offering range, would be approximately 3.7%. Based on trailing 12 month data for the most recent publicly available financial information (December 31, 2006 or September 30, 2006), the 10 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded savings banks had average ratios of returns on equity of 6.92% and 6.42%, respectively.

We Have Broad Discretion in Allocating the Proceeds of the Offering

We intend to contribute approximately 50% of the net proceeds of the offering to Abington Bank. Abington Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restriction. Abington Bank initially intends to use the net proceeds it retains to purchase investment and mortgage-backed securities. In the future, Abington Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Abington Bancorp and Abington Bank may also use the proceeds of the offering to diversify their business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability ratios.

Our Employee Stock Benefit Plans Will Be Dilutive

If the offering is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Abington Bancorp would be diluted by approximately 2. 09%. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to stockholders’ equity from the stock recognition and retention plan would be between $5.1 million and $7.9 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Abington Bancorp stockholders would also decrease by approximately 5. 06 % if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of shareholders would be diluted by approximately 6.94%. See “Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management - New Stock Benefit Plans” for a description of the plans.

Our Stock Price May Decline When Trading Commences

If you purchase shares in the offering , there is a risk that you will not be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stock, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There May Be a Limited Market For Our Common Stock, Which May Adversely Affect Our Stock Price

Currently, shares of Abington Community Bank common stock are listed on the Nasdaq Global Market. Since Abington Community Bancorp common stock began trading in 2004, trading in our shares has been relatively limited. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights for positions of more than 10%;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	a 75% vote requirement for the approval of certain business combinations not approved by two-thirds of our board of directors; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

See “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers

For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Accordingly, the range of potential acquirors for Abington Bancorp will be limited which will correspondingly reduce the likelihood that shareholders will be able to realize a gain on their investment through an acquisition of Abington Bancorp. See “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions - Regulatory Restrictions” for a discussion of applicable Office of Thrift Supervision and Pennsylvania laws and regulations regarding acquisitions.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page ___ that could affect the actual outcome of future events and the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	our ability to successfully manage our growth;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the SEC or the Financial Accounting Standards Board; and

•	our ability to successfully implement our branch expansion strategy, enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of Abington Community Bancorp   set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements and related notes, appearing elsewhere herein.

	At December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$925,186	$844,072	$717,978	$604,439	$535,797
Cash and cash equivalents	44,565	27,714	33,296	19,696	51,702
Investment securities and FHLB stock:
Held-to-maturity	20,393	20,396	10,220	—	—
Available-for-sale	85,730	89,890	86,614	89,023	50,351
Mortgage-backed securities:
Held-to-maturity	56,144	67,411	81,704	43,009	10,060
Available-for-sale	78,023	79,943	83,028	78,213	41,251
Loans receivable, net	605,063	529,487	412,656	364,620	371,024
Deposits	587,002	501,183	405,290	362,666	344,336
FHLB advances	196,293	201,445	170,666	173,732	122,761
Other borrowings	17,781	16,114	12,866	8,681	11,937
Stockholders’ equity	114,102	117,231	123,055	53,234	50,591
Banking offices(1)	14	12	12	12	9

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest income	$49,818	$40,011	$30,849	$29,997	$31,797
Total interest expense	27,268	18,999	14,209	13,898	14,583
Net interest income	22,550	21,012	16,640	16,099	17,214
Provision for loan losses	186	25	45	375	500
Net interest income after provision for loan losses	22,364	20,987	16,595	15,724	16,714
Total non-interest income	2,876	2,798	2,243	1,859	741
Total non-interest expense	15,746	14,976	12,015	11,472	10,611
Income before income taxes	9,494	8,809	6,823	6,111	6,844
Income taxes	2,692	2,507	2,268	2,021	2,467
Net income	$6,802	$6,302	$4,555	$4,090	$4,377
Basic earnings per share	$0.46	$0.41	n/a (2)	n/a	n/a
Diluted earnings per share	$0.45	$0.41	n/a (2)	n/a	n/a
Cash dividends per share	$0.23	$0.15	$—	n/a	n/a

	Year Ended December 31,
	2006	2005	2004	2003	2002
Selected Operating Ratios(3):
Average yield on interest-earning assets	5.93%	5.30%	4.95%	5.36%	6.47%
Average rate on interest-bearing Liabilities	3.80	3.03	2.65	2.86	3.44
Average interest rate spread(4)	2.13	2.27	2.30	2.50	3.03
Net interest margin(4)	2.68	2.78	2.67	2.88	3.50
Average interest-earning assets to average interest-bearing liabilities	117.21	120.28	116.08	115.11	116.12
Net interest income after provision for loan losses to non-interest expense	142.03	140.14	138.12	137.06	157.52
Total non-interest expense to average assets	1.78	1.88	1.85	1.97	2.09
Efficiency ratio(5)	61.93	62.90	63.63	63.88	59.10
Return on average assets	0.77	0.79	0.70	0.70	0.86
Return on average equity	5.94	5.27	7.52	7.85	9.11
Average equity to average assets	12.94	15.02	9.30	8.94	9.46

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Asset Quality Ratios(6):
Non-performing loans as a percent of total loans receivable(7)	0.42%	0.54%	0.05%	0.12%	0.31%
Non-performing assets as a percent of total assets(7)	0.28	0.34	0.03	0.08	0.23
Allowance for loan losses as a percent of non-performing loans	62.69	50.29	622.03	315.15	145.04
Net charge-offs/(recoveries) to average loans receivable	0.01	(0.00)	0.02	0.21	0.08

Capital Ratios(8):
Tier 1 leverage ratio	10.54%	10.46%	12.73%	8.81%	9.33%
Tier 1 risk-based capital ratio	16.49	16.93	21.24	15.12	14.64
Total risk-based capital ratio	16.77	17.21	21.57	15.53	15.18

(1)	An additional bank branch office was opened in Lansdale, Pennsylvania in January 2007.

(2)
Due to the timing of the Bank’s reorganization into the mutual holding company form and the completion of Abington Community Bancorp’s initial public offering on December 16, 2004, earnings per share for the period from December 16, 2004 to December 31, 2004 is not considered meaningful and is not shown.

(3)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(4)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(6)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(7)
Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(8)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

RECENT DEVELOPMENTS OF ABINGTON COMMUNITY BANCORP

The following tables contain certain information concerning the financial position and results of operations of Abington Community Bancorp at and for the three months ended March 31, 2007 as well as the prior comparison period. You should read this information in conjunction with the audited financial statements included in this document. The financial information as of and for the three months ended March 31, 2007 and 2006 are unaudited and are derived from our interim condensed consolidated financial statements. The balance sheet data as of December 31, 2006 is derived from Abington Community Bancorp’s audited consolidated financial statements. In the opinion of management, financial information at March 31, 2007 and for the three months ended March 31, 2007 and 2006 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2007 may not be indicative of operations of Abington Community Bancorp for the year ending December 31, 2007.

	At March 31, 2007	At December 31, 2006
	(unaudited)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$951,160	$925,186
Cash and cash equivalents	47,388	44,565
Investment securities and FHLB stock:
Held-to-maturity	20,393	20,393
Available-for-sale	90,729	85,730
Mortgage-backed securities:
Held-to-maturity	54,139	56,144
Available-for-sale	75,272	78,023
Loans receivable, net	628,953	605,063
Deposits	615,854	587,002
FHLB advances	186,474	196,293
Other borrowings	19,825	17,781
Stockholders’ equity	115,602	114,102
Banking offices	15	14

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest income	$13,220	$11,278
Total interest expense	7,718	5,732
Net interest income	5,502	5,546
Provision for loan losses	4	—
Net interest income after provision for loan losses	5,498	5,546
Total non-interest income	687	695
Total non-interest expense	4,197	3,792
Income before income taxes	1,989	2,449
Income taxes	526	702
Net income	1,462	1,747
Basic earnings per share	0.10	0.12
Diluted earnings per share	0.10	0.11
Cash dividends per share	$0.06	$0.05

(Footnotes on next page)

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
	(Dollars in Thousands)
Selected Operating Ratios (1):
Average yield on interest-earning assets	6.00%	5.59%
Average rate on interest-bearing liabilities	4.07	3.36
Average interest rate spread(2)	1.93	2.23
Net interest margin(2)	2.50	2.75
Average interest-earning assets to average interest-bearing liabilities	116.28	118.25
Net interest income after provision for loan losses to non-interest expense	131.00	146.26
Total non-interest expense to average assets	1.81	1.78
Efficiency ratio(3)	67.81	60.76
Return on average assets	0.63	0.82
Return on average equity	5.09	5.97
Average equity to average assets	12.38	13.77

Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable(5)	0.38%	0.07%
Non-performing assets as a percent of total assets(5)	0.25	0.05
Allowance for loan losses as a percent of non-performing loans	67.13	370.00
Net charge-offs (recoveries) to average loans receivable	0.00	0.00

Capital Ratios (4):
Tier 1 leverage ratio	10.55%	10.55%
Tier 1 risk-based capital ratio	16.54	17.21
Total risk-based capital ratio	16.81	17.49

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank per regulatory requirements.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

Our total assets increased $26.0 million, or 2.8%, to $951.2 million at March 31, 2007 compared to $925.2 million at December 31, 2006. The primary reason for the increase in total assets during the first quarter of 2007 was a $23.9 million or 3.9% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $13.2 million or 3.5%, and construction loans, which increased $7.6 million or 5.6%. Additionally, commercial business loans increased $3.5 million or 31.0%. These increases were partially offset by a $4.3 million decrease in home equity lines of credit, a $570,000 decrease in multi-family residential and commercial real estate loans, and a $904,000 decrease in consumer non-real estate loans. Also contributing to the overall increase in assets during the first quarter of 2007 was an increase in property and equipment, net, of $666,000 or 7.5%, primarily as a result of increased investment in new branches.

Our total deposits increased $28.9 million or 4.9% to $615.9 million at March 31, 2007 compared to $587.0 million at December 31, 2006. The increase was due to growth in all types of deposit accounts. Although the biggest increase in dollar terms was to certificate accounts, which grew $17.5 million during the quarter, checking accounts grew $10.0 million and savings and money market accounts grew $1.4 million, resulting in an increase of $11.4 million in core deposits. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $2.0 million during the first quarter of 2007. Advances from the Federal Home Loan Bank decreased $9.8 million or 5.0% to $186.5 million at March 31, 2007. The decrease in advances was a result of the decreased use of such borrowing as part of management’s strategic plan in the current interest rate environment.

Our stockholders’ equity increased $1.5 million to $115.6 million at March 31, 2007 compared to $114.1 million at December 31, 2006. Our retained earnings increased $573,000 during the first quarter of 2007 as our net income of $1.5 million was partially offset by a reduction of $890,000 resulting from the payment of our first quarter dividend of $0.06 per share. Our additional paid-in capital and our unallocated common stock increased $451,000 in the aggregate as a result of the expensing of stock options and the release of shares for other stock benefit plans. Our accumulated other comprehensive loss improved $477,000, primarily as a result of increased fair values of our available for sale investment and mortgage-backed securities.

Comparison of Our Operating Results for the Three Months Ended March 31, 2007 and 2006

Abington Community Bancorp reported net income of $1.5 million for the quarter ended March 31, 2007, representing a decrease of $284,000 or 16.3% over the comparable 2006 period. Diluted earnings per share decreased to $0.10 for the quarter compared to $0.11 for the first quarter of 2006. The decrease in net income was due primarily to two factors — the continued compression of our interest rate spread in the current interest rate environment, which had a negative effect on net interest income, and an increase in our non-interest expense due largely to our recent branch expansion.

Net interest income was $5.5 million for the three months ended March 31, 2007, representing a decrease of $44,000 or 0.8% over the comparable 2006 period. Interest income for the three months ended March 31, 2007 increased $1.9 million or 17.2% over the comparable 2006 period. The increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on all interest-earning assets. The average balance of our loan portfolio increased $81.6 million or 15.3% to $615.9 million for the quarter ended March 31, 2007 from $534.3 million for the quarter ended March 31, 2006. The average yield on our loan portfolio increased 20 basis points to 6.73% from 6.53% over the same period. The average yield on our interest-earning assets increased 41 basis points to 6.00% for the first quarter of 2007 from 5.59% for the first quarter of 2006.

Our increase in interest income for the first quarter of 2007 was offset by an increase in our interest expense. Interest expense for the three months ended March 31, 2007 increased $2.0 million or 34.6% over the comparable 2006 period. The increase in interest expense was primarily the result of increases in the average balance of and average rate paid on deposits. During the three months ended March 31, 2007 compared to the three months ended March 31, 2006, our average deposit balance grew by $85.8 million or 18.6%, primarily due to growth in higher-rate certificates of deposit. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on our deposits increased 92 basis points to 3.78% for the first quarter of 2007 from 2.86% for the first quarter of 2006. Our average interest rate spread and net interest margin for the first quarter of 2007 decreased to 1.93% and 2.50%, respectively, from 2.23% and 2.75%, respectively, for the first quarter of 2006.

We made a $4,000 provision for loan losses during the first quarter of 2007, with no such provision made during the first quarter of 2006. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The quality of our credit portfolio, and as a result, our provision for loan losses, has not been impacted by the recent crisis in the subprime lending market, as we do not participate in this type of lending. At March 31, 2007, we held an aggregate of $2.5 million of non-performing loans, compared to $2.6 million at December 31, 2006. At March 31, 2007, non-performing loans amounted to 0.38% of total loans receivable.

Our total non-interest income amounted to $687,000 for the first quarter of 2007 compared to $695,000 for the first quarter of 2006. A $12,000 increase in income on bank owned life insurance for the first quarter of 2007 compared to the first quarter of 2006 was offset by an $11,000 decrease in service charges and a $9,000 decrease in other non-interest income. The decrease in service charge income was primarily due to a decrease in overdraft fees. The decrease in other non-interest income was primarily due to a decrease in appraisal fees.

Our total non-interest expense for the first quarter of 2007 amounted to $4.2 million, representing an increase of $405,000 or 10.7% from the first quarter of 2006. The largest increases were in salaries and employee benefits, occupancy, depreciation, data processing and other non-interest expense. Salaries and employee benefits expense increased $206,000 quarter-over-quarter due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Our number of full-time equivalent employees increased from 115 at March 31, 2006 to 142 at March 31, 2007, due primarily to our new branch offices. Also contributing to the increase in salaries and employee benefits expense was a $57,000 or 45.2% increase in the expense for our Employee Stock Ownership Plan (“ESOP”), which is based on the average price of our common stock for the period. Occupancy expense and depreciation expense increased by $49,000 and $35,000, respectively, quarter-over-quarter as a result of our additional facilities, primarily the Bank’s new branches in Warrington, Concordville, and Lansdale, Pennsylvania, which opened in April 2006, October 2006, and January 2007, respectively. Our data processing costs and other non-interest expense increased by $26,000 and $77,000, respectively, quarter-over-quarter. The increase in data processing expense was due primarily to an increased amount of deposit transactions as a result of our new offices. The increase in other non-interest expense was due largely to increases in expenses for office supplies, copying, and postage, as a result of the new branch offices.

Income tax expense for the first quarter of 2007 amounted to $526,000 compared to $702,000 for the first quarter of 2006. Our effective tax rate improved to 26.5% for the quarter ended March 31, 2007, from 28.7% for quarter ended March 31, 2006. The decrease in tax expense was the result of both the decrease in our pre-tax income and the improvement in our effective tax rate due primarily to an increase in the amount of our tax-exempt income as a percent of total pretax income.

HOW OUR NET PROCEEDS WILL BE USED

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Abington Bank will reduce Abington Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	13,600,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1 6 ,000,000 Shares at $10.00 Per Share	Percent of Net Proceeds	18,400,000 Shares at $10.00 Per Share	Percent of Net Proceeds	21,160,000 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$136,000	102.0%	$160,000	101.8%	$184,000	101.7%	$211,600	101.6%
Less: offering expenses	2,555	2.0	2,777	1.8	2,999	1.7	3,254	1.6
Net offering proceeds	133,445	100.0	157,223	100.0	181,000	100.0	208,346	100.0

Less:
Proceeds contributed to Abington Bank(1)	66,723	50.0	78,612	50.0	90,501	50.0	104,173	50.0
Proceeds used for loan to employee stock ownership plan	10,155	7.6	11,947	7.6	13,739	7.6	15,800	7.6
Proceeds used to repurchase shares for stock recognition plan	5,077	3.8	5,973	3.8	6,869	3.8	7,900	3.8
Proceeds remaining for Abington Bancorp	$51,490	38.6%	$66,664	38.6%	$69,891	38.6%	$80,473	38.6%

(1)	Does not include $3.1 million of assets to be received from Abington Mutual Holding Company.

Abington Bancorp intends to invest 100% of the proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Abington Bancorp will invest the net proceeds in anything other than short-term, liquid investments, over time, Abington Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•
to finance the possible acquisition of financial institutions or branch offices or other businesses that are related to banking (although we currently have no plans, understandings or agreements with respect to any specific acquisitions); and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Abington Bancorp may not repurchase shares of its common stock during the first year following the conversion and offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Abington Bank intends to initially use the net proceeds it receives to purchase investment and mortgage-backed securities. In the future, Abington Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Abington Bank:

•	to fund new loans;

•	to invest in mortgage-backed securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We expect to open four new full-service branch offices and two limited service offices over the next two years. The cost of developing future full service branch locations is expected to range from approximately $250,000 for a leased building to approximately $1.5 million to purchase land and construct our own building. Whether we build new facilities or lease existing space depends upon the availability of suitable lease space in a particular market area. The cost of developing future limited service branch locations is expected to be less than $100,000 per facility.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither Abington Bancorp nor Abington Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use.

WE INTEND TO CONTINUE TO PAY QUARTERLY CASH DIVIDENDS

Abington Community Bancorp has paid quarterly cash dividends since the second quarter of 2005. Abington Community Bancorp’s current quarterly dividend is $0.06 per share. After we complete the conversion, dividends will be paid by Abington Bancorp on its outstanding shares of common stock. We currently expect that the level of cash dividends per share after the conversion, and offering will be substantially consistent with the current amount of dividends per share paid by Abington Community Bancorp on its common stock as adjusted for the additional shares issued pursuant to the exchange ratio. For example, based on the current cash dividend of $0.06 per share and an assumed exchange ratio of 2.10804 at the maximum of the offering range, the cash dividend, if paid, would be approximately $0.03 per share. However, the rate of such dividends and the initial or continued payment thereof will be in the discretion of the board of directors of Abington Bancorp and will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. We cannot guarantee that the amount of dividends that we pay after the conversion will be equal to the per share dividend amount that Abington Community Bancorp’s shareholders currently receive, as adjusted to reflect the exchange ratio. In addition, during the first three years after the reorganization, no dividend will be declared or paid if it would be classified as a return of capital.

Dividends from Abington Bancorp may eventually depend, in part, upon receipt of dividends from Abington Bank, because Abington Bancorp initially will have no source of income other than dividends from Abington Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

Any payment of dividends by Abington Bank to Abington Bancorp which would be deemed to be drawn out of Abington Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Abington Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Abington Bank does not intend to make any distribution to Abington Bancorp that would create such a federal tax liability. See “Taxation.”

Unlike Abington Bank, Abington Bancorp is not subject to the above regulatory restrictions on the payment of dividends to our shareholders.

MARKET FOR OUR COMMON STOCK

Abington Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ABBC”, and there is an established market for such common stock. We have applied to have the common stock of Abington Bancorp listed for trading on the Nasdaq Global Select Market and we expect that the common stock will trade under the symbol “ABBCD” for a period of 20 trading days after completion of the offering. Thereafter, Abington Bancorp’s trading symbol will revert to “ABBC.” We cannot assure you our common stock will be approved for listing on the Nasdaq Global Select Market.

Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. You should view the common stock as a long-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

The following table sets forth the high and low closing stock prices for Abington Community Bancorp common stock and cash dividends per share declared for the periods indicated.

	Stock Price Per Share				Cash Dividends
Quarter ended:	High		Low		Per Share

June 30, 2007 (through _______ __, 2007)	$		$		$
March 31, 2007		20.21		18.70	.06

December 31, 2006		19.74		14.87	.06
September 30, 2006		15.45		14.10	.06
June 30, 2006		15.72		13.25	.06
March 31, 2006		13.69		12.78	.05

December 31, 2005		13.65		11.90	.05
September 30, 2005		13.09		11.65	.05
June 30, 2005		13.15		10.30	.05
March 31, 2005		13.75		12.79	n/a

At November 29, 2006, the business day immediately preceding the public announcement of the conversion, and at _______________ __, 2007, the date of this prospectus, the closing prices of Abington Community Bancorp common stock as reported on the Nasdaq Global Market were $15.88 per share and $_____ per share, respectively. At December 31, 2006, Abington Community Bancorp had approximately 1,508 shareholders of record.

ABINGTON BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

At December 31, 2006, Abington Bank exceeded all of its regulatory capital requirements. The table below sets forth Abington Bank’s historical capital under accounting principles generally accepted in the United States of America and regulatory capital at December 31, 2006, and the pro forma capital of Abington Bank after giving effect to the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Abington Bank of 50% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Abington Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2006.

			Pro Forma at December 31, 2006
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Abington Bank Historical at December 31, 2006		13,600,000 Shares at $10.00 per Share		1 6 ,000,000 Shares at $10.00 Per Share		18,400,000 Shares at $10.00 Per Share		21,160,000 Shares at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
			(Dollars in Thousands)

GAAP capital	$93,560	10.11%	$153,220	15.40%	$163,317	16.22%	$173,414	17.02%	$185,025	17.92%
Tier 1 leverage capital:
Actual	$96,083	10.54%	$155,743	15.87%	$165,840	16.69%	$175,937	17.50%	$187,548	18.41%
Requirement	36,470	4.00	39,262	4.00	39,738	4.00	40,213	4.00	40,760	4.00
Excess	$59,613	6.54%	$116,481	11.87%	$126,102	12.69%	$135,723	13.50%	$146,788	14.41%
Tier 1 risk-based capital:
Actual	$96,083	16.49%	$155,743	26.10%	$165,840	27.69%	$175,937	29.26%	$181,548	31.05%
Requirement	23,306	4.00	23,865	4.00	23,960	4.00	24,055	4.00	24,164	4.00
Excess	$72,777	12.49%	$131,878	22.10%	$141,880	23.69%	$151,882	25.26%	$163,384	27.05%
Total risk-based capital:
Actual	$97,686	16.77%	$157,346	26.37%	$167,443	27.95%	$177,540	29.52%	$189,151	31.31%
Requirement	46,613	8.00	47,730	8.00	47,920	8.00	48,110	8.00	48,329	8.00
Excess	$51,073	8.77%	$109,616	18.37%	$119,523	19.95%	$129,430	21.52%	$140,823	23.31%
Reconciliation of capital infused into Abington Bank:
Net proceeds infused(2)			$69,815		$81,704		$93,593		$107,265
Less:
Common Stock acquired by employee stock ownership plan			(10,155)		(11,947)		(13,739)		(15,800)
Pro forma increase in GAAP and regulatory capital			$59,660		$69,757		$79,854		$91,465

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.
(2)	Includes $3.1 million in assets to be received from Abington Mutual Holding Company.

OUR CAPITALIZATION

The following table presents the historical capitalization of Abington Community Bancorp at December 31, 2006, and the pro forma consolidated capitalization of Abington Bancorp after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

		Abington Bancorp - Pro Forma Based Upon Sale at $10.00 Per Share
	Abington Community Bancorp - Historical Capitalization	13,600,000 Shares (Minimum of Offering Range)	1 6 ,000,000 Shares (Midpoint of Offering Range)	18,400,000 Shares (Maximum of Offering Range)	21,160,000 Shares(1) (15% above Maximum of Offering Range)
	(In thousands)

Deposits(2)	$587,002	$587,002	$587,002	$587,002	$587,002
Borrowings	214,075	214,075	214,075	214,075	214,075
Total deposits and borrowings	$801,077	$801,077	$801,077	$801,077	$801,077

Stockholders’ equity:
Preferred stock, $.01 par value, (post offering) 20,000,000 shares authorized; none to be issued
Common stock, $.01 par value, (post-offering) 80,000,000 shares authorized; shares to be issued as reflected(3)	$159	$228	$280	$322	$371
Additional paid-in capital(3)	69,674	194,722	218,458	242,194	269,490
Retained earnings(4)	65,252	65,252	65,252	65,252	65,252
Plus:
Assets received from mutual holding company	—	3,092	3,092	3,092	3,092
Less:
Accumulated other comprehensive loss	(2,610)	(2,610)	(2,610)	(2,610)	(2,610)
Treasury stock	(8,318)	—	—	—	—
Common stock held by the employee stock ownership plan(5)	(6,389)	(16,544)	(18,336)	(20,128)	(22,189)
Common stock held by the recognition and retention plan(6)	(2,607)	(7,684)	(8,580)	(9,476)	(10,507)
Deferred compensation plans trust	(1,059)	(1,059)	(1,059)	(1,059)	(1,059)
Total stockholders’ equity	$114,102	$235,407	$256,497	$277,587	$301,841
Stockholders’ equity to assets	12.33%	22.56%	24.10%	25.57%	27.20%

(1)   As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the offering or to fill the order of our employee stock ownership plan.

(2)   Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits and assets by the amount of such withdrawals.

(Footnotes continued on next page)

(3)   Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding, which includes the exchange of all of the currently outstanding shares of Abington Community Bancorp common stock pursuant to the exchange ratio. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a new stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion. If the plan is approved by shareholders, an amount equal to 9.33 % of the shares of Abington Bancorp common stock sold in the offering will be reserved for the stock option plan . Your ownership percentage would decrease by approximately 5. 06 % if all potential stock options are exercised from our authorized but unissued stock. See “Pro Forma Data” and “Management - New Stock Benefit Plans - Stock Option Plan.”

(4)   The retained earnings of Abington Bank will be partially restricted after the offering.

(5)   Assumes that 7.47 % of Abington Bancorp’s common stock sold in the offering, will be purchased by our employee stock ownership plan in addition to the shares already owned by the employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the tables set forth under “Pro Forma Data” and “Management-New Stock Benefit Plans - Employee Stock Ownership Plan.”

(6)   Gives effect to the recognition plan which we expect to adopt after the conversion and offering and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the offering. No shares will be purchased by the recognition plan in the conversion and offering, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 3.73 % of the shares of Abington Bancorp common stock sold in the offering. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in shareholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders’ equity. If the recognition plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing shareholders by approximately 2. 09%. See “Pro Forma Data” and “Management - New Stock Benefit Plans - Recognition Plan.”

PRO FORMA DATA

The actual net proceeds from the sale of Abington Bancorp common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $ 133.4 million and $ 181.0 million, or up to $ 208.3 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell all shares of common stock in the subscription offering and community offering with no shares sold in a syndicated community offering;

•	Our employee stock ownership plan will purchase an amount equal to 7.47 % of the shares sold in the offering at a price of $10.00 per share with a loan from Abington Bancorp;

•	expenses of the offering, other than the fees to be paid to Keefe Bruyette & Woods, are estimated to be $1.3 million;

•	365,000 shares of common stock will be purchased by our employees, directors and their immediate families; and

•
Keefe Bruyette & Woods will receive a fee equal to $50,000 plus 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

We have prepared the following table, which sets forth our historical consolidated net income and stockholders’ equity prior to the reorganization and offering and our pro forma consolidated net income and stockholders’ equity following the reorganization and offering. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•
Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 4.99% for the year ended December 31, 2006, which approximates the yield on a one-year U.S. Treasury bill at such date. We have used an assumed yield of 4.99% in lieu of the arithmetic average method because we believe it more accurately reflects the yield that we will receive on the net proceeds of the offering.

•	The pro forma after-tax yield on the net proceeds from the offering is assumed to be 3.29% for the year ended December 31, 2006 based on an effective tax rate of 34.0%.

•	No withdrawals were made from Abington Bank’s deposit accounts for the purchase of shares in the offering.

•
Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•
Pro forma stockholders’ equity amounts have been calculated as if our common stock had been sold in the offering on December 31, 2006 and no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation , to Abington Bank’s bad debt reserve or to the liquidation account to be maintained by Abington Bank. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed new stock option plan which we expect to adopt following the offering and present, together with the stock recognition plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. See “Management - New Stock Benefit Plans.” For purposes of the tables, we have assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested pro rata over five years, and that the new stock option plan granted options to acquire common stock equal to 9.33 % of Abington Bancorp’s common stock sold in the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $2.64 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 23.4% for the common stock based on our actual weekly trading activity for the year ended December 31, 2006, dividend yield of 1.47%, an expected option life of six years and a risk free interest rate of 4.14% to 4.61%. Finally, we assumed that 20.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The tables also give effect to the stock recognition and retention plan, which we expect to adopt following the conversion and offering and present, together with the new stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 3.73 % of Abington Bancorp’s common stock to be sold in the conversion and offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The tables assume that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share and vest over a five-year period. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages summarize historical consolidated data of Abington Community Bancorp and Abington Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization and the offering.

At or For the Year Ended December 31, 2006
13,600,000 shares sold at $10.00 per share (Minimum of range)	1 6 ,000,000 shares sold at $10.00 per share (Midpoint of range)	18,400,000 shares sold at $10.00 per share (Maximum of range)	21,160,000 shares sold at $10.00 per share (15% above Maximum)(8)
(Dollars in thousands, except per share amounts)
Gross proceeds	$136,000	$160,000	$184,500	$211,600
Less: estimated offering expenses	2,555	2,777	2,999	3,254
Estimated net proceeds	133,445	157,223	181,001	208,346
Less: common stock acquired by employee stock ownership plan(1)	(10,155)	(11,947)	(13,739)	(15,800)
Less: common stock to be acquired by recognition and retention plan(2)	(5,077)	(5,973)	(6,869)	(7,900)
Plus: assets received from mutual holding company	3,092	3,092	3,092	3,092
Net investable proceeds, as adjusted	$121,305	$142,395	$163,485	$187,739

Pro Forma Net Income:

Pro forma net income:
Historical	$6,802	$6,802	$6,802	$6,802
Pro forma income on net investable proceeds(3)	3,995	4,690	5,384	6,183
Less: pro forma employee stock ownership plan adjustments(1)	(614)	(722)	(830)	(955)
Less: pro forma restricted stock award expense(2)	(223)	(263)	(302)	(348)
Less: pro forma stock option expense(4)	(670)	(788)	(907)	(1,043)
Pro forma net income	$9,290	$9,719	$10,147	$10,639

Pro forma net income per share:
Historical, as adjusted(5)	$0.31	$0.26	$0.23	$0.20
Pro forma income on net investable proceeds	0.18	0.18	0.18	0.18
Less: pro forma employee stock ownership plan adjustments(1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense(4)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma net income per share	$0.42	$0.37	$0.34	$0.31

Offering price as a multiple of pro forma net income per share	23.81	x	27.03	x	29.41	x	32.26	x

Number of shares used to calculate pro forma net income per share(6)	21,857,611	25,736,012	29,596,416	34,035,878

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value)(4):
Historical	$114,102	$114,102	$114,102	$114,102
Estimated net proceeds	133,445	157,223	181,001	208,346
Less: common stock acquired by employee stock ownership plan(1)	(10,155)	(11,947)	(13,739)	(15,800)
Less: common stock to be acquired by recognition and retention plan(2)	(5,077)	(5,973)	(6,869)	(7,900)
Plus: assets received from mutual holding company	3,092	3,092	3,092	3,092
Pro forma stockholders’ equity	$235,407	$256,497	$277,587	$301,841

Pro forma stockholders’ equity per share(5):
Historical	$4.79	$4.07	$3.54	$3.08
Estimated net proceeds	5.60	5.61	5.61	5.62
Less: common stock acquired by employee stock ownership plan(1)	(0.43)	(0.43)	(0.43)	(0.43)
Less: common stock to be acquired by recognition and retention plan(2)	(0.21)	(0.21)	(0.21)	(0.21)
Plus: assets received from mutual holding company	0.13	0.11	0.10	0.08
Pro forma stockholders’ equity per share	$9.88	$9.15	$8.61	$8.14

Offering price as a percentage of pro forma stockholders’ equity per share	101.21%	109.29%	116.14%	122.85%

Number of shares used to calculate pro forma stockholders’ equity per share(6)	23,820,690	28,024,341	32,227,993	34,062,192

(Footnotes continued on next page)

(1)
Assumes that the employee stock ownership plan will acquire a number of shares equal to 7.47 % of Abington Bancorp’s common stock to be sold in the offering. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by Abington Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate of 8.0%, and a term of 30 years. Abington Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Abington Bancorp will earn on the loan will offset the interest paid on the loan by Abington Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (3.3% of the total, based on a 30-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(2)
Assumes that Abington Bancorp will purchase in the open market a number of shares equal to 3.73 % of the shares of Abington Bancorp common stock sold in the offering, that will be reissued as restricted stock awards under the recognition and retention plan proposed to be adopted following the offering. Repurchases will be funded with cash on hand at Abington Bancorp or with dividends paid to Abington Bancorp by Abington Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 2. 09%, assuming the midpoint of the offering range.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. Its is assumed that the fair market value of a share of Abington Bancorp common stock was $10.00 at the time the awards were made, that all shares were granted in the first year after the offering, that shares of restricted stock issued under the recognition and retention plan vest over a five-year period, or 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the recognition and retention plan, total recognition and retention plan expense would be greater.

(3)
Pro forma income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under the recognition and retention plan multiplied by the after-tax reinvestment rate.

The after-tax reinvestment rate is equal to 3.29% based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 4.99%.

(4)
The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the new stock option plan to be adopted following the offering. If the new stock option plan is approved by shareholders, a number of shares equal to 9.33 % of Abington Bancorp’s common stock sold in the offering will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, each option is assumed to have a value of $2.64 based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.47%; expected life, six years; expected volatility, 23.4%; and risk-free interest rate, 4.14% to 4.61%. It is assumed that all stock options were granted in the first year after the offering, that stock options granted under the stock option plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Abington Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 5. 06%, assuming the midpoint of the offering range.

(Footnotes continued on next page)

(5)
The historical net income per share has been adjusted to reflect the exchange ratio of the additional shares to be issued by Abington Bancorp in exchange for the shares of Abington Community Bancorp common stock. As reported, the basic net income per share of Abington Community Bancorp for the year ended December 31, 2006 was $0.46.

(6)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

Abington Community Bancorp was formed by Abington Bank in connection with the bank’s reorganization into the mutual holding company form and commenced operations in December 2004. Abington Community Bancorp’s results of operations are primarily dependent on the results of Abington Bank, which is a wholly owned subsidiary. The bank’s results of operations depend to a large extent on net interest income, which is the difference between the income earned on its loan and investment portfolios and the cost of funds, which is the interest paid on deposits and borrowings. Results of operations are also affected by our provisions for loan losses, service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of salaries and employee benefits, office occupancy and equipment expense, professional services expense, data processing expense, advertising and promotions and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially impact our financial condition and results of operations. Abington Bank is subject to regulation by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. The bank’s executive offices and loan processing office are in Jenkintown, Pennsylvania, with nine other branches and five limited service facilities located in nearby Montgomery, Bucks and Delaware County neighborhoods. Abington Bank is principally engaged in the business of accepting customer deposits and investing these funds in loans, primarily residential mortgages.

We had net income of $6.8 million for the year ended December 31, 2006, representing an increase of $500,000 or 7.9% over net income of $6.3 million for the year ended December 31, 2005. Diluted earnings per share increased to $0.45 for 2006 from $0.41 for 2005. Our net interest income improved by $1.5 million or 7.3% to $22.6 million for 2006 from $21.0 million for 2005. The improvement was primarily a result of an increase in the average balance of our loan portfolio combined with an increase in the average yield on those assets. This increase was partially offset by an increase in the average balance of and average rate paid on deposits. Our average interest rate spread and net interest margin for 2006 decreased to 2.13% and 2.68%, respectively, from 2.27% and 2.78%, respectively, for 2005. Our total assets increased $81.1 million, or 9.6%, to $925.2 million at December 31, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during 2006 was a $75.6 million or 14.3% increase in net loans receivable. Our total deposits increased $85.8 million or 17.1% to $587.0 million at December 31, 2006 compared to $501.2 million at December 31, 2005. The increase was due to an increase in certificate accounts of $102.9 million and checking accounts of $5.6 million that was partially offset by a decrease in savings and money market accounts of $22.6 million. We continue to remain focused on maintaining and growing our base of core deposits over the long term. The recent opening of three new branches in 2006 and January 2007 and the anticipated opening of two additional branches by mid-2007 are expected to contribute towards this goal. The conversion and offering also will support our continuing growth.

In reviewing and understanding financial information for Abington Community Bancorp, Inc., you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Abington Community Bancorp, Inc. conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management evaluates these estimates and assumptions on an ongoing basis including those related to the allowance for loan losses and deferred income taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the bases for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses– The allowance for loan losses is increased by charges to income through the provision for loan losses and decreased by charge-offs (net of recoveries). The allowance is maintained at a level that management considers adequate to provide for losses based upon evaluation of the known and inherent losses in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on our past loan loss experience, the volume and composition of lending conducted by us, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors affecting the known and inherent losses in the portfolio. This evaluation is inherently subjective as it requires material estimates including, among others, the amount and timing of expected future cash flows on impacted loans, exposure at default, value of collateral, and estimated losses on our commercial and residential loan portfolios. All of these estimates may be susceptible to significant change.

The allowance consists of specific allowances for impaired loans, a general allowance on all classified loans which are not impaired and a general allowance on the remainder of the portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We establish an allowance on certain impaired loans for the amount by which the discounted cash flows, observable market price or fair value of collateral, if the loan is collateral dependent, is lower than the carrying value of the loan. A loan is considered to be impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired.

We establish a general valuation allowance on classified loans which are not impaired. We segregate these loans by category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. The categories used by us include “doubtful,” “substandard” and “special mention.” Classification of a loan within such categories is based on identified weaknesses that increase the risk of loss of the loan.

We establish a general allowance on non-classified loans to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends, and management’s evaluation of the collectibility of the loan portfolio.

The allowance is adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results. The applied loss factors are reevaluated each reporting period to ensure their relevance in the current economic environment.

While management uses the best information available to make loan loss allowance valuations, adjustments to the allowance may be necessary based on changes in economic and other conditions, changes in the composition of the loan portfolio or changes in accounting guidance. In times of economic slowdown, either regional or national, the losses inherent in the loan portfolio could increase resulting in the need for additional provisions to the allowance for loan losses in future periods. An increase could also be necessitated by an increase in the size of the loan portfolio or in any of its components even though the credit quality of the overall portfolio may be improving. Historically, our estimates of the allowance for loan losses have approximated actual losses incurred. In addition, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, as an integral part of their examination processes, periodically review our allowance for loan losses. The Pennsylvania Department of Banking or the Federal Deposit Insurance Corporation may require the recognition of adjustment to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Other-Than-Temporary Impairment of Securities - Securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and our intent and ability to retain our investment in the security for a period of time sufficient to allow for an anticipated recovery in the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Income Taxes –  Management makes estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. Management also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision from management’s initial estimates.

In evaluating our ability to recover deferred tax assets, management considers all available positive and negative evidence, including our past operating results and our forecast of future taxable income. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

Our total assets increased $81.1 million, or 9.6%, to $925.2 million at December 31, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during 2006 was a $75.6 million or 14.3% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $52.0 million or 16.1% and multi-family residential and commercial loans, which increased $15.8 million or 20.6%. Additionally, construction loans increased $2.2 million or 1.6%. These increases were partially offset by a $7.1 million decrease in home equity lines of credit. Also contributing to the overall increase in assets during 2006 was an increase in property and equipment, net, of $2.4 million or 36.8%, primarily as a result of increased investment in our new branches. The first of these branches opened in April 2006 in Warrington, Pennsylvania, and was followed by the opening of another branch in Concordville, Pennsylvania in October 2006. An additional branch in Lansdale, Pennsylvania opened in January 2007, and will be followed by the opening of two more branches in Springhouse and Chalfont, Pennsylvania by mid-2007. These increases in assets in 2006 were somewhat offset by a decrease in investment and mortgage-backed securities of $17.5 million in the aggregate, which occurred as a portion of the cash proceeds received on maturing and repaying securities were reinvested into new loans.

Our total deposits increased $85.8 million or 17.1% to $587.0 million at December 31, 2006 compared to $501.2 million at December 31, 2005. The increase was due to an increase in certificate accounts of $102.9 million and checking accounts of $5.6 million that was partially offset by a decrease in savings and money market accounts of $22.6 million. The shift towards higher-rate certificates of deposit was a result of the increased rates available on those products relative to other deposit products and other investments in the current interest rate environment.

Our stockholders’ equity decreased $3.1 million to $114.1 million at December 31, 2006 compared to $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 582,000 shares of Abington Community Bancorp common stock for an aggregate of $8.3 million as part of the company’s stock repurchase program announced in January 2006. The payment of quarterly cash dividends of $0.05 per share in March 2006 and $0.06 per share in June, September and December 2006 reduced retained earnings by $3.4 million, but this was offset by our $6.8 million of net income for 2006, resulting in a net increase to retained earnings of $3.4 million.

Liquidity and Capital Resources

Our primary sources of funds are from deposits, amortization of loans, loan prepayments and pay-offs, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At December 31, 2006, our cash and cash equivalents amounted to $44.6 million. In addition, at that date we had $16.8 million in investment securities scheduled to mature within the next 12 months. Our available for sale investment and mortgage-backed securities amounted to an aggregate of $152.5 million at December 31, 2006.

We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At December 31, 2006, we had certificates of deposit maturing within the next 12 months of $260.6 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us. For years ended December 31, 2006 and 2005, the average balance of our outstanding Federal Home Loan Bank (“FHLB”) advances was $201.8 million and $192.2 million, respectively. At December 31, 2006, we had $196.3 million in outstanding FHLB advances and we had $372.8 million in additional FHLB advances available to us.

In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs. We have increased our utilization of borrowings in recent years as a cost efficient addition to deposits as a source of funds. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge substantially all of our residential mortgage loans and mortgage-backed securities as well as all of our stock in the Federal Home Loan Bank as collateral for such advances.

Our stockholders’ equity amounted to $114.1 million at December 31, 2006, a decrease of $3.1 million from stockholders’ equity of $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 582,000 shares of Abington Community Bancorp common stock for an aggregate of $8.3 million as part of the stock repurchase program announced in January 2006. We believe that the stock repurchase program benefits our shareholders by improving our return on equity and earnings per share and, at the same time, aids us in managing our strong capital position. Our quarterly stock dividend was increased in the second quarter of 2006 from $0.05 per share to $0.06 per share or an aggregate of $3.4 million for the year ended December 31, 2006. Approximately one half of our net income of $6.8 million for 2006 was paid out in dividends to shareholders, resulting in a net increase to our retained earnings of $3.4 million. Our long-term plan is to leverage our capital through retail deposit and loan growth. Towards this goal, we opened three new branches in 2006 and January 2007, and we anticipate the opening of two additional branches by mid-2007.

The following table summarizes our regulatory capital ratios as of the dates indicated and compares them to current regulatory requirements.

	Actual Ratios At December 31,		Regulatory Minimum	To Be Well Capitalized
	2006	2005
Capital Ratios:
Tier 1 leverage ratio
Abington Community Bancorp	12.80%	14.28%	4.00%	N/A
Abington Bank	10.54	10.46	4.00	5.00%
Tier 1 risk-based capital ratio
Abington Community Bancorp	20.01	23.19	4.00	N/A
Abington Bank	16.49	16.93	4.00	6.00
Total risk-based capital ratio
Abington Community Bancorp	20.29	23.47	8.00	N/A
Abington Bank	16.77	17.21	8.00	10.00

Derivative Financial Instruments

A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. On occasion during the three years ended December 31, 2006, we have used interest rate caps and swap agreements to manage our exposure to fluctuations in interest rates on a portion of our fixed-rate loans and variable rate deposits. We used interest rate swap agreements to hedge interest rate risk resulting from our portfolio of interest-earning loans and interest-bearing deposit liabilities. We do not hold any derivative financial instruments for trading purposes.

At December 31, 2006 and 2005, we were not a party to any cap or swap agreements. We previously were party to two swap agreements with terms expiring in June 2005 and December 2005, respectively.

The swaps we held in 2005 and 2004 did not qualify as hedges under SFAS No. 133. As such, the fair value of the interest rate swaps were reflected as a liability in the consolidated statements of financial condition when in existence with the offset recorded in loss on derivative instruments, net in the consolidated statements of income. Amounts paid or received under the cap or swap agreement were recognized in gain (loss) on derivative instruments, net in our consolidated statements of income during the period in which they accrued. During the year ended December 31, 2005, we received $13,000 from the contra parties under the agreements. During the year ended December 31, 2004, we paid $641,000 to the contra parties under the agreements. In addition, the unrealized gains on derivatives recognized in our consolidated statements of income were $85,000 and $501,000 for the years ended December 31, 2005 and 2004, respectively. No interest was received from or paid to the contra party during, and no unrealized gains or losses were recognized for, the year ended December 31, 2006.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123R were adopted by us as of July 1, 2005.

We have two stock-based compensation plans, our 2005 Recognition and Retention Plan and the 2005 Stock Option Plan. Share awards were first issued under these plans in July 2005.

The estimated fair value of options granted to our named executive officers during 2005 was $3.07 per share. No options were granted to executive officers during 2006. The fair value was estimated on the date of grant in accordance with SFAS No. 123R using the Black-Scholes Single Option Pricing Model with the following weighted average assumptions used:

	Year Ended December 31,
	2006	2005
Dividend yield	n/a	1.67%
Expected volatility	n/a	23.62%
Risk-free interest rate	n/a	3.98 - 4.05%
Expected life of options	n/a	6 - 7 years

During the years ended December 31, 2006 and 2005, approximately $370,000 and $181,000, respectively, was recognized in compensation expense for the 2005 Option Plan. At December 31, 2006, approximately $1.4 million in additional compensation expense for awarded options remained unrecognized. At December 31, 2006, the weighted average period over which this expense is scheduled to be recognized is approximately 3.5 years.

During the years ended December 31, 2006 and 2005, we recognized approximately $680,000 and $333,000, respectively, in compensation expense related to the amortization of recognition and retention plan shares. No expense was recognized in 2004. As of December 31, 2006, approximately $2.4 million in additional compensation expense is scheduled to be recognized over the remaining lives of the recognition and retention plan awards. At December 31, 2006, the weighted average remaining lives of the recognition and retention plan awards was approximately 3.5 years.

We also have an employee stock ownership plan. Shares awarded under the ESOP are accounted for in accordance with AICPA Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans. As ESOP shares are committed to be released and allocated among participants, we recognize compensation expense equal to the average market price of the shares over the period earned. We recognized approximately $563,000 and $475,000 in compensation expense due to the ESOP in the years ended December 31, 2006 and 2005, respectively.

For a further description of these plans, see Note 14 of the notes to the consolidated financial statements included elsewhere herein.

Commitments and Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and the unused portions of lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Commitments to extend credit and lines of credit are not recorded as an asset or liability by us until the instrument is exercised. At December 31, 2006 and 2005, we had no commitments to originate loans for sale.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. The amount and type of collateral required varies, but may include accounts receivable, inventory, equipment, real estate and income-producing commercial properties. At December 31, 2006 and 2005, commitments to originate loans and commitments under unused lines of credit, including undisbursed portions of construction loans in process, for which we were obligated amounted to approximately $118.1 million and $125.2 million, respectively.

Letters of credit are conditional commitments issued by us guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financings and similar transactions. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit based upon management’s evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is substantially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. At December 31, 2006 and December 31, 2005, we had letters of credit outstanding of approximately $16.3 million and $14.1 million, respectively, of which $14.8 million and $12.5 million, respectively, were standby letters of credit. At December 31, 2006 and 2005, the uncollateralized portion of the letters of credit extended by us was approximately $97,000 and $169,000, respectively, of which $97,000 was for standby letters of credit in both years.

We are also subject to various pending claims and contingent liabilities arising in the normal course of business, which are not reflected in the consolidated financial statements. Management considers that the aggregate liability, if any, resulting from such matters will not be material.

Among our contingent liabilities are exposures to limited recourse arrangements with respect to sales of whole loans and participation interests. At December 31, 2006, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $185,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred.

We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

The following tables summarize our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and under our construction loans at December 31, 2006.

		Amount of Commitment Expiration - Per Period
	Total Amounts Committed	Through One Year	After One Through Three Years	After Three Through Five Years	After Five Years
	(In Thousands)
Letters of credit	$16,327	$15,328	$994	$—	$5
Recourse obligations on loans sold	185	—	—	—	185
Commitments to originate loans	3,622	3,622	—	—	—
Unused portion of home equity lines of credit	22,382	—	—	—	22,382
Unused portion of commercial lines of credit	46,762	46,762	—	—	—
Undisbursed portion of construction loans in process	45,338	27,617	17,721	—	—
Total commitments	$134,616	$93,329	$18,715	$—	$22,572

The following tables summarize our contractual cash obligations at December 31, 2006.

		Payments Due By Period
	Total	Through One Year	After One Through Three Years	After Three Through Five Years	After Five Years
	(In Thousands)
Certificates of deposit	$388,973	$260,645	$103,603	$10,637	$14,088
FHLB advances	196,293	33,681	52,622	84,558	25,432
Repurchase agreements	17,781	17,781	—	—	—
Total debt	214,074	51,462	52,622	84,558	25,432
Operating lease obligations	6,965	713	1,242	1,145	3,865
Total contractual obligations	$610,012	$312,820	$157,467	$96,340	$43,385

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. We had net income of $6.8 million for the year ended December 31, 2006, representing an increase of $500,000 or 7.9% over net income of $6.3 million for the year ended December 31, 2005. Diluted earnings per share increased to $0.45 for 2006 from $0.41 for 2005. Our net interest income improved by $1.5 million or 7.3% to $22.6 million for 2006 from $21.0 million for 2005. The improvement was primarily a result of an increase in the average balance of our loan portfolio combined with an increase in the average yield on those assets. This increase was partially offset by an increase in the average balance of and average rate paid on deposits. Our average interest rate spread and net interest margin for 2006 decreased to 2.13% and 2.68%, respectively, from 2.27% and 2.78%, respectively, for 2005. Our non-interest income improved $78,000 or 2.8% to $2.9 million for 2006 from $2.8 million for 2005. Our non-interest expense also increased, growing $771,000 or 5.1% to $15.7 million for 2006 from $15.0 million for 2005.

Interest Income. Interest income was $49.8 million for the year ended December 31, 2006, an increase of $9.8 million or 24.5% from $40.0 million of interest income for the year ended December 31, 2005. The average balance of our interest-bearing assets increased $85.8 million or 11.4% to $840.5 million for 2006 compared to $754.7 million for 2005. The average yield on our interest-bearing assets increased 63 basis points to 5.93% for 2006 compared to 5.30% for 2005. The increase in interest income in 2006 was primarily a result of growth in the average balance of our loan portfolio. The average balance of our loan portfolio increased $101.8 million or 21.7% to $570.9 million for the year ended December 31, 2006 from $469.1 million for the year ended December 31, 2005. Additionally, the average yield on our loan portfolio increased 53 basis points to 6.77% for 2006 from 6.24% for 2005. The asset growth has been a result our strategic plan to leverage our capital through loan growth. The growth of the loan portfolio was partially offset by a $22.6 million or 13.6% decrease in the average balance of our mortgage-backed securities to $143.7 million for 2006 from $166.3 million for 2005.

Interest Expense. Interest expense increased $8.3 million or 43.5% to $27.3 million for the year ended December 31, 2006 compared to $19.0 million for the year ended December 31, 2005. The increase in interest expense for 2006 was primarily the result of increases in the average balance of, and average rate paid on, deposits. During the year ended December 31, 2006 compared to the year ended December 31, 2005, our average deposit balance grew by $80.1 million or 19.3%, primarily due to growth in higher-rate certificates of deposit. The average balance of our certificates of deposit increased $102.8 million or 43.4% to $339.7 million for 2006 from $237.0 million for 2005. The growth in certificates of deposit was a result of higher market rates of interest on certificates of deposit relative to other deposit products and other investments in the current interest rate environment. The average rate we paid on our certificate of deposits increased 106 basis points to 4.60% for 2006 from 3.54% for 2005. As a result of the increase in our certificates of deposit as a proportion of our total deposits, as well as the rising interest rate environment, the average rate we paid on all of our deposits increased 101 basis points to 3.39% for 2006 from 2.38% for 2005. Over the long term, we continue to remain focused on maintaining and growing our base of core deposits. There is, however, significant competition for core deposits, and no assurance can be given that we will succeed in increasing the proportion of core deposits that we hold. In fact, our core deposits have decreased as a percentage of total deposits during the past three years. Also contributing to the increase in interest expense in 2006 compared to 2005 was a $9.6 million or 5.6% increase in the average balance of our FHLB advances to $201.8 million for 2006 compared to $192.2 million for 2005. The average rate on our FHLB advances increased 27 basis points to 4.78% for 2006 from 4.51% for 2005.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		Year Ended December 31,
		2006			2005
	Yield/Rate at December 31, 2006	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
		(Dollars in Thousands)
Interest-earning assets:
Investment securities(1)	4.67%	$100,211	$4,005	4.00%	$96,786	$3,250	3.36%
Mortgage-backed securities	4.37	143,664	6,031	4.20	166,309	6,869	4.13
Loans receivable(2)	6.71	570,850	38,633	6.77	469,076	29,283	6.24
Other interest-earning assets	5.25	25,809	1,149	4.45	22,551	609	2.70
Total interest-earning assets	6.07%	840,534	49,818	5.93%	754,722	40,011	5.30%
Cash and non-interest bearing balances		19,095			20,413
Other non-interest-earning assets		25,617			21,556
Total assets		$885,246			$796,691
Interest-bearing liabilities:
Deposits:
Savings and money market accounts	1.17%	$101,755	1,129	1.11%	$125,834	1,412	1.12%
Checking accounts	0.01	53,676	11	0.02	52,282	66	0.13
Certificate accounts	4.98	339,712	15,634	4.60	236,962	8,391	3.54
Total deposits	3.43	495,143	16,774	3.39	415,078	9,869	2.38
FHLB advances	4.78	201,810	9,656	4.78	192,189	8,668	4.51
Other borrowings	4.90	20,155	838	4.16	20,198	462	2.29
Total interest-bearing liabilities	3.76%	717,108	$27,268	3.80%	627,465	$18,999	3.03%
Non-interest-bearing liabilities:
Non-interest-bearing demand accounts		42,191			39,900
Real estate tax escrow accounts		2,528			2,263
Other liabilities		8,831			7,406
Total liabilities		770,658			677,034
Stockholders’ equity		114,588			119,657
Total liabilities and stockholders’ equity		$885,246			$796,691
Net interest-earning assets		$123,426			$127,257
Net interest income; average Interest rate spread			$22,550	2.13%		$21,012	2.27%
Net interest margin(3)				2.68%			2.78%

(1)
Investment securities for the 2006 period include 47 non-taxable municipal bonds with an aggregate average balance of $20.4 million and an average yield of 4.2%. Investment securities for the 2005 period include 47 non-taxable municipal bonds with an aggregate average balance of $16.3 million and an average yield of 4.2%. The tax-exempt income from such securities has not been calculated on a tax equivalent basis.

(2)
Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses. The impact of loan fee income has an immaterial effect on this analysis.

(3)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31, 2006 Compared to 2005
	Increase (Decrease) Due to
	Rate	Volume	Rate/Volume	Total Increase (Decrease)
	(Dollars in Thousands)
Interest income:
Investment securities(1)	$618	$115	$22	$755
Mortgage-backed securities	113	(935)	(16)	(838)
Loans receivable, net	2,462	6,353	535	9,350
Other interest-earning assets	395	88	57	540
Total interest-earning assets	3,588	5,621	598	9,807
Interest expense:
Savings accounts	(16)	(270)	3	(283)
Checking accounts	(55)	2	(2)	(55)
Certificate accounts	2,514	3,638	1,091	7,243
Total deposits	2,443	3,370	1,092	6,905
FHLB advances	528	434	26	988
Other borrowings	378	(1)	(1)	376
Total interest-bearing liabilities	3,349	3,803	1,117	8,269
Increase in net interest income	$239	$1,818	$(519)	$1,538

(1)
Investment securities for the 2006 period include 47 non-taxable municipal bonds with an aggregate average balance of $20.4 million and an average yield of 4.2%. Investment securities for the 2005 period include 47 non-taxable municipal bonds with an aggregate average balance of $16.3 million and an average yield of 4.2%. The tax-exempt income from such securities has not been calculated on a tax equivalent basis.

Provision for Loan Losses. We made a $186,000 provision for loan losses for the year ended December 31, 2006 compared to a provision of $25,000 for the year ended December 31, 2005. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. In our analysis of the loan portfolio we consider our past loan loss experience, the volume and composition of lending conducted during the year, adverse situations that may affect a borrower’s ability to repay, the estimated value of underlying collateral, current economic conditions and other factors affecting the known and inherent losses in the portfolio. During 2006, our analysis of our past loss experience combined with consideration of the inherent losses associated with certain types of lending identified the need to adjust the allowance percentages assigned to certain loan categories. The shifts in the allowance percentages were considered appropriate based upon a review of the collateral generally obtained for those types of loans, the current real estate trends affecting such collateral and the impact of the current economic environment on different borrowers’ financial performance and ability to repay. These factors, in addition to the overall growth in the loan portfolio, impacted our analysis of the adequacy of our allowance for loan losses and resulted in the provision taken during 2006. At December 31, 2006, we held an aggregate of $2.3 million of loans to one borrower, consisting of construction and commercial real estate loans that were placed on non-accrual status in the fourth quarter and were determined to be impaired. The loans were placed on non-accrual status as certain loans had become over 90 days delinquent. We have obtained a confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the properties, as well as the additional collateral available, we do not expect to incur any losses on the loans to this borrower. As such, no allowance for loan losses was established for these loans as a result of our measurement of impaired loans at December 31, 2006.  At December 31, 2006, non-performing loans amounted to 0.42% of loans receivable and our allowance for loan losses amounted to 62.69% of non-performing loans.

Non-interest Income. Our total non-interest income amounted to $2.9 million for the year ended December 31, 2006 compared to $2.8 million for year ended December 31, 2005, an increase of $78,000 or 2.8%. This increase was due in part to a $186,000 increase in income on bank owned life insurance (“BOLI”). Our BOLI is expected to continue to generate positive income going forward and is intended to fund various employee benefit programs that we maintain. Additionally, non-interest income improved due to the fact that no impairment charge was recorded on our investment securities in 2006 whereas a $73,000 impairment charge on investment securities was recorded in 2005. The impaired securities were sold for a loss in the first quarter of 2006. The impairment charge taken during 2005 was the result of management’s periodic evaluations of its investment portfolio and the determination that the fair value of certain securities would not recover to their cost. Although market values of our investments fluctuate as market conditions change, management believes that the overall credit quality of its investment portfolio is strong and further impairment charges are not expected in 2007. The increases in income in bank owned life insurance and impairment charge on investment securities were partially offset by a $98,000 decrease in the gain on derivative instruments, net, as our final swap agreement expired in December 2005, as well as a $60,000 decrease in service charge income.

Non-interest Expense. Our total non-interest expense for the year ended December 31, 2006 amounted to $15.7 million, representing an increase of $771,000 or 5.1% from the year ended December 31, 2005. Decreases in occupancy expense and professional services expense were offset by increases in other expense categories. The largest increases in expense for 2006 compared to 2005 were in salaries and employee benefits expense, depreciation expense, data processing expense and other non-interest expense. The decrease in professional services expense of $224,000 for 2006 compared to 2005 was primarily the result of reduced audit fees. No such decrease is expected for 2007. Salaries and employee benefits expense increased $662,000 or 8.3% for the year ended December 31, 2006 compared to the year ended December 31, 2005. This increase was primarily due to additional expenses of $379,000 in the aggregate relating to the Company’s 2005 Stock Option Plan and 2005 Recognition and Retention Plan, both of which began in the third quarter of 2005. The aggregate expense for these plans is expected to remain relatively consistent in 2007, but is anticipated to increase in future years in light of our plans to implement new stock option and stock recognition and retention plans. See “Management - New Stock Benefit Plans.” The remainder of the increase in salaries and employee benefits expense was primarily due to growth in the total number of employees from 134 total employees at December 31, 2005 to 148 total employees at December 31, 2006, primarily due to the opening of additional branch offices. In addition, salaries and employee benefits expense increased in 2006 due to normal merit increases in salaries, higher health and insurance benefit costs, and an increase in the expense for our ESOP, partially offset by a decrease in the total year-end bonuses paid. We anticipate additional increases in salaries and employee benefits due to additional staffing needs, further merit increases in salary, and continued rising benefit costs. We also anticipate an increase in the expense for our ESOP, which is based on the market price of our stock, in light of the additional shares to be purchased by the ESOP in the conversion and offering. Depreciation expense for 2006 compared to 2005 increased $152,000 or 29.3%. The increase for the full year was primarily due to our new branch office facilities. We expect a further increase in depreciation expense in 2007 as a result of these new branches and additional branches expected to open in 2007. Data processing expense for 2006 compared to 2005 increased $79,000 or 6.5%, primarily due to the increase in our deposit and loan accounts and transactions and our additional branch offices. This expense is also expected to increase for 2007 as our deposit and loan activity increases and additional branch offices are added. Additional expenses of approximately $158,000 were recognized in other non-interest expense for stock option plan and recognition and retention plan awards to directors in 2006, but were somewhat offset by decreases in various other categories of other non-interest expense. The aggregate expense for stock option plan and recognition and retention plan awards to directors is expected to remain relatively consistent in 2007.

Income Tax Expense. Income tax expense for the year ended December 31, 2006 amounted to $2.7 million compared to $2.5 million for the year ended December 31, 2005. The fluctuation in income tax expense from year to year is primarily the result of an increase in our pre-tax income. Our effective tax rate improved slightly to 28.4% for the year ended December 31, 2006 from 28.5% for the year ended December 31, 2005.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

General. We had net income of $6.3 million for the year ended December 31, 2005, representing an increase of $1.7 million or 38.4% over net income of $4.6 million for the year ended December 31, 2004. Earnings per share was $0.41 for the year ended December 31, 2005. Our net interest income improved by $4.4 million or 26.3% to $21.0 million for 2005 from $16.6 million for 2004. The improvement was primarily a result of an increase in the average balances of our interest earning assets, most notably loans, combined with increases in the average yields on those assets. These increases were partially offset by increases in the average balances of our interest bearing liabilities and the rates paid on those liabilities. Overall, our net interest margin improved 11 basis points to 2.78% for 2005 from 2.67% for 2004, although our average interest rate spread decreased slightly to 2.27% for 2005 from 2.30% for 2004. Our non-interest income improved $555,000 or 24.7% to $2.8 million for 2005 from $2.2 million for 2004. The increase was due primarily to an improvement in our gain (loss) on derivative instruments, net and income on bank owned life insurance, which was purchased in 2005. Our non-interest expense also increased, growing $3.0 million or 24.6% to $15.0 million for 2005 from $12.0 million for 2004. The increase was due primarily to increases in salaries and employee benefits expense, occupancy expense, professional services expense and advertising and promotions expense.

Interest Income. Interest income was $40.0 million for the year ended December 31, 2005, an increase of $9.2 million or 29.7% from $30.8 million of interest income for the year ended December 31, 2004. This increase in interest income was primarily a result of growth in the average balance of interest-earning assets, as well as increases in the average yields on those assets. The average balance of our interest-earning assets improved $132.0 million or 21.2% to $754.7 million for 2005 compared to $622.7 million for 2004. The average yield on our interest-earnings assets improved 35 basis points to 5.30% for 2005 compared to 4.95% for 2004. The most substantial growth was seen in our loan portfolio. The average balance of our loan portfolio increased $84.1 million or 21.8% to $469.1 million for 2005 from $385.0 million for 2004. Additionally, the average yield on our loan portfolio improved 31 basis points to 6.24% for 2005 compared to 5.93% for 2004. The average balance of our mortgage-backed securities in 2005 increased by $29.4 million over the 2004 average and the average balance of our investment securities increased by $12.5 million over the same periods. The average yields on such securities in 2005 improved 17 and 49 basis points, respectively, from the prior year to 4.13% and 3.36%, respectively, for 2005. The asset growth has been a result of our strategic plan to leverage the capital raised in our 2004 initial public offering, in part, through loan growth. A substantial amount of the net proceeds that had been initially invested in securities and deposits that yielded a market rate were redeployed into loans throughout 2005.

Interest Expense. Interest expense increased $4.8 million or 33.7% to $19.0 million for the year ended December 31, 2005 compared to $14.2 million for the year ended December 31, 2004. The increase in interest expense for 2005 was the result of increases in the average balances of, and average rates paid on, all categories of interest-bearing liabilities. The average balance of our interest-bearing liabilities increased $91.0 million or 17.0% to $627.5 million for 2005 compared to $536.4 million for 2004. The average rate on our interest-bearing liabilities increased 38 basis points to 3.03% for 2005 compared to 2.65% for 2004. For 2005 compared to 2004, our average deposit balance grew by $66.0 million or 18.9%, due primarily to growth in higher-rate certificates of deposit. The average balance of our certificates of deposit increased $61.5 million or 35.0% to $237.0 million for 2005 compared to $175.5 million for 2004. The growth in certificates of deposit was a result of higher market rates of interest on certificates of deposit relative to other deposit products. The average balance of FHLB advances also increased for 2005 when compared to 2004. The average balance of our FHLB advances increased $22.5 million or 13.3% to $192.2 million for 2005 compared to $170.0 million for 2004. The average rate on our FHLB advances was relatively consistent, increasing only seven basis points to 4.51% for 2005 compared to 4.44% for 2004.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Year Ended December 31,
	2005			2004
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Investment securities(1)	$96,786	$3,250	3.36%	$84,320	$2,423	2.87%
Mortgage-backed securities	166,309	6,869	4.13	136,864	5,421	3.96
Loans receivable(2)	469,076	29,283	6.24	384,990	22,821	5.93
Other interest-earning assets	22,551	609	2.70	16,554	184	1.11
Total interest-earning assets	754,722	40,011	5.30%	622,728	30,849	4.95%
Cash and non-interest bearing balances	20,413			17,241
Other non-interest-earning assets	21,556			11,157
Total assets	$796,691			$651,126
Interest-bearing liabilities:
Deposits:
Savings and money market accounts	$125,834	1,412	1.12%	$120,748	1,065	0.88%
Checking accounts	52,282	66	0.13	52,804	44	0.08
Certificate accounts	236,962	8,391	3.54	175,492	5,452	3.11
Total deposits	415,078	9,869	2.38	349,044	6,561	1.88
FHLB advances	192,189	8,668	4.51	169,699	7,532	4.44
Other borrowings	20,198	462	2.29	17,703	116	0.66
Total interest-bearing liabilities	627,465	$18,999	3.03%	536,446	$14,209	2.65%
Non-interest-bearing liabilities:
Non-interest-bearing demand accounts	39,900			45,861
Real estate tax escrow accounts	2,263			2,204
Other liabilities	7,406			6,028
Total liabilities	677,034			590,539
Stockholders’ equity	119,657			60,587
Total liabilities and stockholders’ equity	$796,691			$651,126
Net interest-earning assets	$127,257			$86,282
Net interest income; average Interest rate spread		$21,012	2.27%		$16,640	2.30%
Net interest margin(3)			2.78%			2.67%

(1)
Investment securities for the 2005 period include 47 non-taxable municipal bonds with an aggregate average balance of $16.3 million and an average yield of 4.2%. Investment securities for the 2004 period include 26 non-taxable municipal bonds with an aggregate average balance of $3.4 million and an average yield of 4.3%. The tax-exempt income from such securities has not been calculated on a tax equivalent basis.

(2)
Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses. The impact of loan fee income has an immaterial effect on this analysis.

(3)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31, 2005 Compared to 2004
	Increase (Decrease) Due to
	Rate	Volume	Rate/Volume	Total Increase (Decrease)
	(Dollars in Thousands)
Interest income:
Investment securities(1)	$409	$358	$60	$827
Mortgage-backed securities	232	1,166	50	1,448
Loans receivable, net	1,213	4,984	265	6,462
Other interest-earning assets	263	67	95	425
Total interest-earning assets	2,117	6,575	470	9,162
Interest expense:
Savings accounts	290	45	12	347
Checking accounts	22	—	—	22
Certificate accounts	762	1,910	267	2,939
Total deposits	1,074	1,955	279	3,308
FHLB advances	122	998	16	1,136
Other borrowings	289	16	41	346
Total interest-bearing liabilities	1,485	2,969	336	4,790
Increase in net interest income	$632	$3,606	$134	$4,372

(1)
Investment securities for the 2005 period include 47 non-taxable municipal bonds with an aggregate average balance of $16.3 million and an average yield of 4.2%. Investment securities for the 2004 period include 26 non-taxable municipal bonds with an aggregate average balance of $3.4 million and an average yield of 4.3%. The tax-exempt income from such securities has not been calculated on a tax equivalent basis.

Provision for Loan Losses. We made a $25,000 provision for loan losses for the year ended December 31, 2005 compared to a provision of $45,000 for the year ended December 31, 2004. The provision taken during 2005 was primarily the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remained strong. At December 31, 2005, non-performing loans amounted to 0.54% of loans receivable and our allowance for loan losses amounted to 50.3% of non-performing loans. The balance of non-performing loans at December 31, 2005 consisted primarily of one loan, with a carrying value of $2.9 million, placed on non-accrual status in the fourth quarter. An allowance was reserved on this loan at December 31, 2005. The outstanding balance of this loan, including all past due interest and costs, was paid in full in April 2006.

Non-interest Income. Our total non-interest income amounted to $2.8 million for the year ended December 31, 2005 compared to $2.2 million for year ended December 31, 2004. The increase was due primarily to $499,000 of income from BOLI purchased in March 2005 and a $98,000 gain on derivative instruments in 2005 compared to a loss of $141,000 in 2004. Income from BOLI and the gain on derivative instruments in the year ended December 31, 2005, was partially offset by a $73,000 impairment charge on investment securities recognized in 2005 with no comparable charge in 2004, a $67,000 decrease in service charges and a $31,000 decrease in other non-interest income. The decrease in service charges in 2005 when compared to 2004 was due primarily to a $61,000 decrease in fees generated by our overdraft protection program due to a decrease in the volume of customer overdrafts. The decrease in other non-interest income in 2005 compared to 2004 was due to decreases in various categories of income.

Non-interest Expense. Our total non-interest expense for the year ended December 31, 2005 amounted to $15.0 million, representing an increase of $3.0 million or 24.6% from the year ended December 31, 2004. The overall increase was due to increases in all categories of non-interest expense other than data processing expense, which decreased slightly. Salaries and employee benefits expense increased $1.6 million or 24.7% for 2005 compared to 2004. This increase was primarily due to additional expenses of $838,000 in the aggregate relating to our ESOP, stock option plan and recognition and retention plan, all of which began in 2005. The remainder of the increase in salaries and employee benefits expense was due to growth in the total number of employees, normal merit increases in salaries, and higher benefit costs. Our occupancy expense increased approximately $480,000 or 41.2% in 2005 compared to 2004, due in part to the leases entered into for three new branches. Professional services expense increased approximately $382,000 or 75.1% due primarily to increased audit and professional fees as the result of becoming a public reporting entity. Other non-interest expense increased approximately $374,000 or 25.8% due primarily to additional expense of $151,000 for stock option plan and recognition and retention plan awards to directors combined with smaller increases in various other categories of other non-interest expense.

Income Tax Expense. Income tax expense for the year ended December 31, 2005 amounted to $2.5 million compared to $2.3 million for the year ended December 31, 2004. The fluctuations in income tax expense from year to year is the result of an increase in our pre-tax income partially offset by an improvement in our effective tax rate. Our effective tax rate decreased to 28.5% for 2005 from 33.2% for 2004. The improved tax rate was primarily a result of increased investment in tax-exempt municipal securities and BOLI income, which is also tax exempt.

Asset/Liability Management and Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies.

The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an Asset/Liability Committee at Abington Bank, which is comprised of our President and Chief Executive Officer, three Senior Vice Presidents and two Vice Presidents of Lending, and which is responsible for reviewing our asset/liability policies and interest rate risk position. The Asset/Liability Committee meets on a regular basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings.

In recent years, we primarily have utilized the following strategies in our efforts to manage interest rate risk:

•
we have increased our originations of shorter term loans and/or loans with adjustable rates of interest, particularly construction loans, commercial real estate and multi-family residential mortgage loans and home equity lines of credit;

•	we have attempted to match fund a portion of our securities portfolio with borrowings having similar expected lives;

•	we have attempted, where possible, to extend the maturities of our deposits and borrowings; and

•	we have invested in securities with relatively short anticipated lives, generally three to five years, and increased our holding of liquid assets.

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income. Our current asset/liability policy provides that our one-year interest rate gap as a percentage of total assets should not exceed positive or negative 20%. This policy was adopted by our management and Board based upon their judgment that it established an appropriate benchmark for the level of interest-rate risk, expressed in terms of the one-year gap, for Abington Bank. In the event our one-year gap position were to approach or exceed the 20% policy limit, we would review the composition of our assets and liabilities in order to determine what steps might appropriately be taken, such as selling certain securities or loans or repaying certain borrowings, in order to maintain our one-year gap in accordance with the policy. Alternatively, depending on the then-current economic scenario, we could determine to make an exception to our policy or we could determine to revise our policy. In recent periods, our one-year gap position was well within our policy. Our one-year cumulative gap was a negative 14.70% at December 31, 2006, compared to a negative 4.09% at December 31, 2005. We have become more liability sensitive in 2006 mainly as a result of increases in our short-term deposits, primarily short-term certificates of deposit. Partially for this reason, we continue to remain focused on maintaining and growing our base of core deposits, which are less interest-rate sensitive. Part of the reason that we determined several years ago to increase our originations of commercial real estate and multi-family residential real estate loans, construction loans, home equity lines and commercial business loans, all of which generally have shorter terms to maturity than single-family residential mortgage loans and are more likely to have floating or adjustable rates of interest, was, in part, to increase the amount of our interest rate sensitive assets in the one- to three-year time horizon. By increasing the amount of our interest rate sensitive assets in the one-to three-year time horizon, we felt that we better positioned ourselves to benefit from a rising interest rate environment because the average interest rates on our loans would increase as general market rates of interest were increasing.

The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding December 31, 2006, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2006, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 10% to 26%. The annual prepayment rate for mortgage-backed securities is assumed to range from 9% to 63%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or “decay rates,” of 16%, 12.5% and 0%, respectively.

	6 Months or Less	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount
	(Dollars in Thousands)
Interest-earning assets(1):
Loans receivable(2)	$240,883	$45,261	$128,763	$73,126	$119,546	$607,579
Mortgage-backed securities	24,690	19,335	48,168	21,045	22,525	135,763
Investment securities	13,757	6,100	25,986	18,000	32,356	96,199
Other interest-earning assets	33,670	—	—	—	—	33,670
Total interest-earning assets	313,000	70,696	202,917	112,171	174,427	873,211
Interest-bearing liabilities:
Savings and money market accounts	$13,913	$13,913	$35,108	$16,154	$14,227	$93,315
Checking accounts	—	—	—	—	59,527	59,527
Certificate accounts	276,096	70,330	17,823	10,636	14,088	388,973
FHLB advances	118,056	9,605	37,062	11,409	20,161	196,293
Other borrowed money	17,781	—	—	—	—	17,781
Total interest-bearing liabilities	425,846	93,848	89,993	38,199	108,003	755,889

Interest-earning assets less interest-bearing liabilities	$(112,846)	$(23,152)	$112,924	$73,972	$66,424	$117,322

Cumulative interest-rate sensitivity gap(3)	$(112,846)	$(135,998)	$(23,074)	$50,898	$117,322

Cumulative interest-rate gap as a percentage of total assets at December 31, 2006	(12.20)%	(14.70)%	(2.49)%	5.50%	12.68%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at December 31, 2006	73.50%	73.83%	96.22%	107.86%	115.52%

(1)   Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)   For purposes of the gap analysis, loans receivable includes non-performing loans net of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

(3)   Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly for those assumed in calculating the table. Finally, the ability of ma n y borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Net Portfolio Value and Net Interest Income Analysis. Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) and net interest income (“NII”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of December 31, 2006 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

	Net Portfolio Value			NPV as % of Portfolio Value of Assets
Change in Interest Rates In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in Thousands)
200bp	$102,537	$(23,209)	(18.46)%	11.75%	(239)bp
100	115,600	(10,146)	(8.07)	12.86	(128)
Static	125,746	—	—	13.61	—
(100)	121,608	(4,138)	(3.29)	12.98	(115)
(200)	106,949	(18,797)	(14.95)	11.38	(276)

In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of December 31, 2006.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in Thousands)
200bp	$22,063	$(1,564)	(6.62)%
100	22,959	(668)	(2.83)
Static	23,627	—	—
(100)	23,212	(415)	(1.76)
(200)	18,869	(4,758)	(20.14)

The above table indicates that as of December 31, 2006, in the event of an immediate and sustained 200 basis point increase in interest rates, Abington Bank’s net interest income for the 12 months ending December 31, 2007 would be expected to decrease by $1.6 million or 6.62% to $22.1 million.

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We adopted this guidance on January 1, 2007. The adoption did not have any effect on our financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Asset- An Amendment of FASB Statement No. 140. This statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It also permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. We adopted this statement effective January 1, 2007. The adoption did not have a material effect on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. We adopted this Interpretation on January 1, 2007.  The adoption did not have any effect on our financial position or results of operations.

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) in Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 applies to life insurance arrangements that provide an employee with a specified benefit that is not limited to the employee’s active service period, including certain bank-owned life insurance (“BOLI”) policies. EITF 06-4 requires an employer to recognize a liability and related compensation costs for future benefits that extend to postretirement periods. EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. We are continuing to evaluate the impact of this consensus, which will require us to recognize an additional liability and compensation expense related to our BOLI policies.

In September 2006, the FASB ratified the consensus reached by the EITF in Issue 06-5, Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. Technical Bulletin No. 85-4 states that an entity should report as an asset in the statement of financial position the amount that could be realized under the insurance contract. EITF 06-5 clarifies certain factors that should be considered in the determination of the amount that could be realized. EITF 06-5 is effective for fiscal years beginning after December 15, 2006, with earlier application permitted under certain circumstances. We are continuing to evaluate the impact of this consensus, but do not expect that the guidance will have a material effect on our consolidated financial position or results of operations.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). This statement which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS No. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. We adopted SFAS No. 158 as of December 31, 2006.

We maintain a nonqualified, unfunded, defined benefit pension plan for the board of directors and certain officers that is more fully described in Note 14 of the notes to our consolidated financial statements. The incremental effect of applying SFAS No. 158 to this plan on individual line items in the consolidated statement of financial condition as of December 31, 2006 is as follows:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158

Deferred tax asset	$2,536,432	$272,284	$2,808,716
Total assets	924,913,998	272,284	925,186,282
Accounts payable and accrued expenses	4,078,549	800,836	4,879,385
Total liabilities	810,283,222	800,836	811,084,058
Accumulated other comprehensive loss	(2,081,848)	(528,552)	(2,610,400)
Total stockholders’ equity	114,630,776	(528,552)	114,102,224

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We adopted SAB No. 108 as of December 31, 2006, and it had no impact on our reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No.157. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 159 on our consolidated financial position or results of operations.

BUSINESS

General

Abington Community Bancorp, Inc. is a Pennsylvania corporation which was organized to be a mid-tier holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank. The bank is a wholly owned subsidiary of Abington Community Bancorp. Abington Community Bancorp’s results of operations are primarily dependent on the results of Abington Bank and the bank’s wholly owned subsidiaries, ASB Investment Co., Keswick Services II and its wholly owned subsidiaries, and Abington Corp. As of December 31, 2006, on a consolidated basis, we had total assets of $925.2 million, total deposits of $587.0 million, and total stockholders’ equity of $114.1 million.

Abington Community Bancorp was formed when Abington Bank reorganized from a mutual savings bank to a mutual holding company structure in December 2004. Abington Mutual Holding Company, a Pennsylvania corporation, is the mutual holding company parent of Abington Community Bancorp. Abington Mutual Holding Company owns approximately 57.1% of outstanding common stock of Abington Community Bancorp.

Abington Bank is a community-oriented savings bank, which was originally organized in 1867 and is headquartered in Jenkintown, Pennsylvania, approximately eight miles north of center city Philadelphia. Our banking office network currently consists of our headquarters and main office, nine other full-service branch offices and five limited service branch offices. In addition, we maintain a loan processing office in Jenkintown, Pennsylvania. Eleven of our banking offices are located in Montgomery County, Pennsylvania, three are in neighboring Bucks County, Pennsylvania and one is in Delaware County, Pennsylvania. We plan to open two additional bank branch offices in 2007 - one in Montgomery County and one in Bucks County. Both branch offices are expected to open in mid-2007. Our limited service offices have limited hours of operation and/or are limited to serving customers who live or work in the community in which the limited service office is located. Four of our limited service offices are located in retirement or age restricted communities. We maintain ATMs at all of our banking offices and we also have two off-site ATMs, located at a local grocery store and a local college. We also provide on-line banking and telephone banking services.

We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, construction loans, non-residential or commercial real estate mortgage loans, home equity loans, commercial business loans and consumer loans. We are an active originator of residential home mortgage loans and home construction loans in our market area. In addition to offering loans and deposits, we also offer securities and annuities to our customers through an affiliation with a third-party broker-dealer.

Market Area and Competition

Our market area is located in Montgomery, Bucks and Delaware Counties, Pennsylvania, which are suburbs of Philadelphia. In addition, particularly with respect to commercial and construction lending, we also make loans in Philadelphia and Chester Counties, Pennsylvania and contiguous counties in New Jersey and Delaware. This area is referred to as the Delaware Valley region.

Population in Montgomery, Bucks and Delaware Counties was approximately 2.0 million people at the end of 2006. Population growth in these counties has been in the range of 0.4% to 1.0% annually over the last several years, compared to a 0.6% growth rate for the whole state and 1.3% for the United States over that period. The three counties are relatively affluent as reflected in an average per capita income of approximately $37,000 for 2006, compared to approximately $21,000 for the state and approximately $22,000 for the entire United States. The growth rate of per capita income in Montgomery, Bucks and Delaware Counties has been 4.6% to 4.7% over the last several years compared to a 4.2% growth rate for the state and a 3.9% growth rate for the United States as a whole. The median age in the three counties was approximately 40.0 years for 2006 compared to 39.9 years for the state and 36.5 years for the United States as a whole.

We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within our market area, more than 50 other banks, savings institutions and credit unions are operating. Many of the financial service providers operating in our market area are significantly larger and have greater financial resources than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. At December 31, 2006, our net loan portfolio totaled $605.1 million or 65.4% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as “single-family,” residential real estate loans located in our market area. In addition, while we have been making construction loans to homebuilders and others for more than 30 years, we have increased our construction lending activities in recent years. We also have increased our emphasis on originating commercial real estate and multi-family (over four units) residential mortgage loans. We also originate home equity lines of credit, commercial business loans and consumer loans.

The types of loans that we may originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31,
	2006		2005		2004		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One- to four-family residential	$375,744	57.55%	$323,710	54.88%	$243,705	54.69%	$223,963	55.95%	$247,159	61.70%
Commercial real estate and multi-family residential	92,428	14.16	76,647	12.99	74,642	16.75	64,029	16.00	61,247	15.29
Construction	134,976	20.67	132,789	22.51	83,253	18.68	66,875	16.71	50,401	12.58
Home equity lines of credit	33,953	5.20	41,063	6.96	32,049	7.19	31,185	7.79	25,571	6.38
Total real estate loans	637,101	97.58	574,209	97.34	433,649	97.31	386,052	96.45	384,378	95.95
Commercial business loans	11,416	1.75	10,975	1.86	8,540	1.92	10,403	2.60	11,353	2.83
Consumer non-real estate loans	4,400	0.67	4,712	0.80	3,433	0.77	3,792	0.95	4,877	1.22
Total non-real estate loans	15,816	2.42	15,687	2.66	11,973	2.69	14,195	3.55	16,230	4.05
Total loans	652,917	100.00%	589,896	100.00%	445,622	100.00%	400,247	100.00%	400,608	100.00%
Less:
Undisbursed portion of construction loans in process	45,338		57,690		30,131		32,699		25,880
Deferred loan fees, net	913		1,264		1,423		1,472		1,891
Allowance for loan losses	1,603		1,455		1,413		1,456		1,813
Net loans	$605,063		$529,487		$412,655		$364,620		$371,024

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of December 31, 2006, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four-Family Residential	Commercial Real Estate and Multi-Family Residential	Construction	Home Equity Lines of Credit	Commercial Business Loans	Consumer	Total
	(In Thousands)
Amounts due after December 31, 2006 in:
One year or less	$13,266	$32,007	$79,412	$33,953	$7,593	$198	$166,429
After one year through two years	2,768	4,813	39,032	—	290	453	47,356
After two years through three years	3,777	115	6,044	—	950	1,868	12,754
After three years through five years	9,042	756	6,989	—	2,583	1,648	21,018
After five years through ten years	31,891	11,402	3,499	—	—	76	46,868
After ten years through fifteen years	89,565	10,981	—	—	—	107	100,653
After fifteen years	225,435	32,354	—	—	—	50	257,839
Total	$375,744	$92,428	$134,976	$33,953	$11,416	$4,400	$652,917

The following table shows the amount of our loans at December 31, 2006, which are due after December 31, 2007, and indicates whether they have fixed-rates of interest or rates which are floating or adjustable.

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2006
	(In Thousands)

One- to four-family residential	$296,873	$65,605	$362,478
Commercial real estate and multi-family residential	43,727	16,694	60,421
Construction	—	55,564	55,564
Home equity lines of credit	—	—	—
Commercial business loans	3,459	364	3,823
Consumer non-real estate	3,575	627	4,202
Total	$347,634	$138,854	$486,488

Loan Originations. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, our commercial and construction loan officers actively solicit new loans throughout our market area. Single-family residential mortgage loan applications and consumer loan applications are taken at any of Abington Bank’s banking offices. Beginning in November 2005, we also began taking single-family residential mortgage loan applications and consumer loan applications on-line. Applications for other loans typically are taken personally by our commercial or construction lending officers, although they may be received by a branch office initially and then referred to a construction or commercial lender. All loan applications are processed and underwritten centrally at our loan processing office and main office in Jenkintown, Pennsylvania.

Our single-family residential mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) and Federal National Mortgage Association (“FNMA” or “Fannie Mae”). We also utilize automated loan processing and underwriting software systems developed by Freddie Mac for our new single-family residential mortgage loans. Property valuations of loans secured by real estate are undertaken by our in-house appraiser or by an independent third-party appraiser approved by our board of directors.

Specified loan officers of Abington Bank have limited authority to approve automobile loans and other consumer loans up to $15,000. Home equity loans and lines of credit may be approved jointly by two authorized Vice Presidents. Our loan policy generally requires that all other loans up to $2.0 million must be approved by either the Consumer Loan Committee (which is comprised of the Bank’s President, Senior Vice President - Lending and five other officers) or Commercial Loan Committee (comprised of the Bank’s President, Senior Vice President - Lending and five other officers). All of such loans are reported to our board of directors on a monthly basis. Loans exceeding $2.0 million must be approved by the full board of directors.

In addition to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate and multi-family residential mortgage loans and construction loans, from other financial institutions in our market area. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. Generally, we have purchased such loans without recourse to the seller. However, we actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower. We purchased an aggregate of $30.3 million and of loan participation interests from other financial institutions during the year ended December 31, 2006.

On occasion, we have sold residential mortgage loans into the market, but we did not sell any residential mortgage loans during 2006, 2005 or 2004. Depending on market conditions, we may consider such sales in the future. In addition, we have sold participation interests in loans originated by us to other institutions. When we have sold participation interests or whole loans, it generally has been done on the basis of very limited recourse. As of December 31, 2006, our total exposure to recourse arrangements with respect to our sales of whole loans and participation interests in loans was $185,000. We generally have sold participation interests in loans only when a loan would exceed our loans-to-one borrower limits. The Bank’s loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus, or $14.0 million at December 31, 2006. During the year ended December 31, 2006, we sold $3.0 million in loan participation interests to other institutions.

The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Loan originations:
One- to four-family residential	$91,963	$100,321	$64,593
Commercial real estate and multi-family residential	13,551	30,734	23,996
Construction	38,163	94,857	51,159
Home equity lines of credit	7,558	12,836	13,196
Commercial business	20,157	14,729	11,607
Consumer non-real estate	322	561	1,389
Total loan originations	171,714	254,038	165,940
Loans purchased:
Whole loans	—	11,508	—
Participation interests	30,289	18,100	15,300
Total loans purchased	30,289	29,608	15,300
Loans sold:
Whole loans	—	—	—
Participation interests	(3,000)	(8,281)	—
Total loans sold	(3,000)	(8,281)	—
Loan principal repayments	(135,981)	(131,091)	(135,866)
Total loans sold and principal repayments	(138,981)	(139,372)	(135,866)
Increase or (decrease) due to other items, net(1)	12,554	(27,442)	2,661
Net increase in loan portfolio	$75,576	$116,832	$48,035

(1) Other items consist of loans in process, deferred fees and the allowance for loan losses.

One- to Four-Family Residential Mortgage Lending. One of our primary lending activities continues to be the origination of loans secured by first mortgages on one- to four-family residences in our market area. At December 31, 2006, $375.7 million of our total loan portfolio consisted of single-family residential mortgage loans. Due primarily to increased mortgage loan prepayments, primarily as a result of refinance activity in the relatively low interest rate environment in recent years, as well as our increased emphasis on commercial real estate, construction and commercial business loans, the percentage of single-family residential mortgage loans in our portfolio has decreased from 61.7% at December 31, 2002 to 57.6% at December 31, 2006.

Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming with guidelines issued by Freddie Mac and Fannie Mae. We utilize proprietary software developed by Freddie Mac in processing and underwriting our single-family residential mortgage loans. Applications for one- to four-family residential mortgage loans are accepted at any of our banking offices and are then referred to the Residential Lending Department at our main office and our Loan Processing Center in order to process the loan, which consists primarily of obtaining all documents required by Freddie Mac and Fannie Mae underwriting standards, and complete the underwriting, which includes making a determination whether the loan meets our underwriting standards such that the bank can extend a loan commitment to the customer. We generally have retained for our portfolio a substantial portion of the single-family residential mortgage loans that we originate. We service all loans that we have originated through our in-house loan servicing department. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 15, 20, 30 or 40 years. We also currently offer adjustable rate mortgage (“ARM”) loans. We began offering ARM loans in 2005 after not offering single-family ARM loans for more than 10 years through the end of 2004. The temporary discontinuation of our ARM loans was a result of our evaluation of local market conditions. At December 31, 2006, $4.7 million, or 1.2%, of our one- to four-family residential loan portfolio consisted of ARM loans.

We underwrite one- to four-family residential first mortgage loans with loan-to-value ratios of up to 95%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also will concurrently originate first mortgage loans with loan-to-value ratios of up to 80% together with a home equity loan, resulting in a combined loan-to-value ratio of up to 90%, which relieves our borrower from the cost of obtaining private mortgage insurance. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. Our in-house appraiser or another licensed appraiser appraises all properties securing one- to four-family first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in our portfolio, and we generally exercise our rights under these clauses.

Our single-family residential mortgage loans also include home equity loans, which amounted to $38.1 million at December 31, 2006. We offer fixed-rate home equity loans in amounts up to $200,000. Our home equity loans are fully amortizing and have terms to maturity of up to 20 years. While home equity loans also are secured by the borrower’s residence, we generally obtain a second mortgage position on these loans. Our lending policy provides that our home equity loans have loan-to-value ratios, when combined with any first mortgage, of 90% or less, although the preponderance of our home equity loans have combined loan-to-value ratios of 80% or less. Our single-family residential mortgage loans also include some loans to local businessmen for a commercial purpose, but which are secured by liens on the borrower’s residence.

Commercial Real Estate and Multi-Family Residential Real Estate Loans. At December 31, 2006, our commercial real estate and multi-family residential loans amounted to $92.4 million or 14.2% of our total loan portfolio. In recent years, we have increased our portfolio of commercial real estate and multi-family residential loans. In addition to commercial real estate loans, we offer lines of credit for commercial uses. In most cases our commercial lines of credit are secured by commercial real estate. At December 31, 2006, the unused portion of unused commercial lines of credit amounted to $46.8 million.

Our commercial real estate and residential multi-family real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, residential properties with five or more units and other properties used for commercial and multi-family purposes located in our market area. Our commercial and multi-family real estate loans tend to be originated in an amount less than $3.0 million but will occasionally exceed that amount. We currently employ five commercial lenders who actively solicit commercial real estate and multi-family residential mortgage loans in our market area.

Although terms for commercial real estate and multi-family loans vary, our underwriting standards generally allow for terms up to 30 years with monthly amortization over the life of the loan and loan-to-value ratios of not more than 80%. Interest rates are either fixed or adjustable, based upon designated market indices such as the 5-year Treasury CMT plus a margin, and fees of up to 2.0% are charged to the borrower at the origination of the loan. Generally, we obtain personal guarantees of the principals as additional collateral for commercial real estate and multi-family real estate loans.

Commercial real estate and multi-family real estate lending involves different risks than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. These risks can be affected by supply and demand conditions in the project’s market area of rental housing units, office and retail space, warehouses, and other commercial space. In addition, many of our commercial real estate loans are not fully amortizing and require significant balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. At December 31, 2006, we had three commercial loans with a carrying value of $1.3 million that were considered non-performing. These three loans, which are to one borrower, were over 90 days delinquent at December 31, 2006 and were classified as non-accrual. These were our only delinquent commercial real estate loans or multi-family residential real estate loans at such date. We have obtained a confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the properties, as well as the additional collateral available, we do not expect to incur any losses on the loans to this borrower. At December 31, 2005 and 2004 none of our commercial real estate and multi-family residential mortgage loans were either delinquent for more than 30 days or considered non-performing. No commercial real estate and multi-family residential real estate loans were charged-off in 2006 or 2005. We charged-off $99,000 in commercial real estate and multi-family residential real estate loans in the year ended December 31, 2004.

Various aspects of a commercial and multi-family loan transactions are evaluated in an effort to mitigate the additional risk in these types of loans. We generally originate these types of loans to borrowers with whom we are familiar and which have demonstrated historical results. In our underwriting procedures, consideration is given to the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 110% in the case of multi-family residential real estate loans and 120% in the case of commercial real estate loans. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers or, in some cases, Abington Bank’s staff appraiser are obtained on each loan to substantiate the property’s market value, and are reviewed by us prior to the closing of the loan. After the loan is made, we periodically monitor the operation of the business or project and the physical condition of the property.

Construction Lending. We have been an active originator of construction loans since the mid 1990s. We increased our construction loan efforts in 2002 when we hired a second construction loan officer. We targeted construction loans as a growth area for Abington Bank because they have shorter terms to maturity and they generally have floating or adjustable interest rates. We have focused our construction lending on making loans to homebuilders in the Delaware Valley area to acquire, develop and build single-family residences. Our construction loans include, to a lesser extent, loans for the construction of commercial and industrial use properties such as office buildings, retail shops and warehouses. At December 31, 2006, our construction loans amounted to $135.0 million, or 20.7% of our total loan portfolio. This amount includes $45.3 million of undisbursed loans in process. Our construction loan portfolio has grown appreciably over the past four years. At December 31, 2002, our construction loans amounted to $50.4 million, or 12.6% of our total loan portfolio.

A substantial amount of our construction loans are construction and development loans to contractors and builders primarily to finance the construction of single-family homes and subdivisions. Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders in the Delaware Valley with whom we have an established relationship. Residential construction and development loans are typically offered with terms of up to 36 months. One or two six-month extensions may be provided for at our option. The maximum loan-to-value limit applicable to these loans generally is 80% of the appraised post construction value. We often establish interest reserves and obtain personal and/or corporate guarantees as additional security on our construction loans. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved appraisers or loan inspectors warrants. Our construction loans are negotiated on an individual basis but typically have floating rates of interest based upon The Wall Street Journal prime rate or, in some cases, LIBOR. Additional fees may be charged as funds are disbursed. In addition to interest payments during the term of the construction loan, we typically require that payments to principal be made as units are completed and released. Generally such principal payments must be equal to 110% of the amount attributable to acquisition and development of the lot plus 100% of the amount attributable to construction of the individual home. We permit a limited pre-determined number of model homes to be constructed on an unsold or “speculative” basis. All other units must be pre-sold before we will disburse funds for construction. Our construction loans also include loans to acquire and hold unimproved land, loans to acquire land and develop the basic infrastructure, such as roads and sewers, and construction loans for commercial uses. The majority of our construction loans are secured by properties located in Bucks and Montgomery Counties, Pennsylvania. However, we also make construction loans throughout the Delaware Valley region.

Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated costs, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value less than the loan amount. Our construction loans require us to advance funds based upon our security interest in the project, which is of uncertain value until the construction is completed. In addition, at the time we commit to make a construction loan, it is uncertain whether the costs estimated for the project will be sufficient to cover actual construction costs. If there are cost overruns, additional financing may be necessary to complete the project. Compared to single-family residential mortgage loans, it is relatively more difficult to evaluate accurately the total funds necessary to complete the project and the ultimate loan-to-value ratio. We have attempted to minimize these risks by generally concentrating on residential construction loans in our market area to contractors with whom we have established relationships. At December 31, 2006, we had two construction loans with an aggregate carrying value of $1.1 million that were considered non-performing. These two loans, which are to one borrower, were over 90 days delinquent at December 31, 2006 and are classified as non-accrual. These were our only delinquent construction loans at such date. We have obtained a confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the properties, as well as the additional collateral available, we do not expect to incur any losses on the loans to this borrower. At December 31, 2005, we had one construction loan with a carrying value of $2.9 million that was considered non-performing. This one construction loan, which was placed on non-accrual status in November 2005, was 60 days delinquent at December 31, 2005 and was our only delinquent construction loan at such date. The outstanding balance of this loan, including all past due interest and costs, was paid in full in April 2006. At December 31, 2004 we had no construction loans that were considered non-performing. We have not charged-off any construction loans in more than five years.

Home Equity Lines. At December 31, 2006, the outstanding balance of our home equity lines of credit amounted to $34.0 million or 5.2% of our net loan portfolio. The unused portion of home equity lines was $22.4 million at such date. We offer home equity lines in amounts up to $200,000 on a revolving line of credit basis with interest tied to the prime rate. Generally, we have a second mortgage on the borrower’s residence as collateral on its home equity lines. Generally, our home equity lines have loan-to-value ratios (combined with any loan secured by a first mortgage) of 80% or less. Our customers may apply for home equity lines as well as home equity loans at any banking office or on-line through our website.

Commercial Business Loans. Our commercial business loans amounted to $11.4 million or 1.8% of the total loan portfolio at December 31, 2006. Our commercial business loans typically are to small to mid-sized businesses in our market area and may be for working capital, inventory financing or accounts receivable financing. Small business loans may have adjustable or fixed rates of interest and generally have terms of three years or less but may go up to 10 years. Our commercial business loans generally are secured by equipment, machinery or other corporate assets. In addition, we generally obtain personal guarantees from the principals of the borrower with respect to all commercial business loans.

Our five commercial lenders actively solicit commercial business loans in our market area. Given the on-going consolidation of financial institutions, we are seeking to increase our commercial business loan portfolio. In particular, we are targeting loans of $250,000 to $500,000 that generally are considered too small by the regional and super-regional banks operating in our market. Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans, such as inventory or equipment, may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Consumer Lending Activities. In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans such as loans secured by deposit accounts, automobile loans and unsecured personal loans. These loans are originated primarily through existing and walk-in customers and direct advertising. At December 31, 2006, $4.4 million, or 0.7% of the total loan portfolio consisted of these types of loans.

Consumer loans generally have higher interest rates and shorter terms than residential loans, however, they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the years ended December 31, 2006, 2005 and 2004 we charged-off $56,000, $70,000 and $32,000 of consumer loans, respectively. The 2006 and 2005 charge-offs include $54,000 and $60,000, respectively, of charge-offs of overdrawn deposit balances, which are classified as loans for reporting purposes.

Loan Approval Procedures and Authority. Our board of directors establishes the Bank’s lending policies and procedures. Our Lending Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our board of directors.

Various officers or combinations of officers of Abington Bank have the authority within specifically identified limits to approve new loans. The largest individual lending authority is $2.0 million. Amounts in excess of the individual lending limits must be approved by the Commercial Lending Committee or the Consumer Lending Committee. Loans in excess of $2.0 million must be approved by the board of directors of Abington Bank.

Asset Quality

General. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans. In addition, in recent years, we have retained independent, third parties to undertake regular reviews of the credit quality of our loan portfolio.

When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made 15 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans delinquent 60 days or more are reported to the board of directors of Abington Bank.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). On single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due, as to principal and interest payments, our policy, with certain limited exceptions, is to discontinue accruing additional interest and reverse any interest currently accrued. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

We account for our impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial real estate, construction and commercial business loans are individually evaluated for impairment. At December 31, 2006 and 2005, the Company had $2.3 million and $2.9 million of loans, respectively, that were determined to be impaired. The impaired loans at December 31, 2006 included two construction and three commercial real estate loans to one borrower. No reserve for these loans is included in the Company’s allowance for loan losses at December 31, 2006 as the value of the underlying collateral properties support the full value of the loans. The impaired loan at December 31, 2005 was a construction loan to one borrower, and a reserve on this loan is included in the Company’s allowance for loan losses at December 31, 2005. The outstanding balance of this loan, including all past due interest and costs, was paid in full in April 2006.

Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with Federal banking regulations, as a part of our credit monitoring system. We currently classify problem and potential problem assets as “special mention,” “substandard,” “doubtful” or “loss” assets. An asset is considered “special mention” if it does not yet warrant adverse classification such as “substandard” or “doubtful,” but nonetheless possesses credit deficiencies or potential weaknesses deserving management’s close attention. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies one or more assets, or portions thereof, as “special mention,” “substandard” or “doubtful,” it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by federal and state bank regulators which can order the establishment of additional general or specific loss allowances. The federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulletin (“SAB”) No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues.” The guidance contained in the SAB focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC’s issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council (“FFIEC”), issued an interagency policy statement entitled “Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions” (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. Our allowance for loan losses includes a portion which is allocated to non-classified loans by type of loan, based primarily upon our periodic reviews of the known and inherent losses within the various categories of loans. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	December 31, 2006				December 31, 2005				December 31, 2004
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in Thousands)
One- to four-family residential	10	$447	4	$210	15	$608	1	$8	6	$460	3	$227
Commercial real estate and multi-family residential	—	—	3	1,270	—	—	—	—	—	—	—	—
Construction	—	—	2	1,077	1	2,885	—	—	1	2,900	—	—
Commercial business	—	—	—	—	—	—	—	—	—	—	—	—
Home equity lines of credit	2	84	—	—	2	89	—	—	2	314	—	—
Consumer non- real estate	—	—	—	—	3	4	—	—	—	—	—	—
Total delinquent loans	12	$531	9	$2,557	21	$3,586	1	$8	9	$3,674	3	$227
Delinquent loans to total net loans		0.09%		0.42%		0.68%		—%		0.89%		.06%
Delinquent loans to total loans		0.08%		0.39%		0.61%		—%		0.82%		0.05%

Non-Performing Loans and Real Estate Owned. The following table sets forth information regarding our non-performing loans and real estate owned. Our general policy is to cease accruing interest on single-family residential mortgages which are 120 days or more past due and all other loans which are 90 days or more past due and to charge-off all accrued interest. We may also cease accruing or charge-off interest at an earlier date if collection is considered doubtful.

For the years ended December 31, 2006, 2005 and 2004, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $68,000, $20,000 and $5,000, respectively.

The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. We did not have troubled debt restructurings at any of the dates indicated.

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential	$—	$—	$—	$99	$—
Commercial real estate and multi-family residential	1,270	—	—	—	671
Construction	1,077	2,885	—	—	—
Commercial business	—	—	—	—	—
Home equity lines of credit	—	—	—	—	99
Consumer non-real estate	—	—	—	16	—
Total non-accruing loans	2,347	2,885	—	115	770
Accruing loans 90 days or more past due:
One- to four-family residential	210	8	227	222	424
Multi-family residential and commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity lines of credit	—	—	—	109	—
Consumer non-real estate	—	—	—	16	56
Total accruing loans 90 days or more past due	210	8	227	347	480
Total non-performing loans(1)	2,557	2,893	227	462	1,250
Real estate owned, net	—	—	—	—	—
Total non-performing assets	$2,557	$2,893	$227	$462	$1,250
Total non-performing loans as a percentage of loans	0.42%	0.54%	0.06%	0.13%	0.34%
Total non-performing loans as a percentage of total assets	0.28%	0.34%	0.03%	0.08%	0.23%
Total non-performing assets as a percentage of total assets	0.28%	0.34%	0.03%	0.08%	0.23%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

Property acquired by Abington Bank through foreclosure is initially recorded at the fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, we charge earnings for the diminution in value. Our policy is to obtain an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure and to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In addition, in establishing the allowance for loan losses, we have implemented a nine point internal rating system for all loans originated by the Commercial Lending Department. At the time of origination, each loan, other than single-family residential mortgage loans, home equity lines and consumer loans, is assigned a rating based on the assumed risk elements of the loan. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require the bank to make additional provisions for estimated loan losses based upon judgments different from those of management. As of December 31, 2006, our allowance for loan losses was 0.26% of total loans receivable.

In the five-year period ended December 31, 2006, our loan charge-offs have been relatively minimal and one borrower and his affiliates were responsible for 80.2% of such charge-offs. During the year ended December 31, 2004, we charged-off $99,000 of one- to four-family residential mortgage loans. Such loans were all to the one aforementioned borrower and previously had been deemed impaired. During the year ended December 31, 2003, we charged-off $671,000 of commercial real estate and multi-family residential mortgage loans to this borrower. As of December 31, 2004, all loans to this borrower had been charged-off.

We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

The following table shows changes in our allowance for loan losses during the periods presented.

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)

Total loans outstanding at end of period	$652,917	$589,896	$445,622	$400,247	$401,453
Average loans outstanding	570,850	469,076	384,990	361,548	366,246

Allowance for loan losses, beginning of period	$1,455	$1,413	$1,456	$1,813	$1,590
Provision for loan losses	186	25	45	375	500
Charge-offs:
One- to four-family residential	—	—	16	—	—
Commercial real estate and multi-family residential	—	—	—	671	298
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity lines of credit	—	—	99	—	—
Consumer non-real estate	56	70	32	89	—
Total charge-offs	56	70	147	760	298
Recoveries on loans previously charged off	18	87	59	28	21
Allowance for loan losses, end of period	$1,603	$1,455	$1,413	$1,456	$1,813
Allowance for loan losses as a percent of non-performing loans	62.69%	50.29%	622.03%	315.15%	145.04%
Ratio of net charge-offs during the period to average loans outstanding during the period	0.01%	n/a	0.02%	0.21%	0.08%

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	December 31,
	2006		2005		2004		2003		2002
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
One- to four-family residential	$378	57.55%	$647	54.88%	$657	54.69%	$625	55.95%	$694	61.70%
Commercial real estate and multi-family residential	507	14.16	230	12.99	458	16.75	224	16.00	636	15.29
Construction	486	20.67	333	22.51	106	18.68	68	16.71	49	12.58
Home equity lines of credit	68	5.20	82	6.96	70	7.19	51	7.79	55	6.38
Commercial business	114	1.75	110	1.86	85	1.92	104	2.60	114	2.83
Consumer non-real estate	48	0.67	52	0.80	34	0.77	38	0.95	49	1.22
Unallocated	2	—	1	—	3	—	346	—	216	—
Total	$1,603	100.00%	$1,455	100.00%	$1,413	100.00%	$1,456	100.00%	$1,813	100.00%

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Investment Activities

General. We invest in securities pursuant to our Investment Policy, which has been approved by our board of directors. The Investment Policy designates our President and three Senior Vice Presidents as the Investment Committee. The Investment Committee is authorized by the board to make the bank’s investments consistent with the Investment Policy. The board of directors of Abington Bank reviews all investment activity on a monthly basis.

Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity. We also use a leveraged investment strategy for the purpose of enhancing returns. Pursuant to this strategy, we have utilized borrowings from the FHLB of Pittsburgh to purchase additional investment securities. We attempt to match the advances with the securities purchased in order to obtain a favorable difference, or “spread,” between the interest paid on the advance against the yield received on the security purchased.

At December 31, 2006, our investment and mortgage-backed securities amounted to $229.0 million in the aggregate or 24.8% of total assets at such date. The largest component of our securities portfolio in recent periods has been mortgage-backed securities, which had a carrying value of $134.2 million or 58.6% of the securities portfolio at December 31, 2006. In addition, we invest in U.S. government and agency obligations, insured bank-qualified municipal securities, corporate debt obligations and other securities. The majority of our agency debt securities have call provisions which provide the agency with the ability to call the securities at specified dates.

Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, our securities are classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the amortized cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At December 31, 2006, we had $152.5 million of securities classified as available for sale, $76.5 million of securities classified as held to maturity and no securities classified as trading account.

We do not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better.

Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Fannie Mae or Freddie Mac. Our mortgage-backed securities also include collateralized mortgage obligations (“CMOs”) issued by such agencies and certain AAA rated private issuers. At December 31, 2006, $19.6 million of our mortgage-backed securities were CMOs. At December 31, 2006, $119.4 million or 89.0% of our mortgage-backed securities were issued by the GNMA, FNMA or FHLMC. The remaining $14.7 million of our mortgage-backed securities were issued by certain AAA rated private issuers.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which was created to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

Collateralized mortgage obligations are typically issued by a special-purpose entity, in our case, of government agencies or selected AAA rated private issuers, which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Substantially all of the collateralized mortgage obligations held in our portfolio consist of senior sequential tranches. By purchasing senior sequential tranches, management attempts to ensure the cash flow associated with such an investment.

The following table sets forth certain information relating to our investment and mortgage-backed securities portfolios and our investment in FHLB stock at the dates indicated.

	December 31,
	2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Mortgage-backed securities	$135,975	$131,980	$149,623	$145,449	$165,005	$164,350
U.S. government and agency obligations	71,492	70,230	74,991	73,120	71,489	70,393
Corporate bonds	500	500	999	998	1,000	1,012
Municipal obligations	20,396	20,317	20,576	20,497	10,400	10,520
Investment certificates of deposit	785	785	1,183	1,183	1,282	1,282
Mutual funds	3,058	2,978	3,422	3,347	3,395	3,292
FHLB stock	11,241	11,241	11,061	11,061	10,450	10,450
Other	—	—	—	—	3	1
Total investment and mortgage-backed securities	$243,447	$238,031	$261,855	$255,655	$263,024	$261,300
The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2006. No tax-exempt yields have been adjusted to a tax-equivalent basis.

	Amounts at December 31, 2006 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
U.S. government and agency obligations	$16,500	3.01%	$43,000	4.65%	$9,992	4.00%	$2,000	6.50%
Corporate bonds	—	—	500	5.96	—	—	—	—
Municipal obligations	—	—	—	—	—	—	20,393	4.18
Mortgage-backed securities	1,355	4.51	55,239	3.93	13	9.00	79,368	4.68
Investment certificates of deposit	299	4.46	486	5.13	—	—	—	—
Total	$18,154	3.15%	$99,225	4.26%	$10,005	4.01%	$101,761	4.61%

Sources of Funds

General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At December 31, 2006, 33.7% of the funds deposited with Abington Bank were in core deposits, which are deposits other than certificates of deposit.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. Abington Bank uses traditional means of advertising its deposit products, including broadcast and print media and generally does not solicit deposits from outside its market area.

Typically we do not actively solicit certificate accounts in excess of $100,000, known as “jumbo CDs.” During 2006, we obtained a limited amount of jumbo CDs through the use of a broker. We had not previously utilized such deposits, known as “brokered deposits,” as a funding tool. At December 31, 2006, $10.8 million of our deposits were brokered deposits, all of which were jumbo CDs. Our jumbo CDs amounted to $227.3 million and $140.4 million, respectively, at December 31, 2006 and 2005, of which $150.7 million and $76.0 million, respectively, were scheduled to mature in 12 months. At December 31, 2006, the weighted average remaining maturity of our certificate of deposit accounts was 13.3 months.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	December 31,
	2006		2005		2004
	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
1.00% - 1.99%	$6	—%	$71	0.01%	$32,923	8.12%
2.00% - 2.99%	9,164	1.56	29,675	5.92	38,636	9.53
3.00% - 3.99%	36,535	6.22	83,256	16.61	60,106	14.83
4.00% - 4.99%	43,758	7.45	127,144	25.37	19,691	4.86
5.00% - 5.99%	298,252	50.81	31,521	6.29	29,078	7.18
6.00% - 6.99%	1,030	0.18	14,454	2.88	2,337	0.58
7.00% or more	228	0.08	—	—	—	—
Total certificate accounts	388,973	66.26	286,121	57.08	182,771	45.10
Transaction accounts:
Savings and money market	93,315	15.90	115,909	23.13	125,204	30.89
Checking:
Interest bearing	59,528	10.14	55,820	11.14	59,719	14.73
Non-interest bearing	45,186	7.70	43,333	8.65	37,596	9.28
Total transaction accounts	198,029	33.74	215,062	42.92	222,519	54.90
Total deposits	$587,002	100.00%	$501,183	100.00%	$405,290	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Year Ended December 31,
	2006			2005			2004
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in Thousands)
Savings and money market	$101,755	$1,129	1.11%	$125,834	$1,412	1.12%	$120,748	$1,065	0.88%
Checking	53,676	11	0.02	52,282	66	0.13	52,804	44	0.08
Certificates of deposit	339,712	15,634	4.60	236,962	8,391	3.54	175,492	5,452	3.11
Total interest-bearing deposits	495,143	16,774	3.39	415,078	9,869	2.38	349,044	6,561	1.88
Total deposits	$537,334	$16,774	3.12%	$460,939	$9,869	2.14%	$394,905	$6,561	1.66%

The following table shows our savings flows during the periods indicated.

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Total deposits	$3,423,345	$3,536,390	$3,387,865
Total withdrawals	3,353,643	3,449,453	3,351,887
Interest credited	16,117	8,956	6,646
Total increase in deposits	$85,819	$95,893	$42,624

The following table presents, by various interest rate categories and maturities, the amount of our certificates of deposit at December 31, 2006.

	Balance at December 31, 2006 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2007	2008	2009	Thereafter	Total
	(In Thousands)
Less than 2.00%	$6	$—	$—	$—	$6
2.00% - 2.99%	8,202	583	346	33	9,164
3.00% - 3.99%	24,132	8,337	3,067	999	36,535
4.00% - 4.99%	22,198	3,484	3,858	14,218	43,758
5.00% - 5.99%	205,342	83,115	387	9,408	298,252
6.00% - 6.99%	537	425	—	68	1,030
7.00% or more	228	—	—	—	228
Total certificate accounts	$260,645	$95,944	$7,658	$24,726	$388,973

The following table shows the maturities of our certificates of deposit of $100,000 or more at December 31, 2006, by time remaining to maturity.

At December 31, 2006
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
March 31, 2007	$45,143	5.07%
June 30, 2007	55,951	5.25
September 30, 2007	27,433	5.31
December 31, 2007	22,206	5.39
After December 31, 2007	76,596	5.29
Total certificates of deposit with balances of $100,000 or more	$227,329	5.25%

Borrowings. We utilize advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund our operations as part of our operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the FHLB of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Pittsburgh will advance to member institutions, including Abington Bank, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. At December 31, 2006, we had $196.3 million in outstanding FHLB advances and $372.8 million of additional FHLB advances available. Approximately $73.5 million of our FHLB advances at December 31, 2006 were part of our matched funding program whereby we use such advances to purchase securities. Our current policy permits us to utilize up to $100.0 million of advances to match-fund securities. Given the proper interest rate environment, it is likely that we would increase this limit to permit additional FHLB advances for such match-funding purposes.

In addition to FHLB advances, our borrowings include securities sold under agreements to repurchase (repurchase agreements). Repurchase agreements are contracts for the sale of securities owned or borrowed by Abington Bank, with an agreement to repurchase those securities at an agreed upon price and date. We use repurchase agreements as an investment vehicle for our commercial sweep checking product. We enter into securities repurchase agreements with our commercial checking account customers under a sweep account arrangement. Account balances are swept on a daily basis into mortgage-backed securities purchases from us, which we agree to repurchase as the checking account is drawn upon by the customer. At December 31, 2006, our securities repurchase agreements amounted to $17.8 million and all of such borrowings were short-term, having maturities of one year or less. The average balance of our securities sold under repurchase agreements for the year ended December 31, 2006 was $20.2 million.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Year Ended December 31,
	2006	2005	2004
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$201,810	$192,189	$169,699
Maximum amount outstanding at any month-end during the period	211,735	212,580	185,588
Balance outstanding at end of period	196,293	201,445	170,666
Average interest rate during the period	4.78%	4.51%	4.36%
Weighted average interest rate at end of period	4.87%	4.51%	4.42%

Other borrowed money:
Average balance outstanding	$20,155	$20,198	$17,703
Maximum amount outstanding at any month-end during the period	25,665	25,038	27,686
Balance outstanding at end of period	17,781	16,114	12,866
Average interest rate during the period	4.16%	2.29%	0.82%
Weighted average interest rate at end of period	4.90%	3.88%	1.79%

At December 31, 2006, $51.5 million of our borrowings were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 4.87% at December 31, 2006.

PROPERTIES

We currently conduct business from our main office, nine full-service banking offices and five limited service offices. We also maintain a loan processing office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at December 31, 2006.

Description/Address(1)	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(In Thousands)
Main Office 180 Old York Road Jenkintown, PA 19046	Owned	N/A	$1,249	$176,831

Loan Processing Office 179 Washington Lane Jenkintown, PA 19046	Owned	N/A	965	n/a

Glenside Branch 273 Keswick Avenue Glenside, PA 19038	Bldg. Owned Ground Leased	12/31/19	435	77,907

Abington Branch 990 Old York Road Abington, PA 19001	Leased	1/31/19	215	56,499

Willow Grove Branch 275 Moreland Road Willow Grove, PA 19090	Owned	N/A	1,410	71,688

Horsham Branch Rt 611 & County Line Road Horsham, PA 19044	Leased	5/31/08	197	41,696

Huntingdon Valley Branch 667 Welsh Road Huntingdon Valley, PA 19006	Leased	12/31/13	125	30,080

Fort Washington Branch 101 Fort Washington Avenue Fort Washington, PA 19034	Leased	8/15/08	117	29,531

Montgomeryville Branch 521 Stump Road North Wales, PA 19454	Leased	3/31/11	55	32,199

Warrington Branch(2) 1111 Easton Road Warrington, PA 18976	Leased	6/30/15	1,028	5,606

Description/Address(1)	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
Rydal Park Limited Service Office 1515 The Fairway Rydal, PA 19046	Leased	5/21/08	$—	$10,562

Centennial Station Limited Service Office 12106-B Centennial Station Warminster, PA 18974	Leased	7/31/08	3	4,762

Regency Towers Limited Service Office 1003 Easton Road Willow Grove, PA 19090	Leased	10/31/08	36	6,266

Ann’s Choice Limited Service Office 10000 Ann’s Choice Way Warminster, PA 18974	Leased	7/31/08	1	40,697

Maris Grove Limited Service Office(3) 100 Maris Grove Way Glen Mills, PA 19342	Leased	9/30/11	5	2,678

(1)  We opened our fifteenth banking office in Lansdale, Pennsylvania in January 2007, which is a leased office.

(2)  Opened in April 2006.

(3)  Opened in October 2006.

Employees

At December 31, 2006, we had 114 full-time employees, and 34 part-time employees. None of such employees are represented by a collective bargaining group, and we believe that our relationship with our employees is excellent.

Subsidiaries

Abington Bank has one active subsidiary, ASB Investment Co., a Delaware corporation. ASB Investment Co. was organized to hold certain securities and other investments. Abington Bank has two other direct subsidiaries, Keswick Services Group II, Inc., a Pennsylvania corporation, and Abington Corp., a Delaware corporation, both of which are inactive. Keswick Services Group II, has two inactive Pennsylvania chartered subsidiaries, Easton Service Group, Inc. and York Service Group, Inc.

Legal Proceedings

We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by Abington Bank.

REGULATION

General

Abington Bank, as a Pennsylvania-chartered savings bank with deposits insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation, is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The laws and regulations governing Abington Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve Board, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, the Federal Reserve Board or the United States Congress, could have a material impact on us and our operations.

Abington Community Bancorp and Abington Mutual Holding Company are registered as bank holding companies under the Bank Holding Company Act and Abington Community Bancorp and Abington Mutual Holding Company are subject to regulation and supervision by the Federal Reserve Board and by the Pennsylvania Department of Banking. Abington Community Bancorp and Abington Mutual Holding Company are also required to file annually a report of its operations with, and are subject to examination by, the Federal Reserve Board and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that Abington Community Bancorp and Abington Mutual Holding Company limit their activities to those allowed by law and that they operate in a safe and sound manner without endangering the financial health of Abington Bank.

As part of the conversion and reorganization, Abington Bank is electing, pursuant to Section 10(l) of the Home Owners’ Loan Act, as amended, to be treated as a savings association. As a result, Abington Bancorp, Inc. will be a registered savings and loan holding company subject to regulation of the Office of Thrift Supervision. Abington Bank will continue to be regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

Regulation of Abington Community Bancorp and Abington Mutual Holding Company

Bank Holding Company Act Activities and Other Limitations. Under the Bank Holding Company Act, Abington Community Bancorp and Abington Mutual Holding Company must obtain the prior approval of the Federal Reserve Board before they may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, Abington Community Bancorp and Abington Mutual Holding Company would directly or indirectly own or control more than 5% of such shares.

Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank’s investments in the stock or securities of the holding company, and on the subsidiary bank’s taking of the holding company’s stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

Non-Banking Activities. The business activities of Abington Community Bancorp and Abington Mutual Holding Company, as bank holding companies, are restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve Board’s bank holding company regulations, bank holding companies may only engage in, or acquire or control voting securities or assets of a company engaged in:

•	banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

•	any Bank Holding Company Act activity the Federal Reserve Board has determined to be so closely related that it is incidental to banking or managing or controlling banks.

The Federal Reserve Board has by regulation determined that certain activities are closely related to banking including operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. However, as discussed below, certain other activities are permissible for a bank holding company that becomes a financial holding company.

Financial Modernization. The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a “financial holding company.” A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The Gramm-Leach-Bliley Act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. Abington Community Bancorp and Abington Mutual Holding Company have not submitted notices to the Federal Reserve Board of their intent to be deemed financial holding companies. However, they are not precluded from submitting a notice in the future should they wish to engage in activities only permitted to financial holding companies.

Regulatory Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve Board’s capital adequacy guidelines for Abington Community Bancorp, on a consolidated basis, are similar to those imposed on Abington Bank by the Federal Deposit Insurance Corporation. See “-Regulation of Abington Bank - Regulatory Capital Requirements.” At December 31, 2006, Abington Community Bancorp met all applicable regulatory capital requirements.

Restrictions on Dividends. Abington Community Bancorp’s ability to declare and pay dividends may depend in part on dividends received from Abington Bank. The Pennsylvania Banking Code regulates the distribution of dividends by savings banks and states, in part, that dividends may be declared and paid out of accumulated net earnings, provided that the bank continues to meet its surplus requirements. In addition, dividends may not be declared or paid if Abington Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

A Federal Reserve Board policy statement on the payment of cash dividends states that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “- Regulation of Abington Bank - Prompt Corrective Action,” below.

The Sarbanes-Oxley Act of 2002. As a public company, Abington Community Bancorp is subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule-making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•
a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting (we expect to prepare an annual report regarding our assessment of the effectiveness of our internal control over financial reporting and receive the related attestation report for the year ending December 31, 2007);

•
the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Restrictions Applicable to Mutual Holding Companies. Under authority of Section 115.1 of the Pennsylvania Banking Code of 1965, as amended (“Banking Code”), and a policy statement issued by the Pennsylvania Department of Banking, the Department is authorized to approve the reorganization of a state chartered savings bank to a mutual holding company, provided the savings bank has a CAMEL composite rating of one or two under the Uniform Financial Institutions Rating System. While regulations governing the formation of Pennsylvania-chartered mutual holding companies have not been adopted, the policy statement and form of application issued by the Department provide the means by which such applications will be processed and approved.

Pursuant to Pennsylvania law, a mutual holding company may engage only in the following activities:

•	Investing in the stock of one or more financial institution subsidiaries.

•	Acquiring one or more additional financial institution subsidiaries into a subsidiary of the holding company.

•	Merging with or acquiring another holding company, one of whose subsidiaries is a financial institution subsidiary.

•	Investing in a corporation the capital stock of which is available for purchase by a savings bank under federal law or under the Banking Code.

•	Engaging in such activities as are permitted, by statute or regulation, to a holding company of a federally chartered insured mutual institution under federal law.

•	Engaging in such other activities as may be permitted by the Pennsylvania Department of Banking.

If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

The mutual holding company will be subject to such regulations as the Pennsylvania Department of Banking may prescribe. No mutual holding company regulations have been issued to date by the Department.

Regulation of Abington Bank

Pennsylvania Savings Bank Law. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of Abington Bank and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

The Pennsylvania Banking Code also provides that state-chartered savings banks may engage in any activity permissible for a federal savings association, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act, however, prohibits Abington Bank from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

•	the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Deposit Insurance Fund; and

•	Abington Bank meets all applicable capital requirements.

Accordingly, the additional operating authority provided to Abington Bank by the Pennsylvania Banking Code is significantly restricted by the Federal Deposit Insurance Act.

Insurance of Accounts. The deposits of Abington Bank are insured to the maximum extent permitted by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and is backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions.

Under regulations effective January 1, 2007, the FDIC adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based upon supervisory and capital evaluations. Well-capitalized institutions (generally those with CAMELS composite ratings of 1 or 2) are grouped in Risk Category I and assessed for deposit insurance at an annual rate of between five and seven basis points. The assessment rate for an individual institution is determined according to a formula based on a weighted average of the institution’s individual CAMEL component ratings plus either five financial ratios or, in the case of an institution with assets of $10.0 billion or more, the average ratings of its long-term debt. Institutions in Risk Categories II, III and IV are assessed at annual rates of 10, 28 and 43 basis points, respectively.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize a predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Abington Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Abington Bank’s deposit insurance.

Regulatory Capital Requirements. The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like Abington Bank, are not members of the Federal Reserve Board System. The capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation’s regulations, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1, or leverage capital, is defined as the sum of common shareholders’ equity, including retained earnings, noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

The Federal Deposit Insurance Corporation’s regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital, defined as Tier 1 capital and supplementary (Tier 2) capital, to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a portion of a bank’s allowance for loan losses. Allowance for loan losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation’s regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

Abington Bank is also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania chartered depository institutions. Under the Pennsylvania Department of Banking’s capital regulations, a Pennsylvania bank or savings association must maintain a minimum leverage ratio of Tier 1 capital, as defined under the Federal Deposit Insurance Corporation’s capital regulations, to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institution or association based on inadequate or substandard performance in any of a number of areas. The Pennsylvania Department of Banking incorporates the same Federal Deposit Insurance Corporation risk-based capital requirements in its regulations. As of December 31, 2006, Abington Bank was in compliance with all applicable regulatory capital requirements and was deemed to be a “well-capitalized” institution.

Affiliate Transaction Restrictions. Federal laws strictly limit the ability of banks to engage in certain transactions with their affiliates, including their bank holding companies. Transactions deemed to be a “covered transaction” under Section 23A of the Federal Reserve Act and between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary’s capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus. Further, covered transactions that are loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that covered transactions and certain other transactions listed in Section 23B of the Federal Reserve Act between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

Federal Home Loan Bank System. Abington Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank.

As a member, Abington Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its outstanding advances from the Federal Home Loan Bank. At December 31, 2006, Abington Bank was in compliance with this requirement.

Federal Reserve Board System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the Pennsylvania Department of Banking. At December 31, 2006, Abington Bank was in compliance with these reserve requirements.

Regulation of Abington Bancorp

General. Upon consummation of the reorganization, Abington Bancorp will be subject to regulation as a savings and loan holding company under the Home Owners’ Loan Act, as amended, instead of being subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 because Abington Bank is making an election under Section 10(l) of the Home Owners’ Loan Act to be treated as a “savings association” for purposes of Section 10 of the Home Owners’ Loan Act. As a result, Abington Bancorp will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies. Abington Bancorp will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the Pennsylvania Department of Banking and the Securities and Exchange Commission. As a subsidiary of a savings and loan holding company, Abington Bank will be subject to certain restrictions in its dealings with Abington Bancorp and affiliates thereof.

Abington Bancorp will be a nondiversified unitary savings and loan holding company within the meaning of federal law. Generally, companies that become savings and loan holding companies following the May 4, 1999 grandfather date in the Gramm-Leach-Bliley Act of 1999 may engage only in the activities permitted for financial institution holding companies under the law for multiple savings and loan holding companies.

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Abington Bank must notify the OTS 30 days before declaring any dividend to Abington Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Qualified Thrift Lender Test. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings association can comply with the Qualified Thrift Lender test by either meeting the Qualified Thrift Lender test set forth in the Home Owners’ Loan Act and implementing regulations or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended. A savings bank subsidiary of a savings and loan holding company that does not comply with the Qualified Thrift Lender test must comply with the following restrictions on its operations:

•	the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank;

•	the branching powers of the institution shall be restricted to those of a national bank; and

•	payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the institution ceases to meet the Qualified Thrift Lender test, it must cease any activity and not retain any investment not permissible for a national bank (subject to safety and soundness considerations).

Abington Bank believes that it meets the provisions of the Qualified Thrift Lender test.

Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a mutual holding company context, the mutual holding company and mid-tier holding company of a savings institution (such as Abington Bancorp) and any companies which are controlled by such holding companies are affiliates of the savings institution. Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings institution as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings institution to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the Home Owners’ Loan Act prohibits a savings institution from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At December 31, 2006, Abington Bank was in compliance with the above restrictions.

Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the Office of Thrift Supervision, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company’s stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

The Director of the Office of Thrift Supervision may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

Federal Securities Laws. Upon completion of the offering, Abington Bancorp’s common stock will be registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We will be subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Securities Exchange Act of 1934.

The Sarbanes-Oxley Act. As a public company, Abington Bancorp will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. See “– Regulation of Abington Community Bancorp and Abington Mutual Holding Company – The Sarbanes-Oxley Act of 2002.”

TAXATION

Federal Taxation

General. Abington Community Bancorp, Abington Bancorp, Abington Mutual Holding Company and Abington Bank are subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. We have not been subject to an IRS audit of our federal tax returns for more than the past five years. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules.

Method of Accounting. For federal income tax purposes, Abington Bank reports income and expenses on the accrual method of accounting and files its federal income tax return on a calendar year basis.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, Abington Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Abington Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Abington Bank make certain non-dividend distributions or cease to maintain a bank charter.

At December 31, 2006, Abington Bank’s total federal pre-1988 reserve was approximately $3.2 million. The reserve reflects the cumulative effects of federal tax deductions by Abington Bank for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which Abington Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Abington Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Corporate Dividends-Received Deduction. Abington Community Bancorp may, and Abington Bancorp will be able to, exclude from its income 100% of dividends received from Abington Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distributing corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

Pennsylvania Taxation. Abington Community Bancorp is, and Abington Bancorp will be, subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2006 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Abington Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Abington Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Abington Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

MANAGEMENT

Management of Abington Bancorp and Abington Bank

Board of Directors. The board of directors of Abington Bancorp will be divided into three classes, each of which will contain one-third of the board. The directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Ms. Margraff Kieser and Mr. White, will have a term of office expiring at the first annual meeting of shareholders after the conversion and reorganization, a second class, consisting of Messrs. Pannepacker and Czerwonka, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Wilson and McHugh will have a term of office expiring at the third annual meeting of shareholders.

The following table sets forth certain information regarding the persons who serve as Abington Bancorp’s directors, all of whom currently serve as directors of Abington Community Bancorp and Abington Bank. Ages are reflected as of March 31, 2007.

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires	Director Since(1)
Michael F. Czerwonka, III	53	Partner, Fitzpatrick & Czerwonka, an accounting firm, Abington, Pennsylvania, since 1988 and Treasurer of Abington School District, Abington, Pennsylvania from July, 2004 to June, 2005. Mr. Czerwonka is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.	2009	1998

Jane Margraff Kieser	71	Retired. Formerly, Senior Vice President, Operations and Human Resources, Abington Bank from 1980 to December 2001.	2008	2002

Joseph B. McHugh	72	Owner, Joseph B. McHugh, P.E., mechanical engineer consulting, Jenkintown, Pennsylvania, since May 1999; prior thereto, Owner and Chief Executive Officer McHugh Services Co. Inc., Oreland, Pennsylvania.	2010	1991

Robert J. Pannepacker, Sr.	58	President, Penny’s Flowers, a florist in Glenside, Pennsylvania since 1966.	2009	1991

Robert W. White	62	Chairman of the Board, President and Chief Executive Officer of Abington Community Bancorp since June 2004; Chairman of the Board and Chief Executive Officer of Abington Bank since 1995 and President since 1991.	2008	1977

G. Price Wilson, Jr.	64	Partner, Quinn Wilson Real Estate in Abington, Pennsylvania.	2010	2006

(1)    Includes service as a director/trustee of Abington Bank.

In addition to the above directors, Messrs. A. Stuard Graham, Jr., Harold N. Grier and Baron Rowland serve as directors emeritus of Abington Community Bancorp and Abington Bank.

Director Compensation. Directors of Abington Bancorp initially will not be compensated by Abington Bancorp but will also serve as directors of Abington Bank and be compensated by Abington Bank for such service. It is not anticipated that separate compensation will be paid to Abington Bancorp’s directors until such time as such persons devote significant time to the separate management of its affairs, which is not expected to occur unless we become actively engaged in additional businesses other than holding the stock of Abington Bank. We may determine that such compensation is appropriate in the future.

Members of Abington Bank’s board of directors received $1,100 per meeting attended and a $10,000 annual retainer for fiscal 2006. In fiscal 2006, the Secretary of Abington Bank’s Audit Committee received an additional $100 per quarter for preparation of the minutes, members of the Audit Committee received $500 per meeting, with the Chair receiving $700 per meeting. The members of the Compensation and Nominating and Corporate Governance Committees receive $400 per meeting, with the Chair receiving $500. Such fees are paid only if the meeting is attended. Board fees are subject to periodic adjustment by the board of directors.

We maintain a Deferred Compensation Plan for our Board of Directors whereby non-employee directors may elect to defer a portion of their board fees until the earlier of retirement, termination of service, death or disability, each as defined in the Deferred Compensation Plan. The participants’ accounts are invested in cash unless they elect to invest all or a portion of their accounts in stock units representing an equal number of shares of Abington Community Bancorp common stock. Payments upon retirement, termination of service or disability will be made, at the election of the participant, in a lump sum or monthly installments over a period not to exceed fifteen years. Upon death of a participant prior to termination of service, payments are made to his or her beneficiary in a lump sum. We also maintain a Board Retirement Plan. Pursuant to the Board’s Retirement Plan, upon retirement after reaching age 75, non-employee directors will receive an annual benefit equal to 75% of the director fees paid in the year of retirement for a period of 10 years. If a director dies while serving as a director and prior to reaching age 75, his or her beneficiary will receive the present value of the director’s accrued retirement benefit in a lump sum.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Michael F. Czerwonka, III	$26,000	$28,824	$19,548	$245	$432	$75,049
A. Stuard Graham, Jr.	24,400	28,824	12,516	(2,651)	432	63,521
Jane Margraff Kieser	24,400	28,824	14,748	9,867	432	78,271
Joseph B. McHugh	23,600	28,824	14,748	(808)	432	66,796
Robert J. Pannepacker, Sr.	26,200	28,824	19,548	(924)	432	74,080
G. Price Wilson, Jr.	23,200	—	420	(6,069)	—	17,551

(1)
Reflects expense recognized in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of restricted stock awards to directors in July 2005 under the 2005 Recognition and Retention Plan. Such awards vest pro rata over five years commencing July 5, 2006. Each non-employee director, other than Mr. Wilson, received an award of 12,000 shares that had a grant date fair value of $144,120.

(2)
Reflects expense recognized in accordance with Statement of Financial Accounting Standards No. 123(R) related to grants of stock options under the 2005 Stock Option Plan made to each non-employee director, other than Mr. Wilson, covering 30,000 shares in July 2005 which vest pro rata over five years commencing July 5, 2006 and, in the case of Mr. Wilson covering 4,000 shares made in November 2006, which vests pro rata over five years commencing November 17, 2007. The full grant date values of the awards are set forth below.

Name	Grant Date Fair Value of Option Awards
Michael F. Czerwonka, III	$97,740
A. Stuard Graham, Jr.	62,580
Jane Margraff Kieser	73,740
Joseph B. McHugh	73,740
Robert J. Pannepacker, Sr.	97,740
G. Price Wilson, Jr.	17,176

(3)
Our directors participate in the board of directors deferred compensation plan and Board of Trustees Retirement Plan. In addition, Ms. Margraff Kieser maintains an account in the executive deferred compensation plan with respect to amounts accumulated while she served as an executive officer. The amounts represent the changes in the actuarial present value of accumulated pension benefits. There are no above-market or preferential earnings paid on the accounts under the deferred compensation plan.

(4)	Consists of dividends paid on shares awarded pursuant to the 2005 Recognition and Retention Plan that vested during 2006.

(5)
At December 31, 2006, each non-employee director held the following amount of unvested stock awards under our 2005 Recognition and Retention Plan and outstanding options under our 2005 Stock Option Plan:

Name	Unvested Stock Awards	Option Awards
Michael F. Czerwonka, III	9,600	30,000
A. Stuard Graham, Jr.	9,600	30,000
Jane Margraff Kieser	9,600	30,000
Joseph B. McHugh	9,600	30,000
Robert J. Pannepacker, Sr.	9,600	30,000
G. Price Wilson, Jr.	—	4,000

Committees of the Board of Directors. In connection with the completion of the conversion and reorganization, Abington Bancorp will establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of the audit committee, the nominating and corporate governance committee and the compensation committee will be independent directors as defined in the listing standards of The Nasdaq Stock Market. Such committees will operate in accordance with written charters which we expect to have available on our website at www.abingtonbank.com.

A majority of our directors are independent directors as defined in the rules of the Nasdaq Stock Market. The Board of Directors has determined that Messrs. Czerwonka, McHugh, Pannepacker and Wilson and Ms. Margraff Kieser are independent directors. Members of the Board also serve on committees of Abington Bank.

Membership on Certain Board Committees. The Board of Directors of Abington Community Bancorp has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Upon consummation of the conversion and reorganization, the committees of Abington Bancorp and their composition will be the same as Abington Community Bancorp’s. The following table sets forth the membership of Abington Community Bancorp’s committees as of the date of this prospectus.

Directors	Audit	Compensation	Nominating and Corporate Governance
Michael F. Czerwonka, III	**
A. Stuard Graham, Jr.		*	*
Jane Margraff Kieser		*	*
Joseph B. McHugh	*
Robert J. Pannepacker, Sr.	*	**	**

*	Member.

**	Chair.

Audit Committee. Abington Community Bancorp’s Audit Committee reviews with management and the independent registered public accounting firm our systems of internal controls, reviews our annual financial statements, including the Form 10-K and monitors Abington Community Bancorp’s adherence to generally accepted accounting principles in our in accounting and financial reporting. The Audit Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Czerwonka, a certified public accountant and partner in the accounting firm of Fitzpatrick & Czerwonka, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Abington Community Bancorp met three times in 2006. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading. Following the reorganization, Abington Bancorp’s Audit Committee also will operate in accordance with a written charter which will be substantially similar to the current committee charter.

Nominating and Corporate Governance Committee. It is the responsibility of the Nominating and Corporate Governance Committee to, among other functions, nominate directors for election at the Annual Meeting. The Nominating and Corporate Governance Committee met once in 2006 to consider director nominations and recommended nominees to the full Board of Directors for the 2007 Annual Meeting of Abington Community Bancorp. The Nominating and Corporate Governance Committee members are independent directors, as defined in the Nasdaq listing standards. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading. Following the reorganization, Abington Bancorp will establish a nominating and corporate governance committee that will operate in accordance with a written charter which will be substantially similar to the current committee charter.

Compensation Committee. It is the responsibility of the Compensation Committee of Abington Community Bancorp to set the compensation of Abington Community Bancorp’s Chief Executive Officer and Chief Financial Officer as well as the other members of senior management. Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth under “—Compensation Discussion and Analysis” below. The Compensation Committee of Abington Community Bancorp met three times in fiscal 2006. Each of the members of the Compensation Committee is an independent director as defined in the Nasdaq listing standards. The committee’s charter is available on our website at www.abingtonbank.com under the Investor Relations heading. Abington Bancorp will establish a Compensation Committee following the reorganization which will operate in accordance with a written charter which will be substantially similar to the current committee charter.

Directors’ Attendance at Annual Meetings

Directors are expected to attend the Annual Meeting. All of Abington Community Bancorp’s directors attended the 2006 Annual Meeting of Shareholders.

Director Nominations

The Charter of the Nominating and Corporate Governance Committee of Abington Community Bancorp sets forth certain criteria the committee may consider when recommending individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. We expect Abington Bancorp’s charter will be substantially similar. In addition, Abington Community Bancorp’s and Abington Bancorp’s Bylaws provide that no person 75 years of age or older is eligible for nomination to the Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors, as well as our management and shareholders.

Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are set forth in Abington Community Bancorp’s and Abington Bancorp’s Bylaws. The Bylaws provide that written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our annual meeting in 2008, this notice must be received by December 18, 2007. If, as expected, we complete our second step conversion prior to the next annual meeting of shareholders the Bylaws of Abington Bancorp, Inc. provide that nominations must be received by December 15, 2007. Each written notice of a shareholder nomination is required to set forth certain information specified in Section 3.12 of Abington Community Bancorp’s Bylaws or Abington Bancorp’s Bylaws, as applicable.

Executive Officers Who Are Not Directors. The following individuals currently serve as executive officers of Abington Community Bancorp and Abington Bank and will serve in the same positions with Abington Bancorp following the conversion and reorganization. Ages are as of March 31, 2007.

Name	Age	Principal Occupation During the Past Five Years
Edward W. Gormley	58	Senior Vice President and Corporate Secretary of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since 1997 and Secretary of Abington Bank since 1985.
Frank Kovalcheck	49
Senior Vice President of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since June 2001; prior thereto, Senior Vice President and Assistant Secretary, First Federal Savings and Loan Association of Bucks County, Bristol, Pennsylvania from 1976 to 2001.

Jack J. Sandoski	63	Senior Vice President and Chief Financial Officer of Abington Community Bancorp since June 2004; Senior Vice President of Abington Bank since 1997 and Chief Financial Officer and Treasurer since 1988.

In accordance with Abington Bancorp’s bylaws, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Compensation Discussion and Analysis

Overview. Our executive compensation program is designed to provide incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate qualified, effective executives and professionals. Decisions regarding executive compensation are determined by our Compensation Committee, which reviews a number of factors in their decisions, including performance of the individual executive officers, the performance of Abington Community Bancorp and publicly available compensation surveys for comparable companies. In the year ended December 31, 2006, the members of our Compensation Committee were Ms. Margraff Kieser and Messrs. Graham and Pannepacker, who is Chairman. In this compensation discussion and analysis, our chief executive officer, our chief financial officer and our two other most highly compensated executive officers during 2006 are referred to collectively as our “named executive officers.”

During the year ended December 31, 2006, we compensated our named executive officers with a combination of base salary, bonus, equity compensation and participation in benefit plans at levels that we believed were comparable to other financial institutions of similar size within our region. In addition to base salary and bonuses, the primary benefit plans made available to our named executive officers include our employee stock ownership plan, 2005 stock option plan and 2005 recognition and retention plan (both of which have provisions in compliance with the regulations of the Federal Deposit Insurance Corporation for recently converted savings banks), 401(k) Plan, our frozen deferred compensation plan, supplemental executive retirement plan and split-dollar life insurance. Our compensation plans have been developed by our board of directors and the Compensation Committee with the assistance of our management. Historically, the Compensation Committee has conducted an analysis of our compensation levels based on its review of various publicly available surveys or reports to assist in setting appropriate levels of compensation for our named executive officers. In the future, we may determine to engage the services of compensation consultants to review our policies and procedures with respect to executive compensation, or conduct annual benchmark reviews of our executive compensation, however, we have no specific plans to do so at this time.

Following the completion of our mutual holding company reorganization in December 2004, we adopted a stock option plan and a restricted stock plan in June 2005 in order to more closely align the interests of our directors and executive officers with our shareholders. When these plans were approved by our shareholders in fiscal 2005, we made significant grants of stock options and service-based restricted stock awards to our directors and executive officers, both as a reward for past service as well as to provide an incentive for future performance. All grants of options under our 2005 Stock Option Plan were made with exercise prices equal to the market value of our common stock on the date of grant and become vested over five years at the rate of 20% on each anniversary of the date of grant. In connection with our mutual holding company reorganization we implemented an employee stock ownership plan. Through our employee stock ownership plan, as well as our 401(k) Plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits. In light of the costs associated with the employee stock ownership plan and the benefits available under our 2005 Stock Option Plan and 2005 Recognition and Retention Plan, in December 2005, the board of directors elected to freeze our deferred compensation plan retroactive to January 1, 2005.

We offer various fringe benefits to all of our employees, including our executive officers, on a non-discriminatory basis, including group policies for medical, dental, life, disability and accidental death insurance. Our President and Chief Executive Officer receives an automobile allowance and country club dues. The Compensation Committee believes that such additional benefits are appropriate and assist Mr. White in fulfilling his employment obligations. No perquisites are provided to the other executive officers of the company.

Objectives of Our Compensation Programs. The primary objectives of our executive compensation policies and programs are to attract, retain and motivate talented and qualified individuals to manage and lead our company, which we believe will promote our corporate growth strategy and enhance long-term shareholder value. We focus on determining appropriate compensation levels that will enable the organization to meet the following objectives:

•	To attract, retain and motivate an experienced, competent executive management team;

•	To reward the executive management team for the enhancement of shareholder value based on our annual earnings performance and the market price of our stock;

•	To make certain that compensation rewards are adequately balanced between short-term and long-term considerations;

•	To encourage ownership of our common stock through grants of stock options and restricted stock awards to all levels of bank management; and

•	To maintain compensation levels that are competitive with other financial institutions particularly those of executive officers at peer institutions based on asset size and market area.

Elements of Executive Compensation

Base Salary. In November 2005, the Compensation Committee determined the base salaries of Messrs. White, Sandoski, Gormley and Kovalcheck for 2006 and submitted such determination to the full Board of Directors for review. Mr. White, the only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation. In determining base salary for 2006, the Compensation Committee considered the overall financial performance of Abington Community Bancorp, the named executive officer’s contribution to the attainment of the company’s internal budget expectations, growth in Abington Bank’s market share, the executive officer’s leadership, and the complexity of the duties performed in his position, the amount of salary and employee benefit expense and the overall increases in such expense in light of the company’s efforts to effectively manage increases in non-interest expense, whether asset quality has been maintained at a high level (in the case of Messrs. White and Gormley) and Abington Bank’s overall ratings with our banking regulators, however, no particular weight was given to any single factor. In addition, the Compensation Committee reviewed two publicly available salary surveys produced by America’s Community Bankers (ACB) and L. R. Webber. The ACB salary survey consists of a tabular presentation of responses provided by community banks located nationwide grouped by various job titles and by asset size of the bank and the geographic region in which the bank operates. Generally, the data considered by the Compensation Committee in the ACB study consisted of responses from financial institutions with asset ranges of $700 million to $999 million and $1 billion to $2.5 billion, and financial institutions in the Mid-Atlantic Region. The L. R. Webber survey was restricted to Pennsylvania banks and also provided survey responses grouped by the institution’s asset size and geographic region within the state. The data considered by the Compensation Committee in the L. R. Webber survey was for financial institutions with asset ranges of $500 million to $1 billion and assets greater than $1 billion and institutions in Abington Bank’s region that responded to the survey. In the case of both surveys, the salary information is not attributed to specific, named institutions. The Compensation Committee reviews the data in an effort to ensure that the compensation paid to the company’s president and chief executive officer and other executive officers is generally comparable with or above the average compensation paid to similar officers at the other institutions reviewed in the two surveys, however, the committee does not undertake any specific benchmarking of compensation levels.

Based on the above described review process, the Compensation Committee approved base salaries for Messrs White, Sandoski, Gormley and Kovalcheck of $285,000, $143,000, $138,000 and $122,000, respectively for 2006, increases of 3.6%, 3.6%, 3.2% and 6.1%, respectively, from 2005 salaries. The Compensation Committee believes that the base salaries paid to each member of the senior management team are commensurate with their duties, performance and range for the industry compared with financial institutions of similar size within our region. Our policy has been that, due to his increased visibility and in light of Mr. White’s oversight of all aspects of the Company’s operations, he should receive significantly greater compensation and benefits than our other named executive officers. This is consistent with other financial institutions. The compensation of our President and Chief Executive Officer is higher than that of the other named executive officers, however, the processes used to determine his compensation are the same as the other officers.

Incentive/Bonus Compensation. Abington Community Bancorp and Abington Bank do not have a specific, written bonus program or policy. However, in recent years the bank, upon review and approval at the discretion of the Compensation Committee, typically has determined at the beginning of the year to establish a bonus pool for the benefit of all employees. In recent years, the bonus pool authorized by the Compensation Committee typically has been 8.0% of the Bank’s net income for the year. In December of each year, the executive officers typically have been awarded an aggregate of approximately 43% of the bonus pool in recent years, which then has been distributed pro rata to such officers based on their salary. In January 2006, the Compensation Committee determined an overall bonus pool of 8.0% of net income and determined in December that 43% of that amount paid to the named executive officers was appropriate for 2006. In making this determination for 2006, the Compensation Committee considered a variety of factors including the compensation levels paid at other institutions as reflected in the salary surveys discussed above in the “Base Salary” discussion, however, no particular weight was attributed to any one factor. The cash bonuses paid were between 16.7% and 19.0% less than the cash bonuses paid in 2005. The Compensation Committee had determined to pay bonuses in 2005 that were slightly higher than the company’s typical bonuses in consideration of, among other factors, the freezing the deferred compensation plan in 2005. By utilizing a calculation of cash bonus based on a percentage of net profit, the Compensation Committee believes this component of executive compensation properly focuses management on the company’s short term profitability.

Equity Compensation. The Compensation Committee uses the award of stock options and recognition and retention plan shares to align the interests of the named executive officers with those of Abington Community Bancorp’s shareholders. At the annual meeting of shareholders in 2005, shareholders approved our stock option plan and recognition and retention plan. Messrs. White, Sandoski, Gormley and Kovalcheck received awards from the Compensation Committee under each of those equity compensation plans during 2005 which are vesting at a rate of 20% per year over five years. No additional awards were granted to any of the named executive officers in 2006. No awards were available under the recognition and retention plan in 2006 as the entire plan was awarded in 2005. In addition, the Compensation Committee determined not to grant any stock options in 2006 as a relatively modest amount of options was available for grant, 48,100 shares remain available out of 714,150 shares originally reserved for issuance under the stock option plan, and the committee believed it was advisable to have some amount of stock options available to grant in the future in the event any new officers were hired. The Compensation Committee believes that the five year vesting of stock options and recognition and retention plan awards will focus senior management on long term performance and stock appreciation. Vesting at a rate over no less than five years was mandated under the federal banking regulations applicable as a result of our mutual holding company reorganization and facilitates our goal of retaining our experienced, effective management team.

Stock option awards have an exercise price equal to the fair market of the Company’s common stock value on the date of the award. Much has been written in the financial journals over the past year about corporations backdating stock options at the expense of the corporation. The Compensation Committee closely monitors the stock option awards to all employees and directors. No changes to the option awards or option exercise price have ever been made to any option granted under our 2005 Stock Option Plan.

Information regarding the outstanding stock option grants and unvested recognition and retention plan awards is included in the section titled “Management - Outstanding Equity Awards at Fiscal Year End.” No stock options were exercised by the named executive officers in fiscal 2006. For information regarding Abington Community Bancorp’s expense related to the portion of each stock option and recognition and retention plan award that vested during fiscal 2006, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R), see “Management - Summary Compensation Table.”

Employment Agreements. Abington Bank has entered into employment agreements with each of the named executive officers. The contracts are reviewed annually by the Compensation Committee and the full board of directors. In December 2006, the boards of directors of Abington Community Bancorp, Abington Bank and Abington Bancorp approved the amendment and restatement of Abington Bank’s employment agreements with each of the named executive officers. The employment agreements were amended and restated primarily in order to reflect the proposed conversion of Abington Mutual Holding Company and to comply with new Section 409A of the Internal Revenue Code. As part of the revisions to comply with Section 409A of the Internal Revenue Code, Abington Community Bancorp and Abington Bank provided for cash severance payments to be paid in a lump sum in order to utilize an exemption from Section 409A. Furthermore, various defined terms, including the definitions of change in control and disability, were revised to be consistent with Section 409A of the Internal Revenue Code. For additional information regarding the terms of the employment agreements, see “Management - Employment Agreements.”

Benefit Plans. The Compensation Committee reviews annually the expense and appropriateness of all benefit plans for the named executive officers and all other employees. Our benefit plans include a supplemental executive retirement plan, 401(k) plan, deferred compensation plan, employee stock ownership plan, and other benefit plans such as medical, dental, life and disability insurance.

Abington Bank maintains a deferred compensation plan for senior management. As of January 1, 2005, Abington Bank no longer contributes to the deferred compensation plan. Plan balances remain on behalf of each of the named executive officers for contributions prior to 2005, the majority of which is invested in Abington Community Bancorp common stock. The amounts reported as aggregate earnings in the table under “Management - Benefit Plans - Nonqualified Deferred Compensation” were primarily the result of the significant increase in Abington Community Bancorp’s stock price during 2006.

The Compensation Committee also reviewed the existing supplemental executive retirement plan in 2005 and determined that no changes were necessary. The Compensation Committee believes that the supplemental executive retirement plan is a means to provide suitable supplemental retirement benefits to senior management whose benefits otherwise would be reduced due to IRS limits on retirement benefits under the 401(k) plan and employee stock ownership plan. The supplemental executive retirement plan provides the participants with a ten-year benefit upon retirement at age 65 or older in an amount equal to 50% of the executive’s average base compensation, as defined, for the highest three calendar years during the 10 years immediately preceding retirement.

In 2005, Abington Bank purchased bank-owned life insurance and entered into endorsement split dollar insurance agreements with each of the named executive officers in consideration for a termination of the named executive officers’ participation in the group life insurance benefits provided to other employees of Abington Bank. Bank-owned life insurance and the related split dollar life insurance arrangements are commonly utilized by financial institutions to provide a benefit to their executive officers while generating additional income and funding various other employee benefit programs. A description of the endorsement split dollar agreements is set forth under “Management - Benefit Plans - Endorsement Split Dollar Insurance Agreements.”

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compen- sation(4)	Total
Robert W. White, Chairman of the Board, President and Chief Executive Officer	2006	$285,000	$97,347	$168,140	$104,527	$82,107	$69,860	$806,981

Jack J. Sandoski, Senior Vice President, Chief Financial Officer and Treasurer	2006	143,000	48,844	42,035	34,842	52,501	31,511	352,733

Edward W. Gormley, Senior Vice President and Secretary	2006	138,000	47,136	42,035	38,118	25,410	30,314	321,013

Frank Kovalcheck, Senior Vice President	2006	122,000	41,671	42,035	38,118	11,356	26,735	281,915

(1)
In addition to salary, the amounts disclosed in this column include amounts contributed by the named executive officer to the Abington Bank 401(k) Plan. We periodically review, and may increase, base salaries in accordance with the terms of employment agreements or Abington Bancorp’s normal annual compensation review for each of our named executive officers.

(2)
Reflects the amount expensed in accordance with Statement of Financial Accounting Standards No. 123(R) during fiscal 2006 with respect to awards of restricted stock awards and/or stock options, as the case may be, with respect to each of the named executive officers. For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Share-Based Compensation.”

(3)
Messrs. White, Sandoski, Gormley and Kovalcheck are participants in Abington Bank’s frozen executive deferred compensation plan and supplemental executive retirement plan (“SERP”). The amounts for Messrs. White, Sandoski, Gormley and Kovalcheck reflect increases in the actuarial present value of SERP benefits. There are no above-market or preferential earnings paid on the named executive officers’ accounts under the deferred compensation plan.

(4)
Includes employer matching contributions of $11,000, $7,150, $6,900, and $6,100 allocated in 2006 to the accounts of Messrs. White, Sandoski, Gormley and Kovalcheck, respectively, under Abington Bank’s 401(k) plan and split dollar life insurance premiums paid by Abington Bank of $504, $553, $416 and $231 for Messrs. White, Sandoski, Gormley and Kovalcheck, respectively. Also includes the fair market value at December 31, 2006 of the shares of common stock allocated pursuant to the ESOP in 2006, representing $35,658, $23,178, $22,368 and $19,794 for each of Messrs. White, Sandoski, Gormley and Kovalcheck, respectively, and dividends paid on shares awarded pursuant to the 2005 Recognition and Retention Plan that vested during 2006. Includes $6,000 of country club dues and automobile allowances of $14,178 for Mr. White in 2006.

Outstanding Equity Awards at Fiscal Year-End

Abington Community Bancorp did not grant any awards of restricted stock or stock options during fiscal 2006 to its executive officers named in the summary compensation table. The table below sets forth outstanding equity awards at December 31, 2006 to our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)				Number of Shares or Units	Market Value of Shares
Name	Exercisable	Unexercisable	Exercise Price	Option Expiration Date	of Stock That Have Not Vested	or Units of Stock That Have Not Vested
Robert W. White	35,100	140,400	$12.01	7/5/2015	56,000	$1,074,080
Jack J. Sandoski	11,700	46,800	12.01	7/5/2015	14,000	268,520
Edward W. Gormley	11,700	46,800	12.01	7/5/2015	14,000	268,520
Frank Kovalcheck	11,700	46,800	12.01	7/5/2015	14,000	268,520

(1)	Options vest at a rate of 20% per year commencing on July 5, 2006.

Option Exercises and Stock Vested

The table below sets forth the number of shares acquired and their value on the date of vesting pursuant to our 2005 Recognition and Retention Plan for the year ended December 31, 2006. None of our named executive officers exercised stock options during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting(1)	Value Realized On Vesting
Robert W. White	—	$—	14,000	$203,420
Jack J. Sandoski	—	—	3,500	50,855
Edward W. Gormley	—	—	3,500	50,855
Frank Kovalcheck	—	—	3,500	50,855

(1)	Represents shares granted pursuant to the 2005 Recognition and Retention Plan that vested on July 5, 2006.

Employment Agreements

On December 27, 2006, the Boards of Directors of Abington Community Bancorp, Abington Bank and Abington Bancorp   approved the amendment and restatement of Abington Bank’s employment agreement, dated January 21, 2004, entered into with Robert W. White, Chairman of the Board, President and Chief Executive Officer of the Company and the Bank; and the January 1, 2005 employment agreements entered into between Abington Bank and each of our Senior Vice Presidents: Edward W. Gormley, Frank Kovalcheck and Jack J. Sandoski.

The employment agreements were primarily amended and restated in 2006 in order to reflect the proposed second-step conversion of Abington Bank and to comply with new Section 409A of the Internal Revenue Code of 1986, as amended, including the proposed regulations issued by the Internal Revenue Service. Section 409A of the Internal Revenue Code governs the deferral of compensation where the director, officer or employee has a legally binding right to compensation that is payable in a future year. Section 409A imposes new requirements with respect to deferral elections, payment events and payment elections.

As part of the revisions to comply with Section 409A of the Internal Revenue Code, Abington Community Bancorp and Abington Bank provided for cash severance payments to be paid in a lump sum in order to utilize an exemption from Section 409A. A specified employee is generally any employee whose annual compensation exceeds a specified dollar amount ($140,000 for 2006), which amount adjusts annually. Furthermore, various defined terms, including the definitions of change in control and disability, were revised to be consistent with Section 409A of the Internal Revenue Code.

In addition to amending and restating the employment agreement between Abington Bank and Mr. White, the Boards of Directors approved a new employment agreement between Abington Bancorp and Mr. White. The amended and restated agreement between Abington Bank and Mr. White and the new agreement between Abington Bancorp and Mr. White are substantially similar, provided, however, that in order to comply with the policies of the Office of Thrift Supervision, which will become the primary federal bank regulatory authority of Abington Bancorp upon consummation of our conversion and reorganization, certain payments otherwise payable under the amended and restated agreement with Abington Bank will be reduced or “scaled back” if they would constitute a “parachute payment” pursuant to Section 280G of the Internal Revenue Code. In addition, the amended and restated agreement between Abington Bank and Mr. White and the agreement between Abington Bancorp and Mr. White include the following provisions:

•	Salary and other compensation payable to Mr. White will be shared by Abington Bancorp and Abington Bank on a proportional basis.

•
In the event Mr. White’s employment is involuntarily terminated, other than for cause, disability, retirement or death, or by Mr. White for good reason, as defined, prior to a change in control, he will be entitled to a lump sum payment equal three times his current base salary plus highest cash bonus received in the prior three years, plus the continuation of certain employee benefits for a period up to the remaining term of the agreement.

•
In the event Mr. White’s employment is terminated concurrently with or within 12 months following a change in control, Mr. White will be entitled to a lump sum payment equal to 2.99 times his “base amount” as defined under Section 280G of the Internal Revenue Code, subject to reduction in the amended and restated agreement with Abington Bank, plus the continuation of certain employee benefits for up to three years. Under his agreement with Abington Bancorp, Abington Bancorp will reimburse Mr. White for any excise tax liability incurred pursuant to Sections 280G and 4999 of the Internal Revenue Code and for any additional taxes incurred as a result of such reimbursement.

•	In the event of Mr. White’s disability, he will be entitled to receive aggregate annual disability benefits at least equal to 60% of his then current salary through his 70th birthday.

•	A death benefit equal to three times Mr. White’s base salary.

•	The agreements contain non-competition and arbitration provisions substantially similar to those currently in place with Mr. White.

In addition, Abington Bank’s Amended and Restated Employment Agreements with Messrs. Gormley, Kovalcheck and Sandoski include the following provisions:

•
If the executive’s employment is terminated by Abington Bank, other than for cause, disability, retirement or death, or is terminated by the executive for good reason, as defined, prior to a change in control, the executive will be entitled to a lump sum payment equal to two times his current base salary and any cash bonus received in the prior year, plus continuation of certain employee benefits for up to two years.

•
If the executive’s employment is terminated concurrently with or within 12 months following a change in control, the executive will be entitled, with certain exceptions, to a lump sum payment equal to three times his current base salary and bonus for the prior year plus continuation of certain employee benefits for up to three years, subject to reduction in the event such payments or benefits would constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Although the above-described employment agreements could increase the cost of any acquisition of control of Abington Bancorp, we do not believe that the terms thereof would have a significant anti-takeover effect.

Potential Payments Upon Termination of Employment or Change in Control

The tables below reflect the amount of compensation to each of the named executive officers of Abington Bancorp and Abington Bank in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 29, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Abington Bancorp and Abington Bank.

Robert W. White. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Robert W. White, our President and Chief Executive Officer.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)		Retirement (o)

Accrued leave(a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	1,214,073	906,500	773,705 (p	)	—
ESOP allocations(d)	—	—	—	154,814	—		—
Medical and dental benefits (e)	—	—	47,587	47,587	—		—
Other welfare benefits (f)	—	—	2,887	2,887	—		—
Club dues (g)	—	—	18,000	18,000	—		—
Automobile expenses (h)	—	—	42,534	42,534	—		—
§280G tax gross-up (i)	—	—	—	706,218	—		—

Equity awards: (j)
Unvested stock options (k)	—	—	—	1,006,668	1,006,668		—
Unvested restricted stock awards (l)	—	—	—	1,074,080	1,074,080		—

Total payments and benefits (m)	$—	$—	$1,325,081	$3,959,288	$2,854,453		$—

(footnotes following the table on page __)

Jack J. Sandoski. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Jack J. Sandoski, our Senior Vice President and Chief Financial Officer.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave(a)	$16,500	$16,500	$16,500	$16,500	$16,500	$16,500

Severance payments and benefits: (b)
Cash severance(c)	—	—	406,126	609,189	—	—
ESOP allocations(d)	—	—	—	101,161	—	—
Medical and dental benefits (e)	—	—	30,980	46,333	—	—
Other welfare benefits (f)	—	—	1,988	3,038	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G cut-back (i)	—	—	—	(426,693)	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—

Total payments and benefits (m)	$16,500	$16,500	$455,594	$953,604	$620,576	$16,500

(footnotes following the table on page __)

Edward W. Gormley. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Edward W. Gormley, our Senior Vice President and Corporate Secretary.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave(a)	$15,923	$15,923	$15,923	$15,923	$15,923	$15,923

Severance payments and benefits: (b)
Cash severance(c)	—	—	392,382	588,573	—	—
ESOP allocations(d)	—	—	—	97,837	—	—
Medical and dental benefits (e)	—	—	29,618	44,971	—	—
Other welfare benefits (f)	—	—	1,713	2,618	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G tax gross-up (i)	—	—	—	(412,973)	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—
Total payments and benefits (m)	$15,923	$15,923	$439,636	$941,025	$619,999	$15,923

(footnotes following the table on page __)

Frank Kovalcheck. The following table shows the potential payments upon termination or a change in control of Abington Bancorp or Abington Bank for Frank Kovalcheck, our Senior Vice President.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (n)	Retirement (o)

Accrued leave(a)	$8,212	$8,212	$8,212	$8,212	$8,212	$8,212

Severance payments and benefits: (b)
Cash severance(c)	—	—	344,104	516,156	—	—
ESOP allocations(d)	—	—	—	85,297	—	—
Medical and dental benefits (e)	—	—	37,031	56,608	—	—
Other welfare benefits (f)	—	—	1,339	2,046	—	—
Club dues (g)	—	—	—	—	—	—
Automobile expenses (h)	—	—	—	—	—	—
§280G tax gross-up (i)	—	—	—	(434,781)	—	—

Equity awards: (j)
Unvested stock options (k)	—	—	—	335,556	335,556	—
Unvested restricted stock awards (l)	—	—	—	268,520	268,520	—
Total payments and benefits (m)	$8,212	$8,212	$390,686	$837,614	$612,288	$8,212

(a)
Employees are credited with vacation and sick time each calendar year based on position and tenure. If an employee voluntarily resigns, dies or retires during the year, he or she is paid for a portion of the current year’s unused vacation and sick leave. A payment also would be made if employment was involuntarily terminated with or without cause, by an executive for good reason, death, disability or retirement. Employees are unable to carryover to the following year any unused vacation time, but employees, except for Mr. White, may carryover up to 90 days of unused sick leave from one year to the next. In the event of termination of employment, however, only a maximum of 30 days of unused sick leave is paid. The amounts shown represent each executive’s accrued but unused vacation time and sick leave in the cases of Messrs. Gormley, Sandoski and Kovalcheck, but not in the case of Mr. White, as of December 29, 2006.

(b)
These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by the executive if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated during the term of the executive’s employment agreement following a change in control.

(c)
For Mr. White, the amount in the Involuntary Termination column represents a lump sum payment equal to three times the sum of his current base salary from the Company and the Bank and his highest bonus paid in the prior three calendar years, while the amount in the Change in Control column represents 2.99 times his average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs. For each other executive, the amount in the Involuntary Termination column represents two times the sum of the executive’s current base salary and bonus for the prior calendar year, while the amount in the Change in Control column represents a lump sum cash payment equal to three times the sum of the executive’s current base salary and bonus for the prior calendar year.

(d)
Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 29, 2006 closing price of $19.18 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $3.2 million, and the Change in Control column reflects each executive’s proportionate share of such amount.

(e)
In the Involuntary Termination column, represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for the remaining term of Mr. White’s employment agreement or for an additional 24 months for each of the other executives. In the Change in Control column, represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for an additional 36 months. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(f)
In the Involuntary Termination column, represents the estimated present value cost of providing continued life, accidental death and long-term disability coverage to each of the executives for the remaining term of Mr. White’s employment agreement or for an additional 24 months for each of the other executives. In the Change in Control column, represents the estimated present value cost of providing such benefits to each of the executives for an additional 36 months. In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(g)	Represents the estimated costs of paying club dues to Mr. White for an assumed additional 36 months, based on the amounts paid in 2006. The amounts have not been discounted to present value.

(h)
Represents the estimated costs of paying automobile leases and related expenses to Mr. White for an assumed additional 36 months, based on the amounts paid in 2006. The amounts have not been discounted to present value.

(i)
The payments and benefits to Mr. White in the Change in Control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times his average taxable income for the five years ended December 31, 2005. His payments exceed this threshold. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Mr. White to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute amounts associated with the payments and benefits to Messrs. Sandoski, Gormley and Kovalcheck equal or exceed three times their average taxable income for the five years ended December 31, 2005, such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. The amount of the reductions for such officers are shown in the tables. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cut-backs could be reduced or even eliminated.

(j)
The vested stock options held by Messrs. White, Sandoski, Gormley and Kovalcheck had a value of approximately $252,000, $84,000, $84,000 and $84,000, respectively, based on the December 29, 2006 closing price of $19.18 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $19.18 per share. In the event of a termination of employment, each executive (or his estate in the event of death) will have the right to exercise vested stock options for the period specified in his option grant agreement. If the termination of employment occurs following a change in control, each executive can exercise the vested stock options for the remainder of the original ten-year term of the option.

(k)
All unvested stock options will become fully vested upon an executive’s death, disability or retirement after age 65 or upon a change in control. None of the executives had reached age 65 as of December 29, 2006.

(l)
If an executive’s employment is terminated as a result of death or disability, unvested restricted stock awards are deemed fully earned. In addition, in the event of a change in control of the Company, the unvested restricted stock awards are deemed fully vested.

(m)
Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our SERP and our Executive Deferred Compensation Plan. See the Pension Benefits table and the Nonqualified Deferred Compensation table under “- Benefit Plans” above. Also does not include the value of vested stock options set forth in Note (j) above, earned but unpaid salary and reimbursable expenses.

(n)
If the employment of any of the executives is terminated due to death, such executive’s beneficiaries or estate will receive life insurance proceeds of $350,000 under our bank owned life insurance policies. For Mr. White, this amount is in addition to the continuation of his base salary in the event of his death as described in Note (p) below. The life insurance coverage is based on three times base salary, subject to a cap of $350,000. If the employment of any of the executives is terminated due to disability, they would each receive disability benefits equal to 65% of their base salary for the first six months, and thereafter would receive disability benefits of $5,000 per month until the executive reaches his normal retirement age of 65, minus Social Security disability benefits. In addition, Mr. White has a separate disability policy that would pay him $3,750 per month until his 65th birthday. Mr. White will also receive supplemental disability benefits as described in Note (p) below. In addition, each executive’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability. The SERP benefits discussed in Note (o) below will also become payable following death or disability.

(o)
The Company has a supplemental executive retirement plan (the “SERP”) covering each executive. Under the SERP, the normal retirement benefits in the event of retirement, death or disability on or after age 65 is an annual benefit equal to 50% of the executive’s salary for the highest three of the last 10 years, with the annual benefit payable for 10 years in quarterly installments. If the executive dies before age 65, his beneficiary or estate will receive a lump sum payment equal to the present value of the aggregate retirement benefit accrued by us. If the executive becomes disabled before age 65, then his 40 quarterly installments will begin as of the first day of the first full quarter following his 65th birthday. See the Pension Benefits table under “- Benefit Plans” above.

(p)
Represents the estimated present value of the supplemental disability benefits that Mr. White would be entitled to receive under his employment agreement if he remained disabled until age 70. In the event of disability, he is entitled to receive supplemental disability benefits equal to the difference between 60% of his base salary and the disability benefits otherwise payable to him, as described in Note (n) above. If Mr. White had died as of December 9, 2006, his spouse or his estate would have received a lump sum cash payment of approximately $831,000, representing the present value of his base salary for 36 months.

Benefit Plans

Supplemental Executive Retirement Plan. Abington Bank maintains a Supplemental Executive Retirement Plan for selected executive officers. Currently, Messrs. White, Sandoski, Gormley, and Kovalcheck participate in the Supplemental Executive Retirement Plan. The Supplemental Retirement Plan provides the participants with a ten-year benefit upon retirement at age 65 or older in an amount equal to 50% of the executive’s average base compensation, as defined, for the highest three calendar years during the 10 years immediately preceding retirement.

Pension Benefits

The table below shows the present value of accumulated benefits payable to Messrs. White, Sandoski, Gormley and Kovalcheck, including the number of years of credited service, under the supplemental executive retirement plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Robert W. White	Supplemental Executive Retirement Plan	33	$815,417
Jack J. Sandoski	Supplemental Executive Retirement Plan	19	427,045
Edward W. Gormley	Supplemental Executive Retirement Plan	35	287,011
Frank Kovalcheck	Supplemental Executive Retirement Plan	6	50,207

(1)	Reflects value as of December 31, 2006.

Executive Deferred Compensation Plan. Abington Bank maintains an Executive Deferred Compensation Plan for selected executive officers. In December 2005, Abington’s board of directors froze the Amended and Restated Executive Deferred Compensation Plan retroactive to January 1, 2005, such that no further contributions will be made on behalf of the executive officers under the plan. Messrs. White, Sandoski, Gormley, and Kovalcheck currently participate in the executive deferred compensation plan. In addition, director Jane Margraff Kieser maintains an account in the Executive Deferred Compensation Plan with respect to amounts accumulated when she was an executive officer of Abington Bank. The board of directors took these actions upon its review of the total compensation programs available to Abington’s employees, including the increased benefits available as a result of the mutual holding company reorganization completed in December 2004 and the adoption of equity compensation plans by Abington’s shareholders at the 2005 Annual Meeting of Shareholders held in June 2005. The participant maintains an account in the Executive Deferred Compensation Plan until the earlier of retirement, termination of employment or death.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2006 Fiscal Year(1)	Registrant Contributions in 2006 Fiscal Year(1)	Aggregate Earnings in 2006 Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Robert W. White	$—	$—	$308,697	$—	$958,006
Jack J. Sandoski	—	—	130,382	—	418,074
Edward W. Gormley	—	—	143,474	—	440,557
Frank Kovalcheck	—	—	31,732	—	101,015
(footnotes on next page)

(1)
In 2005 the executive deferred compensation plan was frozen retroactive to January 1, 2005. No contributions have been made to the named executive officers since the date that the executive deferred compensation plan was frozen. We have established a rabbi trust to fund certain benefit plans, including the executive deferred compensation plan. The aggregate earnings amounts in 2006 in the table reflect the increase in value of the assets held in the rabbi trust, which include our common stock for Messrs. White, Sandoski, Gormley and Kovalcheck, respectively.

Endorsement Split Dollar Insurance Agreements. Abington Bank has purchased insurance policies on the lives of the four executive officers named in the Summary Compensation Table, and has entered into Split Dollar Insurance Agreements with each of those officers. The policies are owned by Abington Bank which pays each premium due on the policies. Under the agreements with the named executive officers, upon an officer’s death while he remains employed by Abington Bank the executive’s beneficiary shall receive proceeds in the amount of the executive’s salary at the time of death multiplied by three (up to a maximum of $250,000) plus an additional $100,000. In the case of the officer’s death after termination of employment with Abington Bank, provided he reached age 65 before such termination, the officer’s beneficiary shall receive proceeds in the amount of $100,000. Abington Bank is entitled to receive the amount of the death benefits less those paid to the officer’s beneficiary, which is expected to reimburse Abington Bank in full for its life insurance investment.

The Split Dollar Insurance Agreements may be terminated at any time by Abington Bank or the officer, by written notice to the other. The Split Dollar Insurance Agreements will also terminate upon cancellation of the insurance policy by Abington Bank, cessation of Abington Bank’s business or upon bankruptcy, receivership or dissolution or by Abington Bank upon the officer’s termination of service to Abington Bank. Upon termination, the officer forfeits any right in the death benefit and Abington Bank may retain or terminate the insurance policy in its sole discretion.

Related Party Transactions

During fiscal 2006, Abington Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers, and other related parties. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with persons not related to Abington Bank . The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. None of these loans or other extensions of credit are disclosed as non-accrual, past due, restructured or potential problem loans.

Under Abington Community Bancorp’s Audit Committee Charter, the Audit Committee is required to review and approve all related party transactions, as described in Item 404 of Regulation S-K of the SEC’s rules. To the extent such transactions are ongoing business relationships with Abington Bancorp or Abington Bank, such transactions shall be reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.

Compensation Committee Interlocks and Insider Participation

Ms. Margraff Kieser and Messrs. Graham and Pannepacker, who is Chairman, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2006 was a current or former officer or employee of Abington Community Bancorp or Abington Bank other than Ms. Margraff Kieser, who served as our Senior Vice President, Operations and Human Resources from 1980 to 2001. Nor did any member engage in certain transactions with Abington Community Bancorp or Abington Bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2006, which generally means that no executive officer of Abington Community Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Abington Community Bancorp.

New Stock Benefit Plans

Employee Stock Ownership Plan. Abington Bank has established an employee stock ownership plan for its employees which previously acquired 571,320 shares of Abington Community Bancorp’s common stock on behalf of participants. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period, have completed six months of employment and who have attained age 21 are eligible to participate in Abington Bank’s employee stock ownership plan.

As part of the conversion and reorganization, the employee stock ownership plan intends to purchase a number of shares of Abington Bancorp common stock equal to 7.47 % of the shares sold in the offering, or 1,373,876 shares and 1,579,957 shares based on the maximum and 15% above the maximum of the offering range, respectively. We anticipate that the employee stock ownership plan will borrow funds from Abington Bancorp, and that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. Abington Bancorp has agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering, we expect that the employee stock ownership plan will purchase shares in the open market after the offering is completed at a price which may be more or less than $10.00 per share, subject to prior OTS approval. The loan to the employee stock ownership plan will be repaid principally from Abington Bank’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Abington Bank’s prime rate at the date the employee stock ownership plan enters into the loan. Abington Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Abington Bancorp or upon the sale of treasury shares by Abington Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Abington Bancorp or from Abington Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.
Shares purchased by Abington Bancorp’s employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan becomes 100% vested. In the case of a “change in control,” as defined in the plan, however, participants will become immediately fully vested in their account balances. Participants also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by the Abington Bancorp employee stock ownership plan be reflected as a liability on its statement of financial condition. Since the employee stock ownership plan is borrowing from Abington Bancorp, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from Abington Bancorp, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Abington Bank’s employee stock ownership plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan. Following consummation of the conversion and reorganization, Abington Bancorp intends to adopt a new stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Abington Bancorp as an incentive to contribute to its success and reward key employees for outstanding performance. The new stock option plan will provide for the grant of incentive stock options, intended to comply with the requirements of Section 422 of the Internal Revenue Code, and non-incentive or compensatory stock options. Options may be granted to our directors and key employees. The new stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the new stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the new stock option plan, the committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% shareholders).

At a meeting of Abington Bancorp’s shareholders after the conversion and reorganization, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion and reorganization, Abington Bancorp intends to present the stock option plan to shareholders for approval and to reserve an amount equal to 9.33 % of the shares of Abington Bancorp common stock sold in the offering, which is 1,717,345 shares or 1,974,946 shares based on the maximum and 15% above the maximum of the offering range, respectively, for issuance under the new stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion and reorganization, no individual officer or employee of Abington Bancorp may receive more than 25% of the options granted under the new stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the new stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment. We currently anticipate that the new stock option plan will be submitted to shareholders of Abington Bancorp within one year, but not earlier than six months from, the date of completion of the conversion and reorganization and the offering. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the new stock option plan to shareholders more than one year from the date of the conversion and reorganization, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable. The Office of Thrift Supervision requires that stock option plans implemented by institutions within one year of a conversion and reorganization must be approved by a majority of the outstanding shares of voting stock. Stock option plans implemented more than one year after a conversion and reorganization could be approved by the affirmative vote of the shares present and voting at the meeting of shareholders.

At the time an option is granted pursuant to the new stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the new stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Abington Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the new stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to Abington Bancorp at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and Abington Bancorp will be entitled to a deduction in the amount of income so recognized by the optionee.

Recognition Plan. After the conversion and reorganization, Abington Bancorp intends to adopt a stock recognition and retention plan for its directors, officers and employees. The objective of the stock recognition and retention plan will be to enable Abington Bancorp to provide directors, officers and employees with a proprietary interest in Abington Bancorp as an incentive to contribute to its success. Abington Bancorp intends to present the stock recognition and retention plan to its shareholders for their approval at a meeting of shareholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the offering.

The recognition plan will be administered by a committee of Abington Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. Abington Bancorp will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to 3.73 % of the shares of Abington Bancorp common stock sold in the offering, which is 686,938 shares or 789,979 shares based on the maximum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by Abington Bancorp’s board of directors or a board committee. Currently, Abington Bancorp expects that shares granted under the recognition plan will vest over a five year period at a rate no faster than 20% per year. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares vest. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. Abington Bancorp will be able to terminate the recognition plan at any time, and if it did so, any shares not allocated will revert to Abington Bancorp. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

We currently anticipate that the stock recognition and retention plan will be submitted to shareholders of Abington Bancorp within one year, but not earlier than six months from, the date of completion of the conversion and reorganization. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the stock recognition and retention plan to shareholders more than one year from the date of the conversion and reorganization, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of ________________ __, 2007, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Abington Community Bancorp, (c) the executive officers of Abington Community Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Abington Community Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of ______ __, 2007(1)		Percent of Common Stock
Abington Mutual Holding Company	8,728,500		57.1%
180 York Road
Jenkintown, Pennsylvania 19046

Directors:
Michael F. Czerwonka, III	47,450	(2)(3)	*
A. Stuard Graham, Jr.	18,000	(2)	*
Jane Margraff Kieser	54,899	(2)(4)	*
Joseph B. McHugh	70,696	(2)(5)	*
Robert J. Pannepacker, Sr.	94,750	(2)(6)	*
Robert W. White	171,454	(2)(7)	1.1
G. Price Wilson, Jr.	1,031	(8)	*

Other Executive Officers:
Edward W. Gormley	89,757	(2)(9)	*
Frank Kovalcheck	64,989	(2)(10)	*
Jack J. Sandoski	91,757	(2)(11)	*

All Directors and Executive Officers as a Group (10 persons)	704,783	(2)	4.6%

*	Represents less than 1% of our outstanding common stock.

(1)
Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged .

(2)
Includes shares over which the directors and officers have voting power which have been granted pursuant to the Abington Community Bancorp 2005 Recognition and Retention Plan and are held in the associated trust and stock options granted pursuant to the Abington Community Bancorp 2005 Stock Option Plan which are exercisable within 60 days as follows:

Name	Recognition Plan Trust	Stock Options
Michael F. Czerwonka, III	9,600	6,000
A. Stuard Graham, Jr.	9,600	6,000
Jane Margraff Kieser	9,600	6,000
Joseph B. McHugh	9,600	6,000
Robert J. Pannepacker, Sr.	9,600	6,000
Robert W. White	56,000	35,100
G. Price Wilson, Jr.	—	—
Edward W. Gormley	14,000	11,700
Frank Kovalcheck	14,000	11,700
Jack J. Sandoski	14,000	11,700
All Directors and Executive Officers as a Group (10 persons)	146,000	100,200

(3)	Includes 9,000 shares held jointly with Mr. Czerwonka’s spouse , 16,000 shares held by Mr. Czerwonka’s spouse and 4,450 shares held in Mr. Czerwonka’s individual retirement account.

(4)	Includes 10,424 shares held in a Deferred Compensation Plan over which Ms. Kieser disclaims ownership.

(5)	Includes 55,096 shares held jointly with Mr. McHugh’s spouse.

(6)
Includes 25,370 shares held by Mr. Pannepacker’s spouse, 24,000 shares held by Mr. Pannepacker’s mother whom he has power of attorney and over which he disclaims beneficial ownership and 2,000 shares held by Penny’s Flowers, Inc., a corporation of which Mr. Pannepacker is a 50% owner, and over which he disclaims beneficial ownership except with respect to his pecuniary interest therein.

(7)
Includes 14,712 shares held in the Abington Bank 401(k) Plan, 47,864 shares held in the Deferred Compensation Plan over which Mr. White disclaims beneficial ownership and 3,679 shares allocated to Mr. White’s account in the employee stock ownership plan, over which Mr. White has voting power.

(8)	The 1,031 shares are held in Mr. Wilson’s individual retirement account.

(9)
Includes 37,116 shares held in Abington Bank’s 401(k) Plan, 22,269 shares held in the Deferred Compensation Plan over which Mr. Gormley disclaims beneficial ownership and 2,325 shares allocated to Mr. Gormley’s account in the employee stock ownership plan over which Mr. Gormley has voting power.

(10)
Includes 7,680 shares held jointly with Mr. Kovalcheck’s spouse, 9,807 shares held by Mr. Kovalcheck’s spouse, 6,046 shares held in the Abington Bank 401(k) Plan, 4,900 shares held in the Deferred Compensation Plan over which Mr. Kovalcheck disclaims beneficial ownership and 2,027 shares allocated to Mr. Kovalcheck’s account in the employee stock ownership plan over which Mr. Kovalcheck has voting power.

(11)
Includes 30,000 shares held in Abington Bank’s 401(k) Plan, 20,153 shares held in the Deferred Compensation Plan over which Mr. Sandoski disclaims beneficial ownership, 10,000 shares held by Mr. Sandoski’s mother for whom he has power of attorney and over which he disclaims beneficial ownership and 2,404 shares allocated to Mr. Sandoski’s account in the employee stock ownership plan, over which Mr. Sandoski has voting power.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and for all of our directors and executive officers as a group, (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares of common stock of Abington Community Bancorp as of the date of this prospectus, (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Abington Bancorp common stock to be held upon consummation of the conversion, in each case assuming that 18,400,000 shares of our stock are sold, which is the midpoint of the offering range. The shares being acquired by these directors and executive officers are being acquired for investment and not for re-sale.

	Number of Abington Bancorp Shares to Be Received in Exchange For Shares of Abington Community Bancorp(1) (2) (3)	Proposed Purchase of Abington Bancorp Stock		Total Shares of Abington Bancorp Common Stock to Be Held
Name		Amount	Number of Shares	Amount	Number of Shares
Directors:
Michael F. Czerwonka, III	58,383	$10,000	1,000	$593,830	59,383
A. Stuard Graham, Jr.	4,398	5,000	500	48,980	4,898
Jane Margraff Kieser	72,037	40,000	4,000	760,370	76,037
Joseph B. McHugh	100,995	50,000	5,000	1,059,950	105,995
Robert J. Pannepacker, Sr.	84,426	20,000	2,000	864,260	86,426
Robert W. White	147,295	100,000	10,000	1,572,950	157,295
G. Price Wilson, Jr.	1,889	30,000	3,000	48,890	4,889

Other Executive Officers:
Edward W. Gormley	117,420	20,000	2,000	1,194,200	119,420
Frank Kovalcheck	72,019	40,000	4,000	760,190	76,019
Jack J. Sandoski	121,087	50,000	5,000	1,260,870	126,087

All Directors and Executive Officers as a Group (10 persons)	779,949	$365,000	36,500	$8,164,490	816,449

(1)
Excludes shares which may be received upon the exercise of outstanding and exercisable stock options. Based upon the exchange ratio of 1.83308 of Abington Bancorp shares for each share of Abington Community Bancorp common stock at the midpoint of the estimated valuation range, the persons named in the table would have options to purchase our common stock as follows: 54,992 shares for each of Ms. Margraff-Kieser and Messrs. Czerwonka, Graham, McHugh and Pannepacker 7,332 shares for Mr. Wilson, 321,705 shares for Mr. White and 107,235 shares for each of Messrs. Gormley, Kovalcheck and Sandoski, and for all directors and executive officers as a group, 925,702 shares.

(2)
Excludes unvested shares awarded under the recognition and retention plan, based upon the exchange ratio, in the following amounts: 17,596 shares for each of Ms. Margraff-Kieser and Messrs. Czerwonka, Graham, McHugh and Pannepacker, no shares for Mr. Wilson, 102,651 shares for Mr. White and 25,663 shares for each of Messrs. Gormley, Kovalcheck and Sandoski, and for all directors and executive officers as a group, 277,620 shares.

(3)
Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and reorganization. See “Management-New Stock Benefit Plans.”

THE CONVERSION AND OFFERING

The Boards of Directors of Abington Bancorp, Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also has been conditionally approved by the Office of Thrift Supervision, subject to approval by the depositors of Abington Bank and the shareholder s of Abington Community Bancorp. Such Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

The Boards of Directors of Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank unanimously adopted the plan of conversion and reorganization on November 29, 2006. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the depositors of Abington Bank and the shareholders of Abington Community Bancorp. The special meeting of depositors and special meeting of shareholders have been called for this purpose on _________________ __, 2007. In order for the conversion to be completed, we also must receive approvals of applications filed with the Federal Deposit Insurance Corporation under the Bank Merger Act and of our application filed with the Pennsylvania Department of Banking.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Abington Bank and at the Northeast Regional and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of the Conversion

Abington Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and reorganization, we will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The conversion and reorganization will be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, acquisitions or otherwise, and to diversify into other financial services related activities and to provide additional services to the public. Although Abington Community Bancorp currently has the ability to raise additional capital through the sale of additional shares of Abington Community Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Abington Mutual Holding Company always hold a majority of the outstanding shares of Abington Community Bancorp common stock.

The conversion and reorganization also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Abington Community Bancorp common stock, which will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

We have pursued a plan of expansion and growth since the formation of Abington Mutual Holding Company and total assets of Abington Community Bancorp have increased from $718.0 million as of December 31, 2004 to $925.2 million at December 31, 2006. During the same period, Abington Bank increased the number of its banking offices from 12 to 14, opened an additional branch office in January 2007, and plans to open two additional banking offices in 2007. Abington Bank remains committed to controlled growth and diversification. The additional funds received in the conversion and reorganization will facilitate Abington Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or branch offices. Abington Bank believes that its current mutual holding company form may impede its ability to undertake certain acquisitions. Given the current consolidation efforts in the banking industry in general and in Abington Bank’s market area in particular, we believe that there will continue to be significant acquisition opportunities in the future. We believe that the conversion and reorganization will enhance Abington Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

In light of the foregoing, the Boards of Directors of Abington Bancorp, Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank believe that it is in the best interests of such companies and their respective members and shareholders to continue to implement our strategic business plan, and that the most feasible way to do so is through the conversion and reorganization.

Description of the Conversion

The conversion and reorganization will result in the elimination of the mutual holding company, the creation of a new stock form holding company which will own all of the outstanding shares of Abington Bank, the exchange of shares of common stock of Abington Community Bancorp by public shareholders for shares of the new stock form holding company, Abington Bancorp, the issuance and sale of additional shares to depositors of Abington Bank and others in the offering. The conversion and reorganization will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•
Abington Bank will elect to be treated as a savings association pursuant to Section 10(l) of the Home Owners’ Loan Act and Abington Mutual Holding Company and Abington Community Bancorp will convert to a Federal mutual holding company and Federal mid-tier holding company, respectively, pursuant to interim mergers;

•
the resulting Federal mid-tier holding company will convert to a federal interim stock savings institution and simultaneously merge with and into Abington Bank with Abington Bank being the survivor and the resulting Federal mutual holding company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Abington Bank, pursuant to which the mutual holding company will cease to exist and the shares of Abington Community Bancorp common stock held by the mutual holding company will be canceled; and

•	an interim savings association will be formed as a wholly owned subsidiary of the newly formed Pennsylvania corporation, Abington Bancorp, and then will merge with and into Abington Bank.

As a result of the above transactions, Abington Bank will become a wholly-owned subsidiary of the new holding company, Abington Bancorp, and the outstanding shares of Abington Community Bancorp common stock will be converted into the shares of Abington Bancorp common stock pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Abington Bancorp common stock to be outstanding upon the completion of the conversion and reorganization as the percentage of Abington Community Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and reorganization before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

Consummation of the conversion and reorganization (including the sale of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by depositors of Abington Bank at the special meeting of depositors and (3) holders of at least two-thirds of the shares of the outstanding Abington Community Bancorp common stock at the special meeting of shareholders. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion and reorganization by at least a majority of the votes cast, in person or by proxy, by the current shareholders of Abington Community Bancorp excluding Abington Mutual Holding Company at the special meeting of shareholders. In order to complete the conversion and reorganization we also must receive the requisite approvals of the Federal Deposit Insurance Corporation of the application under the Bank Merger Act and of the Pennsylvania Department of Banking.

Effect of the Conversion on Current Shareholders

Effect on Outstanding Shares of Abington Community Bancorp. Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Abington Community Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Abington Community Bancorp common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of shares of common stock of Abington Bancorp determined pursuant to the exchange ratio (we refer to these shares as the “exchange shares”). The public shareholders of Abington Community Bancorp common stock will own the same percentage of common stock in Abington Bancorp, Inc. after the conversion as they hold in Abington Community Bancorp subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares of Abington Bancorp, Inc. held by the former public shareholders of Abington Community Bancorp common stock after the conversion will also be affected by any purchases by these persons in the offering.

Based on the independent valuation, the 57.1% of the outstanding shares of Abington Community Bancorp, Inc. common stock held by Abington Mutual Holding Company as of the date of the independent valuation and the 42.9% public ownership interest of Abington Community Bancorp, the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion;

•	the total shares of common stock outstanding after the conversion;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Abington Community Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering.

	Shares to be sold in this offering		Shares of Abington Bancorp to be exchanged for existing shares of Abington Community Bancorp		Total shares of Abington Bancorp common stock to be outstanding	Exchange ratio	100 shares of Abington Community Bancorp would be exchanged for the following number of shares of Abington Bancorp
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.1%	10,220,690	42.9%	23,820,690	1.55811	155
Midpoint	16,000,000	57.1	12,024,341	42.9	28,024,341	1.83308	183
Maximum	18,400,000	57.1	13,827,993	42.9	32,227,993	2.10804	210
Maximum, as adjusted	21,160,000	57.1	15,902,192	42.9	37,069,192	2.42424	242

Effect on Shareholders’ Equity per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will increase the shareholder’ equity per share of the current shareholder of Abington Community Bancorp common stock. At December 31, 2006, the shareholders’ equity per share of Abington Community Bancorp common stock including shares held by Abington Mutual Holding Company was $7.46. Based on the pro forma information set forth for December 31, 2006, in “Pro Forma Data,” pro forma shareholders’ equity per share following the conversion will be $9.88, $9.15, $8.61 and $8.14 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective shareholders’ equity per share for current shareholder would be $15.39, $16.77, $18.15 and $19.73 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range.

Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the year ended December 31, 2006, basic earnings per share of Abington Community Bancorp common stock was $0.46, including shares held by Abington Mutual Holding Company. Based on the pro forma information set forth for the year ended December 31, 2006, in “Pro Forma Data,” earnings per share of common stock following the conversion will range from $0.4 2 to $0.3 1 , respectively, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current shareholder would range from $0.6 5 to $0.7 5 , respectively, for the minimum to the adjusted maximum of the offering range.

Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Abington Community Bancorp common stock is $ 10.2 million, $ 12.0 million, $ 13.8 million, and $ 15.9 million at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. The last trade of Abington Community Bancorp common stock on November 29, 2006, the last trading day preceding the announcement of the conversion, was $15.88 per share, and the price at which Abington Community Bancorp common stock last traded on _________________ __, 2007 was $_____ per share.

Dissenters’ and Appraisal Rights. The public shareholders of Abington Community Bancorp common stock will not have dissenters’ rights or appraisal rights in connection with the exchange of publicly held shares of Abington Community Bancorp common stock as part of the conversion.

Effects of the Conversion on Depositors and Borrowers

General. Prior to the conversion, each depositor in Abington Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Abington Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of Abington Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Abington Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Abington Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Abington Bank after other claims are paid.

Continuity. While the conversion is being accomplished, the normal business of Abington Bank of accepting deposits and making loans will continue without interruption. Abington Bank will continue to be subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the conversion, Abington Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The directors and officers of Abington Bank at the time of the conversion will continue to serve as directors and officers of Abington Bank after the conversion.

Effect on Deposit Accounts. Under the plan of conversion, each depositor in Abington Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offering. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Abington Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income taxation which indicate that the adoption and implementation of the plan of conversion and reorganization set forth herein will not be taxable for federal or state income tax purposes to Abington Community Bancorp, Abington Mutual Holding Company, the public shareholder s , or Abington Bank’s Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors, except as discussed below. See “- Tax Aspects” below and “Risk Factors.”

Effect on Liquidation Rights. If Abington Mutual Holding Company was to liquidate, all claims of Abington Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of Abington Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Abington Bank immediately prior to liquidation. In the unlikely event that Abington Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “- Liquidation Rights” below), with any assets remaining thereafter distributed to Abington Bancorp as the holder of Abington Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Effect on Existing Compensation Plans

Under the plan of conversion and reorganization, the existing 2005 Stock Option Plan and 2005 Recognition and Retention Plan of Abington Community Bancorp will become stock benefit plans of Abington Bancorp and shares of Abington Bancorp common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Abington Community Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or Abington Bancorp common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive Abington Community Bancorp common stock currently under any agreement between Abington Community Bancorp and Abington Bank and any director, officer or employee of Abington Bank or under any plan or program of Abington Community Bancorp or Abington Bank (including, without limitation, the 2005 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Abington Bancorp common stock and an identical right to make payment in common stock under any such agreement between Abington Community Bancorp or Abington Bank and any director, officer or employee or under such plan or program of Abington Community Bancorp or Abington Bank, and (ii) rights outstanding under the 2005 Stock Option Plan shall be assumed by Abington Bancorp and thereafter shall be rights only for shares of Abington Bancorp common stock, with each such right being for a number of shares of Abington Bancorp common stock based upon the exchange ratio and the number of shares of Abington Community Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

The Offering

Subscription Offering. In accordance with the plan of conversion, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the plan of conversion to the following persons in the following order of descending priority:

•	eligible account holders,

•	our employee stock ownership plan,

•	supplemental eligible account holders, and

•	other depositors of Abington Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “- Limitations on Common Stock Purchases.” We sometimes refer to the shares of Abington Bancorp common stock sold in this offering at the $10.00 per share purchase price as the “Subscription Shares.”

Priority 1: Eligible Account Holders. Each Abington Bank depositor with an account balance of at least $50 at the close of business on September 30, 2005 (an “Eligible Account Holder”) will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of (i) $ 7.5 million of common stock, , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) (ii) one-tenth of one percent (.1%) of the total offering of shares of common stock in the subscription offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on September 30, 2005 (the “Eligibility Record Date”), subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of Abington Mutual Holding Company, Abington Community Bancorp or Abington Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 2005.

Priority 2: Employee Stock Ownership Plan. The employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 7.47 % of Abington Bancorp common stock sold in the conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated valuation range. The employee stock ownership plan intends to purchase 7.47 % of the shares of common stock sold in this offering, or _____ shares based on the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offering, including subscriptions of any of Abington Bank’s directors, officers, employees or associates. See “Management - New Stock Benefit Plans - Employee Stock Ownership Plan.” In the event that the total number of shares of common stock sold in the offering is increased to an amount greater than the number of shares representing the maximum of the offering range (“Maximum Shares”), the employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 7.47 % of Abington Bancorp common stock sold in the offering. See “- Limitations on Common Stock Purchases” and “Risk Factors - Our Employee Stock Benefit Plans Will Be Dilutive.”

Priority 3: Supplemental Eligible Account Holders. Each Abington Bank depositor with an account balance of at least $50 at the close of business on _________________ __, 2007 (a “Supplemental Eligible Account Holder”) will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of (i) $ 7.5 million of common stock, , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) (ii) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on _________________ __, 2007 (the “Supplemental Eligibility Record Date”), subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

Priority 4: Other Depositors. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each depositor of Abington Bank as of _________________ __, 2007 (an “Other Depositor”) will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the subscription offering up to the greater of (i) $ 7.5 million of common stock , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) or (ii) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering, subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

In the event the Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the subscription offering, shares first will be allocated so as to permit each subscribing Other Depositors to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Depositors on a pro rata basis in the same proportion as each Other Depositor’s subscription bears to the total subscriptions of all subscribing Other Depositors, provided that no fractional shares shall be issued.

Expiration date for the Subscription Offering. The subscription offering will expire at 12:00 noon, Eastern time, on _________________ __, 2007, unless we extend the offering up to 45 days or such additional periods with the approval of the Office of Thrift Supervision. We may extend the subscription offering for up to 45 days, or until _________________ __, 2007, without additional notice to you. We will be required to notify you of any extensions beyond _________________ __, 2007 and of any rights subscribers have to modify or rescind their subscriptions. Such extensions may not be extended beyond _________________ __, 2009. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock ( 13,600,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date or _________________ __, 2007, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Abington Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond ________________ __, 2007 is granted, we will notify subscribers of the extension of time and subscribers will have the right to modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

Community Offering and Syndicated Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Depositors, we may elect to offer shares pursuant to the plan of conversion to certain members of the general public, with preference given to natural persons residing in the Montgomery, Bucks and Delaware Counties (such natural persons referred to as “Preferred Subscribers”). The community offering may be undertaken concurrently with the subscription offering. If we conduct a community offering, such persons may purchase up to the greater of (i) $ 7.5 million of common stock , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) or (ii) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering, subject to the maximum purchase limitations. See “- Limitations on Common Stock Purchases.” This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering category will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the subscription offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

We, in our absolute discretion, reserve the right to reject any of all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

The plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed. No person will be permitted to subscribe in the syndicated community offering for more than $ 7.5 million of common stock , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) subject to the maximum purchase limitations. We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the syndicated community offering. The syndicated community offering will terminate no more than 45 days following the expiration date, unless we extend the offering with the approval of the Office of Thrift Supervision.

Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, WE HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN OUR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. No person will be permitted, subject to the overall purchase limitations described “The Offering - Limitations on Common Stock Purchases,” to purchase more than 50,000 shares.

The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond _________________ __, 2007, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at Abington Bank’s regular savings rate to each purchaser unless he or she requests otherwise.

Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Keefe, Bruyette & Woods expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Keefe, Bruyette & Woods which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Keefe, Bruyette & Woods will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

How We Determined The Price Per Share , The Offering Range And The Exchange Ratio

The plan of conversion requires that the purchase price of our common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a fee of $75,000 (plus an additional $10,000 for each appraisal update), plus out-of-pocket expenses which are not expected to exceed $10,000. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial’s liability results from its negligence or bad faith.

The appraisal has been prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in Abington Bank’s existing market area;

•	certain historical, financial and other information relating to Abington Bank;

•
a comparative evaluation of the operating and financial statistics of Abington Bancorp with those of other similarly situated publicly-traded companies located in Pennsylvania and other regions of the United States;

•	the aggregate size of the offering of Abington Bancorp common stock;

•	the impact of Abington Bancorp on Abington Bank’s net worth and earnings potential;

•	our proposed dividend policy;

•	and the trading market for Abington Bancorp common stock and securities of comparable companies and general conditions in the market for such securities.

In determining the amount of the appraisal, RP Financial reviewed Abington Bancorp’s price/core earnings (“P/E”), price/book (“P/B”) and price/assets (“P/A”) ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 10 thrift holding companies based in the Mid-Atlantic states. The peer group included companies with:

•	assets averaging $1.0 billion;

•	non-performing assets averaging 0.37% of total assets;

•	equity equal to 9.72% of assets;

•	price/core earnings ratios equal to an average of 16.32x and ranging from 12.97x to 19.8x; and

•	positive core earnings for the most recent 12 months.

Consistent with Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Abington Community Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded financial institutions with assets averaging $1.0 billion and market capitalizations of at least $125.5 million. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed the greatest emphasis on the price-to-earnings approach and placed lesser emphasis on the price-to-book and price-to-assets approaches in estimating pro forma market value.

RP Financial prepared the independent valuation in reliance upon the information contained in this prospectus, including the consolidated financial statements of Abington Community Bancorp. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and proposed use of proceeds;

•	the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly-traded banks and savings institutions;

•	the aggregate size of the offering of the common stock;

•	the impact of the conversion and offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of Abington Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of Abington Bancorp, including the employee stock ownership plan, the recognition and retention plans and the stock option plan. The employee stock ownership plan and recognition and retention plan are assumed to purchase 7.47 % and 3.73%, respectively, of the shares of Abington Bancorp common stock sold in the offering. The stock option plan is assumed to grant options to purchase the equivalent of 9.33 % of the shares of Abington Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

RP Financial prepared a valuation dated February 23, 2007. RP Financial has advised us that, as of February 23, 2007, the estimated pro forma market value, or valuation range, of our common stock, including subscription shares and exchange shares, ranged from a minimum of $ 238.2 million to a maximum of $ 322.3 million, with a midpoint of $ 280.2 million. The Boards of Directors of Abington Bancorp, Abington Community Bancorp, Abington Bank and Abington Mutual Holding Company have decided to offer the shares for a price of $10.00 per share. RP Financial has advised us that, as of February 23, 2007, the exchange ratio ranged from a minimum of 1.55811 to a maximum of 2.10804 , with a midpoint of 1.83308 , shares of Abington Bancorp common stock per share of Abington Community Bancorp common stock. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.1% ownership interest that Abington Mutual Holding Company has in Abington Community Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Abington Community Bancorp common stock owned by Abington Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 13,600,000 shares, the midpoint of the offering range is 16,000,000 shares, the maximum of the offering range is 18,400,000 shares and 15% above the maximum of the offering range is 21,160,000 shares. RP Financial’s independent valuation will be updated before we complete our offering.

The following table presents a summary of selected pricing ratios for Abington Bancorp, for the peer group and for all fully converted publicly traded savings banks. The figures for Abington Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus. Compared to the average pricing ratios of the peer group, Abington Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 95.7 % on a price-to-earnings basis and a discount of 18.8 % and 29.9%, respectively, on a price-to-book basis and price-to-tangible book basis.

	Price to Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Abington Bancorp (pro forma):
Midpoint	28. 84 x	109.26%	109.26%
Maximum	31.76	116.10	116.10
Maximum, as adjusted	34.83	122.79	122.79

Peer Group:
Average	16.23x	143.06%	165.70%
Median	16.76	138.23	158.59

All publicly-traded savings banks:
Average	19.51x	150.95%	170.33%
Median	16.77	138.52	161.35

(1)	Ratios are based on earnings for twelve months ended September 30, 2006 or December 31, 2006, and share prices as of February 23, 2007.

(2)	Ratios are based on book value as of September 30, 2006 or December 31, 2006 and share prices as of February 23, 2007.

At the midpoint of the appraisal, Abington Bancorp’s pro forma price to core earnings and P/B ratios as of or for the trailing twelve months ended December 31, 2006 were 28 .84 x and 109.26%, respectively, compared to average ratios for the peer group of 16.23x and 143.06%, respectively.

Our Boards of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.55811 to a maximum of 2.10804 Exchange Shares for each current share of Abington Community Bancorp common stock, with a midpoint of 1.83308 . Based upon this exchange ratio, we expect to issue between 10,220,690 and 13,827,993 Exchange Shares to the current holders of Abington Community Bancorp common stock outstanding immediately prior to the completion of the conversion. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our common stock is below $ 136.0 million or above $ 211.6 million (the maximum of the offering range, as adjusted by 15%), such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

In the event we receive orders for common stock in excess of $ 184.0 million (the maximum of the valuation) and up to $ 211.6 million (the maximum of the estimated valuation, as adjusted by 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. There is no obligation or understanding on the part of management to take and/or pay for any shares of common stock in order to complete the offering.

Options to purchase Abington Community Bancorp common stock will be converted into and become options to purchase Abington Bancorp common stock. As of the date of this prospectus there were outstanding options to purchase 660,050 shares of Abington Community Bancorp common stock. The number of shares of our common stock to be received upon exercise of such options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If such options are exercised prior to the consummation of the conversion and reorganization there will be an increase in the number of exchange shares issued to current shareholder and a decrease in the exchange ratio.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information provided by Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of Abington Bank or Abington Community Bancorp. The valuation considers Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Abington Bancorp common stock or receiving Exchange Shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

We will not make any sale of shares of Abington Bancorp common stock or issue any Exchange Shares unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of Abington Bancorp common stock upon completion of the conversion. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and syndicated community offering and/or syndicated community offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their subscription orders, with interest at our passbook rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Office of Thrift Supervision. Any change in the number of shares of common stock will result in a corresponding change in the number of Exchange Shares, so that upon completion of the conversion the exchange shares will represent approximately 42.9% of our total outstanding shares of common stock (exclusive of the effects of the exercise of outstanding stock options).

An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber’s ownership interest and our pro forma net earnings and shareholder’ equity on a per share basis while increasing pro forma net earnings and shareholder’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net earnings and shareholder’ equity on a per share basis while decreasing pro forma net earnings and shareholder’ equity on an aggregate basis. See “Pro Forma Data.”

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and Abington Mutual Holding Company’s Application for Conversion, of which this prospectus is a part, and is available for inspection in the manner set forth under “ Where You Can Find Additional Information.”

Pricing Characteristics and After-Market Trends

The following table presents for all second-step conversions completed between January 1, 2004 and February 23, 2007, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2004 to February 23, 2007. This information relates to stock appreciation experienced by other companies that reorganized in different market areas and in different stock market and economic environments. In addition, the companies may have no similarities to Abington Bancorp with regard to market area, earnings quality and growth potential, among other factors. RP Financial’s appraisal report primarily considered the after market trading experience of transactions that closed during the three months prior to the February 23, 2007 valuation date used in the appraisal, which it considered to be more reflective of trends prevailing in the new issue market as it pertains to Abington Bancorp’s offering.

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area, and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as will as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page __.

	Second-Step Conversions completed between January 1, 2004 and February 23, 2007
			Price Performance from Initial trading date
	Ticker	Closing Date	1 Day	1 Week	1 Month	Through February 23, 2007

Osage Bancshares, Inc.	OSBK	01/18/07	-0.5%	-0.5%	-6.8%	-2.3%
New Westfield Financial, Inc.	WFD	01/04/07	7.0	7.0	9.0	8.5
Citizens Community Bancorp, Inc.	CZWI	11/07/06	-2.5	-2.5	-1.0	-4.4
Liberty Bancorp, Inc.	LBCP	07/24/06	2.5	2.5	1.0	13.5
First Clover Leaf Financial Corp.(1)	FCLF	07/11/06	3.9	3.9	6.0	18.5
Monadnock Bancorp, Inc.	MNKB	06/29/06	—	—	-5.0	-14.4
NEBS Bancshares, Inc.	NEBSD	12/29/05	6.6	6.6	7.0	36.2
American Bancorp, Inc.	ABNJ	10/06/05	1.6	1.6	-2.5	19.1
Hudson City Bancorp, Inc.	HCBK	06/07/05	9.6	9.6	10.8	37.9
First Federal of Northern Michigan Bancorp, Inc.	FFNM	04/04/05	-5.1	-5.1	-8.0	-8.0
Rome Bancorp, Inc.	ROME	03/31/05	0.5	0.5	-2.5	26.8
Roebling Financial Corp.	RCKB	10/01/04	-1.0	-1.0	-0.5	25.5
DSA Financial Corporation	DRBN	07/30/04	-2.0	-2.0	-5.0	40.0
Partners Trust Financial Group, Inc. (1)	PRTR	07/15/04	-0.1	-0.1	-0.2	14.8
Synergy Financial Group, Inc.	SYNF	01/21/04	8.1	8.1	8.0	62.3
Provident Bancorp, Inc.(1)	PBCP	01/15/04	15.0	15.0	11.5	40.0
Average			2.7%	2.7%	1.8%	19.6%
Median			1.1%	1.1%	-0.2%	18.8%

(1)	Includes a simultaneous acquisition.

Data presented in table reflects a small number of transactions. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased:

•	No less than 25 shares of common stock may be purchased, to the extent such shares are available;

•
Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $ 7.5 million ( 750,000 shares) of Abington Bancorp common stock, , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) (b) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation s below;

•
The employee stock ownership plan may purchase in the aggregate up to 7.47 % of the shares of Abington Bancorp common stock to be sold in the offering, including any additional shares issued in the event of an increase in the Estimated Valuation Range;

•
Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $ 7.5 million ( 750 ,000 shares) of common stock, , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) (b) one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation s below;

•
Each Other Depositor, or any other person purchasing shares of Abington Bancorp common stock in the subscription offering or in the syndicated community offering, as applicable, may subscribe for and purchase in the respective offering up to the greater of $ 7.5 million ( 75 0,000 shares) of common stock , provided, however, that if less than $150.0 million of common stock is sold in the offering, then the maximum shall be reduced to 5.0% of the Subscription Shares sold (which would be 680,000 shares at the minimum of the offering range) and one-tenth of one percent (0.1%) of the total offering of shares of common stock in the subscription offering, subject to the overall limitation s below;

•
Except for the employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Abington Bancorp common stock subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 5.0% of the Subscription Shares sold in the offering (which would equal 800,000 shares or $8.0 million at the midpoint of the offering range);

•
In addition, the maximum number of shares of Abington Bancorp common stock that may be subscribed for or purchased in all categories by any person, together with associates of and groups of persons acting in concert, when combined with any exchange shares to be received by existing shareholders, may not exceed 5.0% of the total shares of Abington Bancorp common stock outstanding upon completion of the conversion and reorganization. However, existing shareholders will not be required to sell any shares of Abington Community Bancorp common stock or be limited from receiving any exchange shares or have to divest themselves of any exchange shares as a result of this limitation.

•
No more than 25% of the total number of shares sold in the offering may be purchased by directors and officers of Abington Bank and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Abington Bank or the current shareholder of Abington Community Bancorp, both the individual amount permitted to be subscribed for and the overall purchase limitation may be decreased. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit. If the amount is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary in light of the new maximum amount.

In the event of an increase in the total number of shares of Abington Bancorp common stock due to an increase in the offering range of up to 15% (the “Adjusted Maximum”), the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

•	to fill the employee stock ownership plan’s subscription of 7.47 % of the Adjusted Maximum number of shares;

•	in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum;

•	in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum;

•	in the event that there is an oversubscription by Other Depositors, to fill unfulfilled subscriptions of Other Depositors, inclusive of the Adjusted Maximum; and

•	to fill unfulfilled subscriptions in the community offering and/or syndicated community offering to the extent possible, inclusive of the Adjusted Maximum.

No person, together with associates of, and those acting in concert with, such person, may purchase more than the overall maximum purchase limit of 5.0% of the Subscription Shares to be sold in the offering (which equals 800,000 shares at the midpoint of the offering range) . The term “acting in concert” is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

The term “associate” of a person is defined to mean (a) any corporation or other organization (other than Abington Bancorp or a majority-owned subsidiary of Abington Bank or Abington Community Bancorp) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries. In addition, joint account relationships and common addresses will be taken into account in applying the maximum purchase limitations. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Keefe, Bruyette & Woods. All prospective purchasers are to send payment directly to Abington Bank, where such funds will be held in a segregated account (in our discretion, the funds may be held at an independent insured depository institution) earning interest at the regular savings rate and not released until the offering is completed or terminated.

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We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe, Bruyette & Woods will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our board of directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a success fee equal to 1.0% of the Subscription Shares sold if the conversion is completed. The success fee will be reduced by the management fee. No success fee will be payable to Keefe, Bruyette & Woods with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified employee benefit plans. If there is a syndicated offering, Keefe, Bruyette & Woods will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amounts of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its marketing efforts, up to a maximum of $40,000, and for the fees of its counsel, up to a maximum of $50,000 plus their reasonable out-of-pocket expenses. If the plan of conversion is terminate or if Keefe, Bruyette & Woods terminates its agreement with us in accordance with the provisions of the agreement, Keefe, Bruyette & Woods will only receive reimbursement of its reasonable expenses. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Keefe, Bruyette & Woods has performed and expects to continue to perform financial advisory and investment banking services for us in the ordinary course of its business, and may have received, and may continue to receive, compensation for such services.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other employees of Abington Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his solicitations or other participation in the offering or the exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in Abington Bancorp common stock.

Procedure for Purchasing Shares in the Offering

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date in accordance with Rule 15c2-8 of the Securities Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

To purchase shares in the offering, an executed original order form and the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Abington Bank (which may be given by completing the appropriate blanks on the order form), must be received by Abington Bank at any of its offices by 12:00 noon, Eastern time, on _________________ __, 2007. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. We are not required to accept orders submitted on facsimiled order forms. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. The waiver of an irregularity on an order form, the allowance by us of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12:00 noon on the expiration date in no way obligates us to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by us of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the offering have not been completed within 45 days after the end of the subscription offering and syndicated community offering, unless such period has been extended.

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In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 2005), the Supplemental Eligibility Record Date (_________________ __2007) and the Voting Record Date (_________________ __, 2007) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all your accounts had been disclosed.

Payment for subscriptions and orders may be made (a) in cash if delivered in person at any office of Abington Bank, (b) by check or money order, or (c) by authorization of withdrawal from deposit accounts maintained with Abington Bank. We may in our sole discretion elect not to accept payment for shares of common stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at Abington Bank (or, in our discretion, will be held at an independent insured depository institution) and interest will be paid on funds made by cash, check or money order at Abington Bank’s current passbook rate of interest from the date payment is received until completion or termination of the conversion and reorganization. If payment is made by authorization of withdrawal from deposit accounts at Abington Bank, the funds authorized to be withdrawn from a deposit account may continue to accrue interest at the contractual rates until completion or termination of the conversion and reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion and reorganization.

If a subscriber authorizes Abington Bank to withdraw the aggregate amount of the purchase price from a deposit account, we will do so as of the effective date of the conversion. Abington Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of common stock subscribed for upon consummation of the offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or Abington   Bancorp to lend to the employee stock ownership plan, at such time, the aggregate purchase price of the shares for which it subscribed.

A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Depositors interested in using funds in an IRA to purchase common stock should contact the Stock Center as soon as possible so that the necessary forms may be forwarded for execution prior to the expiration date.

We have retained Keefe, Bruyette & Woods as consultant and advisor in connection with the offering and to assist in soliciting subscriptions in the offering on a best efforts basis. See “The Offering” and “- Marketing Arrangements.”

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Persons in Non-qualified States or Foreign Countries

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

•
the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer our common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salesmen.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by you and only your account. If you exercise your such subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights

In the unlikely event of a complete liquidation of Abington Mutual Holding Company in its present mutual form, each depositor of Abington Bank would receive his pro rata share of any assets of Abington Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Abington Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Abington Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Abington Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of Abington Bank or Abington Bancorp above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion and reorganization a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) Abington Bank’s retained earnings of $53.7 million at June 30, 2004, the date of the latest statement of financial condition contained in the final offering circular utilized in the mutual holding company reorganization, or (2) 57.1% of Abington Community Bancorp’s total shareholder’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $65.2 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Abington Bank, would be entitled, upon a complete liquidation of Abington Bank after the conversion, to an interest in the liquidation account prior to any payment to Abington   Bancorp as the sole shareholder of Abington Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Abington Bank at the close of business on September 30, 2005 or _________________ __, 2007, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 2005 Eligibility Record Date (or the _________________ __, 2007 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in Abington Bank on such date.

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If, however, on any December 31, annual closing date of Abington Bank, commencing December 31, 2007, the amount in any deposit account is less than the amount in such deposit account on September 30, 2005 or _________________ __, 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Abington Bancorp as the sole shareholder of Abington Bank.

Tax Aspects

Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that the conversion will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Abington Mutual Holding Company, Abington Bancorp, Abington Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Abington Bancorp and Abington Bank to the effect that, for federal income tax purposes:

•
the conversion of Abington Mutual Holding Company from mutual form to a federal interim stock savings institution and the conversion of Abington Community Bancorp to a federal interim stock savings association will qualify as reorganizations within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code;

•
the mergers of Abington Mutual Holding Company and Abington Community Bancorp with and into Abington Bank with Abington Bank being the surviving institution, will qualify as reorganizations within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

•	no gain or loss will be recognized by Abington Mutual Holding Company or Abington Community Bancorp pursuant to the mergers with and into Abington Bank;

•	no gain or loss will be recognized by Abington Bank upon the receipt of the assets of Abington Mutual Holding Company and Abington Community Bancorp in such mergers;

•
the merger of Abington Interim Savings Association with and into Abington Bank, with Abington Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code;

•	no gain or loss will be recognized by Abington Interim Savings Association upon the transfer of its assets to Abington Bank;

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•	no gain or loss will be recognized by Abington Bank upon the receipt of the assets of Abington Interim Savings Association;

•	no gain or loss will be recognized by Abington Bancorp upon the receipt of Abington Bank common stock solely in exchange for common stock;

•	no gain or loss will be recognized by the current shareholder of Abington Community Bancorp upon the receipt of our common stock;

•
the basis of our common stock to be received by the current shareholder of Abington Community Bancorp will be the same as the basis of the Abington Community Bancorp common stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares;

•
the holding period of our common stock to be received by the current shareholder of Abington Community Bancorp will include the holding period of the Abington Community Bancorp common stock, provided that the Abington Community Bancorp common stock were held as a capital asset on the date of the exchange;

•	no gain or loss will be recognized by us upon the sale of the Subscription Shares in the offering;

•
it is more likely than not that the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not recognize gain upon the issuance to them of: (i) with- drawable savings accounts in Abington Bank following the conversion, (ii) interests in the liquidation account and (iii) nontransferable subscription rights to purchase common stock; and

•
the tax basis to the holders of Subscription Shares purchased in the offering will be the amount paid therefor, and the holding period for the shares of common stock will begin either (i) on the date of consummation of the offering if purchased through the exercise of subscription rights or (ii) on the day after the date of purchase if purchased in the community offering or syndicated community offering.

In reaching their conclusion above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated February 23, 2007, as described below, stating that the subscription rights do not have any value. RP Financial should not be viewed as a tax expert, since its opinion states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service.

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Beard Miller Company LLP has issued an opinion to Abington Bancorp and Abington Bank to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

We received a letter from RP Financial, which letter is not binding on the IRS, stating their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Elias, Matz, Tiernan & Herrick L.L.P. believes that it is more likely than not that the subscription rights have no value. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the plan of conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Delivery and Exchange of Certificates

Subscription Shares. Certificates representing Subscription Shares issued in connection with the offering will be mailed by our transfer agent for the common stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for common stock as soon as practicable following completion of the conversion and reorganization. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Subscription Shares are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock of Abington Bancorp may have commenced.

Exchange Shares. After completion of the conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Abington Community Bancorp common stock (other than Abington Mutual Holding Company), upon surrender of the same to the Exchange Agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of Abington Bancorp common stock for which the shares of the Abington Community Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. The Exchange Agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and reorganization evidenced shares of Abington Community Bancorp common stock, and which is to be exchanged for Abington Bancorp common stock based on the exchange ratio as provided in the plan of conversion, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Abington Bancorp common stock. Abington Community Bancorp’s shareholders should not forward Abington Community Bancorp common stock certificates to Abington Bank or the exchange agent until they have received the transmittal letter.

No holder of a certificate theretofore representing shares of Abington Community Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted until the certificate representing such shares of Abington Community Bancorp common stock is surrendered in exchange for certificates representing shares of Abington Community Bancorp common stock. In the event that we declare dividends after the conversion but prior to surrender of certificates representing shares of Abington Community Bancorp common stock, dividends payable in respect of shares of Abington Bancorp common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Abington Community Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Abington Community Bancorp common stock as evidencing ownership of the number of full shares of Abington Bancorp common stock into which the shares of Abington Community Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

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We will not be obligated to deliver a certificate or certificates representing shares of Abington Bancorp common stock to which a holder of Abington Community Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of Abington Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Abington Bancorp. If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate evidencing Abington Community Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Required Approvals

Pursuant to Office of Thrift Supervision regulations, the plan of conversion and reorganization must be approved by (1) at least a majority of the total number of votes eligible to be cast by depositors of Abington Bank at the depositors’ meeting, and (2) holders of at least two-thirds of the outstanding Abington Community Bancorp common stock at the special meeting of shareholder. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion and reorganization by at least a majority of the votes cast, in person or by proxy, by the current shareholders of Abington Community Bancorp, excluding the shares held by Abington Mutual Holding Company, at the special meeting of shareholders. In addition, various approvals from the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation must be received in order to complete the conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

All shares of common stock purchased in connection with the conversion by our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the 2005 Recognition and Retention Plan.

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RESTRICTIONS ON ACQUISITIONS OF ABINGTON BANCORP AND ABINGTON BANK
AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in Abington Bancorp’s Articles of Incorporation and Bylaws and Pennsylvania Law

Certain provisions of Abington Bancorp’s articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in Abington Bancorp’s articles of incorporation and bylaws provide, among other things:

•	that Abington Bancorp’s board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by Abington Bancorp’s board of directors;

•	that shareholders generally must provide Abington Bancorp advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•
that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of Abington Bancorp’s directors;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of Abington Bancorp’s equity securities; and

•
the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

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Provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL in this document, applicable to Abington Bancorp provide, among other things, that

•
Abington Bancorp may not engage in a business combination with an “interested shareholder,” generally a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•
holders of common stock may object to a “control transaction” involving Abington Bancorp, generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•
any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Abington Bancorp from the disposition of any of Abington Bancorp’s equity securities to any person shall belong to and be recoverable by Abington Bancorp when the profit is realized in a specified manner.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Abington Bancorp’s articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Abington Bancorp has elected to exempt itself from as provided in its articles of incorporation.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by Abington Bancorp’s board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of Abington Bancorp’s board of directors or management more difficult. Furthermore, such provisions could render Abington Bancorp being deemed less attractive to a potential acquiror and/or could result in Abington Bancorp’s shareholders receiving a lesser amount of consideration for their shares of Abington Bancorp common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of Abington Bancorp’s articles of incorporation and bylaws and the PBCL is set forth below.

Board of Directors. Abington Bancorp’s articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of Abington Bancorp common stock will not have cumulative voting in the election of directors.

Under Abington Bancorp’s articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Abington Bancorp’s articles of incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Abington Bancorp.

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Consideration of Interests. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Abington Bancorp, the board of directors, committees of the board and individual directors of a business corporation may, in considering Abington Bancorp’s best interests, consider the following:

•	the effects of any action upon Abington Bancorp’s employees, suppliers and customers;

•	the effects of the action upon communities in which offices or other establishments of the corporation are located; and

•	any other factors Abington Bancorp may consider important.

Limitations on Liability. Abington Bancorp’s articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Abington Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in Abington Bancorp’s articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, Abington Bancorp’s articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of Abington Bancorp’s directors does not eliminate or alter the duty of Abington Bancorp’s directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

The provision in Abington Bancorp’s articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of Abington Bancorp’s directors to exercise their best business judgment in managing Abington Bancorp’s affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of Abington Bancorp’s articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Abington Bancorp to elect and retain the persons most qualified to serve as directors.

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Indemnification of Directors, Officers, Employees and Agents. Abington Bancorp’s bylaws provide that Abington Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Abington Bancorp, or is or was serving at Abington Bancorp’s request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Abington Bancorp’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of Abington Bancorp. Indemnification shall not be made with respect to an action by or in the right of Abington Bancorp as to which the person has been adjudged to be liable to Abington Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Abington Bancorp’s bylaws further provide that to the extent that Abington Bancorp’s representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Abington Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney’s fees, incurred in defending any action or proceeding shall be paid by Abington Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Abington Bancorp.

Special Meetings of Shareholders. Abington Bancorp’s articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals. Abington Bancorp’s bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Abington Bancorp’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Abington Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and the reorganization, by December 15, 2007.

Abington Bancorp’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Abington Bancorp’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Abington Bancorp’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Abington Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2007. Abington Bancorp’s bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Abington Bancorp’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

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The procedures regarding shareholder proposals and nominations are intended to provide Abington Bancorp’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Abington Bancorp or its shareholders.

Shareholder Action Without a Meeting. Abington Bancorp’s articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

Limitations on Acquisitions of Voting Stock and Voting Rights. Abington Bancorp’s articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Abington Bancorp or (b) any securities convertible into, or exercisable for, any equity securities of Abington Bancorp if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Abington Bancorp. The term “person” is broadly defined in Abington Bancorp’s articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Abington Bancorp by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Abington Bancorp or Abington Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of Abington Bancorp’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Abington Bancorp’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Mergers, Consolidations and Sales of Assets. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. Abington Bancorp’s articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•
whether or not the “constituent” corporation, in this case, Abington Bancorp, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

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•
immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Abington Bank common stock after consummation of the conversion, Abington Bancorp generally will be able to authorize a merger, consolidation or other business combination involving Abington Bank without the approval of Abington Bancorp’s shareholders.

Business Combinations with Interested Shareholders. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Disgorgement by Certain Controlling Shareholders. The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

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Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Control-Share Acquisitions. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, Abington Bancorp’s articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Abington Bancorp.

Amendment of Governing Instruments. Abington Bancorp’s articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of Abington Bancorp’s directors then in office.

Abington Bancorp’s bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Authorized Capital Stock. Abington Bancorp’s authorized capital stock consists of 80 ,000,000 shares of common stock and 20,000,000 shares of preferred stock. The number of Abington Bancorp’s authorized shares of stock is greater than what it will issue in the conversion and reorganization. This will provide its board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Issuance of Capital Stock to Directors, Officers and Controlling Persons. Abington Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons. Thus, Abington Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Abington Bancorp capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the Nasdaq Stock Market, however, generally require corporations like Abington Bancorp with securities which will be quoted on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. Abington Bancorp plans to submit the proposed stock option plan and stock recognition and retention plan discussed herein to its shareholders for their approval.

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The foregoing provisions of Abington Bancorp’s article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Abington Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Abington Bancorp or Abington Bank, as applicable. See “Management - New Stock Benefit Plans.” In addition, certain employment agreements to which Abington Bancorp is a party provide for specified benefits in the event of a change in control. See “Management - Employment Agreements.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Abington Bancorp.

The board of directors of Abington Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Abington Bancorp’s board of directors believes that these provisions are in the best interests of Abington Bancorp and its future shareholders. In the board of directors’ judgment, Abington Bancorp’s board of directors is in the best position to determine Abington Bancorp’s true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in Abington Bancorp’s best interests and the best interests of its future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Abington’s Bancorp’s true value and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Abington Bank, without the prior written approval of the Office of Thrift Supervision, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

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•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or Abington Bank; and

•
an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholder. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition, provisions of the Pennsylvania Banking Code prohibit any person from acquiring or making a proposal to acquire the voting rights of more than 10% of the issued and outstanding shares of Abington Bancorp’s voting stock without filing an application with, and receiving prior approval from, the Pennsylvania Department of Banking.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion – Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF OUR CAPITAL STOCK

General

We are authorized to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. We currently expect to issue up to a maximum of 3 2 .2 million shares of common stock, including 18.4 million shares sold in the offering and 13 .8 million shares exchanged for shares of Abington Community Bancorp common stock, and no shares of preferred stock in the conversion and reorganization. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the Subscription Shares and the issuance of the Exchange Shares in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable.

The common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “We Intend to Continue to Pay Quarterly Cash Dividends.” The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion and reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or our Articles of Incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisitions of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions - Limitations on Acquisitions of Voting Stock and Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

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Liquidation. In the event of any liquidation, dissolution or winding up of us, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued in the conversion and reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar and Exchange Agent

The transfer agent and registrar and exchange agent for the common stock of Abington Bancorp is Registrar and Transfer Company.

EXPERTS

The consolidated financial statements of Abington Community Bancorp, Inc. as of and for the year ended December 31, 2006, have been audited by Beard Miller Company LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Abington Community Bancorp and subsidiaries as of December 31, 2005, and for each of the two years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On March 28, 2006, the Audit Committee of Abington Community Bancorp’s board of directors notified Beard Miller Company LLP that they had been engaged to serve as Abington Community Bancorp’s independent registered public accounting firm for the year ending December 31, 2006.

On March 28, 2006, the Audit Committee of the board of directors of Abington Community Bancorp notified Deloitte & Touche LLP that they had been dismissed as the company’s independent registered public accounting firm, effective immediately.

Deloitte & Touche LLP performed audits of Abington Community Bancorp’s consolidated financial statements for the years ended December 31, 2005 and 2004. Deloitte & Touche LLP’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two years ended December 31, 2005, and from December 31, 2005 through the effective date of Deloitte & Touche LLP’s termination, there were no disagreements between Abington Community Bancorp and Deloitte & Touche LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, occurred during the two years ended December 31, 2005, or through the effective date of Deloitte & Touche LLP’s termination.

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During the two years ended December 31, 2005 and from December 31, 2005 through engagement of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm, neither Abington Community Bancorp nor anyone on its behalf consulted Beard Miller Company LLP with respect to any accounting or auditing issues involving Abington Community Bancorp. In particular, there was no discussion with Abington Community Bancorp regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of the Regulation S-K promulgated by the SEC.

RP Financial has consented to the publication in this document of the summary of its report to Abington Bancorp and Abington Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and reorganization and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock and the federal income tax consequences of the conversion and reorganization has been passed upon for Abington Bancorp and Abington Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Abington Bancorp and Abington Bank. Beard Miller Company LLP has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion to Abington Bancorp and Abington Bank. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Breyer & Associates PC, McLean, Virginia.

REGISTRATION REQUIREMENTS

In connection with the conversion and reorganization, Abington Bancorp will register its common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, Abington Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholder, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Abington Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Abington Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

Abington Bancorp has filed an application with respect to the conversion and reorganization with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311. Abington Bancorp also has filed an application with the Pennsylvania Department of Banking with respect to the reorganization. The application may be examined at the principal office of the Pennsylvania Department of Banking at 17 N. Second Street, 11th Floor, Harrisburg, Pennsylvania. This prospectus omits certain information contained in that application.

143

INDEX TO FINANCIAL STATEMENTS
Abington Community Bancorp and Subsidiaries

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, Abington Bancorp, Inc., is in organization and has not yet commenced operations to date; accordingly, the financial statements of Abington Bancorp, Inc. have been omitted because of their immateriality.
144

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Abington Community Bancorp, Inc. and subsidiaries:
Jenkintown, Pennsylvania

We have audited the accompanying consolidated statement of financial condition of Abington Community Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements for the years ended December 31, 2005 and 2004 were audited by other auditors whose report, dated March 22, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abington Community Bancorp, Inc. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the consolidated financial statements, the Company changed its method of accounting for its defined benefit pension plan in 2006.

/s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 5, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Abington Community Bancorp, Inc. and subsidiaries:
Jenkintown, Pennsylvania

We have audited the accompanying consolidated statement of financial condition of Abington Community Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Abington Community Bancorp, Inc. and subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 22, 2006
(March 5, 2007 as to Note 20)

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2006	December 31, 2005
ASSETS

Cash and due from banks	$22,136,438	$19,460,237
Interest-bearing bank balances	22,428,814	8,254,004
Total cash and cash equivalents	44,565,252	27,714,241
Investment securities held to maturity (estimated fair
value—2006, $20,429,576; 2005, $20,316,775)	20,393,430	20,395,593
Investment securities available for sale (amortized cost—
2006, $75,834,898; 2005, $80,775,605)	74,489,055	78,828,696
Mortgage-backed securities held to maturity (estimated fair
value—2006, $53,957,015; 2005, $65,505,255)	56,143,619	67,410,735
Mortgage-backed securities available for sale (amortized cost—
2006, $79,831,266; 2005, $82,212,270)	78,022,794	79,943,379
Loans receivable, net of allowance for loan losses
(2006, $1,602,613; 2005, $1,454,510)	605,062,980	529,487,209
Accrued interest receivable	4,365,535	3,475,350
Federal Home Loan Bank stock—at cost	11,240,700	11,061,200
Cash surrender value - bank owned life insurance	16,184,256	15,498,958
Property and equipment, net	8,908,910	6,510,144
Deferred tax asset	2,808,716	2,648,200
Prepaid expenses and other assets	3,001,035	1,098,106

TOTAL ASSETS	$925,186,282	$844,071,811

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$45,186,397	$43,333,286
Interest-bearing	541,815,163	457,849,738
Total deposits	587,001,560	501,183,024
Advances from Federal Home Loan Bank	196,293,273	201,444,952
Other borrowed money	17,781,260	16,113,949
Accrued interest payable	2,504,270	1,909,234
Advances from borrowers for taxes and insurance	2,624,310	2,384,314
Accounts payable and accrued expenses	4,879,385	3,805,571

Total liabilities	811,084,058	726,841,044

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, issued: 15,870,000 in 2006 and 2005; outstanding:
15,288,154 in 2006 and 15,870,000 in 2005	158,700	158,700
Additional paid-in capital	69,674,243	69,234,964
Treasury stock—at cost, 581,546 shares	(8,317,848)	—
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(6,388,788)	(6,880,236)
Recognition & Retention Plan Trust (RRP)	(2,606,781)	(3,339,413)
Deferred compensation plans trust	(1,059,116)	(1,050,000)
Retained earnings	65,252,214	61,889,180
Accumulated other comprehensive loss	(2,610,400)	(2,782,428)

Total stockholders’ equity	114,102,224	117,230,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$925,186,282	$844,071,811

See notes to consolidated financial statements.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004

INTEREST INCOME:
Interest and fees on loans	$38,633,459	$29,282,683	$22,820,635
Interest and dividends on investment and
mortgage-backed securities
Taxable	10,332,068	10,041,615	7,878,515
Tax-exempt	852,661	686,357	149,477

Total interest income	49,818,188	40,010,655	30,848,627

INTEREST EXPENSE:
Interest on deposits	16,773,531	9,868,820	6,561,036
Interest on Federal Home Loan Bank advances	9,656,307	8,668,118	7,531,886
Interest on other borrowed money	838,291	461,892	115,618

Total interest expense	27,268,129	18,998,830	14,208,540

NET INTEREST INCOME	22,550,059	21,011,825	16,640,087

PROVISION FOR LOAN LOSSES	185,521	25,000	45,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	22,364,538	20,986,825	16,595,087

NON-INTEREST INCOME:
Service charges	1,719,437	1,779,684	1,846,622
Rental income	33,056	39,272	52,327
Gain (loss) on derivative instruments, net	—	98,286	(140,813)
Income on bank owned life insurance	685,298	498,958	—
Loss on sale of investment securities	(601)	—	—
Impairment charge on investment securities	—	(72,500)	—
Other income	438,956	454,147	484,682

Total non-interest income	2,876,146	2,797,847	2,242,818

NON-INTEREST EXPENSES:
Salaries and employee benefits	8,672,886	8,010,642	6,424,232
Occupancy	1,535,787	1,643,621	1,163,667
Depreciation	671,395	519,345	496,477
Professional services	666,173	890,550	508,640
Data processing	1,285,890	1,207,013	1,283,362
ATM expense	325,797	333,692	291,962
Deposit insurance premium	140,569	123,775	113,318
Advertising and promotions	491,306	425,259	285,532
Other	1,956,457	1,821,520	1,448,015

Total non-interest expenses	15,746,260	14,975,417	12,015,205

INCOME BEFORE INCOME TAXES	9,494,424	8,809,255	6,822,700

PROVISION FOR INCOME TAXES	2,692,176	2,506,924	2,267,429

NET INCOME	$6,802,248	$6,302,331	$4,555,271

BASIC EARNINGS PER COMMON SHARE	$0.46	$0.41	n/a (1)
DILUTED EARNINGS PER COMMON SHARE	$0.45	$0.41	n/a (1)

BASIC AVERAGE COMMON SHARES OUTSTANDING:	14,745,243	15,290,391	n/a (1)
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	14,996,355	15,377,049	n/a (1)

(1)
Due to the timing of the Bank’s reorganization into the mutual holding company form and the completion of the Company’s initial public offering on December 16, 2004, earnings per share for the period from December 16, 2004 to December 31, 2004 is not considered meaningful and is not shown.

See notes to consolidated financial statements.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Common Stock Acquired by Benefit Plans	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
BALANCE—JANUARY 1, 2004	—	$—	$—	$—	$—	$53,426,380	$(192,112)	$53,234,268
Comprehensive income:
Net income	—	—	—	—	—	4,555,271	—	4,555,271
Net unrealized holding loss on available for sale securities arising during the period, net of tax benefit of $396,923	—	—	—	—	—	—	(770,137)	(770,137)
Comprehensive income								3,785,134
Capitalization of mutual
holding company	—	—	—	—	—	(100,000)	—	(100,000)
Issuance of common stock	15,870,000	158,700	69,096,936	—	—	—	—	69,255,636
Common stock acquired by benefit plans	—	—	—	—	(3,120,337)	—	—	(3,120,337)
BALANCE—DECEMBER 31, 2004	15,870,000	158,700	69,096,936	—	(3,120,337)	57,881,651	(962,249)	123,054,701
Comprehensive income:
Net income	—	—	—	—	—	6,302,331	—	6,302,331
Net unrealized holding loss on available for sale securities arising during the period, net of tax benefit of $937,668	—	—	—	—	—	—	(1,820,179)	(1,820,179)
Comprehensive income								4,482,152
Cash dividends declared, ($.15 per share)	—	—	—	—	—	(2,294,802)	—	(2,294,802)
Stock options expense	—	—	180,785	—	—	—	—	180,785
Common stock released from benefit plans	—	—	(42,757)	—	874,802	—	—	832,045
Common stock acquired by benefit plans	—	—	—	—	(9,024,114)	—	—	(9,024,114)
BALANCE—DECEMBER 31, 2005	15,870,000	158,700	69,234,964	—	(11,269,649)	61,889,180	(2,782,428)	117,230,767
Comprehensive income:
Net income	—	—	—	—	—	6,802,248	—	6,802,248
Net unrealized holding gain on available for sale securities arising during the period, net of tax expense of $360,905	—	—	—	—	—	—	700,580	700,580
Comprehensive income								7,502,828
Adjustment to initially apply FASB Statement No. 158, net of tax benefit of $272,284							(528,552)	(528,552)
Treasury stock purchased	—	—	—	(8,317,848)	—	—	—	(8,317,848)
Cash dividends declared, ($.23 per share)	—	—	—	—	—	(3,439,214)	—	(3,439,214)
Stock options expense	—	—	370,478	—	—	—	—	370,478
Excess tax benefit on stock—based compensation	—	—	49,189	—	—	—	—	49,189
Common stock released from benefit plans	—	—	19,612	—	1,224,840	—	—	1,244,452
Common stock acquired by benefit plans	—	—	—	—	(9,876)	—	—	(9,876)
BALANCE—DECEMBER 31, 2006	15,870,000	$158,700	$69,674,243	$(8,317,848)	$(10,054,685)	$65,252,214	$(2,610,400)	$114,102,224

See notes to consolidated financial statements.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$6,802,248	$6,302,331	$4,555,271
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	185,521	25,000	45,000
Depreciation	671,395	519,345	496,477
Share-based compensation expense	1,614,170	988,630	—
Unrealized gain on derivative instruments	—	(85,000)	(500,500)
Impairment charge on investment securities	—	72,500	—
Loss on sale of investment securities	601	—	—
Deferred income tax (benefit) expense	(249,137)	(397,464)	146,326
Amortization of:
Deferred loan fees	(929,058)	(1,127,360)	(891,877)
Premiums and discounts, net	100,999	261,581	342,307
Income from bank owned life insurance	(685,298)	(498,958)	—
Changes in assets and liabilities which (used) provided cash:
Accrued interest receivable	(890,185)	(765,188)	(323,321)
Prepaid expenses and other assets	97,071	(193,032)	(276,643)
Accrued interest payable	595,036	999,194	(33,909)
Accounts payable and accrued expenses	263,862	770,235	598,309
Net cash provided by operating activities	7,577,225	6,871,814	4,157,440

INVESTING ACTIVITIES:
Principal collected on loans	138,944,098	139,389,188	135,777,456
Disbursements for loans	(213,776,332)	(255,118,373)	(182,966,622)
Purchases of:
Mortgage-backed securities held to maturity	—	(8,774,897)	(47,862,570)
Mortgage-backed securities available for sale	(12,618,804)	(20,553,403)	(35,222,233)
Investments held to maturity	—	(10,178,366)	(10,220,792)
Investments available for sale	(26,136,163)	(4,097,475)	(34,263,462)
Federal Home Loan Bank stock	(3,333,599)	(5,719,100)	(2,911,021)
Property and equipment	(3,070,161)	(1,496,404)	(229,494)
Bank owned life insurance	—	(15,000,000)	—
Proceeds from:
Maturities of mortgage-backed securities available for sale	—	1,211,522	221,147
Sales and maturities of investments available for sale	29,077,688	599,000	36,495,000
Principal repayments of mortgage-backed securities
held to maturity	11,144,060	22,864,351	8,989,832
Principal repayments of mortgage-backed securities
available for sale	15,022,609	20,374,332	29,444,915
Redemption of Federal Home Loan Bank stock	3,154,099	5,108,000	2,500,221
Net cash used in investing activities	(61,592,505)	(131,391,625)	(100,247,623)

FINANCING ACTIVITIES:
Net (decrease) increase in demand deposits and savings accounts	(17,033,871)	(7,456,352)	26,366,205
Net increase in certificate accounts	102,852,407	103,349,319	16,257,680
Net increase in other borrowed money	1,667,311	3,248,428	4,184,605
Advances from Federal Home Loan Bank	1,003,535,000	517,801,820	352,275,000
Repayments of advances from Federal Home Loan Bank	(1,008,686,679)	(487,023,242)	(355,340,249)
Net increase (decrease) in advances from borrowers
for taxes and insurance	239,996	337,163	(88,150)
Proceeds from stock issuance, net of conversion costs and
acquisition of stock for deferred compensation plans trust	—	—	68,181,436
Capitalization of mutual holding company	—	—	(100,000)
Excess tax benefit from stock-based compensation	49,189	—	—
Acquisition of stock for ESOP and RRP	—	(9,024,114)	(2,046,137)
Purchase of treasury stock	(8,317,848)	—	—
Payment of cash dividend	(3,439,214)	(2,294,802)	—
Net cash provided by financing activities	70,866,291	118,938,220	109,690,390
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,851,011	(5,581,591)	13,600,207
CASH AND CASH EQUIVALENTS—Beginning of year	27,714,241	33,295,832	19,695,625
CASH AND CASH EQUIVALENTS—End of year	$44,565,252	$27,714,241	$33,295,832
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest on deposits and other borrowings	$26,673,093	$17,999,636	$14,242,449
Income taxes	$3,125,000	$3,000,000	$2,350,000
Release of stock from deferred compensation plans trust	$760	$24,200	$—

See notes to consolidated financial statements.

ABINGTON COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	NATURE OF OPERATIONS

Abington Community Bancorp, Inc. (the “Company”) is a Pennsylvania corporation, which was organized to be a mid-tier holding company for Abington Savings Bank. Abington Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank, which conducts business under the name “Abington Bank” (the “Bank” or “Abington Bank”). The Company was organized in conjunction with the Bank’s reorganization from the mutual savings bank to the mutual holding company structure in December 2004. Abington Mutual Holding Company, a Pennsylvania corporation, is the mutual holding company parent of the Company. Abington Mutual Holding Company owns approximately 57% of the Company’s outstanding common stock. The Bank is a wholly owned subsidiary of the Company. The Company’s results of operations are primarily dependent on the results of the Bank and the Bank’s wholly owned subsidiaries, ASB Investment Co., Keswick Services II and its wholly owned subsidiaries, and Abington Corp.

The Bank’s executive offices are in Jenkintown, Pennsylvania, with nine other branches and five limited service facilities located in nearby Montgomery, Bucks and Delaware County neighborhoods. The Bank is principally engaged in the business of accepting customer deposits and investing these funds in loans that include residential mortgage, commercial, consumer and construction loans. The principal business of ASB Investment Co. is to hold certain investment securities for the Bank. Keswick Services II and its subsidiaries manage the Bank’s real estate, including real estate rentals. Abington Corp. is a dormant subsidiary.

On November 30, 2006, the Company announced that the Company, the Bank and Abington Mutual Holding Company had adopted a plan to convert from the mutual holding company structure to a full stock-form holding company structure. For further information, see Note 20.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates are the allowance for loan losses, the assessment of other-than-temporary impairment of investment and mortgage-backed securities and deferred income taxes.

Cash and Cash Equivalents—For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with banks, commercial paper and liquid money market funds with original maturities of three months or less.

Investment and Mortgage-Backed Securities—Debt and equity securities are classified and accounted for as follows:

Held to Maturity—Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balances, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale—Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and in the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of stockholders’ equity until realized. Realized gains and losses on the sale of investment and mortgage-backed securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.

Other-Than-Temporary Impairment of Securities—Securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for an anticipated recovery in the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. No impairment charge was recognized during the years ended December 31, 2006 and 2004. During the year ended December 31, 2005, the Company recognized an impairment charge of approximately $73,000 to write-down the carrying values of two securities.

Allowance for Loan Losses—The allowance for loan losses is increased by charges to income through the provision for loan losses and decreased by charge-offs (net of recoveries). The allowance is maintained at a level that management considers adequate to provide for losses based upon evaluation of the known and inherent losses in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, the volume and composition of lending conducted by the Company, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors affecting the known and inherent losses in the portfolio.

The allowance consists of specific allowances for impaired loans, a general allowance on all classified loans which are not impaired and a general allowance on the remainder of the portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio. The allowance on impaired loans is established for the amount by which the discounted cash flows, observable market price or fair value of collateral if the loan is collateral dependent is lower than the carrying value of the loan. The general valuation allowance on classified loans which are not impaired relates to loans that are classified as either doubtful, substandard or special mention. Such classifications are based on identified weaknesses that increase the credit risk of the loan. The general allowance on non-classified loans is established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem loans. This allowance is based on historical loss experience adjusted for qualitative factors.

The Company measures impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the provision for loan losses.

Derivative Financial Instruments—The Company recognizes all derivatives as either assets or liabilities in the statements of financial condition and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

The Company previously entered into interest rate cap and swap agreements in order to manage its exposure to fluctuations in interest rates on a portion of its fixed rate loans and variable rate deposits. The agreements did not qualify for hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. Gains and losses in the fair value of the cap and swap agreements, as well as amounts paid or received under the agreements, are recognized in a separate line item, gain (loss) on derivative instruments, net, included in non-interest income in the Company’s consolidated statements of income during the period in which they accrue. The Company does not hold any derivative financial instruments for trading purposes.

Loans Held for Sale and Loans Sold—The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis. The Company had no loans classified as held for sale at December 31, 2006 or 2005.

The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continual basis. At December 31, 2006 and 2005, mortgage servicing rights of $55,000 and $61,000, respectively, were included in other assets. No valuation allowance was deemed necessary for any of the periods presented.

Amortization of the servicing asset totaled $6,000, $11,000 and $19,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Real Estate Owned—Real estate properties acquired through foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated costs to sell. Net revenue and expenses from operations and additions to the valuation allowance are included in gain or loss on foreclosed real estate.

Real Estate Investment—Real estate investment is carried at lower of cost, including cost of improvements, or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding the property are expensed.

Property and Equipment—Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the related assets, which range from 5 years for software, computer equipment and automobiles to 45 years for buildings. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

Bank Owned Life Insurance (“BOLI”)— In March 2005, the Company purchased $15 million in Bank Owned Life Insurance as a mechanism for funding various employee benefit costs. The Company is the beneficiary of these policies that insure the lives of certain officers of its subsidiaries. The Company has recognized the cash surrender value under the insurance policies as an asset in the consolidated statements of financial condition. Changes in the cash surrender value are recorded in non-interest income in the consolidated statements of income.

Other Borrowed Money—The Company enters into overnight repurchase agreements with commercial checking account customers. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the consolidated statements of financial condition.

Loan Origination and Commitment Fees—The Company defers loan origination and commitment fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the contractual life of the loan using the level-yield method.

Interest on Loans—The Company recognizes interest on loans on the accrual basis. Income recognition is generally discontinued when a loan becomes 90 days or more delinquent. Any interest previously accrued is deducted from interest income. Such interest ultimately collected is credited to income when collection of principal and interest is no longer in doubt.

Income Taxes—Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income—The Company presents as a component of comprehensive income the amounts from transactions and other events which currently are excluded from the consolidated statements of income and are recorded directly to stockholders’ equity. These amounts consist of unrealized holding gains (losses) on available for sale securities and unrecognized deferred costs of the Company’s defined benefit pension plan.

The components of other comprehensive income (loss) are as follows:

	Year Ended December 31,
	2006	2005	2004

Net unrealized gain (loss) on securities arising
during the year	$700,183	$(1,868,029)	$(770,137)
Plus: reclassification adjustment for net losses
included in net income, net of tax benefit of
$204 in 2006 and $24,650 in 2005	397	47,850	—

Net unrealized gain (loss) on securities	$700,580	$(1,820,179)	$(770,137)

The components of accumulated other comprehensive loss are as follows:

	December 31,
	2006	2005	2004

Net unrealized loss on securities	$(2,081,848)	$(2,782,428)	$(962,249)
Unrecognized deferred costs of defined benefit plan	(528,552)	—	—

Total accumulated other comprehensive loss	$(2,610,400)	$(2,782,428)	$(962,249)

Treasury Stock and Unallocated Common Stock—Stock held in treasury by the Company, including unallocated stock held by certain benefit plans, is accounted for using the cost method which treats stock held in treasury as a reduction to total stockholders’ equity.

Share-Based Compensation—In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123R were adopted by the Company as of July 1, 2005.

The Company has two stock-based compensation plans, the 2005 Recognition and Retention Plan and the 2005 Stock Option Plan. Share awards were first issued under these plans in July 2005. These plans are more fully described in Note 14.

The Company also has an employee stock ownership plan (“ESOP”). This plan is more fully described in Note 14. Shares awarded under the ESOP are accounted for in accordance with AICPA Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans. As ESOP shares are committed to be released and allocated among participants, the Company recognizes compensation expense equal to the average market price of the shares over the period earned. For purposes of computing basic and diluted earnings per share, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are not considered outstanding. Dividends paid on unallocated shares are used to pay debt service.

Earnings per share—Earnings per share ("EPS") consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed based on the weighted average number of shares of common stock outstanding for each period presented. Diluted EPS is calculated based on the weighted average number of shares of common stock outstanding plus dilutive common stock equivalents ("CSEs"). CSEs consist of shares that are assumed to have been purchased with the proceeds from the exercise of stock options, as well as unvested common stock awards. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. For the year ended December 31, 2006, there were no antidilutive CSEs. For the year ended December 31, 2005, there were 643,250 antidilutive CSEs, representing 100% of the outstanding options. Earnings per share were calculated as follows:

	Year Ended December 31,
	2006		2005
	Basic	Diluted	Basic	Diluted

Net income	$6,802,248	$6,802,248	$6,302,331	$6,302,331
Weighted average shares outstanding	14,745,243	14,745,243	15,290,391	15,290,391
Effect of common share equivalents	—	251,112	—	86,658
Adjusted weighted average shares used
in earnings per share computation	14,745,243	14,996,355	15,290,391	15,377,049

Earnings per share	$0.46	$0.45	$0.41	$0.41

Recent Accounting Pronouncements—In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted this guidance on January 1, 2007. The adoption did not have any effect on the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Asset- An Amendment of FASB Statement No. 140. This statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It also permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. The Company adopted this statement effective January 1, 2007. The adoption did not have a material effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. We adopted this Interpretation on January 1, 2007.  The adoption did not have any effect on our financial position or results of operations.

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) in Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 applies to life insurance arrangements that provide an employee with a specified benefit that is not limited to the employee’s active service period, including certain bank-owned life insurance (“BOLI”) policies. EITF 06-4 requires an employer to recognize a liability and related compensation costs for future benefits that extend to postretirement periods. EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The Company is continuing to evaluate the impact of this consensus, which will require the Company to recognize an additional liability and compensation expense related to our BOLI policies.

In September 2006, the FASB ratified the consensus reached by the EITF in Issue 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. Technical Bulletin No. 85-4 states that an entity should report as an asset in the statement of financial position the amount that could be realized under the insurance contract. EITF 06-5 clarifies certain factors that should be considered in the determination of the amount that could be realized. EITF 06-5 is effective for fiscal years beginning after December 15, 2006, with earlier application permitted under certain circumstances. The Company is continuing to evaluate the impact of this consensus, but does not expect that the guidance will have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R). This statement which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS No. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 as of December 31, 2006.

The Company maintains a nonqualified, unfunded, defined benefit pension plan for the Board of Directors and certain officers that is more fully described in Note 14. The incremental effect of applying SFAS No. 158 to this plan on individual line items in the consolidated statement of financial condition as of December 31, 2006 is as follows:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158

Deferred tax asset	$2,536,432	$272,284	$2,808,716
Total assets	924,913,998	272,284	925,186,282
Accounts payable and accrued expenses	4,078,549	800,836	4,879,385
Total liabilities	810,283,222	800,836	811,084,058
Accumulated other comprehensive loss	(2,081,848)	(528,552)	(2,610,400)
Total stockholders' equity	114,630,776	(528,552)	114,102,224

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company adopted SAB No. 108 as of December 31, 2006, and such adoption had no impact on our reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No.157. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 159 on our consolidated financial position or results of operations.

Reclassifications—Certain items in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the presentation in the 2006 consolidated financial statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

3.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balances amounted to $4.3 million and $5.8 million, respectively.

4.	INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities are summarized as follows:

	Held to Maturity December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Municipal bonds	$20,393,430	$66,540	$(30,394)	$20,429,576
Total debt securities	$20,393,430	$66,540	$(30,394)	$20,429,576

	Available for sale December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Agency bonds	$71,492,107	$24,640	$(1,286,913)	$70,229,834
Corporate bonds and commercial paper	499,646	—	(2,926)	496,720
Certificates of deposit	785,000	—	—	785,000
Total debt securities	72,776,753	24,640	(1,289,839)	71,511,554
Equity securities:
Common stock	10	465	—	475
Mutual funds	3,058,135	—	(81,109)	2,977,026
Total equity securities	3,058,145	465	(81,109)	2,977,501
Total	$75,834,898	$25,105	$(1,370,948)	$74,489,055

	Held to Maturity December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Municipal bonds	$20,395,593	$57,765	$(136,583)	$20,316,775
Total debt securities	$20,395,593	$57,765	$(136,583)	$20,316,775

	Available for sale December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Agency bonds	$74,990,878	$17,500	$(1,888,453)	$73,119,925
Corporate bonds	999,457	—	(1,412)	998,045
Municipal bonds	180,000	275	—	180,275
Certificates of deposit	1,183,000	—	—	1,183,000
Total debt securities	77,353,335	17,775	(1,889,865)	75,481,245
Equity securities:
Common stock	10	380	—	390
Mutual funds	3,422,260	—	(75,199)	3,347,061
Total equity securities	3,422,270	380	(75,199)	3,347,451
Total	$80,775,605	$18,155	$(1,965,064)	$78,828,696

During the year ended December 31, 2006 a gross loss of approximately $600 was recognized on the sale of certain available for sale equity securities. Proceeds from this sale were approximately $500,000. There were no sales of debt or equity securities during the years ended December 31, 2005 and 2004.

No impairment charge was recognized during the years ended December 31, 2006 and 2004. During the year ended December 31, 2005, the Company recognized an impairment charge of approximately $73,000 to write-down the carrying values of two equity securities. The determination of impairment was made based on an analysis of all the quantitative and qualitative characteristics of the securities taken as whole, including the magnitude and duration of the decline in value and the nature of the investments.

Included in debt securities are structured notes with federal agencies. These structured notes consist of step-up bonds which provide the agency with the right, but not the obligation, to call the bonds on the step-up date. All municipal bonds included in debt securities are insured, bank-qualified municipal bonds.

The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$16,799,000	$16,619,390	$—	$—
Due after one year through five years	43,985,645	43,472,144	—	—
Due after five years through ten years	9,992,108	9,421,900	—	—
Due after ten years	2,000,000	1,998,120	20,393,430	20,429,576

Total	$72,776,753	$71,511,554	$20,393,430	$20,429,576

The table below sets forth investment securities which have unrealized loss positions as of December 31, 2006:

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
Municipal bonds	$(26,015)	$5,877,674	$(4,379)	$501,090

Total securities held to maturity	(26,015)	5,877,674	(4,379)	501,090
Securities available for sale:
Agency bonds	(3,120)	3,996,880	(1,283,793)	54,208,315
Other securities	—	—	(84,035)	3,473,746

Total securities available for sale	(3,120)	3,996,880	(1,367,828)	57,682,061

Total	$(29,135)	$9,874,554	$(1,372,207)	$58,183,151

The table below sets forth investment securities which have unrealized loss positions as of December 31, 2005:

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
Municipal bonds	$(136,583)	$11,922,095	$—	$—

Total securities held to maturity	(136,583)	11,922,095	—	—
Securities available for sale:
Agency bonds	(195,180)	13,304,820	(1,693,273)	57,797,605
Other securities	(1,136)	498,925	(75,475)	3,345,896

Total securities available for sale	(196,316)	13,803,745	(1,768,748)	61,143,501

Total	$(332,899)	$25,725,840	$(1,768,748)	$61,143,501

On at least a quarterly basis, management of the Company reviews the securities in its investment portfolio to identify any securities that might have an other-than-temporary impairment. At December 31, 2006, investment securities in a gross unrealized loss position for twelve months or longer consist of 27 securities having an aggregate depreciation of 2.3% from the Company’s amortized cost basis. Investment securities in a gross unrealized loss position for less than twelve months at December 31, 2006, consist of 15 securities having an aggregate depreciation of 0.3% from the Company’s amortized cost basis. Management has concluded that the unrealized losses above are temporary in nature. They are not related to the underlying credit quality of the issuers, and (with the exception of equity securities) they are on securities that have contractual maturity dates. The principal and interest payments on our debt securities have been made as scheduled, and there is no evidence that the issuer will not continue to do so. The future principal payments will be sufficient to recover the current amortized cost of the securities. The unrealized losses above are primarily related to market interest rates. The current declines in market value are not significant, and management of the Company believes that these values will recover as market interest rates move. The Company has the intent and ability to hold these investments for the time necessary to recover its cost.

5.	MORTGAGE-BACKED SECURITIES

The amortized cost and estimated fair value of mortgage-backed securities are summarized as follows:

	Held to Maturity December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FNMA pass-through certificates	$24,298,423	$—	$(969,362)	$23,329,061
FHLMC pass-through certificates	17,103,783	—	(853,654)	16,250,129
Collateralized mortgage obligations	14,741,413	28,704	(392,292)	14,377,825
Total	$56,143,619	$28,704	$(2,215,308)	$53,957,015

	Available for sale December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
GNMA pass-through certificates	$424,074	$10,308	$(743)	$433,639
FNMA pass-through certificates	9,726,032	37,334	(184,091)	9,579,275
FHLMC pass-through certificates	64,665,295	120,584	(1,627,920)	63,157,959
Collateralized mortgage obligations	5,015,865	3,346	(167,290)	4,851,921
Total	$79,831,266	$171,572	$(1,980,044)	$78,022,794

	Held to Maturity December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

FNMA pass-through
certificates	$28,447,912	$—	$(918,204)	$27,529,708
FHLMC pass-through
certificates	20,209,129	—	(743,308)	19,465,821
Collateralized mortgage
obligations	18,753,694	39,195	(283,163)	18,509,726

Total	$67,410,735	$39,195	$(1,944,675)	$65,505,255

	Available for sale December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

GNMA pass-through
certificates	$583,131	$17,217	$(1,226)	$599,122
FNMA pass-through
certificates	10,626,026	59,644	(151,016)	10,534,654
FHLMC pass-through
certificates	64,913,936	76,092	(2,099,759)	62,890,269
Collateralized mortgage
obligations	6,089,177	3,544	(173,387)	5,919,334

Total	$82,212,270	$156,497	$(2,425,388)	$79,943,379
There were no sales of mortgage-backed securities during the years ended December 31, 2006, 2005 and 2004.

No impairment charge was recognized on mortgage-backed securities during the years ended December 31, 2006, 2005 and 2004.

Our collateralized mortgage obligations (“CMOs”) are issued by Fannie Mae and Freddie Mac as well as certain AAA rated private issuers. At December 31, 2006, $14.7 million of our CMOs were issued by private issuers.

The table below sets forth mortgage-backed securities which have unrealized loss positions as of December 31, 2006:

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
FNMA pass-through
certificates	$—	$—	$(969,362)	$23,329,063
FHLMC pass-through
certificates	—	—	(853,654)	16,250,129
Collateralized mortgage
obligations	(111,660)	3,871,654	(280,632)	9,839,646

Total securities held to maturity	(111,660)	3,871,654	(2,103,648)	49,418,838

Securities available for sale:
GNMA pass-through
certificates	—	—	(743)	80,548
FNMA pass-through
certificates	(263)	34,026	(183,828)	6,426,884
FHLMC pass-through
certificates	(3,247)	1,644,371	(1,624,673)	52,967,849
Collateralized mortgage
obligations	—	—	(167,290)	4,767,131

Total securities available for sale	(3,510)	1,678,397	(1,976,534)	64,242,412

Total	$(115,170)	$5,550,051	$(4,080,182)	$113,661,250

The table below sets forth mortgage-backed securities which have unrealized loss positions as of December 31, 2005:

	Less than 12 months		More than 12 months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities held to maturity:
FNMA pass-through
certificates	$(124,140)	$9,309,491	$(794,064)	$18,220,217
FHLMC pass-through
certificates	(325,995)	9,889,436	(417,313)	9,576,385
Collateralized mortgage
obligations	(283,163)	11,509,933	—	—

Total securities held to maturity	(733,298)	30,708,860	(1,211,377)	27,796,602

Securities available for sale:
GNMA pass-through
certificates	(1,226)	126,544	—	—
FNMA pass-through
certificates	(29,704)	4,311,626	(121,312)	3,527,004
FHLMC pass-through
certificates	(539,147)	26,123,727	(1,560,612)	33,299,429
Collateralized mortgage
obligations	(130,316)	4,144,716	(43,071)	1,669,510

Total securities available for sale	(700,393)	34,706,613	(1,724,995)	38,495,943

Total	$(1,433,691)	$65,415,473	$(2,936,372)	$66,292,545

On at least a quarterly basis, management of the Company reviews the securities in its investment portfolio to identify any securities that might have an other-than-temporary impairment. At December 31, 2006, mortgage-backed securities in a gross unrealized loss position for twelve months or longer consist of 47 securities having an aggregate depreciation of 3.5% from the Company’s amortized cost basis. Mortgage-backed securities in a gross unrealized loss position for less than twelve months at December 31, 2006, consist of 6 securities having an aggregate depreciation of 2.0% from the Company’s amortized cost basis. Management has concluded that the unrealized losses above are temporary in nature. They are not related to the underlying credit quality of the issuers, and they are on securities that have contractual maturity dates. The principal and interest payments on our mortgage-backed securities have been made as scheduled, and there is no evidence that the issuer will not continue to do so. The future principal payments will be sufficient to recover the current amortized cost of the securities. The unrealized losses above are primarily related to market interest rates. The current declines in market value are not significant, and management of the Company believes that these values will recover as market interest rates move. The Company has the intent and ability to hold these investments for the time necessary to recover its cost.

6.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company previously entered into interest rate cap and swap agreements in order to manage its exposure to fluctuations in interest rates on a portion of its fixed rate loans and variable rate deposits.

At December 31, 2006 and 2005, the Company was not party to any cap or swap agreements. The Company was previously party to two swap agreements with terms expiring in June 2005 and December 2005, respectively.

The swaps we held in 2005 and 2004 did not qualify as hedges under SFAS No. 133. As such, the fair value of the interest rate swaps were reflected as a liability in the consolidated statements of financial condition when in existence with the offset recorded in loss on derivative instruments, net in the consolidated statements of income. Amounts paid or received under the cap or swap agreement were recognized in gain (loss) on derivative instruments, net in the Company’s consolidated statements of income during the period in which they accrued. During the year ended December 31, 2005, the Company received $13,000 from the contra parties under the agreements. During the year ended December 31, 2004, the Company paid $641,000 to the contra parties under the agreements. In addition, the unrealized gains on derivatives recognized in gain (loss) on derivative instruments, net in the Company’s consolidated statements of income were $85,000 and $501,000 for the years ended December 31, 2005 and 2004, respectively. No interest was received from or paid to the contra party during, and no unrealized gains or losses were recognized for, the year ended December 31, 2006.

7.	LOANS RECEIVABLE—NET

Loans receivable consist of the following:

	December 31,
	2006	2005
One-to four-family residential	$375,743,476	$323,709,542
Multi-family residential and commercial	92,427,910	76,646,911
Construction	134,976,214	132,789,343
Home equity lines of credit	33,953,399	41,063,321
Commercial business loans	11,416,252	10,974,955
Consumer non-real estate loans	4,399,778	4,711,519

Total loans	652,917,029	589,895,591

Less:
Construction loans in process	(45,338,523)	(57,690,327)
Deferred loan fees, net	(912,913)	(1,263,545)
Allowance for loan losses	(1,602,613)	(1,454,510)

Loans receivable—net	$605,062,980	$529,487,209

Our one- to four-family residential loans also include some loans to local businessmen for a commercial purpose, but which are secured by liens on the borrower’s residence.

The Bank has sold and is servicing for others loans in the amounts of approximately $14.8 million and $13.6 million at December 31, 2006 and 2005, respectively. These loan balances are excluded from the Company’s consolidated financial statements. At December 31, 2006 and 2005, mortgage servicing rights of $55,000 and $61,000, respectively, were included in other assets. No valuation allowance was deemed necessary for any of the periods presented.

Certain officers and directors have loans with the Bank. The aggregate dollar amount of these loans outstanding to related parties along with an analysis of the activity is summarized as follows:

	Year Ended December 31,
	2006	2005	2004

Balance—beginning of year	$894,440	$927,514	$1,241,595
Additions	1,423,510	89,566	229,878
Repayments	(222,198)	(122,640)	(543,959)

Balance—end of year	$2,095,752	$894,440	$927,514

The Bank grants loans primarily to customers in its local market area. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

Following is a summary of changes in the allowance for loan losses:

	Year Ended December 31,
	2006	2005	2004

Balance—beginning of year	$1,454,510	$1,412,697	$1,455,889
Provision for loan losses	185,521	25,000	45,000
Charge-offs	(55,460)	(69,774)	(146,736)
Recoveries	18,042	86,587	58,544
Charge-offs/recoveries—net	(37,418)	16,813	(88,192)

Balance—end of year	$1,602,613	$1,454,510	$1,412,697

The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of losses in the current loan portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. During the periods presented, loan impairment was evaluated based on the fair value of the loans’ collateral. Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. As of December 31, 2006, 2005 and 2004, the recorded investment in loans that are considered to be impaired was as follows:

	2006	2005	2004

Impaired collateral-dependent loans	$2,346,896	$2,885,364	$—
Average impaired loan balance	$709,639	$94,861	$41,828
Interest income recognized on
impaired loans	$65,955	$—	$—

As a result of the Company’s measurement of impaired loans, no allowance for loan losses was established for the $2.3 million of total impaired loans at December 31, 2006. These loans represent three commercial and two construction loans made to one borrower. The loans were placed on non-accrual status as certain loans had become over 90 days delinquent. We have obtained a confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the properties, as well as the additional collateral available, we do not expect to incur any losses on the loans to this borrower.

Non-accrual loans (which consist of smaller balance, homogeneous loans) at December 31, 2006 and 2005 amounted to approximately $2.3 million and $2.9 million, respectively. There were no non-accrual loans outstanding at December 31, 2004. Commercial loans and commercial real estate loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Commercial loans are charged off when the loan is deemed uncollectible. Residential real estate loans are typically placed on non-accrual only when the loan is 90 days delinquent and not well secured and in the process of collection. Other consumer loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Non-performing loans, which consist of non-accruing loans plus accruing loans 90 days or more past due, at December 31, 2006, 2005 and 2004 amounted to approximately $2.6 million, $2.9 million, and $227,000, respectively.

Interest payments on impaired loans and non-accrual loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis. For the year ended December 31, 2006, approximately $66,000 in cash basis interest income was recognized. For the years ended December 31, 2005 and 2004, no cash basis interest income was recognized. Interest income foregone on non-accrual loans was $68,000, $20,000 and $5,000 for years ended December 31, 2006, 2005, and 2004, respectively.

8.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	December 31,
	2006	2005

Investments and interest-bearing deposits	$1,003,718	$730,677
Mortgage-backed securities	494,166	538,723
Loans receivable	2,867,651	2,205,950

Total	$4,365,535	$3,475,350

9.	PROPERTY AND EQUIPMENT

Property and equipment is summarized by major classifications as follows:

	December 31,
	2006	2005

Land and buildings	$5,224,716	$4,220,125
Leasehold improvements	4,616,435	3,102,688
Furniture and fixtures	5,435,321	4,883,498

Total	15,276,472	12,206,311
Accumulated depreciation	(6,367,562)	(5,696,167)

Total property and equipment, net of
accumulated depreciation	$8,908,910	$6,510,144

Certain office facilities and equipment are leased under various operating leases. The leases range in terms from 1 year to 20 years, some of which include renewal options as well as specific provisions relating to rent increases. Rent expense on those lease agreements that contain incremental increases in rent is recognized on a straight-line basis over the life of the lease. Rental expense under operating leases was approximately $604,000, $833,000, and $427,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Future minimum annual rental payments required under non-cancelable operating leases are as follows:

December 31, 2006

2007	$713,400
2008	670,699
2009	571,058
2010	589,247
2011	556,133
Thereafter	3,864,829

$6,965,366

10.	DEPOSITS

Deposits consist of the following major classifications:

	December 31,
	2006		2005
Type of Account	Amount	Percent	Amount	Percent

Certificates	$388,973,104	66.3%	$286,120,697	57.1%
Passbook and MMDA	93,315,378	15.9	115,908,618	23.1
NOW	59,526,680	10.1	55,820,423	11.1
DDA	45,186,398	7.7	43,333,286	8.7

Total	$587,001,560	100.0%	$501,183,024	100.0%

Interest expense for each major classification of deposit account is as follows:

	Year Ended December 31,
	2006	2005	2004

Certificates	$15,633,285	$8,391,163	$5,452,063
Passbook and MMDA	1,129,333	1,411,738	1,064,908
NOW	10,913	65,919	44,065

Total	$16,773,531	$9,868,820	$6,561,036

The weighted average rate paid on deposits at December 31, 2006 and 2005, was 3.43% and 2.43%, respectively. Deposits in amounts greater than $100,000 were approximately $227.3 million and $140.4 million at December 31, 2006 and 2005, respectively, of which approximately $150.7 million and $76.0 million were due in one year or less at December 31, 2006 and 2005, respectively. Deposit amounts in excess of $100,000 are generally not federally insured.

A summary of certificates by maturities is as follows:

	December 31,
	2006		2005
	Amount	Percent	Amount	Percent

One year or less	$260,644,567	67.0%	$161,157,332	56.3%
One through three years	103,602,599	26.7	97,187,051	34.0
Three through five years	10,636,861	2.7	14,272,219	5.0
Over five years	14,089,077	3.6	13,504,095	4.7

Total	$388,973,104	100.0%	$286,120,697	100.0%

11.	ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank consist of the following:

	December 31,
	2006		2005
Maturing Period	Amount	Weighted Interest Rate	Amount	Weighted Interest Rate

1 to 12 months	$33,680,860	4.86%	$11,616,290	3.74%
13 to 24 months	40,860,721	3.05	29,836,998	4.03
25 to 36 months	11,761,967	4.68	48,972,133	4.14
37 to 48 months	40,207,115	5.58	16,012,531	4.57
49 to 60 months	44,350,720	5.24	42,051,697	5.53
Over 60 months	25,431,890	4.47	52,955,303	4.45

Total	$196,293,273	4.65%	$201,444,952	4.51%

The advances are collateralized by all of the Federal Home Loan Bank stock and substantially all qualifying first mortgage loans and mortgage-backed securities. The weighted average interest rate on FHLB advances was 4.65% and 4.51% at December 31, 2006 and 2005, respectively. The average balance outstanding was approximately $201.8 million and $192.2 million for the years ended December 31, 2006 and 2005 respectively. The maximum amount outstanding at any month-end was $211.7 million and $212.6 million for the years ended December 31, 2006 and 2005, respectively.

12.	OTHER BORROWED MONEY

During the years ended December 31, 2006 and 2005, the Bank entered into overnight repurchase agreements with commercial checking account customers. At December 31, 2006 and 2005, the amounts outstanding were $17.8 million and $16.1 million, respectively. Interest expense on customer repurchase agreements was $838,000, $462,000, and $116,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Collateral for customer repurchase agreements was mortgage-backed securities. The market value of the collateral was approximately equal to the amounts outstanding. The weighted average interest rate on other borrowed money was 4.90% and 3.88% at December 31, 2006 and 2005, respectively. The average balance outstanding was approximately $20.2 million for the years ended December 31, 2006 and 2005 respectively. The maximum amount outstanding at any month-end was $25.7 million and $25.0 million for the years ended December 31, 2006 and 2005, respectively.

13.	INCOME TAXES

The income tax provision consists of the following:

	Year Ended December 31,
	2006	2005	2004

Current:
Federal	$2,941,313	$2,904,388	$2,127,036
State	—	—	(5,933)

Total current	2,941,313	2,904,388	2,121,103
Deferred—Federal	(249,137)	(397,464)	146,326

Total income tax provision	$2,692,176	$2,506,924	$2,267,429

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Year Ended December 31,
	2006	2005	2004

	Amount	Amount	Amount

At statutory rate	$3,228,104	$2,995,147	$2,319,718
Adjustments resulting from:
State tax—net of federal tax benefit	—	—	(3,916)
Tax-exempt loan and investment income	(411,350)	(282,942)	(50,822)
Income on bank owned life insurance	(233,002)	(169,646)	—
Other	108,424	(35,635)	2,449

Total	$2,692,176	$2,506,924	$2,267,429

Effective income tax rate	28.4%	28.5%	33.2%

Items that gave rise to significant portions of the deferred tax accounts are as follows:

	December 31,
	2006	2005

Deferred tax assets:
Allowance for loan losses	$544,888	$494,533
Deferred compensation	1,503,835	1,136,056
Write-down of impaired investments	—	23,800
Unrealized loss on securities available-for-sale	1,072,467	1,433,372
Property and equipment	19,157	—

Total deferred tax assets	3,140,347	3,087,761

Deferred tax liabilities:
Property and equipment	—	(105,635)
Deferred loan fees	(313,063)	(313,175)
Other	(18,568)	(20,751)

Total deferred tax liabilities	(331,631)	(439,561)

Net deferred tax asset	$2,808,716	$2,648,200

The Bank uses the specific charge-off method for computing reserves for bad debts. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to its net charge-offs. Retained earnings at December 31, 2006 and 2005 include approximately $3,250,000 representing bad debt deductions for which no deferred income tax has been provided. This amount represents the Bank’s bad debt reserve as of the base year and is not subject to recapture as long as the Bank continues to carry on the business of banking.

14.	PENSION AND PROFIT SHARING PLANS

Deferred Compensation Plans

The Company maintains an executive deferred compensation plan for selected executive officers under which the Board of Directors may elect to contribute a portion of the Company’s net profits. In December 2005, the Board of Directors elected to freeze this plan retroactive to January 1, 2005, such that no further contributions will be made on behalf of the executive officers under the plan. The Board of Directors took this action upon its review of the total compensation programs available to the Company’s employees, including the increased benefits available as a result of the mutual holding company reorganization completed in December 2004 and the adoption of equity compensation plans by the Company’s shareholders in June 2005. The Company also maintains a board of directors deferred compensation plan into which the Board of Directors may elect to contribute a percentage of their board fees. The expense relating to these plans was approximately $2,000, $38,000, and $159,000 for the years ended December 31, 2006, 2005, and 2004, respectively. The liability for these plans at December 31, 2006 and 2005, was approximately $1.2 million and $1.3 million, respectively.

Supplemental Retirement Plan

The Company maintains a nonqualified, unfunded, defined benefit pension plan for the Board of Directors and certain officers. The funded status of the plan is as follows:

	December 31,
	2006	2005

Fair value of plan assets	$—	$—
Benefit obligations	2,552,581	2,448,220
Funded status	$(2,552,581)	$(2,448,220)

Amounts not yet recognized:
Unrecognized net loss	—	226,022
Unrecognized prior service cost	—	815,234
Net amount recognized	$(2,552,581)	$(1,406,964)

Amounts related to the plan have been recognized in the balance sheet in accumulated other comprehensive loss, net of tax, as follows:

	December 31,
	2006	2005
Amount recognized in accumulated
other comprehensive loss for:
Net actuarial loss	$70,968	$—
Prior service cost	457,584	—
Total recognized in accumulated
other comprehensive loss	$528,552	$—

The components of net periodic pension cost and other changes in the amounts recognized in accumulated other comprehensive loss are as follows:

	Year Ended December 31,
	2006	2005	2004
Components of net periodic pension cost:
Service cost	$128,874	$107,755	$99,056
Interest cost	130,132	131,324	116,503
Expected return on assets	—	—	—
Amortization of prior service cost	121,925	121,925	121,925
Net periodic pension cost	$380,931	$361,004	$337,484

Other changes in plan assets and benefit obligations recognized in accumulated other comprehensive loss:
SFAS No. 158 recognition of deferred costs, net of tax benefit of $272,284	528,552	—	—

Total recognized in accumulated other comprehensive income	528,552	—	—

Total recognized in net periodic pension cost and accumulated other comprehensive loss	$909,483	$361,004	$337,484

The following weighted average assumptions were used in calculating the net periodic pension cost:

	Year Ended December 31,
	2006	2005	2004

Discount rate	5.55%	5.55%	6.50%
Rate of return on assets	n/a	n/a	n/a
Rate of increase in future board fees/salary levels	4.00%	4.00%	4.00%

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are as follows:

Prior service cost	$121,925
Total amount recognized	$121,925

401(k) Plan

The Company also maintains a 401(k) retirement plan for substantially all of its employees. Certain senior officers of the Bank have been designated as Trustees of the 401(k) plan. The Company will match an employee’s contribution up to a maximum of 5% of the employee’s annual gross compensation. For the year ended December 31, 2004, the Company matched 200% of the employee’s contribution. Beginning January 1, 2005, this match was reduced to 100% of the employee’s contribution. Beginning January 1, 2007, this match was again reduced, this time to 50% of the employee’s contribution. The Board of Directors took these actions upon its review of the total compensation programs available to the Company’s employees, including the increased benefits available as a result of the mutual holding company reorganization completed in December 2004 and the anticipated benefits that will be available as a result of the second-step conversion in 2007. The expense incurred for this plan was approximately $175,000, $181,000, and $330,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Employee Stock Ownership Plan
In 2004, the Company established an employee stock ownership plan (“ESOP”) for substantially all of its full-time employees. Certain senior officers of the Bank have been designated as Trustees of the ESOP. Shares of the Company’s common stock purchased by the ESOP are held in a suspense account until released for allocation to participants. Shares are expected to be released over a 15-year period. Shares released are allocated to each eligible participant based on the ratio of each such participant’s base compensation to the total base compensation of all eligible plan participants. As the unearned shares are committed to be released and allocated among participants, the Company recognizes compensation expense equal to the average market price of the shares. Under this plan, the ESOP purchased 571,320 shares of the Company’s common stock for approximately $7.4 million or $12.90 per share on average. All purchases were completed by December 31, 2005. No additional shares were purchased in 2006. At December 31, 2006, the ESOP held approximately 533,000 shares with a fair value of $10.2 million. Approximately 38,000 of these shares were committed-to-be-released. At December 31, 2006, the ESOP also held approximately 38,000 allocated shares with a fair value of $731,000. During the years ended December 31, 2006 and 2005, approximately 38,000 shares were committed to be released to participants each year resulting in recognition of approximately $563,000 and $475,000 in compensation expense, respectively. These shares were subsequently released to participants’ accounts in the first quarter of 2007 and 2006, respectively. During the year ended December 31, 2004, no shares were committed to be released and no expense was recognized.

Rabbi Trust
During 2004, the Company established a rabbi trust to fund certain benefit plans. An officer of the Bank has been designated as Trustee of the trust. Approximately 107,000 shares of the Company’s common stock were purchased for $1.1 million by this trust in December 2004 for the benefit of certain officers and directors that acquired shares through our deferred compensation plans. During 2006, the Company began a dividend reinvestment plan through which approximately 700 shares of the Company’s common stock were purchased by participants. As of December 31, 2006, the trust holds approximately 106,000 shares of the Company’s common stock as well as an additional $92,000 in cash. The assets of the trust are sufficient to cover the liabilities of the Company’s executive deferred compensation plan and board of directors deferred compensation plan.

Recognition and Retention Plan
In June 2005, the shareholders of the Company approved the adoption of the 2005 Recognition and Retention Plan (the “RRP”). Certain senior officers of the Bank have been designated as Trustees of the RRP. The RRP provides for the grant of shares of common stock of the Company to certain officers, employees and directors of the Company. In order to fund the RRP, the Recognition Plan Trust (the “Trust”) purchased 285,660 shares of the Company’s common stock in the open market for approximately $3.7 million, an average price of $12.95 per share. The Company made sufficient contributions to the Trust to fund these purchases. No additional purchases are expected to be made by the Trust under this plan. Pursuant to the terms of the plan, all 285,660 shares acquired by the Trust were granted to certain officers, employees and directors of the Company in July 2005. Approximately 3,000 forfeited shares were reallocated in December 2005. An additional 2,000 forfeited shares were reallocated in November 2006. RRP shares will generally vest at the rate of 20% per year over five years.

A summary of the status of the shares under the RRP as of December 31, 2006 and 2005, and changes during the years ended December 31, 2006 and 2005 are presented below:

	Year Ended December 31,
	2006		2005
	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value

Nonvested at the beginning of the year	285,660	$12.02	—	$—
Granted	2,000	16.28	288,160	12.02
Vested	(56,732)	12.02	—	—
Forfeited	(2,000)	12.01	(2,500)	12.01
Nonvested at the end of the year	228,928	$12.06	285,660	$12.02

Compensation expense on RRP shares granted is recognized ratably over the five year vesting period in an amount which totals the market price of the Company’s stock at the date of grant. During the years ended December 31, 2006 and 2005, approximately 57,000 and 28,000 shares, respectively, were amortized to expense, based on the proportional vesting of the awarded shares. During years ended December 31, 2006 and 2005, approximately $680,000 and $333,000, respectively, was recognized in compensation expense for the plan. During the year ended December 31, 2006, a tax benefit of approximately $281,000 was recognized from the plan. No tax benefit was recognized from the plan during the year ended December 31, 2005. As of December 31, 2006, approximately $2.4 million in additional compensation expense is scheduled to be recognized over the remaining lives of the RRP awards. At December 31, 2006, the weighted average remaining lives of the RRP awards is approximately 3.5 years.

Stock Options
In June 2005, the shareholders of the Company also approved the adoption of the 2005 Stock Option Plan (the “Option Plan”). The Option Plan authorizes the grant of stock options to officers, employees and directors of the Company to acquire shares of common stock with an exercise price equal to the fair market value of the common stock on the grant date. Options will generally become vested and exercisable at the rate of 20% per year over five years and are generally exercisable for a period of ten years after the grant date. As of December 31, 2006, a total of 714,150 shares of common stock have been reserved for future issuance pursuant to the Option Plan of which 48,100 shares remain available for grant.

A summary of the status of the Company’s stock options under the Option Plan as of December 31, 2006 and 2005, and changes during the years ended December 31, 2006 and 2005 are presented below:

	Year Ended December 31,
	2006		2005
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price

Outstanding at the beginning of the year	643,250	$12.02	—	$—
Granted	25,150	16.28	646,100	12.02
Exercised	—	—	—	—
Forfeited	(2,350)	12.01	(2,850)	12.01
Outstanding at the end of the year	666,050	$12.18	643,250	$12.02

Exercisable at the end of the year	128,180	$12.02	—	$—

The following table summarizes all stock options outstanding under the Option Plan as of December 31, 2006:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price
			(in years)
$12.01	636,400	$12.01	8.5	127,280	$12.01
13.35	4,500	13.35	8.9	900	13.35
16.28	25,150	16.28	9.9	—	—
Total	666,050	$12.18	8.6	128,180	$12.02
Intrinsic value	$4,662,350			$917,769

The estimated fair value of options granted during 2006 and 2005 was $4.30 and $2.88 per share, respectively. The fair value was estimated on the date of grant in accordance with SFAS No. 123R using the Black-Scholes Single Option Pricing Model with the following weighted average assumptions used:

	Year Ended December 31,
	2006	2005

Dividend yield	1.47%	1.67%
Expected volatility	23.38%	23.62%
Risk-free interest rate	4.14 - 4.61%	3.74 - 4.34%
Expected life of options	6 years	3 - 7 years

The dividend yield was calculated based on the dividend amount and stock price existing at the grant date taking into consideration expected increases in the dividend and stock price over the lives of the options. The actual dividend yield may differ from this assumption. The risk-free interest rate used was based on the rates of treasury securities with maturities equal to the expected lives of the options.

As these were the first option awards provided to employees and directors of the Company, management made certain assumptions regarding the exercise behavior of recipients without the use of any prior exercise behavior as a basis. Assumptions of exercise behavior were made on an individual basis for directors and executive officers and general assumptions were made for the remainder of employees. In making these assumptions, management considered the age and financial status of recipients in addition to other qualitative factors.

For our initial stock option awards granted in July 2005, it was determined that the historical volatility of our stock price would not provide a reliable basis for determining the expected future volatility of our stock price, due to the relatively short time period for which the Company had had its common stock outstanding to the public. Accordingly, management determined that the volatility used in the option pricing model at that time should be based on the volatilities of comparable companies. Management engaged a third party to assist in performing the task of selecting comparable companies and determining the volatility of their stock. The volatility used by the Company was based on the average historical volatilities of these comparable companies. For our stock options awarded in November 2006, a more extensive stock price history was available. Consequently, for these awards it was determined that the historical volatility would be the most reliable estimate of future stock volatility.

During the years ended December 31, 2006 and 2005, approximately $370,000 and $181,000, respectively, was recognized in compensation expense for the Option Plan. No tax benefit was recognized from the plan during either period. At December 31, 2006, approximately $1.4 million in additional compensation expense for awarded options remained unrecognized. The weighted average period over which this expense is scheduled to be recognized is approximately 3.5 years.

15.	COMMITMENTS AND CONTINGENCIES

The Bank had approximately $3.6 million in outstanding mortgage loan commitments at December 31, 2006. The commitments are expected to be funded within 90 days with $3.4 million in fixed rates ranging from 5.75% to 6.25%. These loans are not originated for resale. Also outstanding at December 31, 2006 were unused lines of credit totaling approximately $69.1 million.

The Bank had approximately $3.6 million in outstanding mortgage loan commitments at December 31, 2005. The commitments were funded within 90 days with $3.6 million in fixed rates ranging from 5.50% to 6.25%. These loans were not originated for resale. Also outstanding at December 31, 2005 were unused lines of credit totaling approximately $64.0 million.

Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financings and similar transactions. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is substantially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. At December 31, 2006 and December 31, 2005, the Bank had letters of credit outstanding of approximately $16.3 million and $14.1 million, respectively, of which $14.8 million and $12.5 million, respectively, were standby letters of credit. At December 31, 2006 and 2005, the uncollateralized portion of the letters of credit extended by the Bank was approximately $97,000 and $169,000, respectively, of which $97,000 was for standby letters of credit in both years. The current amount of the liability for guarantees under letters of credit is not material as of December 31, 2006 and 2005.

The Company is subject to various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from such matters will not be material to our financial position or results of operations.

Among the Company’s contingent liabilities, are exposures to limited recourse arrangements with respect to the sales of whole loans and participation interests. At December 31, 2006, the exposure, which represent a portion of credit risk associated with the sold interests, amounted to $185,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred.

16.	REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators, that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2006, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2006 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Tier I risk-based, total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the table below:

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006:
Total Capital
(to Risk Weighted Assets)
The Company	$118,228	20.29%	$47,000	8.00%	N/A	N/A
The Bank	97,686	16.77	47,000	8.00	$58,000	10.00%
Tier I Capital
(to Risk Weighted Assets)
The Company	116,625	20.01	23,000	4.00	N/A	N/A
The Bank	96,083	16.49	23,000	4.00	35,000	6.00
Tier I Capital
(to Average Assets)
The Company	116,625	12.80	36,000	4.00	N/A	N/A
The Bank	96,083	10.54	36,000	4.00	46,000	5.00

As of December 31, 2005:
Total Capital
(to Risk Weighted Assets)
The Company	$121,387	23.47%	$41,000	8.00%	N/A	N/A
The Bank	89,058	17.21	41,000	8.00	$52,000	10.00%
Tier I Capital
(to Risk Weighted Assets)
The Company	119,932	23.19	21,000	4.00	N/A	N/A
The Bank	87,603	16.93	21,000	4.00	31,000	6.00
Tier I Capital
(to Average Assets)
The Company	119,932	14.28	28,000	4.00	N/A	N/A
The Bank	87,603	10.46	33,000	4.00	42,000	5.00

The following table reconciles the Company’s and the Bank’s GAAP capital to their regulatory capital as of the dates indicated:

	December 31,
	2006		2005
	Bank	Company	Bank	Company
	(in thousands)
Total equity capital	$93,560	$114,102	$84,902	$117,231
LESS:
Net unrealized loss on AFS securities	(2,082)	(2,082)	(2,782)	(2,782)
Net unrealized loss on equity securities	81	81	75	75
AOCI adjustment to adopt SFAS No. 158	(528)	(528)	—	—
Disallowed servicing assets	6	6	6	6
Tier 1 Capital	$96,083	$116,625	$87,603	$119,932
Allowance for loan losses includible in Tier 2 capital	1,603	1,603	1,455	1,455
Total risk-based capital	$97,686	$118,228	$89,058	$121,387

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Assets:
Cash and cash equivalents	$44,565	$44,565	$27,714	$27,714
Investment securities	94,882	94,919	99,224	99,145
Mortgage-backed securities	134,166	131,980	147,354	145,449
Loans receivable—net	605,063	606,088	529,487	512,873
FHLB stock	11,241	11,241	11,061	11,061
Accrued interest receivable	4,366	4,366	3,475	3,475

Liabilities:
Deposits	$587,002	$557,384	$501,183	$469,970
Advances from Federal
Home Loan Bank	196,293	195,147	201,445	203,431
Other borrowed money	17,781	17,781	16,114	16,114
Accrued interest payable	2,504	2,504	1,909	1,909
Off balance sheet financial
instruments	—	—	—	—

Cash and Cash Equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-Backed Securities—The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans Receivable—The fair value of loans is estimated based on present value using approximate current entry-value interest rates applicable to each category of such financial instruments.

FHLB Stock—Although Federal Home Loan Bank (“FHLB”) Stock is an equity interest in FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

Accrued Interest Receivable—The fair value is considered to be equal to the carrying amount due to the short-term nature of the assets.

Deposits—The fair value of NOW, money market deposits and passbook and club accounts is the amount reported in the consolidated financial statements. The fair value of time certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

Advances from Federal Home Loan Bank—The fair value is the amount payable on demand at the reporting date.

Other Borrowed Money—The fair value is considered to be equal to the carrying amount due to the short-term nature of the instruments.

Accrued Interest Payable—The fair value is considered to be equal to the carrying amount due to the short-term nature of the liabilities.

Commitments to Extend Credit and Letters of Credit—The majority of the Bank’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2006 and 2005 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18.	ABINGTON COMMUNITY BANCORP, INC. (PARENT COMPANY ONLY)

Certain condensed financial information follows:

STATEMENTS OF FINANCIAL CONDITION

	December 31, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$13,865,547	$25,639,310
Investment in Abington Bank	93,560,272	84,901,681
Loans receivable	6,658,888	7,007,751
Other assets	17,517	2,025
TOTAL ASSETS	$114,102,224	$117,550,767

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$—	$320,000
Total liabilities	—	320,000

STOCKHOLDERS’ EQUITY

Total stockholders’ equity	114,102,224	117,230,767
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$114,102,224	$117,550,767

STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005
INCOME:
Interest on loans	$361,113	$346,045
Total income	361,113	346,045

EXPENSES:
Professional services	221,300	200,000
Other	185,375	152,000
Total expenses	406,675	352,000
LOSS BEFORE INCOME TAXES	(45,562)	(5,955)
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	6,832,320	6,306,261
PROVISION FOR INCOME TAXES (BENEFIT)	(15,490)	(2,025)

NET INCOME	$6,802,248	$6,302,331

STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005
OPERATING ACTIVITIES:
Net income	$6,802,248	$6,302,331
Adjustments to reconcile net income to net cash
provided by operating activities:
Undistributed income of subsidiary	(6,832,320)	(6,306,261)
Changes in assets and liabilities which (used) provided cash:
Other assets	(15,492)	(2,025)
Accounts payable and accrued expenses	(320,000)	320,000
Net cash (used in) provided by operating activities	(365,564)	314,045
INVESTING ACTIVITIES:
Principal collected on loans	348,863	466,624
Disbursements for loans	—	(7,474,375)
Net cash provided by (used in) investing activities	348,863	(7,007,751)
FINANCING ACTIVITIES:
Repayments of liabilities	—	(2,138,530)
Purchases of treasury stock	(8,317,848)	—
Payment of cash dividend	(3,439,214)	(2,294,802)
Net cash used in financing activities	(11,757,062)	(4,433,332)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,773,763)	(11,127,038)
CASH AND CASH EQUIVALENTS—Beginning of period	25,639,310	36,766,348

CASH AND CASH EQUIVALENTS—End of period	$13,865,547	$25,639,310

Since Abington Community Bancorp, Inc. was formed on December 16, 2004, no condensed statements of income or cash flows are presented for the period from December 16, 2004 to December 31, 2004 due to the insignificant nature of the balances.

19.	CONVERSION AND REORGANIZATION TO MUTUAL HOLDING COMPANY

On April 21, 2004, the Board of Trustees approved a plan of reorganization by which Abington Bank reorganized from a mutual savings bank to a mutual holding company structure. Upon completion of the reorganization on December 16, 2004, Abington Bank became a wholly owned subsidiary of Abington Community Bancorp, Inc. Abington Mutual Holding Company, a Pennsylvania corporation, became the mutual holding company parent of Abington Community Bancorp, Inc. Abington Mutual Holding Company originally owned 55% of Abington Community Bancorp, Inc.’s outstanding common stock and, as of December 31, 2006, owned approximately 57% of Abington Community Bancorp, Inc.’s outstanding common stock. In addition to the shares of Abington Community Bancorp, Inc. which it owns, Abington Mutual Holding Company was capitalized with $100,000 in cash.

As part of the reorganization, approximately 45% of the outstanding common stock was offered to the public. The purchase price was $10.00 per share. All investors (including trustees and officers of Abington Bank) paid the same price per share in the offering. The Company sold 7,141,500 shares of stock to eligible depositors, generating $71.4 million in gross proceeds, and an additional 8,728,500 shares were issued to Abington Mutual Holding Company. Net proceeds were approximately $69.3 million after $2.2 million in conversion costs were deducted. Half of the net proceeds from the offering, approximately $34.6 million, were used by the Company to buy the common stock of the Bank.

As part of the initial public offering, a rabbi trust, which was established by the Bank to fund certain benefit plans, purchased approximately 107,000 shares of the Company’s common stock for $1.1 million for the benefit of certain officers and directors that acquired shares through our deferred compensation plans.

20.	CONVERSION AND REORGANIZATION TO STOCK HOLDING COMPANY

On November 30, 2006, the Company announced that the Company, the Bank and Abington Mutual Holding Company had adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), which will result in the Company’s and the Bank’s reorganization from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) Abington Mutual Holding Company and the Company will, pursuant to an election to be made by the Bank pursuant to Section 10(l) of the Home Owners’ Loan Act, become federally chartered savings and loan holding companies and immediately thereafter each will convert to a federal interim stock association and then merge with and into the Bank, with the Bank being the surviving entity, (ii) the Bank will merge with an interim subsidiary of a newly formed Pennsylvania corporation, Abington Bancorp, Inc. (the “New Holding Company”), (iii) the shares of common stock of the Company held by persons other than Abington Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) the Bank will issue all of its capital stock to the New Holding Company, and (v) the New Holding Company will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion, shares of the Company’s common stock currently owned by Abington Mutual Holding Company will be canceled and new shares of common stock, representing the approximate 57% ownership interest of Abington Mutual Holding Company, will be offered for sale by the New Holding Company. Concurrent with the completion of the offering, the Company’s existing public stockholders will receive shares of the New Holding Company’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the New Holding Company’s common stock as they owned of the Company’s common stock immediately prior to the conversion.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s stockholders, depositors of the Bank and the OTS, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, Special meetings of the Company’s stockholders and the Bank’s depositors will be held to approve the plan, likely in the second quarter of 2007. If the conversion is completed, conversion costs will be netted against the offering proceeds. If the conversion is terminated, such costs will be expensed. As of December 31, 2006, the Company had incurred approximately $77,000 of conversion costs.

******

SUPPLEMENTARY DATA

SUMMARIZED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized consolidated quarterly data for each of the last two years.

Three Months Ended:	December 31,	September 30,	June 30,	March 31,
	(Dollars in thousands, except per share data)
2006
Total interest income	$13,257	$13,075	$12,208	$11,278
Total interest expense	7,664	7,434	6,438	5,732
Net interest income	5,593	5,641	5,770	5,546
Provision for loan losses	58	120	8	—
Net interest income after provision for loan losses	5,535	5,521	5,762	5,546
Total non-interest income	715	715	751	695
Total non-interest expense	4,079	3,864	4,011	3,792
Income before income taxes	2,171	2,372	2,502	2,449
Income taxes	593	666	731	702
Net income	$1,578	$1,706	$1,771	$1,747
Basic earnings per share	$.11	$.12	$.12	$.12
Diluted earnings per share	.11	.12	.12	.11

2005
Total interest income	$11,039	$10,399	$9,666	$8,907
Total interest expense	5,564	5,050	4,433	3,952
Net interest income	5,475	5,349	5,233	4,955
Provision for loan losses	5	20	—	—
Net interest income after provision for loan losses	5,470	5,329	5,233	4,955
Total non-interest income	688	769	762	579
Total non-interest expense	4,053	3,900	3,538	3,485
Income before income taxes	2,105	2,198	2,457	2,049
Income taxes	544	604	721	638
Net income	$1,561	$1,594	$1,736	$1,411
Basic earnings per share	$.10	$.10	$.11	$.09
Diluted earnings per share	.10	.10	.11	.09

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.

Our Table of Contents is located on the inside of the front cover page of this document.

Until _________________ __, 2007 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

18,400,000 Shares for Sale
(Anticipated Maximum,
Subject to Increase)

ABINGTON
BANCORP, INC.

(Proposed Holding Company for
Abington Bank)

COMMON STOCK

_____________________

PROSPECTUS
_____________________

KEEFE BRUYETTE & WOODS

Alternate Prospectus for Exchange Offer

Explanatory Note

          Abington Bancorp is offering shares of its common stock for sale to eligible depositors and the public in connection with the conversion of Abington Mutual Holding Company from the mutual holding company structure to the stock holding company structure (the “Offering”). Concurrent with the completion of the Offering, shares of Abington Community Bancorp common stock owned by the public will be canceled and exchanged for shares of Abington Bancorp’s common stock so that Abington Community Bancorp’s existing public shareholders will own approximately the same percentage of Abington Bancorp’s common stock as they owned of Abington Community Bancorp’s common stock immediately prior to the conversion and Offering (the “Exchange Offer”). This alternate prospectus serves as the proxy statement for the special meeting of shareholders of Abington Community Bancorp and the prospectus for the shares of Abington Bancorp to be issued in the Exchange Offer.

          The cover page through page 31 of this proxy statement/prospectus replace the cover page through page 20 of the prospectus for the Offering.

          Pages 32 through 124 of this proxy statement/prospectus are identical to pages 21 through 113 of the prospectus for the Offering.

          Pages 125 through 157 of this proxy statement/prospectus replace pages 114 through 146 of the prospectus for the Offering.

          Pages F-1 through F-42 of this proxy statement/prospectus are identical to pages F-1 through F-42 of the prospectus for the Offering.

          The back cover page of this proxy statement/prospectus replaces the back cover page of the prospectus for the Offering.

          This explanatory note will not appear in the final proxy statement/prospectus.

PROSPECTUS OF ABINGTON BANCORP, INC.
PROXY STATEMENT OF ABINGTON COMMUNITY BANCORP, INC.

          Abington Community Bancorp, Inc., Abington Bank and Abington Mutual Holding Company are converting from the mutual holding company structure to a fully public ownership structure. Currently, Abington Mutual Holding Company owns 57.1% of the issued and outstanding shares of Abington Community Bancorp’s common stock. The remaining 42.9% of Abington Community Bancorp’s outstanding shares of common stock is owned by other shareholders, who are referred to as the public shareholders. As a result of the conversion, Abington Bancorp, Inc., a Pennsylvania corporation which was recently formed by Abington Bank, will become the parent holding company for Abington Bank.

          Shares of Abington Community Bancorp’s common stock owned by the public will be exchanged for between 10,220,690 and 13,827,993 shares of common stock of Abington Bancorp (subject to increase to 15,902,192 shares as a result of market demand, regulatory considerations or changes in financial markets) so that Abington Community Bancorp’s existing public shareholders will own approximately the same percentage of Abington Bancorp common stock as they owned of Abington Community Bancorp’s common stock immediately prior to the conversion. The actual number of shares that you will receive will depend on the exchange ratio, which will depend on the percentage of Abington Community Bancorp’s common stock held by the public at the completion of the conversion, the final independent appraisal of Abington Bancorp and the number of shares of Abington Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of common stock. See “The Conversion and Offering – Effect of the Conversion on Public Shareholders – Effect on Outstanding Shares of Abington Community Bancorp” for a discussion of the exchange ratio. Based on the $__________ per share closing price of Abington Community Bancorp’s common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least __________ shares of Abington Bancorp are sold in the Offering (close to the maximum of the offering range), the initial value of the Abington Bancorp common stock you receive in the share exchange would be less than the market value the Abington Community Bancorp common stock that you currently own. See “Risk Factors – The Market Value of Abington Bancorp Common Stock Received in the Share Exchange May be Less than the Market Value of Abington Community Bancorp Common Stock Exchanged.”

          Concurrently with the exchange offer, we are offering up to 18,400,000 shares of common stock of Abington Bancorp, representing the 57.1% ownership interest of Abington Mutual Holding Company in Abington Community Bancorp, for sale to eligible depositors and the public at a price of $10.00 per share. We may increase the maximum number of shares that we well in the offering, without notice to persons who have subscribed for share, by up to 15%, to 21,160,000 shares, as a result of market demand, regulatory considerations or changes in financial markets. The conversion of Abington Mutual Holding Company and the offering and exchange of common stock by Abington Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Abington Bank will be a wholly- owned subsidiary of Abington Bancorp, and 100% of the common stock of Abington Bancorp will be owned by public shareholders. As a result of the conversion and offering, Abington Mutual Holding Company and Abington Community Bancorp will cease to exist.

          Abington Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the Symbol “ABBC.” We have applied to have the common stock of Abington Bancorp listed for trading on the Nasdaq Global Select Market and we expect that the common stock will trade under the symbol “ABBCD” for a period of 20 trading days after completion of the offering. Thereafter, Abington Bancorp’s trading symbol will revert to “ABBC.” We cannot assure you our common stock will be approved for listing on the Nasdaq Global Select Market.

          The conversion and offering cannot be completed unless the shareholders of Abington Community Bancorp approve the plan of conversion. Abington Community Bancorp is holding a special meeting of shareholders at ____________________________________, ___________________, __________________, Pennsylvania, on ________________ __, 2007 at _:00 _.m., Eastern Time, to consider and vote upon:

          1. The amended Plan of Conversion and Reorganization (the “Plan of Conversion”) of Abington Mutual Holding Company, Abington Bank and Abington Community Bancorp;

          2. Any other matters that may properly come before the special meeting or any adjournment or postponement thereof (management is not aware of any such matters).

          Abington Community Bancorp’s board of directors unanimously recommends that its shareholders vote “FOR” the plan of conversion.

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Abington Community Bancorp has approved the proposals described in this proxy statement/prospectus relating to Abington Bancorp’s articles of incorporation. These proposals are informational in nature only because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. These proposals are referred to as “informational proposals” and Abington Community Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting.

          This document serves as the proxy statement for the special meeting of shareholders of Abington Community Bancorp and the prospectus for the shares of Abington Bancorp’s common stock to be issued in exchange for shares of Abington Community Bancorp’s common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by Abington Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

          This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page __.

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (___) ___-____.
KEEFE, BRUYETTE & WOODS
The date of this proxy statement/prospectus is __________ __, 2007, and is first being mailed to shareholders of
Abington Community Bancorp, Inc. on or about ___________ __, 2007.

REFERENCE TO ADDITIONAL INFORMATION

          This proxy statement/prospectus incorporates important business and financial information about Abington Community Bancorp, Abington Bancorp and Abington Bank from other documents that are not included in, or delivered with, this proxy statement/prospectus, including the plan of conversion. This information is available to you without charge upon your written or oral request. You can obtain these documents relating to Abington Community Bancorp, Abington Bancorp, Abington Bank or Abington Mutual Holding Company by requesting them in writing or by telephone from:

Abington Community Bancorp
180 Old York Road
Jenkintown, Pennsylvania 19041
Attention: Investor Relations
(215) 886-8280

          If you would like to request documents, you must do so no later than [______], 2007 in order to receive them before Abington Community Bancorp’s special meeting of shareholders. You will not be charged for any of these documents that you request.

          For additional information, please see the section entitled “Where You Can Find Additional Information” beginning on page [__] of this proxy statement/prospectus. A copy of the plan of conversion is available for inspection at each of Abington Bank’s branches.

          For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

i

          You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Abington Community Bancorp, Abington Mutual Holding Company, Abington Bancorp and Abington Bank and their subsidiaries may change after the date of this proxy statement/prospectus. Delivery of this proxy statement/prospectus and the exchange of shares of Abington Bancorp common stock made hereunder does not mean otherwise.

TABLE OF CONTENTS

Questions and Answers for Shareholders of Abington Community Bancorp	1
Summary	4
Risk Factors	19
Information About the Special Meeting	25
Proposal 1 – Approval of the Plan of Conversion	27
Selected Consolidated Financial and Other Data
Recent Developments of Abington Community Bancorp
How Our Net Proceeds Will be Used
We Intend to Continue to Pay Quarterly Cash Dividends
Market for Our Common Stock
Abington Bank Meets All of Its Regulatory Capital Requirements
Our Capitalization
Pro Forma Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Regulation
Taxation
Management
Beneficial Ownership of Common Stock
Interests of Certain Persons in Matters to be Acted Upon	125
The Conversion and Offering	128
Comparison of Shareholder Rights	142
Description of Abington Bancorp Capital Stock	152
Informational Proposals Related to the Articles of Incorporation of Abington Bancorp	153
Informational Proposal 1A	153
Informational Proposal 1B	154
Informational Proposal 1C	154
Informational Proposal 1D	154
Other Matters	155
Experts	155
Legal and Tax Opinions	156
Registration Requirements	156
Where You Can Find Additional Information	156

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ABINGTON COMMUNITY BANCORP, INC.
180 Old York Road
Jenkintown, Pennsylvania 19041
(215) 886-8280
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on __________ __, 2007

          NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Abington Community Bancorp, Inc. will be held at _____________, _____________, _____________, Pennsylvania _____, on _____________, _____________ ___, 2007 at ___:___ ___.m., Eastern time, to consider and vote upon:

          1. The approval of a Plan of Conversion and Reorganization (the “Plan of Conversion”) and the transactions contemplated thereby pursuant to which, among other things, Abington Bancorp, Inc. will offer for sale shares of its common stock and shares of common stock of Abington Community Bancorp currently held by public shareholders will be exchanged for shares of common stock of Abington Bancorp upon the conversion of Abington Mutual Holding Company, Abington Bank and Abington Community Bancorp from the mutual holding company structure to the stock holding company form;

          2. Any other matters that may properly come before the special meeting or an adjournment or postponement thereof. Management is not aware of any such other business at this time.

The following informational proposals relating to Abington Bancorp’s articles of incorporation are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not subject to a vote of Abington Community Bancorp’s shareholders. Abington Community Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting.

•	1A – a proposal increasing the authorized capital stock of Abington Bancorp to 20,000,000 shares of serial preferred stock and 80,000,000 shares of common stock from 10,000,000 shares of serial preferred stock and 40,000,000 shares of common stock in Abington Community Bancorp’s Articles of Incorporation;

•	1B – a proposal adding a super-majority shareholder approval requirement for mergers, consolidations and similar transactions, unless they have been approved in advance by at least two-thirds of the board of directors of Abington Bancorp;

•	1C – a proposal adding a super-majority shareholder approval requirement of amendments to certain provisions in the articles of incorporation of Abington Bancorp; and

•	1D – a provision adding a super-majority shareholder approval requirement of amendment to certain provisions in the bylaws of Abington Bancorp;

          The Board of Directors has fixed _______________ __, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

          Upon written request addressed to the Secretary of Abington Community Bancorp at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the Plan of Conversion. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the Plan of Conversion, the written request should be received by Abington Community Bancorp, Inc. by _______________ __, 2007. In addition, all such documents may be obtained by calling our Stock Information Center at (215) ____-____, Monday from 11:00 a.m. to 4:00 p.m., Tuesday through Thursday, between 9:00 a.m. and 4:00 p.m., Eastern time and Fridays from 9:00 a.m. to 12:00 noon, Eastern time.

By Order of the Board of Directors,

Robert W. White
Chairman, President and Chief Executive Officer

Jenkintown, Pennsylvania
_____________ __, 2007

QUESTIONS AND ANSWERS

FOR SHAREHOLDERS OF ABINGTON COMMUNITY BANCORP, INC.

You should read this document and the Plan of Conversion for more information about the conversion and stock offering. The Plan of Conversion has been conditionally approved by our regulators.

Q. What are shareholders being asked to approve?

A. Abington Community Bancorp shareholders as of __________ __, 2007 are asked to vote on the Plan of Conversion. Under the Plan of Conversion, Abington Mutual Holding Company will convert from the mutual holding company form to a stock holding company, and as part of such conversion, a new company, Abington Bancorp will offer for sale, in the form of shares of it common stock, Abington Mutual Holding Company’s 57.1% ownership interest in Abington Community Bancorp. In addition to the shares of common stock to be issued to those who purchase shares in the stock offering, public shareholders of Abington Community Bancorp as of the completion of the conversion, will receive shares of Abington Bancorp common stock in exchange for their existing shares. In addition, informational proposals relating to Abington Bancorp’s articles of incorporation are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not subject to a vote of the Abington Community Bancorp’s shareholders. Abington Community Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting.

Q. What is the conversion?

A. Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company are converting from a mutual holding company structure to a fully- public ownership structure. Currently, Abington Mutual Holding Company owns 57.1% of Abington Community Bancorp’s common stock. The remaining 42.9% of common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called Abington Bancorp, Inc. will become the parent of Abington Bank.

          Shares of common stock of Abington Bancorp, representing the current 57.1% ownership interest of Abington Mutual Holding Company in Abington Community Bancorp, are being offered for sale to eligible depositors and to the public. At the completion of the conversion and offering, current public shareholders of Abington Community Bancorp will exchange their shares of Abington Community Bancorp common stock for shares of common stock of Abington Bancorp.

          After the conversion and offering are completed, Abington Bank will become a wholly-owned subsidiary of Abington Bancorp, and 100% of the common stock of Abington Bancorp will be owned by public shareholders. As a result of the conversion and offering, Abington Mutual Holding Company and Abington Community Bancorp will cease to exist.

          See “The Conversion and Offering” beginning on page [_________] of this proxy statement/prospectus, for more information about the conversion.

Q. What will shareholders receive for their existing Abington Community Bancorp shares?

A. As more fully described in the section entitled “The Conversion And Offering,” depending on the number of shares sold in the stock offering, each share of common stock that you own upon completion of the conversion and stock offering will be exchanged for between 1.55811 new shares at the minimum and 2.10804 new shares at the maximum of the offering range (cash will be paid in lieu of fractional shares). For example, if you own 100 shares of Abington Community Bancorp common stock and the exchange ratio is 2.10804, after the conversion you will receive 210 shares of Abington Bancorp common stock and $8.04 in cash, the value of the fractional share, based on the $10.00 per share offering price. Shareholders who hold shares in street-name at a brokerage firm will receive these funds in their brokerage account. Shareholders who have stock certificates will receive checks. The number of shares you will get will be based on an exchange ratio determined as of the closing of the conversion.

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The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Abington Bancorp. The exchange ratio will adjust based on the number of shares sold in the offering. It will not depend on the market price of Abington Community Bancorp’s common stock.

Q. What are the reasons for the conversion and offering?

A. We are pursuing the conversion for the following reasons:

•	The additional funds resulting from the offering will support continued growth and expansion as well as provide increased lending capability.

•	We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Abington Mutual Holding Company to own less than a majority of the outstanding shares of Abington Community Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•	The conversion will increase the number of outstanding shares held by public shareholders and we expect our stock to have greater liquidity.

Q. Why should I vote?

A. You are not required to vote, but your vote is very important. In order for us to implement the plan of conversion, we must receive the affirmative vote of the holders of a majority of the outstanding shares of Abington Community Bancorp common stock, other than shares held by Abington Mutual Holding Company. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PLAN OF CONVERSION.

Q. What happens if I don’t vote?

A. Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “for” the conversion, we will not proceed with the conversion and offering.

Q. How do I vote?

A. You should sign your proxy card and return it in the enclosed proxy reply envelope. Please vote promptly. Not voting has the same effect as voting “Against” the proposals.

Q. If my shares are held in street name, will my broker automatically vote on my behalf?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q. What if I do not give voting instructions to my broker?

A. Your vote is important. If you do not instruct your broker to vote your shares by proxy, each unvoted share will have the same effect as a vote against the Plan of Conversion.

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Q. How will my existing Abington Community Bancorp shares be exchanged?

A. The conversion of your shares of Abington Community Bancorp common stock into the right to receive shares of Abington Bancorp common stock will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion and reorganization, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Abington Community Bancorp common stock. No fractional shares of Abington Bancorp common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

Q. Should I submit my stock certificates now?

A. No. If you hold your certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion and stock offering. If your shares are held in “street name,” rather than in certificate form, the share exchange will occur automatically upon completion of the conversion and stock offering.

Further Questions?

          For answers to other questions, please read this proxy statement/prospectus. Questions about the stock offering or voting may be directed to the Stock Information Center by calling (215) ___-____, Monday – Thursday, from 9:00 a.m. and 4:00 p.m., Eastern time, and Friday, 9:00 a.m. to 12:00 noon, Eastern time.

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SUMMARY

          The following summary highlights the material information from this proxy statement/prospectus and may not contain all the information that is important to you. You should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion and Offering” and the consolidated financial statements and the notes to the consolidated financial statements.

What This Document Is About

          The Boards of Directors of Abington Community Bancorp, Abington Mutual Holding Company, Abington Bank and Abington Bancorp have adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which Abington Bank will reorganize from a mutual holding company structure to a stock form holding company structure. As part of the conversion, Abington Bank formed Abington Bancorp. Public shareholders of Abington Community Bancorp will receive shares in Abington Bancorp in exchange for their shares of Abington Community Bancorp common stock based on an exchange ratio. This conversion to a stock holding company structure also includes the offering by Abington Bancorp of shares of its common stock to eligible depositors of Abington Bank in a subscription offering and, if necessary, to the public in a community offering and syndicated community offering. Following the conversion and offering, Abington Mutual Holding Company and Abington Community Bancorp will no longer exist and Abington Bancorp will be the parent company of Abington Bank.

          The conversion and offering cannot be completed unless the shareholders of Abington Community Bancorp approve the plan of conversion. Abington Community Bancorp’s shareholders will vote on the plan of conversion at Abington Community Bancorp’s special meeting. This document is the proxy statement used by Abington Community Bancorp’s Board of Directors to solicit proxies for the special meeting. It is also the prospectus of Abington Bancorp regarding the shares of Abington Bancorp common stock to be issued to Abington Community Bancorp’s shareholders in the share exchange. This document does not serve as the prospectus relating to the offering by Abington Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

In addition, informational proposals relating to Abington Bancorp’s articles of incorporation are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not subject to a vote of Abington Community Bancorp shareholders. Abington Community Bancorp shareholders are not being asked to approve these informational proposals at the special meeting.

The Abington Community Bancorp Special Meeting

          Date, Time and Place. Abington Community Bancorp will hold its special meeting of shareholders to consider and vote on the plan of conversion and the proposals on Abington Bancorp’s articles of incorporation at ______________________, ___________________, __________________, Pennsylvania on ________ __, 2007 at _:00 _.m., Eastern Time.

          Record Date. The record date for shareholders entitled to vote at the special meeting of shareholders is _______ __, 2007. [____________] shares of Abington Community Bancorp common stock were outstanding on the record date and entitled to vote at the special meeting.

          The Proposal. Shareholders will be voting on the following proposals at the special meeting:

1. Approval of the plan of conversion;

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2. Any other matters that may properly come before the special meeting or any adjournment or postponement thereof (management is not aware of any such matters).

The Informational Proposals. The provisions of Abington Bancorp’s articles of incorporation which are summarized as informational proposals 1A through 1D were approved as part of the process in which the board of directors of Abington Community Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Abington Community Bancorp’s shareholders are not being asked to approve these informational proposals at the special meeting.

Vote Required

          Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of Abington Community Bancorp, other than Abington Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of Abington Community Bancorp, including Abington Mutual Holding Company.

          Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Abington Community Bancorp.

          As of the voting record date, the directors and executive officers of Abington Community Bancorp beneficially owned __________ shares, or approximately _____% of the outstanding shares of Abington Community Bancorp common stock and Abington Mutual Holding Company owned __________ shares, or approximately __________% of the outstanding shares of Abington Community Bancorp common stock. Abington Mutual Holding Company is expected to vote all of its shares “FOR” the plan of conversion.

          Your Board of Directors unanimously recommends that you vote “FOR” the plan of conversion.

The Companies

          Abington Bancorp, Inc. Abington Bancorp, Inc. is a newly formed Pennsylvania corporation. Abington Bancorp is offering for sale to current depositors of Abington Bank and others, shares of its common stock representing the 57.1% ownership interest in Abington Community Bancorp, Inc., the mid-tier stock holding company, that is currently owned by Abington Mutual Holding Company. The remaining 42.9% ownership interest in Abington Community Bancorp, Inc. is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of Abington Bancorp’s common stock based on an exchange ratio of 1.55811 to 2.10804. The exchange ratio may be increased to as much as 2.42424 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of Abington Bancorp’s common stock sold in the stock offering. The executive offices of Abington Bancorp, Inc. are located at 180 Old York Road, Jenkintown, Pennsylvania 19046, and its telephone number is (215) 886-8280.

          Abington Bank. Abington Bank is a Pennsylvania chartered stock-form savings bank originally organized in 1867. The bank reorganized into the mutual holding company format in December 2004. While the bank’s legal name is Abington Savings Bank, we conduct business under the Abington Bank name. Abington Bank’s headquarters and main office are located in Jenkintown, Pennsylvania and we have a loan processing office as well

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as nine additional full service branch offices and five limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. Abington Bank’s business primarily consists of attracting deposits from the general public and using those funds to originate loans and invest in securities.

          Our market area is located in Montgomery, Bucks and Delaware Counties, Pennsylvania, which are suburbs of Philadelphia. In addition, particularly with respect to commercial and construction lending, we also make loans in Philadelphia and Chester Counties, Pennsylvania, and contiguous counties in New Jersey and Delaware. This area is referred to as the Delaware Valley region.

          Since its mutual holding company reorganization in 2004, the bank has added two additional full service and one limited service banking office. We plan to open two additional full service banking offices by mid-2007. We also plan to add two additional de novo full service branch offices in Montgomery and Bucks Counties in 2008 and two more in 2009 as well as two or three limited service offices by the end of 2009. At December 31, 2006 compared to September 30, 2004 (the quarter-end prior to its mutual holding company reorganization), Abington Bank’s total deposits have increased by $197.9 million or 50.9% and its net loans receivable have increased by $209.1 million or 52.8%. We expect to continue to grow Abington Bank’s franchise through additional de novo branch offices and, if prudent opportunities are available, through acquisitions. Abington Bank currently is regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. As part of the conversion and offering, Abington Bank is electing, pursuant to Section 10(l) of the Home Owners’ Loan Act, to be treated as a savings association. As a result, Abington Bancorp will be a registered savings and loan holding company subject to regulation of the Office of Thrift Supervision. Abington Bank will continue to be regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation will continue as the bank’s primary Federal banking regulator.

          Abington Mutual Holding Company. Abington Mutual Holding Company currently is the mutual holding company parent of Abington Community Bancorp. The principal business purpose of Abington Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Abington Community Bancorp. Abington Mutual Holding Company currently owns 57.1% of the outstanding shares of Abington Community Bancorp. Abington Mutual Holding Company will no longer exist upon completion of the conversion and offering.

          Abington Community Bancorp, Inc. Abington Community Bancorp, Inc. is a Pennsylvania corporation which currently is the mid-tier stock holding company for Abington Bank. The common stock of Abington Community Bancorp is registered under the Securities Exchange Act of 1934, as amended, and is publicly traded on the Nasdaq Global Market. At the conclusion of the stock offering and the conversion of Abington Mutual Holding Company, Abington Community Bancorp will no longer exist. The existing public shareholders of Abington Community Bancorp will have their shares converted into 1.55811 to 2.10804 shares of Abington Bancorp common stock. As of December 31, 2006, Abington Community Bancorp had $925.2 million in total assets and $114.1 million in stockholders’ equity. The executive offices of Abington Community Bancorp are located at 180 York Road, Jenkintown, Pennsylvania 19046, and its telephone number is (215) 886-8280.

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          The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

          Following our conversion and this offering, our ownership structure will be as follows:

          These transactions are commonly referred to as a “second-step” conversion.

Terms of the Conversion and Offering

          The Boards of Directors of Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank unanimously adopted the plan of conversion and reorganization on November 29, 2006. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the depositors of Abington Bank and the shareholders of Abington Community Bancorp. The special meeting of shareholders have been called for this purpose on _________________ __, 2007. In order for the conversion to be completed, we also must receive approvals of applications filed with the Federal Deposit Insurance Corporation under the Bank Merger Act and of our application filed with the Pennsylvania Department of Banking.

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          The conversion to a stock holding company structure also includes the offering by Abington Bancorp of its outstanding shares to qualifying depositors of Abington Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The Plan of Conversion has been included as an exhibit to the registration statement filed with the SEC. See “Where You Can Find Additional Information” in this proxy statement/prospectus.

The Exchange of Abington Community Bancorp Common Stock

          As a shareholder of Abington Community Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of Abington Bancorp common stock. The number of shares you will get will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Abington Bancorp. The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. It will not depend on the market price of Abington Community Bancorp’s common stock. The table also shows how many shares a hypothetical owner of Abington Community Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering. The shares of Abington Bancorp common stock that you will receive in exchange for your shares of Abington Community Bancorp common stock are referred to as “exchange shares.”

	Shares to be sold in the offering		Shares of Abington Bancorp stock to be exchanged for current Abington Community Bancorp common stock		Total shares of Abington Bancorp common stock to be outstanding after the conversion	Exchange ratio	100 shares of Abington Community Bancorp common stock would be exchanged for the following number of shares of Abington Bancorp
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.1%	10,220,690	42.9%	23,820,690	1.55811	155
Midpoint	16,000,000	57.1	12,024,341	42.9	28,024,341	1.83308	183
Maximum	18,400,000	57.1	13,827,993	42.9	32,227,993	2.10804	210
15% above the maximum	21,160,000	57.1	15,902,192	42.9	37,069,192	2.42424	242

          If you currently own shares of Abington Community Bancorp which are held in “street name,” they will be exchanged without any action on your part. If you currently are the record owner of shares of Abington Community Bancorp and hold certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

          No fractional shares of our common stock will be issued to any public shareholder of Abington Community Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Dissenters’ Rights

          Under Pennsylvania and federal law and regulations, current public shareholders of Abington Community Bancorp do not have dissenters’ rights or appraisal rights.

Reasons for the Conversion

          We are pursuing the conversion for the following reasons:

•	The additional funds resulting from the offering will support continued growth and expansion as well as provide increased lending capability.

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•	We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Abington Mutual Holding Company to own less than a majority of the outstanding shares of Abington Community Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•	The conversion will increase the number of outstanding shares held by public shareholders and we expect our stock to have greater liquidity.

Conditions to Completion of the Conversion

          We cannot complete our conversion and related offering unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Abington Bank;

•	The plan of conversion is approved by at least:

•	two-thirds of the outstanding shares of Abington Community Bancorp common stock; and

•	a majority of the votes cast by shareholders of Abington Community Bancorp, not including those shares held by Abington Mutual Holding Company;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Office of Thrift Supervision, Pennsylvania Department of Banking and Federal Deposit Insurance Corporation to complete the conversion and offering and related transactions.

          Abington Mutual Holding Company intends to vote its 57.1% ownership interest in favor of the conversion. In addition, as of ________________ __, 2007, directors and executive officers of Abington Community Bancorp and their associates beneficially owned 665,501 shares of Abington Community Bancorp or 4.3% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

          The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Abington Bancorp common stock assuming the sale of shares in the offering. RP Financial has indicated that in its opinion as of February 23, 2007, our common stock(s estimated full market value was $280.2 million at the midpoint. In the offering, Abington Bancorp is selling the number of shares representing the 57.1% of shares currently owned by Abington Mutual Holding Company. This results in an offering range between $136.0 million and $184.0 million, with a midpoint of $160.0 million. The appraisal was based in part upon Abington Community Bancorp’s financial condition and operations and the effect of the additional capital from the sale of common stock in the offering.

          Subject to regulatory approval, the amount of common stock offered may be increased by up to 15%. Accordingly, at the minimum of the offering range, 18,400,000 shares are being offered, and at the maximum, as adjusted, of the offering range 21,160,000 shares are being offered in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $136.0 million or above $211.6 million, subscribers will be notified, their subscription amounts will be returned and they will have the opportunity to modify or cancel their order. See “The Conversion and Offering – How We

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Determined the Price Per Share, the Offering Range and the Exchange Ratio” for a description of the factors and assumptions used in determining the stock price and offering range.

          In preparing its appraisal, RP Financial considered the information in this proxy statement/prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•	our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•	the economic, demographic and competitive characteristics of Abington Bank’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•	a comparative evaluation of the operating and financial statistics of Abington Bank with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•	the impact of the stock offering on Abington Bancorp’s consolidated stockholders’ equity and earning potential including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the consolidated equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on Abington Bancorp’s future operations; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

          The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the twelve months ended December 31, 2006 and book value as of December 31, 2006. Compared to the average pricing ratios of the peer group at the maximum of the offering range, Abington Bancorp stock would be priced at a premium of 95.7% to the peer group on a price-to-earnings basis and a discount of 18.8% to the peer group on a price-to book value basis and 29.9% on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of Abington Bancorp common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

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	Price to Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Abington Bancorp (pro forma)
Minimum	25.64	x	101.19%	101.19%
Maximum	31.76		116.10	116.10
Maximum, as adjusted	34.83		122.79	122.79
Peer group companies as of February 23, 2007
Average	16.23	x	143.06%	165.70%
Median	16.76		138.23	158.59

          Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock in the offering will be able to sell their shares at a price equal to or greater than the purchase price. See “Risk Factors – Our Stock Price May Decline When Trading Commences” at page ___ and “Pro Forma Data” at page ___ and “The Conversion and Offering – How We Determined The Price Per Share, the Offering Range and the Exchange Ratio” at page ___.

After-Market Performance Information

          The following table presents for all “second-step” conversions that began trading from January 1, 2004 to February 23, 2007, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors. Two of the three largest offerings listed in the table involved a simultaneous acquisition of another financial institution.

          The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this proxy statement/prospectus, including “Risk Factors.”

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After Market Trading Activity

Second Step Offerings

Completed Closing Dates between January 1, 2004 and February 23, 2007

				Price Performance from Initial Trading Date
Transaction	Ticker	Closing Date	Gross Proceeds	1 Day	1 Week	1 Month	Through February 23, 2007
			(In millions)
Osage Bancshares, Inc.	OSBK	01/18/07	$25.1	-0.5%	-0.5%	-6.8%	-2.3%
New Westfield Financial, Inc.	WFD	01/04/07	184.0	7.0	7.5	9.0	8.5
Citizens Community Bancorp, Inc.	CZWI	11/01/06	52.9	-2.5	-1.0	-3.3	-4.4
Liberty Bancorp, Inc.	LBCP	07/24/06	28.1	2.5	1.0	1.5	13.5
First Clover Leaf Financial Corp.(1)	FCLF	07/11/06	41.7	3.9	6.0	11.2	18.5
Monadnock Bancorp, Inc.	MNKB	06/29/06	5.7	—	-5.0	-13.8	-14.4
NEBS Bancshares, Inc.	NEBSD	12/29/05	30.8	6.6	7.0	7.0	36.2
American Bancorp, Inc.	ABNJ	10/06/05	99.2	1.6	-2.5	1.6	19.1
Hudson City Bancorp, Inc.	HCBK	06/07/05	3,929.8	9.6	10.8	15.9	37.9
First Federal of Northern Michigan Bancorp, Inc.	FFNM	04/04/05	17.0	-5.1	-8.0	-16.0	-8.0
Rome Bancorp, Inc.	ROME	03/31/05	59.0	0.5	-2.5	-5.6	26.8
Roebling Financial Corp.	RCKB	10/01/04	9.1	-1.0	-0.5	-8.0	25.5
DSA Financial Corporation	DRBN	07/30/04	8.5	-2.0	-5.0	-7.0	40.0
Partners Trust Financial Group, Inc.(1)	PRTR	07/15/04	148.8	-0.1	-0.2	-1.9	14.8
Synergy Financial Group, Inc.	SYNF	01/21/04	70.4	8.1	8.0	7.9	62.3
Provident Bancorp, Inc.(1)	PBCP	01/15/04	195.7	15.0	11.5	15.1	40.0
Average				2.7%	1.7%	0.4%	19.6%
Median				1.1%	-0.4%	-0.2%	18.8%

(1) Included a simultaneous acquisition.

          THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Use of Proceeds from the Sale of Our Common Stock

          We will use the proceeds from the offering as follows:

Use of Proceeds	Amount, at the minimum	Amount, at the maximum	Percentage of net offering proceeds at the maximum
		(Dollars in Thousands)
Loan to our employee stock ownership plan	$10,155	$13,739	7.59%
Repurchase of shares for recognition and retention plan	$5,077	$6,869	3.80%
Investment in Abington Bank	$66,723	$90,501	50.00%
General corporate purposes – dividend payments, possible acquisitions and stock repurchases	$51,490	$69,891	38.58%

          Abington Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to shareholders, repurchase shares of common stock (subject to regulatory restrictions),

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finance the possible acquisition of financial institutions or other businesses that are related to banking (although we have no current plans, agreements or understandings with respect to any possible acquisitions) or for general corporate purposes.

          The proceeds to be contributed to Abington Bank will be available for general corporate purposes including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. Abington Bank also intends to use a portion of the proceeds to support its lending activities. In addition, the increased capital resulting from the offering may allow us to leverage our balance sheet by purchasing investment and mortgage-backed securities funded by advances from the Federal Home Loan Bank of Pittsburgh.

Our Dividend Policy

          Abington Community Bancorp has paid quarterly cash dividends since the second quarter of 2005. During the quarter ended December 31, 2006, the cash dividend was $0.06 per share. We intend to continue to pay cash dividends on a quarterly basis after we complete the conversion and the offering. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by Abington Bank on its common stock as adjusted for the additional shares issued pursuant to the exchange ratio. For example, based on the current cash dividend of $0.06 per share and an assumed exchange ratio of 2.10804 at the maximum of the offering range, the cash dividend, if paid, would be approximately $0.03 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the reorganization will be equal to the per share dividend amount that Abington Community Bancorp’s shareholders currently receive, as adjusted to reflect the exchange ratio.

Benefits to Management from the Offering

          Our employees, officers and directors will benefit from the offering due to various stock-based benefit plans.

•	Full-time employees, including officers, will be participants in our existing employee stock ownership plan which will purchase additional shares of common stock in the offering;

•	Subsequent to completion of the offering, we intend to implement a:

•	new stock recognition and retention plan; and

•	new stock option plan

which will benefit our employees and directors.

•	Employee Stock Ownership Plan. The employee stock ownership plan will provide retirement benefits to all eligible employees of Abington Bank. The plan will purchase 7.47% of Abington Bancorp’s common stock sold in the offering, with the proceeds of a loan from Abington Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

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•	New Stock Option and Stock Recognition and Retention Plans. We intend to implement new stock option and stock recognition and retention plans no earlier than six months after the conversion. Under these plans, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of both plans. See “Pro Forma Data” for an illustration of the effects of these plans. Under the new stock option plan, we may grant stock options in an amount up to 9.33% of Abington Bancorp’s common stock sold in the offering. Under the stock recognition and retention plan, we may award restricted stock in an amount equal to 3.73% of Abington Bancorp’s common stock sold in the offering. The plans will comply with all applicable Office of Thrift Supervision regulations. The new stock option and stock recognition and retention plans will supplement our existing 2005 Stock Option Plan and 2005 Recognition and Retention Plan, which will continue as plans of Abington Bancorp.

          The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of Abington Bancorp’s common stock, which depends on numerous factors.

	Value of
Share Price	507,737 Shares Awarded at Minimum of Range	597,337 Shares Awarded at Midpoint of Range	686,938 Shares Awarded at Maximum of Range	789,979 Shares Awarded at 15% Above Maximum of Range
	(Dollars in Thousands)
$ 8.00	$4,062	$4,779	$5,496	$6,319
10.00	5,077	5,973	6,869	7,900
12.00	6,093	7,169	8,243	9,480
14.00	7,108	8,363	9,417	11,060

          The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
Per Share Exercise Price	Per Share Option Value	1,269,342 Options Granted at Minimum of Range	1,493,343 Options Granted at Midpoint of Range	1,717,345 Options Granted at Maximum of Range	1,974,946 Options Granted at 15% Above Maximum of Range
		(Dollars in Thousands, Except Per Share Amounts)
$ 8.00	$2.11	$2,678	$3,151	$3,624	$4,167
10.00	2.64	3,351	3,942	4,534	5,214
12.00	3.17	4,024	4,734	5,444	6,261
14.00	3.70	4,697	5,525	6,354	7,307

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          The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively.

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a% of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan(1)	1,015,473	1,373,876	7.47%	$10,155	$13,739
Recognition and retention plan awards(1)	507,737	686,938	3.73	5,077	6,869
Stock options(2)	1,269,342	1,717,345	9.33	3,351	4,534

Total	2,792,552	3,778,159	20.53%	$18,583	$25,142

(1)	Assumes the value of Abington Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $2.64, which was determined using the Black-Scholes option – pricing formula. See “Pro Forma Data.”

          Shareholders will experience a reduction or dilution of their ownership interest of approximately 7.40% if we use newly issued shares to fund the awards of stock options and restricted shares under the proposed new stock option plan and recognition and retention plan expected to be implemented after the conversion and reorganization (or taken individually, 5.06% for the new stock option plan and 2.09% for the new recognition and retention plan). If any options previously granted under the 2005 Stock Option Plan are exercised during the first year following completion of the conversion, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of the conversion and offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance for purposes of this test.

          The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded under our 2005 Stock Option Plan and our 2005 Recognition and Retention Plan, our employee stock ownership plan and our proposed new stock option plan and recognition and retention plan. The table below assumes that 32,227,993 shares are outstanding after the conversion and offering, which includes the sale of 18,400,000 shares in the offering at the maximum of the offering range and the issuance of 13,827,993 shares in exchange for shares of Abington Community Bancorp common stock using an exchange ratio of 2.10804. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

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Existing and New Stock Benefit Plans	Participants	Shares(1)		Estimated Value		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	All Employees
Shares purchased in 2004 mutual holding company reorganization		1,204,364	(2)	$12,043,640		3.74%
Shares to be purchased in the offering		1,373,876		13,738,760		4.26

Total employee stock ownership plan		2,578,240		$25,782,400		8.00

Recognition and Retention Plans:	Directors and Officers
2005 Recognition and Retention Plan		602,182	(3)	$6,021,820		1.87
Proposed New Recognition and Retention Plan		686,938	(4)	6,869,380		2.13

Total Recognition and Retention Plans		1,289,120		$12,891,200		4.00

Stock Option Plans:	Directors and Officers
2005 Stock Option Plan		1,505,455	(5)	$4,561,529	(6)	4.67
Proposed New Stock Option Plan		1,717,345		4,533,791		5.33

Total stock option plans		3,222,800		$9,095,320		10.00

Total stock benefits plans		7,090,160		$47,768,920		22.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 1.97628 exchange ratio at the maximum of the offering range.

(2)	Approximately 160,582 (76,176 shares prior to adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants.

(3)	119,593 (56,732 shares prior to adjustment for the exchange ratio) of the indicated 2005 Recognition and Retention Plan awards have vested, and the shares of Abington Community Bancorp common stock subject to these awards have been distributed.

(4)	The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)	Of this amount, no options have been exercised to date, and all previously granted options remain outstanding.

(6)	The weighted-average fair value of stock options under the 2005 Stock Option Plan has been estimated at $3.03 using the Black-Scholes option pricing model and assumes that all options have been granted and are outstanding. Prior to the adjustment for exchange ratio, the 2005 stock option plan covered 714,150 shares. The assumptions used for the options were the following: exercise price, $12.46; dividend yield, 1.65%; expected life three to seven years; expected volatility, 23.60%; and risk-free interest rate, 3.74% to 4.61%, based on Abington Community Bancorp’s historical trading activity. The fair value of stock options to be granted under the new stock option plan has been estimated at $2.64 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.47%; expected life, six years; expected volatility, 23.4%; and risk-free interest rate, 4.14% to 4.61%.

Market For Common Stock

          Abington Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ABBC”. We have applied to have the common stock of Abington Bancorp listed for trading on the Nasdaq Global Select Market”. For the first 20 trading days after the conversion and offering is completed, we expect Abington Bancorp’s common stock to trade under the symbol “ABBCD,” thereafter it will revert to the “ABBC” trading symbol.

Federal and State Income Tax Consequences

     We have received the opinion of Elias, Matz, Tiernan & Herrick L.L.P. and Beard Miller Company LLP, respectively that, under federal and Pennsylvania income tax law and regulation, there will be no taxable gain or loss and no change in tax basis upon the receipt of exchange shares and that the conversion will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part, and copies may be obtained from the SEC. See “Where You Can Find Additional Information.”

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Restrictions on the Acquisition of Abington Bancorp and Abington Bank

          Federal regulation, as well as provisions contained in the charter and bylaws of Abington Bancorp, contain certain restrictions on acquisitions of Abington Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Abington Bancorp. Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion.

          In addition, the charter and bylaws of Abington Bancorp contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

•	prohibitions on the acquisition of more than 10% of our stock;

•	limitations on voting rights of shares held in excess of 10% thereafter;

•	staggered election of only approximately one-third of our board of directors each year;

•	limitations on the ability of shareholders to call special meetings;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	the right of the board of directors to issue shares of preferred or common stock without shareholder approval; and

•	a 75% vote of shareholders requirement for the approval of certain business combinations not approved by two-thirds of the board of directors.

          For further information, see “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions.”

Interest of Management and Directors in Matters to be Acted Upon

          Management and directors of Abington Community Bancorp have an interest in the matters that will be acted upon because Abington Bancorp intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of a new stock recognition and retention plan and a new stock option plan. See “Interests of Certain Persons in Matters To Be Acted Upon”.

Common Stock Ownership Limitation

          The number of shares of Abington Bancorp common stock that you may purchase in the offering individually, and together with associates or persons acting in concert, plus any exchange shares you and they receive may not exceed 5% of the total shares of Abington Bancorp common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that you will not be required to divest any of your Abington Community Bancorp shares or be limited in the number of exchange shares you may receive.

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Differences in Shareholders’ Rights

          As a result of the conversion and offering, each Abington Community Bancorp shareholder will become an Abington Bancorp shareholder. Certain rights of shareholders of Abington Bancorp will differ from the rights Abington Community Bancorp’s shareholders currently have. See “Informational Proposals Relating to the Articles of Incorporation of Abington Bancorp” and “Comparison of Shareholder Rights” for a discussion of these differences.

How You Can Obtain Additional Information

          Our Stock Information Center is located at ______________________ Street, ______________________, Pennsylvania _________. The phone number is (_____) _____-__________. The Stock Information Center’s hours of operation are Monday from 11:00 a.m. to 4:00 p.m., Tuesday through Thursday from 9:00 a.m. to 4:00 p.m., Eastern time and Fridays from 9:00 a.m. to 12:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (_____) _____-_______.

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RISK FACTORS

          You should consider carefully the following risk factors in deciding how to vote on the conversion and before purchasing Abington Bancorp common stock.

Risks Related to Our Business

Market Rates of Interest Have Hurt Our Profitability

          Market rates of interest have risen from historically low levels. Many institutions, including Abington Bank, have experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Abington Bank’s net interest spread was 2.13% for the year ended December 31, 2006 compared to 2.27% and 2.30% for the years ended December 31, 2005 and 2004, respectively. Abington Bank’s net interest margin, which is net interest income as a percentage of average interest-earning assets, was 2.68% for the year ended December 31, 2006 compared to 2.78% and 2.67% for the years ended December 31, 2005 and 2004, respectively. In a period of rising interest rates, like the last two years, the interest income earned on our assets may not increase as rapidly as the interest expense paid on our liabilities. In addition, increases in market rates of interest could adversely affect our net portfolio value. In the event of an immediate and sustained 200 basis point increase in interest rates, Abington Bank’s net portfolio value, which is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts, would decrease by $23.2 million or 18.46%. Under the same circumstances, our net interest income would be expected to decrease by $1.6 million or 6.62%.

Competition for Core Deposits Is Increasing

          As a result of rising interest rates in recent periods, deposit customers have transferred significant amounts of their deposits from low-cost “core deposits” such as checking and savings accounts to certificates of deposits, also known as time deposits. For the year ended December 31, 2006 core deposits comprised 36.8% of our average total deposits compared to 47.9% and 55.6% for the years ended December 31, 2005 and 2004, respectively. At December 31, 2006, $389.0 million, or 66.3%, of our total deposits were certificates of deposit, and of that amount $227.3 million, or 58.4% of our total certificates of deposit, were “jumbo” certificates of $100,000 or more. Our balances of certificates of deposit have increased as a result of, among other factors, the increased rates now available on those products relative to other deposit products or other investments in the current interest rate environment. The inflow of jumbo certificates of deposit and the retention of these deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making “jumbo” certificates of deposits traditionally a more volatile source of funding than our checking, savings and money market deposit accounts. As more customers invest in time deposits and as competition for low-cost core deposits increases, the average rate Abington Bank pays on its deposits will likely increase. This will have the effect of narrowing our net interest spread and net interest margin, which could adversely affect our profitability. The average rate we paid on our interest-bearing deposits was 3.39% for the year ended December 31, 2006 compared to 2.38% and 1.88% for the years ended December 31, 2005 and 2004, respectively.

Our Portfolio of Loans With a Higher Risk of Loss Is Increasing

          In recent years, we have increased our originations of construction loans and commercial real estate and multi-family residential real estate loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate of construction loans and commercial real estate and multi-family residential loans has increased from $111.6 million or 27.9 % of our total loan portfolio at December 31, 2002 to $227.4 million or 34.8% of the total loan portfolio at December 31, 2006. At the same time, the percentage of the loan portfolio comprised of single- family residential mortgage loans has decreased. Our single-family residential mortgage loans amounted to $247.2 million or 61.7% of our total loan portfolio at December 31, 2002 compared to $375.7 million or 57.6% at December 31, 2006. Construction loans and commercial real estate and multi-family residential real estate loans all generally have a higher risk of loss than single-family residential mortgage loans. At December 31, 2006 and 2005, we had $2.3 million and $2.9 million, respectively, of commercial real estate and multi-family residential loans and construction loans that were considered non-performing. These loans were deemed to be impaired and placed on non-accrual status. The impaired loans at December 31, 2006 were comprised of two construction and three commercial real estate loans to one borrower. The impaired loan at December 31, 2005 was a construction loan to one borrower.

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Our Results of Operations are Significantly Dependent on Economic Conditions and Related Uncertainties

          Banking is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists and other factors beyond our control may adversely affect our results of operations. Changes in interest rates, in particular, could adversely affect our net interest income and have a number of other adverse effects on our operations, as discussed the first risk factor above. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures and nonperforming assets and a decrease in the value of the property or other collateral which secures our loans, all of which could adversely affect our results of operations. We are particularly sensitive to changes in economic conditions and related uncertainties in the Delaware Valley because we derive substantially all of our loans, deposits and other business from the greater Philadelphia region in eastern Pennsylvania and contiguous counties in New Jersey and Delaware. Accordingly, we remain subject to the risks associated with prolonged declines in national or local economies.

Our Allowance for Losses on Loans May Not Be Adequate to Cover Probable Losses

          We have established an allowance for loan losses based upon various assumptions and judgments about the collectibility of our loan portfolio which we believe is adequate to offset probable losses on our existing loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may become necessary in the future. Any future declines in real estate market conditions, general economic conditions or changes in regulatory policies may require us to increase our allowance for loan losses, which would adversely affect our results of operations. We may also need to significantly increase our provision for loan losses, particularly if one or more of our larger loans or credit relationships becomes delinquent. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance for loan losses amounted to 62.7% of non-performing loans at December 31, 2006.

Our Loans are Concentrated to Borrowers In Our Market Area

          At December 31, 2006, the preponderance of our total loans were to individuals and/or secured by properties located in our market area of the Delaware Valley region. We have relatively few loans outside of our market. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Additionally, a decline in local property values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

The Building of Market Share Through our Branching Strategy Could Cause our Expenses to Increase Faster than Revenues

          We intend to continue to build market share through our branching strategy. We are planning four new branches that we intend to open within the next 24 months. There are costs involved in opening branches and new branches generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any new branch may negatively impact our earnings for some period of time until the branch reaches certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, there is a risk that our new branches will not be successful even after they have been established.

We are Dependent Upon the Services of Our Management Team

          Our future success and profitability depend upon the management and banking abilities of our senior executives. We believe that our future results will also depend in part upon our attracting and retaining highly

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skilled and qualified management. We are especially dependent on a limited number of key management personnel. The loss of our chief executive officer or other senior executive officers could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. Competition for such personnel is intense, and if we are not successful in attracting or retaining such personnel, our business would likely suffer. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

We are Subject to Extensive Regulation Which Could Adversely Affect Our Business and Operations

          We are subject to extensive federal and state governmental supervision and regulation, which are intended primarily for the protection of depositors. In addition, we are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect our business and operations in the future.

Strong Competition Within our Market Area May Limit our Growth and Profitability

          Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.

Risks Related to the Conversion and the Exchange Offering

The Market Value of Abington Bancorp Common Stock Received in the Share Exchange May Be Less than the Market Value of Abington Community Bancorp Common Stock Exchanged

          The number of shares of Abington Bancorp common stock you receive will be based on an exchange ratio which will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Abington Community Bancorp common stock held by the public prior to the conversion, the final independent appraisal of Abington Bancorp common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Abington Community Bancorp common stock will own approximately the same percentage of Abington Bancorp common stock after the conversion and offering as they owned of Abington Community Bancorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of Abington Community Bancorp’s common stock.

          The exchange ratio ranges from a minimum of 1.55811 to a maximum of 2.10804 shares of Abington Bancorp common stock per share of Abington Community Bancorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward by 15.0% to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 2.42424 shares of Abington Bancorp common stock per share of Abington Community Bancorp common stock. Shares of Abington Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Abington Community Bancorp common stock at the time of the exchange, the initial market value of the Abington Bancorp common stock that you receive in the share exchange could be less than the market value of the Abington Community Bancorp common stock that you currently own. Based on the $[______] per share closing price of Abington Community Bancorp common stock as of the last trading day prior to the date of this proxy/prospectus, unless at least [______] shares of Abington Bancorp common stock are sold in the offering (close to the maximum of the offering range), the initial value of the Abington Bancorp common stock you receive in the share exchange would be less than the market value of the Abington Community Bancorp common stock you currently own. See “The Conversion and Offering – Exchange of Certificates” and “The Conversion and Offering – Effects of the Conversion on Public Shareholders.”

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Additional Expenses Following the Offering From New Equity Benefit Plans Will Adversely Affect Our Net Income

          Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $1.9 million at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management-New Stock Benefit Plans.”

Our Return on Equity May Be Low Which May Negatively Impact Our Stock Price

          Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Abington Community Bancorp’s return on average equity was 5.94% and 5.27% for the years ended December 31, 2006 and 2005, respectively. These returns are lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity ratio will not increase substantially, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $195.3 million, will significantly increase our stockholders’ equity. On a pro forma basis and based on net income for the year ended December 31, 2006, our return on equity ratio, assuming shares are sold at the maximum of the offering range, would be approximately 3.7%. Based on trailing 12 month data for the most recent publicly available financial information (December 31, 2006 or September 30, 2006), the 10 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded savings banks had average ratios of returns on equity of 6.92% and 6.42%, respectively.

We Have Broad Discretion in Allocating the Proceeds of the Offering

          Abington Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Abington Bank. Abington Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restriction. Abington Bank initially intends to use the net proceeds it retains to purchase investment and mortgage-backed securities. In the future, Abington Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Abington Bancorp and Abington Bank may also use the proceeds of the offering to diversify their business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability ratios.

Our Employee Stock Benefit Plans Will Be Dilutive

          If the offering is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Abington Bancorp would be diluted by approximately 2.09%. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention

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plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to stockholders’ equity from the stock recognition and retention plan would be between $5.1 million and $7.9 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Abington Bancorp shareholders would also decrease by approximately 5.06% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of shareholders would be diluted by approximately 6.94%. See “Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management - New Stock Benefit Plans” for a description of the plans.

Our Stock Price May Decline When Trading Commences

          If you purchase shares in the offering, there is a risk that you will not be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stock, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There May Be a Limited Market For Our Common Stock, Which May Adversely Affect Our Stock Price

          Currently, shares of Abington Community Bancorp common stock are listed on the Nasdaq Global Market. Since Abington Community Bancorp common stock began trading in 2004, trading in our shares has been relatively limited. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

          We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

          Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights for positions of more than 10%;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders;

•	advance notice requirements for shareholder nominations and new business;

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•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	a 75% vote requirement for the approval of certain business combinations not approved by two-thirds of our board of directors; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

          See “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti- Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers

          For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Accordingly, the range of potential acquirors for Abington Bancorp will be limited which will correspondingly reduce the likelihood that shareholders will be able to realize a gain on their investment through an acquisition of Abington Bancorp. See “Restrictions on Acquisition of Abington Bancorp and Abington Bank and Related Anti- Takeover Provisions – Regulatory Restrictions” for a discussion of applicable Office of Thrift Supervision and Pennsylvania laws and regulations regarding acquisitions.

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INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held on ___________ __, 2007

General

          This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Abington Community Bancorp of proxies to be voted at the special meeting of shareholders to be held at ____________, _____________, ___________, Pennsylvania _____, on ________, ________ __, 2007 at __:__ __.m., Eastern time, and any adjournment or postponement thereof.

          The purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank (the “Plan of Conversion”).

          The Plan of Conversion provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company. The Plan of Conversion will also result in the creation of a new stock form holding company which will own all of the outstanding shares of Abington Bank, the exchange of shares of common stock of Abington Community Bancorp by shareholders other than Abington Mutual Holding Company, who are referred to as the “public shareholders,” for shares of the new stock form holding company, Abington Bancorp, the issuance and the sale of additional shares to depositors of Abington Bank and others in an offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	Abington Bank will elect to be treated as a savings association pursuant to Section 10(l) of the Home Owners’ Loan Act and Abington Mutual Holding Company and Abington Community Bancorp will convert to a Federal mutual holding company and Federal mid-tier holding company, respectively, pursuant to interim mergers;

•	the resulting Federal mid-tier holding company will convert to a federal interim stock savings institution and simultaneously merge with and into Abington Bank with Abington Bank being the survivor and the resulting Federal mutual holding company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Abington Bank, pursuant to which the mutual holding company will cease to exist and the shares of Abington Community Bancorp common stock held by the mutual holding company will be canceled; and

•	an interim savings association will be formed as a wholly owned subsidiary of the newly formed Pennsylvania corporation, Abington Bancorp, and then will merge with and into Abington Bank.

          As a result of the above transactions, Abington Bank will become a wholly-owned subsidiary of the new holding company, Abington Bancorp, and the outstanding shares of Abington Community Bancorp common stock will be converted into the shares of Abington Bancorp common stock pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Abington Bancorp common stock to be outstanding upon the completion of the conversion and offering as the percentage of Abington Community Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

          This proxy statement/prospectus, together with the accompanying proxy card(s), is first being mailed or delivered to shareholders of Abington Community Bancorp on or about __________ __, 2007.

          Voting in favor of or against the Plan of Conversion includes a vote for or against the conversion of Abington Mutual Holding Company to a stock form holding company as contemplated by the Plan of Conversion. Voting in favor of the Plan of Conversion will not obligate you to purchase any common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Abington Bank.

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Record Date and Voting Rights

          You are entitled to one vote at the special meeting for each share of Abington Community Bancorp common stock that you owned of record at the close of business on _____________ __, 2007 (the “Record Date.”) On the Record Date, there were _____________ shares of common stock outstanding.

          You may vote your shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting and obtain and submit a ballot, which we will provide to you at the special meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” the proposal identified in the Notice of Special Meeting.

          If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the board of directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the special meeting, other than that listed in the Notice of Special Meeting.

Quorum

          A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the special meeting.

Vote Required

          Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of Abington Community Bancorp, other than Abington Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of Abington Community Bancorp, including Abington Mutual Holding Company.

          Informational Proposals 2A - 2D: Related to Certain Provisions in Abington Bancorp’s Articles of Incorporation. The provisions of Abington Bancorp’s articles of incorporation which are summarized as informational proposals 2A through 2D were approved as part of the process in which the board of directors of Abington Community Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Abington Community Bancorp's shareholders are not being asked to approve these informational proposals at the special meeting.

          Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Abington Community Bancorp.

          We expect that Abington Mutual Holding Company will vote all of the shares of Abington Community Bancorp common stock that it owns in favor of Proposal 1, approval of the Plan of Conversion.

Effect of Broker Non-Votes

          If your broker does not vote on the proposals, this will constitute a “broker non-vote.” Broker non-votes and abstentions will have the same effect as shares voted “Against” the Plan of Conversion. Abington Mutual Holding Company is expected to vote all of its shares to approve the Plan of Conversion.

Revoking Your Proxy

          You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;

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•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the special meeting, but you also must file a written revocation with the Secretary of the special meeting prior to the voting.

          If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the special meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Abington Community Bancorp.

Solicitation of Proxies

          This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the Board of Directors. Abington Community Bancorp will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the Plan of Conversion and the other proposals being considered, directors, officers or employees of Abington Community Bancorp and Abington Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.

          We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

          The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the special meeting.

          Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

PROPOSAL 1

APPROVAL OF THE PLAN OF CONVERSION

          The Boards of Directors of Abington Community Bancorp, Abington Mutual Holding Company and Abington Bancorp and Abington Bank have approved the Plan of Conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the depositors of Abington Bank and the shareholders of Abington Community Bancorp entitled to vote on the matter. Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the Plan of Conversion.

General

          The Boards of Directors of Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank unanimously adopted the plan of conversion and reorganization on November 29, 2006. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the depositors of Abington Bank and the shareholders of Abington Community Bancorp. The special meeting of shareholders have been called for this purpose on _________________ __, 2007. In order for the conversion to be completed, we also must receive approvals of applications filed with the Federal Deposit Insurance Corporation under the Bank Merger Act and of our application filed with the Pennsylvania Department of Banking.

          The conversion to a stock holding company structure also includes the offering by Abington Bancorp of its outstanding shares to qualifying depositors of Abington Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The conversion and offering will be effected

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as described under “The Conversion And Offering.” The Plan of Conversion has been included as an exhibit to the registration statement filed with the SEC. See “Where You Can Find Additional Information” in this proxy statement/prospectus.

Purposes of the Conversion

          Abington Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, we will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The conversion and offering will be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, acquisitions or otherwise, and to diversify into other financial services related activities and to provide additional services to the public. Although Abington Community Bancorp currently has the ability to raise additional capital through the sale of additional shares of Abington Community Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Abington Mutual Holding Company always hold a majority f the outstanding shares of Abington Community Bancorp common stock.

          The conversion and offering also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Abington Community Bancorp common stock, which will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

          We have pursued a plan of expansion and growth since the formation of Abington Mutual Holding Company and total assets of Abington Community Bancorp have increased from $718.0 million as of December 31, 2004 to $925.2 million at December 31, 2006. During the same period, Abington Bank increased the number of its banking offices from 12 to 14, opened an additional branch office in January 2007, and plans to open two additional banking offices in 2007. Abington Bank remains committed to controlled growth and diversification. The additional funds received in the conversion and offering will facilitate Abington Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or branch offices. Abington Bank believes that its current mutual holding company form may impede its ability to undertake certain acquisitions. Given the current consolidation efforts in the banking industry in general and in Abington Bank’s market area in particular, we believe that there will continue to be significant acquisition opportunities in the future. We believe that the conversion and offering will enhance Abington Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

          In light of the foregoing, the Boards of Directors of Abington Bancorp, Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank believe that it is in the best interests of such companies and their respective members and shareholders to continue to implement our strategic business plan, and that the most feasible way to do so is through the conversion and offering.

Effect of the Conversion on Public Shareholders

          Effect on Outstanding Shares of Abington Community Bancorp. Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Abington Community Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Abington Community Bancorp common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of shares of common stock of Abington Bancorp determined pursuant to the exchange ratio (we refer to these shares as the “exchange shares”). The public shareholders of Abington Community Bancorp common stock will own the same percentage of common stock in Abington Bancorp, Inc. after the conversion as they hold in Abington Community Bancorp subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares of Abington Bancorp, Inc. held by the former public shareholders of Abington Community Bancorp common stock after the conversion will also be affected by any purchases by these persons in the offering.

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          Based on the independent valuation, the 57.1% of the outstanding shares of Abington Community Bancorp, Inc. common stock held by Abington Mutual Holding Company as of the date of the independent valuation and the 42.9% public ownership interest of Abington Community Bancorp, the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion;

•	the total shares of common stock outstanding after the conversion;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Abington Community Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering.

	Shares to be sold in the offering		Shares of Abington Bancorp stock to be exchanged for current Abington Community Bancorp common stock		Total shares of Abington Bancorp common stock to be outstanding after the conversion	Exchange ratio	100 shares of Abington Community Bancorp common stock would be exchanged for the following number of shares of Abington Bancorp
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.1%	10,220,690	42.9%	23,820,690	1.55811	155
Midpoint	16,000,000	57.1	12,024,341	42.9	28,024,341	1.83308	183
Maximum	18,400,000	57.1	13,827,993	42.9	32,227,993	2.10804	210
15% above the maximum	21,160,000	57.1	15,902,192	42.9	37,069,192	2.42424	242

          Effect on Shareholders’ Equity per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will increase the shareholder’ equity per share of the current shareholder of Abington Community Bancorp common stock. At December 31, 2006, the shareholders’ equity per share of Abington Community Bancorp common stock including shares held by Abington Mutual Holding Company was $7.46. Based on the pro forma information set forth for December 31, 2006, in “Pro Forma Data,” pro forma shareholders’ equity per share following the conversion will be $9.88, $9.15, $8.61 and $8.14 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective shareholders’ equity per share for current shareholder would be $15.39, $16.77, $18.15 and $19.73 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range.

          Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the year ended December 31, 2006, basic earnings per share of Abington Community Bancorp common stock was $0.46, including shares held by Abington Mutual Holding Company. Based on the pro forma information set forth for the year ended December 31, 2006, as described under “Pro Forma Data,” earnings per share of common stock following the conversion will range from $0.42 to $0.31, respectively, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current shareholder would range from $0.65 to $0.75, respectively, for the minimum to the adjusted maximum of the offering range.

          Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Abington Community Bancorp common stock is $10.2 million, $12.0 million, $13.8 million, and $15.9 million at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. The last trade of Abington Community Bancorp common stock on November 29, 2006, the last trading day preceding the announcement of the conversion, was $15.88 per share, and the price at which Abington Community Bancorp common stock last traded on _________________ __, 2007 was $_____ per share.

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Dissenters’ and Appraisal Rights

          The public shareholders of Abington Community Bancorp common stock will not have dissenters’ rights or appraisal rights in connection with the exchange of publicly held shares of Abington Community Bancorp common stock as part of the conversion.

Exchange of Shares

          The conversion of your shares of Abington Community Bancorp common stock into the right to receive shares of Abington Bancorp common stock will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Abington Community Bancorp common stock.

          No fractional shares of Abington Bancorp common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares. For more information regarding the exchange of your shares see “The Conversion and Offering – Delivery and Exchange of Certificates – Exchange Shares.”

Conditions to the Conversion and Offering

          Consummation of the conversion and stock offering are subject to the receipt of all requisite regulatory approvals, including various approvals of the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the Office of Thrift Supervision will not constitute a recommendation or endorsement of the Plan of Conversion or the stock offering by the Office of Thrift Supervision. Consummation of the conversion and stock offering also are subject to approval by the shareholders of Abington Community Bancorp at the special meetings of shareholders of Abington Community Bancorp and of depositors of Abington Bank at a special meeting of depositors to be held the same day as the special meeting of shareholders.

Effect on Existing Compensation Plans

          Under the plan of conversion, the existing 2005 Stock Option Plan and 2005 Recognition and Retention Plan of Abington Community Bancorp will become stock benefit plans of Abington Bancorp and shares of Abington Bancorp common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Abington Community Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or Abington Bancorp common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive Abington Community Bancorp common stock currently under any agreement between Abington Community Bancorp and Abington Bank and any director, officer or employee of Abington Bank or under any plan or program of Abington Community Bancorp or Abington Bank (including, without limitation, the 2005 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Abington Bancorp common stock and an identical right to make payment in common stock under any such agreement between Abington Community Bancorp or Abington Bank and any director, officer or employee or under such plan or program of Abington Community Bancorp or Abington Bank, and (ii) rights outstanding under the 2005 Stock Option Plan shall be assumed by Abington Bancorp and thereafter shall be rights only for shares of Abington Bancorp common stock, with each such right being for a number of shares of Abington Bancorp common stock based upon the exchange ratio and the number of shares of Abington Community Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

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New Stock Benefit Plans

          Employee Stock Ownership Plan. Abington Bank has established an employee stock ownership plan for its employees which previously acquired 571,320 shares of Abington Community Bancorp’s common stock on behalf of participants. As part of the conversion, the employee stock ownership plan intends to purchase a number of shares of Abington Bancorp common stock equal to 7.47% of the shares sold in the offering, or 1,373,876 shares and 1,579,957 shares based on the maximum and 15% above the maximum of the offering range, respectively. We anticipate that the employee stock ownership plan will borrow funds from Abington Bancorp, and that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan.

          Stock Option Plan. Following consummation of the conversion and offering, Abington Bancorp intends to adopt a new stock option plan. Options may be granted to our directors and key employees. The new stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the new stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors. At a meeting of Abington Bancorp’s shareholders after the conversion and offering, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion and offering, Abington Bancorp intends to present the stock option plan to shareholders for approval and to reserve an amount equal to 9.33% of the shares of Abington Bancorp common stock sold in the offering, which is 1,717,345 shares or 1,974,946 shares based on the maximum and 15% above the maximum of the offering range, respectively, for issuance under the new stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion and offering, no individual officer or employee of Abington Bancorp may receive more than 25% of the options granted under the new stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the new stock option plan.

          Recognition Plan. After the conversion and offering, Abington Bancorp intends to adopt a stock recognition and retention plan for its directors, officers and employees. Abington Bancorp intends to present the stock recognition and retention plan to its shareholders for their approval at a meeting of shareholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the offering. The recognition plan will be administered by a committee of Abington Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. Abington Bancorp will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to 3.73% of the shares of Abington Bancorp common stock sold in the offering, which is 686,938 shares or 789,979 shares based on the maximum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by Abington Bancorp’s board of directors or a board committee. Currently, Abington Bancorp expects that shares granted under the recognition plan will vest over a five year period at a rate no faster than 20% per year.

31

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     None of the directors or executive officers of Abington Community Bancorp or Abington Bancorp, nor any person who has held such a position since January 1, 2006, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the special meeting of Abington Community Bancorp’s shareholders other than the interests described below certain persons may receive if Proposal 1 – Approval of the Plan of Conversion is approved and the conversion and offering is completed.

Stock Benefit Plans

     Abington Bancorp intends to implement a stock option plan, providing for grants of stock options, and a stock recognition and retention plan, providing for awards of restricted stock to key employees, officers and directors. Applicable regulations prohibit the implementation of these plans until six months after the conversion and offering. Abington Bancorp will be required to obtain the approval of the holders of a majority of the outstanding shares of Abington Bancorp in order to implement these plans.

     If the stock option plan and recognition and retention plan are implemented and approved by Abington Bancorp’s shareholders within one year of the completion of the conversion, the number of options granted or shares of restricted stock awarded under these stock-based incentive plans may not exceed 9.33% and 3.73%, respectively, of the shares of common stock sold in the offering. We expect that any shares required for restricted stock awards would be purchased in the open market following shareholder approval of the plan. Funds necessary for stock purchases would be provided by Abington Bancorp. We anticipate that awards under the stock option plan and recognition and retention plan would vest over a five-year period measured from the award date and that compensation expense would be recognized over the vesting period. The new stock option and stock recognition and retention plans will supplement the existing Abington Community Bancorp 2005 Stock Option Plan and 2005 Recognition and Retention Plan, which will continue as plans of Abington Bancorp.

     The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of Abington Bancorp’s common stock, which depends on numerous factors.

	Value of
Share Price	476,003 Shares Awarded at Minimum of Range	597,337 Shares Awarded at Midpoint of Range	686,938 Shares Awarded at Maximum of Range	789,979 Shares Awarded at 15% Above Maximum of Range
(Dollars in Thousands)
$8.00	$4,062	$4,779	$5,496	$6,319
10.00	5,077	5,973	6,869	7,900
12.00	6,093	7,168	8,243	9,480
14.00	7,108	8,363	9,417	11,060

     The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
Per Share Exercise Price	Per Share Option Value	1,269,342 Options Granted at Minimum of Range	1,493,343 Options Granted at Midpoint of Range	1,717,345 Options Granted at Maximum of Range	1,974,946 Options Granted at 15% Above Maximum of Range
		(Dollars in Thousands, Except Per Share Amounts)
$8.00	$2.11	$2,678	$3,151	$3,624	$4,167
10.00	2.64	3,351	3,942	4,534	5,214
12.00	3.17	4,024	4,734	5,444	6,261
14.00	3.70	4,697	5,525	6,354	7,307

     Abington Community Bancorp and Abington Bank currently maintain an employee stock ownership plan. Full time employees, including executive officers, are participants in the employee stock ownership plan. The plan will purchase 7.47% of Abington Bancorp’s common stock sold in the offering, with the proceeds of a loan from Abington Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan.

     The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively.

	Number of Shares to be Granted or Purchased				Total Estimated Value of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan(1)	1,015,473	1,373,876	7.47%	$10,155	$13,739
Recognition and retention plan awards(1)	507,737	686,938	3.73	5,077	6,869
Stock options(2)	1,269,342	1,717,345	9.33	3,351	4,534

Total	2,792,552	3,778,159	20.53%	$18,583	$25,142

(1)	Assumes the value of Abington Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $2.64, which was determined using the Black-Scholes option – pricing formula. See “Pro Forma Data.”

     The following table presents information regarding the existing employee stock ownership plan, options and restricted stock previously awarded under our 2005 Stock Option Plan and our 2005 Recognition and Retention Plan, our employee stock ownership plan and our proposed new stock option plan and recognition and retention plan. The table below assumes that 32,227,993 shares are outstanding after the offering, which includes the sale of 18,400,000 shares in the offering at the maximum of the offering range and the issuance of 13,827,993 shares in exchange for shares of Abington Community Bancorp common stock using an exchange ratio of 2.10804. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares(1)		Estimated Value		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	All Employees
Shares purchased in 2004 mutual holding company reorganization		1,204,364	(2)	$12,043,640		3.74%
Shares to be purchased in this offering		1,373,876		13,738,760		4.26

Total employee stock ownership plan		2,578,240		$25,782,400		8.00

Recognition and Retention Plans:	Directors and Officers
2005 Recognition and Retention Plan		602,182	(3)	$6,021,820		1.87
Proposed New Recognition and Retention Plan		686,938	(4)	6,869,380		2.13

Total Recognition and Retention Plans		1,289,120		$12,891,200		4.00

Stock Option Plans:	Directors and Officers
2005 Stock Option Plan		1,505,455	(5)	$4,561,529	(6)	4.67
Proposed New Stock Option Plan		1,717,345		4,533,791		5.33

Total stock option plans		3,222,800		$9,095,320		10.00

Total stock benefits plans		7,090,160		$47,768,920		22.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 1.97628 exchange ratio at the maximum of the offering range.

(2)	Approximately 160,582 (76,176 shares prior to adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants.

(3)	119,593 (56,732 shares prior to adjustment for the exchange ratio) of the indicated 2005 Recognition and Retention Plan awards have vested, and the shares of Abington Community Bancorp common stock subject to these awards have been distributed.

(4)	The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)	Of this amount, no options have been exercised to date, and all previously granted options remain outstanding.

(6)	The weighted-average fair value of stock options under the 2005 Stock Option Plan has been estimated at $3.03 using the Black-Scholes option pricing model and assumes that all options have been granted and are outstanding. Prior to the adjustment for exchange ratio, the 2005 stock option plan covered 714,150 shares. The assumptions used for the options were the following: exercise price, $12.46; dividend yield, 1.65%; expected life three to seven years; expected volatility, 23.60%; and risk-free interest rate, 3.74% to 4.61%, based on Abington Community Bancorp’s historical trading activity. The fair value of stock options to be granted under the new stock option plan has been estimated at $2.64 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.47%; expected life, six years; expected volatility, 23.4%; and risk-free interest rate, 4.14% to 4.61%.

Employment Agreements

Abington Community Bancorp and Abington Bancorp have entered into an employment agreement with Mr. White and Abington Bank has entered into employment agreements with each of Messrs. White, Gormley, Kovalcheck and Sandoski. These agreements provide that, under certain circumstances, certain benefits must be paid to these officers in the event of a change of control (as defined in the agreements). Payments and benefits under these agreements will not be triggered by the conversion and the offering. However, the elimination of Abington Mutual Holding Company, which currently owns 57.1% of Abington Community Bancorp’s outstanding common stock, as part of the conversion and offering increases the likelihood that a change of control would occur in the future, thus triggering payments to these executives under the employment agreements. However, for a period of three years following the conversion, change of control transactions would effectively be prohibited by Office of Thrift Supervision regulations, which will prevent any person from acquiring the beneficial ownership of more than 10% of Abington Bancorp’s outstanding common stock without prior approval of the Office of Thrift Supervision. For a detailed description of these agreements, see “Management – Employment Agreements” and “ – Potential Payments Upon Termination of Employment or Change in Control.”

THE CONVERSION AND OFFERING

     The Boards of Directors of Abington Bancorp, Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also has been conditionally approved by the Office of Thrift Supervision, subject to approval by the depositors of Abington Bank and the shareholders of Abington Community Bancorp. Such Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

     The Boards of Directors of Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank unanimously adopted the plan of conversion and reorganization on November 29, 2006. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the depositors of Abington Bank and the shareholders of Abington Community Bancorp. The special meeting of shareholders has been called for this purpose on _________________ __, 2007. In order for the conversion to be completed, we also must receive approvals of applications filed with the Federal Deposit Insurance Corporation under the Bank Merger Act and of our application filed with the Pennsylvania Department of Banking.

     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Abington Bank and at the Northeast Regional and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of the Conversion

     Abington Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, we will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The conversion and offering will be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, acquisitions or otherwise, and to diversify into other financial services related activities and to provide additional services to the public. Although Abington Community Bancorp currently has the ability to raise additional capital through the sale of additional shares of Abington Community Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Abington Mutual Holding Company always hold a majority of the outstanding shares of Abington Community Bancorp common stock.

     The conversion and offering also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Abington Community Bancorp common stock, which will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

     We have pursued a plan of expansion and growth since the formation of Abington Mutual Holding Company and total assets of Abington Community Bancorp have increased from $718.0 million as of December 31, 2004 to $925.2 million at December 31, 2006. During the same period, Abington Bank increased the number of its banking offices from 12 to 14, opened an additional branch office in January 2007, and plans to open two additional banking offices in 2007. Abington Bank remains committed to controlled growth and diversification. The additional funds received in the conversion and offering will facilitate Abington Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or branch offices. Abington Bank believes that its current mutual holding company form may impede its ability to undertake certain acquisitions. Given the current consolidation efforts in the banking industry in general and in Abington Bank’s market area in particular, we believe that there will continue to be significant acquisition opportunities in the future. We believe that the conversion and offering will enhance Abington Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

     In light of the foregoing, the Boards of Directors of Abington Bancorp, Abington Mutual Holding Company, Abington Community Bancorp and Abington Bank believe that it is in the best interests of such companies and their respective members and shareholders to continue to implement our strategic business plan, and that the most feasible way to do so is through the conversion and offering.

Description of the Conversion

     The conversion and offering will result in the elimination of the mutual holding company, the creation of a new stock form holding company which will own all of the outstanding shares of Abington Bank, the exchange of shares of common stock of Abington Community Bancorp by public shareholders for shares of the new stock form holding company, Abington Bancorp, the issuance and sale of additional shares to depositors of Abington Bank and others in the offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	Abington Bank will elect to be treated as a savings association pursuant to Section 10(l) of the Home Owners’ Loan Act and Abington Mutual Holding Company and Abington Community Bancorp will convert to a Federal mutual holding company and Federal mid-tier holding company, respectively, pursuant to interim mergers;

•	the resulting Federal mid-tier holding company will convert to a federal interim stock savings institution and simultaneously merge with and into Abington Bank with Abington Bank being the survivor and the resulting Federal mutual holding company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Abington Bank, pursuant to which the mutual holding company will cease to exist and the shares of Abington Community Bancorp common stock held by the mutual holding company will be canceled; and

•	an interim savings association will be formed as a wholly owned subsidiary of the newly formed Pennsylvania corporation, Abington Bancorp, and then will merge with and into Abington Bank.

     As a result of the above transactions, Abington Bank will become a wholly-owned subsidiary of the new holding company, Abington Bancorp, and the outstanding shares of Abington Community Bancorp common stock will be converted into the shares of Abington Bancorp common stock pursuant to the exchange ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Abington Bancorp common stock to be outstanding upon the completion of the conversion and offering as the percentage of Abington Community Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

     Consummation of the conversion and offering (including the sale of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by depositors of Abington Bank at the special meeting of depositors and (3) holders of at least two-thirds of the shares of the outstanding Abington Community Bancorp common stock at the special meeting of shareholders. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion and offering by at least a majority of the votes cast, in person or by proxy, by the current shareholders of Abington Community Bancorp excluding Abington Mutual Holding Company at the special meeting of shareholders. In order to complete the conversion and offering we also must receive the requisite approvals of the Federal Deposit Insurance Corporation of the application under the Bank Merger Act and of the Pennsylvania Department of Banking.

Effect of the Conversion on Public Shareholders

     Effect on Outstanding Shares of Abington Community Bancorp. Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Abington Community Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Abington Community Bancorp common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of shares of common stock of Abington Bancorp determined pursuant to the exchange ratio (we refer to these shares as the “exchange shares”). The public shareholders of Abington Community Bancorp common stock will own the same percentage of common stock in Abington Bancorp after the conversion as they hold in Abington Community Bancorp subject to the receipt of cash in lieu of fractional shares. The total number of shares of Abington Bancorp held by the former public shareholders of Abington Community Bancorp common stock after the conversion will also be affected by any purchases by these persons in the offering.

     Based on the independent valuation, the 57.1% of the outstanding shares of Abington Community Bancorp, Inc. common stock held by Abington Mutual Holding Company as of the date of the independent valuation and the 42.9% public ownership interest of Abington Community Bancorp, the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion and offering;

•	the total shares of common stock outstanding after the conversion and offering;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Abington Community Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering.

	Shares to be sold in this offering		Shares of Abington Bancorp to be exchanged for existing shares of Abington Community Bancorp		Total shares of Abington Bancorp common stock to be outstanding	Exchange ratio	100 shares of Abington Community Bancorp would be exchanged for the following number of shares of Abington Bancorp
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.1%	10,220,690	42.9%	23,820,690	1.55811	155
Midpoint	16,000,000	57.1	12,024,341	42.9	28,024,341	1.83308	183
Maximum	18,400,000	57.1	13,827,993	42.9	32,227,993	2,10804	210
Maximum, as adjusted	21,160,000	57.1	15,902,192	42.9	37,069,192	2,42424	242

     Effect on Shareholders’ Equity per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will increase the shareholder’ equity per share of the current shareholder of Abington Community Bancorp common stock. At December 31, 2006, the shareholders’ equity per share of Abington Community Bancorp common stock including shares held by Abington Mutual Holding Company was $7.46. Based on the pro forma information set forth for December 31, 2006, in “Pro Forma Data,” pro forma shareholders’ equity per share following the conversion will be $9.88, $9.15, $8.61 and $8.14 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective shareholders’ equity per share for current shareholder would be $15.39, $16.77, $18.15 and $19.73 at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range.

     Effect on Earnings per Share of the Shares Exchanged. As adjusted for exchange ratio, the conversion will also increase the pro forma earnings per share. For the year ended December 31, 2006, basic earnings per share of Abington Community Bancorp common stock was $0.46, including shares held by Abington Mutual Holding Company. Based on the pro forma information set forth for the year ended December 31, 2006, in “Pro Forma

Data,” earnings per share of common stock following the conversion will range from $0.42 to $0.31, respectively, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current shareholder would range from $0.65 to $0.75, respectively, for the minimum to the adjusted maximum of the offering range.

     Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Abington Community Bancorp common stock is $10.2 million, $12.0 million, $13.8 million, and $15.9 million at the minimum, mid-point, maximum and adjusted maximum, respectively, of the offering range. The last trade of Abington Community Bancorp common stock on November 29, 2006, the last trading day preceding the announcement of the conversion, was $15.88 per share, and the price at which Abington Community Bancorp common stock last traded on _________________ __, 2007 was $_____ per share.

     Dissenters’ and Appraisal Rights. The public shareholders of Abington Community Bancorp common stock will not have dissenters’ rights or appraisal rights in connection with the exchange of publicly held shares of Abington Community Bancorp common stock as part of the conversion.

Effects of the Conversion on Depositors and Borrowers

     General. Prior to the conversion, each depositor in Abington Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Abington Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of Abington Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Abington Bank, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Abington Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Abington Bank after other claims are paid.

     Continuity. While the conversion is being accomplished, the normal business of Abington Bank of accepting deposits and making loans will continue without interruption. Abington Bank will continue to be subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the conversion, Abington Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The directors and officers of Abington Bank at the time of the conversion will continue to serve as directors and officers of Abington Bank after the conversion.

     Effect on Deposit Accounts. Under the plan of conversion, each depositor in Abington Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offering. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from Abington Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

     Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income taxation which indicate that the adoption and implementation of the plan of conversion and reorganization set forth herein will not be taxable for federal or state income tax purposes to Abington Community Bancorp, Abington Mutual Holding Company, the public shareholders, or Abington Bank’s Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors, except as discussed below. See “- Tax Aspects” below and “Risk Factors.”

     Effect on Liquidation Rights. If Abington Mutual Holding Company was to liquidate, all claims of Abington Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of Abington Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Abington Bank immediately prior to liquidation. In the unlikely event that Abington Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “- Liquidation Rights” below), with any assets remaining thereafter distributed to Abington Bancorp as the holder of Abington Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Effect on Existing Compensation Plans

     Under the plan of conversion, the existing 2005 Stock Option Plan and 2005 Recognition and Retention Plan of Abington Community Bancorp will become stock benefit plans of Abington Bancorp and shares of Abington Bancorp common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of the current Abington Community Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or Abington Bancorp common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive Abington Community Bancorp common stock currently under any agreement between Abington Community Bancorp and Abington Bank and any director, officer or employee of Abington Bank or under any plan or program of Abington Community Bancorp or Abington Bank (including, without limitation, the 2005 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Abington Bancorp common stock and an identical right to make payment in common stock under any such agreement between Abington Community Bancorp or Abington Bank and any director, officer or employee or under such plan or program of Abington Community Bancorp or Abington Bank, and (ii) rights outstanding under the 2005 Stock Option Plan shall be assumed by Abington Bancorp and thereafter shall be rights only for shares of Abington Bancorp common stock, with each such right being for a number of shares of Abington Bancorp common stock based upon the exchange ratio and the number of shares of Abington Community Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

How We Determined The Price Per Share, The Offering Range and The Exchange Ratio

     The plan of conversion requires that the purchase price of Abington Bancorp common stock in the offering must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a fee of $75,000 (plus an additional $10,000 for each appraisal update), plus out-of-pocket expenses which are not expected to exceed $10,000. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial’s liability results from its negligence or bad faith.

     The appraisal has been prepared by RP Financial in reliance upon the information contained in this proxy statement/prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in Abington Bank’s existing market area;

•	certain historical, financial and other information relating to Abington Bank;

•	a comparative evaluation of the operating and financial statistics of Abington Bancorp with those of other similarly situated publicly-traded companies located in Pennsylvania and other regions of the United States;

•	the aggregate size of the offering of Abington Bancorp common stock;

•	the impact of Abington Bancorp on Abington Bank’s net worth and earnings potential;

•	our proposed dividend policy;

•	and the trading market for Abington Bancorp common stock and securities of comparable companies and general conditions in the market for such securities.

     In determining the amount of the appraisal, RP Financial reviewed Abington Bancorp’s price/core earnings (“P/E”), price/book (“P/B”) and price/assets (“P/A”) ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 10 thrift holding companies based in the Mid-Atlantic states. The peer group included companies with:

•	assets averaging $1.0 billion;

•	non-performing assets averaging 0.37% of total assets;

•	equity equal to 9.72% of assets;

•	price/core earnings ratios equal to an average of 16.32x and ranging from 12.97x to 19.8x; and

•	positive core earnings for the most recent 12 months.

     Consistent with Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Abington Community Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded financial institutions with assets averaging $1.0 billion and market capitalizations of at least $125.5 million. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed the greatest emphasis on the price-to-earnings approach and placed lesser emphasis on the price-to-book and price-to-assets approaches in estimating pro forma market value.

     RP Financial prepared the independent valuation in reliance upon the information contained in this proxy statement/prospectus, including the consolidated financial statements of Abington Community Bancorp. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and proposed use of proceeds;

•	the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly-traded banks and savings institutions;

•	the aggregate size of the offering of the common stock;

•	the impact of the conversion and offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

     RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of Abington Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of Abington Bancorp, including the employee stock ownership plan, the recognition and retention plans and the stock option plan. The employee stock ownership plan and recognition and retention plan are assumed to purchase 7.47% and 3.73%, respectively, of the shares of Abington Bancorp common stock sold in the offering. The stock option plan is assumed to grant options to purchase the equivalent of 9.33% of the shares of Abington Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

     RP Financial prepared a valuation dated February 23, 2007, as amended. RP Financial has advised us that, as of February 23, 2007, the estimated pro forma market value, or valuation range, of our common stock, including subscription shares and exchange shares, ranged from a minimum of $238.2 million to a maximum of $322.3 million, with a midpoint of $262.7 million. The Boards of Directors of Abington Bancorp, Abington Community Bancorp, Abington Bank and Abington Mutual Holding Company have decided to offer the shares in the subscription offering and/or community offering or syndicated community offering for a price of $10.00 per share (these shares are referred to as the “subscription shares”). RP Financial has advised us that, as of February 23, 2007, the exchange ratio ranged from a minimum of 1.55811 to a maximum of 2.10804, with a midpoint of 1.83308, shares of Abington Bancorp common stock per share of Abington Community Bancorp common stock. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.1% ownership interest that Abington Mutual Holding Company has in Abington Community Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Abington Community Bancorp common stock owned by Abington Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 13,600,000 shares, the midpoint of the offering range is 16,000,000 shares, the maximum of the offering range is 18,400,000 shares and 15% above the maximum of the offering range is 21,160,000 shares. RP Financial’s independent valuation will be updated before we complete the conversion and offering.

     The following table presents a summary of selected pricing ratios for Abington Bancorp, for the peer group and for all fully converted publicly traded savings banks. The figures for Abington Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this proxy statement/prospectus. Compared to the average pricing ratios of the peer group, Abington Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 95.7% on a price-to-earnings basis and a discount of 18.8% and 29.9%, respectively, on a price-to-book basis and price-to-tangible book basis.

	Price to Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Abington Bancorp (pro forma):
Midpoint	25.64	x	101.19%	101.19%
Maximum	31.76		116.10	116.10
Maximum, as adjusted	34.83		122.79	122.79
Peer Group:
Average	16.23	x	143.06%	165.70%
Median	16.76		138.23	158.59
All publicly-traded savings banks:
Average	19.51	x	150.95%	170.33%
Median	16.77		138.52	161.35

(1)	Ratios are based on earnings for twelve months ended September 30, 2006 or December 31, 2006, and share prices as of February 23, 2007.

(2)	Ratios are based on book value as of September 30, 2006 or December 31, 2006 and share prices as of February 23, 2007.

     At the midpoint of the appraisal, Abington Bancorp’s pro forma price to core earnings and P/B ratios as of or for the trailing twelve months ended December 31, 2006 were 28.84x and 109.26%, respectively, compared to average ratios for the peer group of 16.23x and 143.06%, respectively.

     Our Boards of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.55811 to a maximum of 2.10804 Exchange Shares for each current share of Abington Community Bancorp common stock, with a midpoint of 1.83308. Based upon this exchange ratio, we expect to issue between 10,220,690 and 13,827,993 Exchange Shares to the current holders of Abington Community Bancorp common stock outstanding immediately prior to the completion of the conversion. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our common stock is below $136.0 million or above $211.6 million (the maximum of the offering range, as adjusted by 15%), such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

     In the event we receive orders for common stock in excess of $184.0 million (the maximum of the valuation) and up to $211.6 million (the maximum of the estimated valuation, as adjusted by 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. There is no obligation or understanding on the part of management to take and/or pay for any shares of common stock in order to complete the offering.

     Options to purchase Abington Community Bancorp common stock will be converted into and become options to purchase Abington Bancorp common stock. As of the date of this proxy statement/prospectus there were outstanding options to purchase 660,050 shares of Abington Community Bancorp common stock. The number of shares of our common stock to be received upon exercise of such options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If such options are exercised prior to the consummation of the conversion and reorganization there will be an increase in the number of exchange shares issued to current shareholder and a decrease in the exchange ratio.

     RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. RP Financial did not independently verify the financial statements and other information provided by Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of Abington Bank or Abington Community Bancorp. The valuation considers Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of Abington Bank, Abington Community Bancorp and Abington Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Abington Bancorp common stock in the offering or receiving Exchange Shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

     We will not make any sale of shares of Abington Bancorp common stock or issue any Exchange Shares unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of Abington Bancorp common stock upon completion of the conversion. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and syndicated community offering and/or syndicated community offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

     Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, subscribers will be notified and the amount they have submitted with their subscription orders will be returned, with interest at our passbook rate of interest, or their withdrawal authorization will be canceled and orders from subscribers will be resolicited. Any change in the offering range must be approved by the Office of Thrift Supervision. Any change in the number of shares of common stock will result in a corresponding change in the number of Exchange Shares, so that upon completion of the conversion the exchange shares will represent approximately 42.9% of the total outstanding shares of common stock (exclusive of the effects of the exercise of outstanding stock options).

     An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber’s ownership interest and pro forma net earnings and shareholder’ equity on a per share basis while increasing pro forma net earnings and shareholder’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and pro forma net earnings and shareholder’ equity on a per share basis while decreasing pro forma net earnings and shareholder’ equity on an aggregate basis. See “Pro Forma Data.”

     The appraisal report of RP Financial has been filed as an exhibit to our registration statement and Abington Mutual Holding Company’s Application for Conversion, of which this proxy statement/prospectus is a part, and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

Pricing Characteristics and After-Market Trends

     The following table presents for all second-step conversions completed between January 1, 2004 and February 23, 2007, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2004 to February 23, 2007. This information relates to stock appreciation experienced by other companies that reorganized in different market areas and in different stock market and economic environments. In addition, the companies may have no similarities to Abington Bancorp with regard to market area, earnings quality and growth potential, among other factors. RP Financial’s appraisal report primarily considered the after market trading experience of transactions that closed during the three months prior to the February 23, 2007 valuation date used in the appraisal, which it considered to be more reflective of trends prevailing in the new issue market as it pertains to Abington Bancorp’s offering.

     This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area, and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as will as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this proxy statement/prospectus, including, but not limited to, the Risk Factors beginning on page __.

	Second-Step Conversions completed between January 1, 2004 and February 23, 2007
			Price Performance from Initial trading date
	Ticker	Closing Date	1 Day	1 Week	1 Month	Through February 23, 2007
Osage Bancshares, Inc.	OSBK	01/18/07	-0.5%	-0.5%	-6.8%	-2.3%
New Westfield Financial, Inc.	WFD	01/04/07	7.0	7.0	9.0	8.5
Citizens Community Bancorp, Inc.	CZWI	11/07/06	-2.5	-2.5	-1.0	-4.4
Liberty Bancorp, Inc.	LBCP	07/24/06	2.5	2.5	1.0	13.5
First Clover Leaf Financial Corp.(1)	FCLF	07/11/06	3.9	3.9	6.0	18.5
Monadnock Bancorp, Inc.	MNKB	06/29/06	—	—	-5.0	-14.4
NEBS Bancshares, Inc.	NEBSD	12/29/05	6.6	6.6	7.0	36.2
American Bancorp, Inc.	ABNJ	10/06/05	1.6	1.6	-2.5	19.1
Hudson City Bancorp, Inc.	HCBK	06/07/05	9.6	9.6	10.8	37.9
First Federal of Northern Michigan Bancorp, Inc.	FFNM	04/04/05	-5.1	-5.1	-8.0	-8.0
Rome Bancorp, Inc.	ROME	03/31/05	0.5	0.5	-2.5	26.8
Roebling Financial Corp.	RCKB	10/01/04	-1.0	-1.0	-0.5	25.5
DSA Financial Corporation	DRBN	07/30/04	-2.0	-2.0	-5.0	40.0
Partners Trust Financial Group, Inc. (1)	PRTR	07/15/04	-0.1	-0.1	-0.2	14.8
Synergy Financial Group, Inc.	SYNF	01/21/04	8.1	8.1	8.0	62.3
Provident Bancorp, Inc.(1)	PBCP	01/15/04	15.0	15.0	11.5	40.0
Average			2.7%	2.7%	1.8%	19.6%
Median			1.1%	1.1%	-0.2%	18.8%

(1)      Includes a simultaneous acquisition.

     Data presented in table reflects a small number of transactions. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Limitations on Common Stock Ownership

     The plan of conversion provides that the maximum number of shares of Abington Bancorp common stock that may be subscribed for or purchased in the offering by any person, together with associates of and groups of persons acting in concert, when combined with any exchange shares to be received by existing shareholders, may not exceed 5.0% of the total shares of Abington Bancorp common stock outstanding upon completion of the conversion and reorganization. However, existing shareholders will not be required to sell any shares of Abington Community Bancorp common stock or be limited from receiving any exchange shares or have to divest themselves of any exchange shares as a result of this limitation.

     The term “associate” of a person is defined to mean (a) any corporation or other organization (other than Abington Bancorp or a majority-owned subsidiary of Abington Bank or Abington Community Bancorp) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries. In addition, joint account relationships and common addresses will be taken into account in applying the maximum purchase limitations. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Marketing Arrangements

     We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe, Bruyette & Woods will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our board of directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock; (iii) reviewing all offering documents, including the proxy statement/prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a success fee equal to 1.0% of the Subscription Shares sold if the conversion is completed. The success fee will be reduced by the management fee. No success fee will be payable to Keefe, Bruyette & Woods with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified employee benefit plans. If there is a syndicated offering, Keefe, Bruyette & Woods will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amounts of the common stock sold in the syndicated community offering.

     We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its marketing efforts, up to a maximum of $40,000, and for the fees of its counsel, up to a maximum of $50,000 plus their reasonable out-of-pocket expenses. If the plan of conversion is terminate or if Keefe, Bruyette & Woods terminates its agreement with us in accordance with the provisions of the agreement, Keefe, Bruyette & Woods will only receive reimbursement of its reasonable expenses. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

     Keefe, Bruyette & Woods has performed and expects to continue to perform financial advisory and investment banking services for us in the ordinary course of its business, and may have received, and may continue to receive, compensation for such services.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other employees of Abington Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his solicitations or other participation in the offering or the exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in Abington Bancorp common stock.

Liquidation Rights

     In the unlikely event of a complete liquidation of Abington Mutual Holding Company in its present mutual form, each depositor of Abington Bank would receive his pro rata share of any assets of Abington Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Abington Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Abington Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Abington Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of Abington Bank or Abington Bancorp above that amount.

     The plan of conversion provides for the establishment, upon the completion of the conversion and reorganization a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) Abington Bank’s retained earnings of $53.7 million at June 30, 2004, the date of the latest statement of financial condition contained in the final offering circular utilized in the mutual holding company reorganization, or (2) 57.1% of Abington Community Bancorp’s total shareholder’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. As of the date of this proxy statement/prospectus, the initial balance of the liquidation account would be approximately $65.2 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Abington Bank, would be entitled, upon a complete liquidation of Abington Bank after the conversion, to an interest in the liquidation account prior to any payment to Abington Savings Bancorp as the sole shareholder of Abington Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Abington Bank at the close of business on September 30, 2005 or _________________ __, 2007, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 2005 Eligibility Record Date (or the _________________ __, 2007 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in Abington Bank on such date.

     If, however, on any December 31, annual closing date of Abington Bank, commencing December 31, 2007, the amount in any deposit account is less than the amount in such deposit account on September 30, 2005 or _________________ __, 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Abington Bancorp as the sole shareholder of Abington Bank.

Accounting Consequences

     The conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States. Accordingly, the carrying value of the assets, liabilities, and capital of Abington Bank and Abington Community Bancorp will be unaffected by the conversion and offering and will be reflected in our consolidated financial statements based on their historical amounts.

Tax Aspects

     Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that the conversion will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Abington Mutual Holding Company, Abington Bancorp, Abington Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights.

     Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Abington Bancorp and Abington Bank to the effect that, for federal income tax purposes:

•	the conversion of Abington Mutual Holding Company from mutual form to a federal interim stock savings institution and the conversion of Abington Community Bancorp to a federal interim stock savings association will qualify as reorganizations within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code;

•	the mergers of Abington Mutual Holding Company and Abington Community Bancorp with and into Abington Bank with Abington Bank being the surviving institution, will qualify as reorganizations within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

•	no gain or loss will be recognized by Abington Mutual Holding Company or Abington Community Bancorp pursuant to the mergers with and into Abington Bank;

•	no gain or loss will be recognized by Abington Bank upon the receipt of the assets of Abington Mutual Holding Company and Abington Community Bancorp in such mergers;

•	the merger of Abington Interim Savings Association with and into Abington Bank, with Abington Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code;

•	no gain or loss will be recognized by Abington Interim Savings Association upon the transfer of its assets to Abington Bank;

•	no gain or loss will be recognized by Abington Bank upon the receipt of the assets of Abington Interim Savings Association;

•	no gain or loss will be recognized by Abington Bancorp upon the receipt of Abington Bank common stock solely in exchange for common stock;

•	no gain or loss will be recognized by the current shareholder of Abington Community Bancorp upon the receipt of our common stock;

•	the basis of our common stock to be received by the current shareholder of Abington Community Bancorp will be the same as the basis of the Abington Community Bancorp common stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares;

•	the holding period of our common stock to be received by the current shareholder of Abington Community Bancorp will include the holding period of the Abington Community Bancorp common stock, provided that the Abington Community Bancorp common stock were held as a capital asset on the date of the exchange;

•	no gain or loss will be recognized by us upon the sale of the Subscription Shares in the offering;

•	it is more likely than not that the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not recognize gain upon the issuance to them of: (i) with- drawable savings accounts in Abington Bank following the conversion, (ii) interests in the liquidation account and (iii) nontransferable subscription rights to purchase common stock; and

•	the tax basis to the holders of Subscription Shares purchased in the offering will be the amount paid therefor, and the holding period for the shares of common stock will begin either (i) on the date of consummation of the offering if purchased through the exercise of subscription rights or (ii) on the day after the date of purchase if purchased in the community offering or syndicated community offering.

     In reaching their conclusion above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated February 23, 2007, as described below, stating that the subscription rights do not have any value. RP Financial should not be viewed as a tax expert, since its opinion states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service.

     Beard Miller Company LLP has issued an opinion to Abington Bancorp and Abington Bank to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

     We received a letter from RP Financial, which letter is not binding on the IRS, stating their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Elias, Matz, Tiernan & Herrick L.L.P. believes that it is more likely than not that the subscription rights have no value. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

     Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the plan of conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Exchange of Certificates

     After completion of the conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Abington Community Bancorp common stock (other than Abington Mutual Holding Company), upon surrender of the same to the Exchange Agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of Abington Bancorp common stock for which the shares of the Abington Community Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. The Exchange Agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and reorganization evidenced shares of Abington Community Bancorp common stock, and which is to be exchanged for Abington Bancorp common stock based on the exchange ratio as provided in the plan of conversion, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Abington Bancorp common stock. Abington Community Bancorp’s shareholders should not forward Abington Community Bancorp common stock certificates to Abington Bank or the exchange agent until they have received the transmittal letter.

     No holder of a certificate theretofore representing shares of Abington Community Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted until the certificate representing such shares of Abington Community Bancorp common stock is surrendered in exchange for certificates representing shares of Abington Community Bancorp common stock. In the event that we declare dividends after the conversion but prior to surrender of certificates representing shares of

Abington Community Bancorp common stock, dividends payable in respect of shares of Abington Bancorp common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Abington Community Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Abington Community Bancorp common stock as evidencing ownership of the number of full shares of Abington Bancorp common stock into which the shares of Abington Community Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     We will not be obligated to deliver a certificate or certificates representing shares of Abington Bancorp common stock to which a holder of Abington Community Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of Abington Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Abington Bancorp. If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate evidencing Abington Community Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Amendment or Termination of the Plan of Conversion

     All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to our depositors and shareholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of this special meeting and the special meeting of depositors of Abington Bank, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The Plan of Conversion shall be terminated if the conversion is not completed within 24 months from the date on which the depositors of Abington Bank approve the Plan of Conversion, and may not be extended by us or the Office of Thrift Supervision.

Required Approvals

     Pursuant to Office of Thrift Supervision regulations, the plan of conversion and reorganization must be approved by (1) at least a majority of the total number of votes eligible to be cast by depositors of Abington Bank at the depositors’ meeting, and (2) holders of at least two-thirds of the outstanding Abington Community Bancorp common stock at the special meeting of shareholder. In addition, we have conditioned the consummation of the conversion on the approval of the plan of conversion and reorganization by at least a majority of the votes cast, in person or by proxy, by the current shareholders of Abington Community Bancorp, excluding the shares held by Abington Mutual Holding Company, at the special meeting of shareholders. In addition, various approvals from the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation must be received in order to complete the conversion.

COMPARISON OF SHAREHOLDER RIGHTS

     General. As a result of the conversion and reorganization, current holders of Abington Community Bancorp common stock will become shareholders of Abington Bancorp, a newly formed corporation. Both Abington Bancorp and Abington Community Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania. The articles of incorporation and bylaws of Abington Bancorp are substantially the same, except as described below.

     Authorized Capital Stock. Abington Bancorp’s authorized capital stock consists of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. The current authorized capital stock of Abington Community Bancorp consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of Abington Bancorp’s authorized shares of stock is greater than what it will issue in the conversion. This will provide Abington Bancorp’s Board of Directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

     Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Abington Mutual Holding Company is required to own not less than a majority of the outstanding common stock of Abington Community Bancorp. There will be no such restriction applicable to the Abington Bancorp following consummation of the conversion and reorganization, as Abington Mutual Holding Company will cease to exist. Accordingly, all references to Abington Mutual Holding Company have been removed from the articles of incorporation and bylaws for Abington Bancorp.

     Shareholder Nominations and Proposals. The current bylaws of Abington Community Bancorp provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the corporation’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders.

     Abington Community Bancorp’s current bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the corporation(s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders. Abington Bancorp’s bylaws have substantially the same provisions regarding shareholder nominations and proposals for new business. However, with respect to the first annual meeting of shareholders of Abington Bancorp, which is expected to be held in May 2008, the deadline for submitting such nominations or proposals will be December 15, 2007 rather than December 6, 2007 as would be required under the current articles of incorporation and bylaws of Abington Community Bancorp.

     Mergers, Consolidations and Sales of Assets. The Pennsylvania Business Corporation Law generally requires the approval of the Board of Directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. Abington Bancorp’s articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of the board of directors (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania Business Corporation Law requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation.

     Amendment of Governing Instruments. No amendment of the current articles of incorporation of Abington Community Bancorp may be made unless it is first approved by the board of directors, and thereafter approved by the holders of a majority of the total shares entitled to vote at a legal meeting. Abington Bancorp’s articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the Articles of Incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of directors then in office.

     The current bylaws of Abington Community Bancorp may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote at any legal meeting. Abington Bancorp’s bylaws may similarly be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

RESTRICTIONS ON ACQUISITIONS OF ABINGTON BANCORP AND ABINGTON BANK
AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in Abington Bancorp’s Articles of Incorporation and Bylaws and Pennsylvania Law

     Certain provisions of Abington Bancorp’s articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in Abington Bancorp’s articles of incorporation and bylaws provide, among other things:

•	that Abington Bancorp’s board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by Abington Bancorp’s board of directors;

•	that shareholders generally must provide Abington Bancorp advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of Abington Bancorp’s directors;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of Abington Bancorp’s equity securities; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

     Provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL in this document, applicable to Abington Bancorp provide, among other things, that

•	Abington Bancorp may not engage in a business combination with an “interested shareholder,” generally a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving Abington Bancorp, generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Abington Bancorp from the disposition of any of Abington Bancorp’s equity securities to any person shall belong to and be recoverable by Abington Bancorp when the profit is realized in a specified manner.

     Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Abington Bancorp’s articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Abington Bancorp has elected to exempt itself from as provided in its articles of incorporation.

     The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by Abington Bancorp’s board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of Abington Bancorp’s board of directors or management more difficult. Furthermore, such provisions could render Abington Bancorp being deemed less attractive to a potential acquiror and/or could result in Abington Bancorp’s shareholders receiving a lesser amount of consideration for their shares of Abington Bancorp common stock than otherwise could have been available either in the market generally and/or in a takeover.

     A more detailed discussion of these and other provisions of Abington Bancorp’s articles of incorporation and bylaws and the PBCL is set forth below.

     Board of Directors. Abington Bancorp’s articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of Abington Bancorp common stock will not have cumulative voting in the election of directors.

     Under Abington Bancorp’s articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

     Abington Bancorp’s articles of incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Abington Bancorp.

     Consideration of Interests. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Abington Bancorp, the board of directors, committees of the board and individual directors of a business corporation may, in considering Abington Bancorp’s best interests, consider the following:

•	the effects of any action upon Abington Bancorp’s employees, suppliers and customers;

•	the effects of the action upon communities in which offices or other establishments of the corporation are located; and

•	any other factors Abington Bancorp may consider important.

     Limitations on Liability. Abington Bancorp’s articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Abington Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in Abington Bancorp’s articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, Abington Bancorp’s articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

     The provision limiting the personal liability of Abington Bancorp’s directors does not eliminate or alter the duty of Abington Bancorp’s directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

     The provision in Abington Bancorp’s articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of Abington Bancorp’s directors to exercise their best business judgment in managing Abington Bancorp’s affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of Abington Bancorp’s articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Abington Bancorp to elect and retain the persons most qualified to serve as directors.

     Indemnification of Directors, Officers, Employees and Agents. Abington Bancorp’s bylaws provide that Abington Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Abington Bancorp, or is or was serving at Abington Bancorp’s request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Abington Bancorp’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of Abington Bancorp. Indemnification shall not be made with respect to an action by or in the right of Abington Bancorp as to which the person has been adjudged to be liable to Abington Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Abington Bancorp’s bylaws further provide that to the extent that Abington Bancorp’s representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Abington Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney’s fees, incurred in defending any action or proceeding shall be paid by Abington Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Abington Bancorp.

     Special Meetings of Shareholders. Abington Bancorp’s articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

     Shareholder Nominations and Proposals. Abington Bancorp’s bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Abington Bancorp’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Abington Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and the reorganization, by December 15, 2007.

     Abington Bancorp’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Abington Bancorp’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Abington Bancorp’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Abington Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2007. Abington Bancorp’s bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Abington Bancorp’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     The procedures regarding shareholder proposals and nominations are intended to provide Abington Bancorp’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Abington Bancorp or its shareholders.

     Shareholder Action Without a Meeting. Abington Bancorp’s articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

     Limitations on Acquisitions of Voting Stock and Voting Rights. Abington Bancorp’s articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Abington Bancorp or (b) any securities convertible into, or exercisable for, any equity securities of Abington Bancorp if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Abington Bancorp. The term “person” is broadly defined in Abington Bancorp’s articles of incorporation to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Abington Bancorp by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Abington Bancorp or Abington Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of Abington Bancorp’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Abington Bancorp’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

     Mergers, Consolidations and Sales of Assets. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. Abington Bancorp’s articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, Abington Bancorp, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

     As holder of all of the outstanding Abington Bank common stock after consummation of the conversion, Abington Bancorp generally will be able to authorize a merger, consolidation or other business combination involving Abington Bank without the approval of Abington Bancorp’s shareholders.

     Business Combinations with Interested Shareholders. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

     Control Transactions. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

     Disgorgement by Certain Controlling Shareholders. The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

     A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

     The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

     Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

     Control-Share Acquisitions. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, Abington Bancorp’s articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Abington Bancorp.

     Amendment of Governing Instruments. Abington Bancorp’s articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of Abington Bancorp’s directors then in office.

     Abington Bancorp’s bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

     Authorized Capital Stock. Abington Bancorp’s authorized capital stock consists of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. The number of Abington Bancorp’s authorized shares of stock is greater than what it will issue in the conversion and reorganization. This will provide its board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

     Issuance of Capital Stock to Directors, Officers and Controlling Persons. Abington Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons. Thus, Abington Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Abington Bancorp capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the Nasdaq Stock Market, however, generally require corporations like Abington Bancorp with securities which will be quoted on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock- related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. Abington Bancorp plans to submit the proposed stock option plan and stock recognition and retention plan discussed herein to its shareholders for their approval.

     The foregoing provisions of Abington Bancorp’s article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Abington Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

     In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Abington Bancorp or Abington

Bank, as applicable. See “Management - New Stock Benefit Plans.” In addition, certain employment agreements to which Abington Bancorp is a party provide for specified benefits in the event of a change in control. See “Management – Employment Agreements.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Abington Bancorp.

     The board of directors of Abington Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Abington Bancorp’s board of directors believes that these provisions are in the best interests of Abington Bancorp and its future shareholders. In the board of directors’ judgment, Abington Bancorp’s board of directors is in the best position to determine Abington Bancorp’s true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in Abington Bancorp’s best interests and the best interests of its future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Abington’s Bancorp’s true value and where the transaction is in the best interests of all shareholders.

     Regulatory Restrictions

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

     During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Abington Bank, without the prior written approval of the Office of Thrift Supervision, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or Abington Bank; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

     Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholder. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

     In addition, provisions of the Pennsylvania Banking Code prohibit any person from acquiring or making a proposal to acquire the voting rights of more than 10% of the issued and outstanding shares of Abington Bancorp’s voting stock without filing an application with, and receiving prior approval from, the Pennsylvania Department of Banking.

     In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion – Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF ABINGTON BANCORP CAPITAL STOCK

     General

     We are authorized to issue 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. We currently expect to issue up to a maximum of 32.2 million shares of common stock, including 18.4 million shares sold in the offering and 13.8 million shares exchanged for shares of Abington Community Bancorp common stock, and no shares of preferred stock in the conversion and reorganization. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the Subscription Shares and the issuance of the Exchange Shares in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable.

     The common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

     Common Stock

     Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “We Intend to Continue to Pay Quarterly Cash Dividends.” The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon completion of the conversion and reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or our Articles of Incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisitions of Abington Bancorp and Abington Bank and Related Anti-Takeover Provisions – Limitations on Acquisitions of Voting Stock and Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of us, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

     Preferred Stock

     None of the shares of our authorized preferred stock will be issued in the conversion and reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

     Transfer Agent and Registrar and Exchange Agent

     The transfer agent and registrar and exchange agent for the common stock of Abington Bancorp is Registrar and Transfer Company.

INFORMATIONAL PROPOSALS RELATED TO THE ARTICLES OF INCORPORATION OF ABINGTON BANCORP

     By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Abington Community Bancorp has approved each of the informational proposals numbered 1A through 1D, all of which relate to provisions included in the articles of incorporation of Abington Bancorp. Each of these informational proposals is discussed in more detail below.

     As a result of the conversion, the public shareholders of Abington Community Bancorp, whose rights are presently governed by the articles of incorporation and bylaws of Abington Community Bancorp, will become shareholders of Abington Bancorp, whose rights will be governed by the articles of incorporation and bylaws of Abington Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the articles of incorporation of Abington Community Bancorp and the articles of incorporation of Abington Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

     The provisions of Abington Bancorp’s articles of incorporation which are summarized as informational proposals 1A through 1D were approved as part of the process in which the board of directors of Abington Community Bancorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Abington Community Bancorp’s stockholders are not being asked to approve these informational proposals at the special meeting.

     Informational Proposal 1A – Increase of Authorized Shares of Capital Stock. Abington Community Bancorp’s authorized capital stock consists of 10,000,000 shares of serial preferred stock and 40,000,000 shares of common stock. The articles of incorporation of Abington Bancorp authorize 20,000,000 shares of serial preferred stock and 80,000,000 shares of common stock.

     At December 31, 2006, there were 15,288,154 issued and outstanding shares of common stock of Abington Community Bancorp and no outstanding shares of preferred stock. At the maximum of the offering range, we expect to issue an aggregate of 30,213,743 shares of Abington Bancorp common stock in the offering and as exchange shares, almost double the existing number of outstanding shares of Abington Community Bancorp. At the maximum of the offering range, an additional 1,411,360 shares of Abington Bancorp common stock will be reserved for issuance pursuant to the existing 2005 stock option plan and another 1,725,000 shares would be reserved under the new stock option plan which is contemplated. Given the increased number of shares of common stock to be issued and outstanding and reserved for issuance, an increase in the number of authorized shares of capital stock is believed to be appropriate.

     Abington Bancorp’s Board of Directors currently has no plans for the issuance of additional shares of common stock, other than the issuance of shares of pursuant to the terms of the existing 2005 stock option plan and the proposed new stock option plan.

     All authorized and unissued shares of Abington Bancorp’s common stock and preferred stock following the conversion and offering will be available for issuance without further action of the shareholders, unless such action is required by applicable law or the listing standards of The Nasdaq Stock Market or the listing standards of any other stock exchange on which Abington Bancorp’s securities may then be listed.

     An increase in the number of authorized shares of capital stock may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Abington Bancorp, if such attempts are not approved by the Board of Directors. In the event that a tender offer or other takeover attempt is threatened, the Board of Directors could issue shares of stock from authorized and unissued shares in order to dilute the stock ownership of persons seeking to take control of the company.

     Informational Proposal 1B – Super-Majority Shareholder Approval Requirement for Mergers, Consolidations and Similar Transactions. Under the Pennsylvania Business Corporation Law, mergers, consolidations, share exchanges, asset sales, voluntary dissolutions and other similar fundamental corporate transactions generally must be approved by a majority of the votes cast by shareholders unless a different approval standard is provided in the articles of incorporation or bylaws. The articles of incorporation and bylaws of Abington Community Bancorp do not provide any alternative approval standard for mergers and similar transactions. However, Abington Mutual Holding Company, as the owner of 57.1% of the outstanding shares of common stock Abington Community Bancorp, has the ability to block any such transaction.

     The articles of incorporation of Abington Bancorp provides that mergers, consolidations, share exchanges, asset sales, voluntary dissolutions and other similar transactions must be approved by the affirmative vote of 75% of the shares entitled to vote in an election, unless the action has been recommended by at least two-thirds of the board of directors, in which case a vote of a majority of the votes cast by shareholders would be sufficient. The board of directors of Abington Bancorp believes that these types of fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions. This provision in Abington Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, unless it is supported by two-thirds of the board of directors. Thus, it may be deemed to have an anti-takeover effect.

     Informational Proposal 1C. Super-Majority Shareholder Approve Requirements to Amend Certain Provisions of Abington Bancorp’s Articles of Incorporation. Any amendments of the articles of incorporation of Abington Community Bancorp must be approved first by the board of directors and then by the holders of a majority of the shares entitled to vote generally in an election of directors. Under the articles of incorporation of Abington Bancorp, any amendment to the articles of incorporation which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the Articles of Incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of directors then in office.

      These limitations on amendments to specified provisions of Abington Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Abington Mutual Holding Company, as a 57.1% shareholder, currently can effectively block any shareholder proposed change to the articles of incorporation.

      This provision in Abington Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Abington Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

     Informational Proposal 1D. – Super-majority Shareholder Approval Requirements to Amend Certain Provisions of Abington Bancorp’s Bylaws. The current bylaws of Abington Community Bancorp may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote at any legal meeting. Abington Bancorp’s bylaws may similarly be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

     This provision limits the ability of Abington Bancorp’s shareholders to revise certain Bylaw provisions. However, shareholders do retain the authority to authorize changes in the bylaws of Abington Bancorp. Currently, Abington Mutual Holding Company, as the owner of 57.1% of the outstanding shares of common stock of Abington Community Bancorp, has the ability to block any proposed change to the bylaws of Abington Community Bancorp.

     This provision in Abington Bancorp’s bylaws could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting certain amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Abington Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Board of Directors of Abington Community Bancorp does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters that fall within the purposes set forth in the Notice of Special Meeting, including the adjournment of the special meeting to a later date in order to permit further solicitation of proxies. In the event that there are not sufficient votes to constitute a quorum or to approve the Plan of Conversion at the time of the special meeting, the proposal under consideration may not be approved unless such shareholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned shareholder meeting is required to be given to Abington Community Bancorp’s shareholders, other than an announcement at the shareholder meeting of the hour, date and place to which the shareholder meeting is adjourned. No proxy that is voted against the Plan of Conversion will be voted in favor of any adjournment or postponement of the special meeting.

EXPERTS

     The consolidated financial statements of Abington Community Bancorp, Inc. as of and for the year ended December 31, 2006 have been audited by Beard Miller Company LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Abington Community Bancorp and subsidiaries as of December 31, 2005, and for each of the two years in the period ended December 31, 2005, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     On March 28, 2006, the Audit Committee of Abington Community Bancorp’s board of directors notified Beard Miller Company LLP that they had been engaged to serve as Abington Community Bancorp’s independent registered public accounting firm for the year ending December 31, 2006. On March 28, 2006, the Audit Committee of the board of directors of Abington Community Bancorp also notified Deloitte & Touche LLP that they had been dismissed as Abington Community Bancorp’s independent registered public accounting firm, effective immediately.

     Deloitte & Touche LLP performed audits of Abington Community Bancorp’s consolidated financial statements for the years ended December 31, 2005 and 2004. Deloitte & Touche LLP’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two years ended December 31, 2005, and from December 31, 2005 through the effective date of Deloitte & Touche LLP’s termination, there were no disagreements between Abington Community Bancorp and Deloitte & Touche LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, occurred during the two years ended December 31, 2005, or through the effective date of Deloitte & Touche LLP’s termination.

     During the two years ended December 31, 2005 and from December 31, 2005 through engagement of Beard Miller Company LLP as Abington Community Bancorp’s independent registered public accounting firm, neither Abington Community Bancorp nor anyone on its behalf consulted Beard Miller Company LLP with respect to any accounting or auditing issues involving Abington Community Bancorp. In particular, there was no discussion with Abington Community Bancorp regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of the Regulation S-K promulgated by the SEC.

     RP Financial has consented to the publication in this document of the summary of its report to Abington Bancorp and Abington Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and reorganization and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

     The legality of the common stock and the federal income tax consequences of the conversion and offering has been passed upon for Abington Bancorp and Abington Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Abington Bancorp and Abington Bank. Beard Miller Company LLP has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion to Abington Bancorp and Abington Bank. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Breyer & Associates PC, McLean, Virginia.

REGISTRATION REQUIREMENTS

     In connection with the conversion and offering, Abington Bancorp will register its common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, Abington Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholder, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Abington Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Abington Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

     Abington Bancorp has filed an application with respect to the conversion and offering with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311. Abington Bancorp also has filed an application with the Pennsylvania Department of Banking with respect to the conversion. The application may be examined at the principal office of the Pennsylvania Department of Banking at 17 N. Second Street, 11th Floor, Harrisburg, Pennsylvania. This proxy statement/prospectus omits certain information contained in that application.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC filing fees	$38,783
OTS filing fees	17,000
Pennsylvania Department of Banking filing fees	9,000
Nasdaq filing fees	100,000
NASD filing fee	36,746
Printing, postage, mailing and EDGAR expenses	250,000
Legal fees and expenses (including counsel to selling agent)	450,000
Blue Sky filing fees and expenses	5,000
Accounting fees and expenses	200,000
Appraiser’s fees and expenses	95,000
Conversion center fees and expenses	20,000
Business plan preparation fees and expenses	26,500
Transfer agent fees and expenses	15,000
Certificate printing	10,000
Miscellaneous	26,971
Total	$1,300,000

In addition to the foregoing expenses, Keefe, Bruyette & Woods, Inc. will receive fees based on the number of shares of Common Stock sold in the offering. Based upon the assumptions and the information set forth under “Pro Forma Information” and “The Conversion and Offering - Marketing Arrangements” in the Prospectus, it is estimated that such fees will amount to $1.2 million, $1.4 million, $1.6 million, and $1.8 million, respectively in the event that 12,750,000 shares, 15,000,000 shares, 17,250,000 shares and 19,837,500 shares of common stock are sold by the Registrant in the offering.

Item 14.  Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provides as follows:

6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

6.2 Derivative Actions.

(a) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

(b) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

6.3 Third-Party Actions.

(a)    In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

(b)    In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

6.4 Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

(1) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

(2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) the shareholders of the Corporation.

6.5 Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

6.6 Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

6.7 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.9 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.10 Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.11 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.12 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 15.  Recent Sales of Unregistered Securities

Not applicable.

Item 16.  Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc. (1)
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.
2.1	Plan of Conversion and Reorganization , as amended
3.1	Articles of Incorporation of Abington Bancorp, Inc. , as amended
3.2	Bylaws of Abington Bancorp, Inc. , as amended
4.0	Form of Stock Certificate of Abington Bancorp, Inc. (1)

5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters
8.2	Opinion of Beard Miller Company LLP re: Pennsylvania tax matters
8.3	Letter of RP Financial, LC. re: Subscription Rights (1)
10.1	Employment Agreement between Abington Bancorp, Inc. and Robert W. White, dated December 29, 2006(2)
10.2	Amended and Restated Employment Agreement between Abington Bank and Robert W. White, dated December 29, 2006(2)
10.3	Amended and Restated Employment Agreement between Abington Bank and Edward W. Gormley, dated December 29, 2006(2)
10.4	Amended and Restated Employment Agreement between Abington Bank and Frank Kovalcheck, dated December 29, 2006(2)
10.5	Amended and Restated Employment Agreement between Abington Bank and Jack J. Sandoski, dated December 29, 2006(2)
10.6	Amended and Restated Board of Directors Deferred Compensation Plan(3)
10.7	Amended and Restated Executive Deferred Compensation Plan(3)
10.8	Supplemental Executive Retirement Plan(4)
10.9	Board of Trustees Retirement Plan(4)
10.10	Abington Community Bancorp, Inc. 2005 Stock Option Plan(5)
10.11	Abington Community Bancorp, Inc. 2005 Recognition and Retention Plan(5)
10.12	Form of Split Dollar Insurance Agreement between Abington Bank and each of Robert W. White, Edward W. Gormley, Frank Kovalcheck and Jack J. Sandoski(5)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0 and Exhibit 8.1 respectively)*
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of RP Financial, LC.
24.0	Power of Attorney(1)
99.1	Subscription Order Form and Instructions (1)
99.2	Additional Solicitation Material (1)
99.3	Appraisal Report of RP Financial, LC. , as amended (7)
99.4	Form of proxy card for Abington Community Bancorp, Inc.
99.5	Form of proxy statement and proxy for depositors of Abington Bank (1)
_____________
(1)	Previously filed.
(2)	Incorporated by reference from Abington Community Bancorp’s Current Report on Form 8-K dated December 27, 2006 and filed on January 4, 2007 (File No. 0-51077).
(3)	Incorporated by reference from Abington Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC on March 31, 2005 (File No. 0-51077).
(4)	Incorporated by reference from Abington Community Bancorp’s registration statement on Form S-1 as filed on June 10, 2004 (File No. 333-116370) .
(5)	Incorporated by reference from Abington Community Bancorp’s Current Report on Form 8-K dated as of June 23, 2005 and filed with the SEC on June 27, 2005 (File No. 0-51077).
(6)	Incorporated by reference from the Annual Report on Form 10-K for Abington Community Bancorp, Inc. for the year ended December 31, 2006 and filed with the SEC on March 16, 2007 (File No. 0-51077).
(7)	Excludes certain tabular and statistical information pursuant to a hardship exemption request made under Rule 202 of Regulation S-T.

      (b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jenkintown, Commonwealth of Pennsylvania on April 30 , 2007.

                                                        Abington Bancorp, Inc.

                                                  By:            /s/ Robert W. White
                                                        Robert W. White
                                                        Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert W. White Robert W. White	Chairman of the Board, President and Chief Executive Officer	April 30 , 2007
* /s/ Jack J. Sandoski Jack J. Sandoski	Senior Vice President and Chief Financial Officer	April 30 , 2007
* /s/ Michael F. Czerwonka, III Michael F. Czerwonka, III	Director	April 30 , 2007
* /s/ Jane Margraff Kieser Jane Margraff Kieser	Director	April 30 , 2007
* /s/ Joseph B. McHugh Joseph B. McHugh	Director	April 30 , 2007
* /s/ Robert John Pannepacker, Sr. Robert John Pannepacker, Sr.	Director	April 30 , 2007
* /s/ G. Price Wilson, Jr. G. Price Wilson, Jr.	Director	April 30 , 2007
* By: /s/ Robert W. White Robert W. White, Attorney-in-Fact